Exhibit 10.2

EXECUTION VERSION

Published CUSIP Number:  23333VAC5
Revolving Credit CUSIP Number: 23333VAD3

CREDIT AGREEMENT

dated as of August 7, 2020 among

DESIGNER BRANDS INC.,
as the Company,

The Subsidiaries from time to time party hereto as U.S. Subsidiary Borrowers,

DESIGNER BRANDS CANADA INC.
and the other Subsidiaries from time to time party hereto as Canadian Borrowers,

The other LOAN PARTIES from time to time party hereto,

The LENDERS from time to time party hereto,

and

PNC BANK, NATIONAL ASSOCIATION,
as Administrative Agent

PNC CAPITAL MARKETS, LLC and BANK OF AMERICA, N.A.,
as Joint Bookrunners & Joint Lead Arrangers

BANK OF AMERICA, N.A.,
as Syndication Agent

BANK OF MONTREAL and WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Co-Documentation Agents

(continued)

i

(continued)

(continued)

(continued)

(continued)

SCHEDULES:

Schedule 1.01(a)	–	Commitment Schedule
Schedule 1.01(b)	–	Existing Letters of Credit
Schedule 1.01(c)	–	Existing Owned Real Property
Schedule 1.01(d)	–	Immaterial Subsidiaries
Schedule 3.02	–	Capitalization; Subsidiaries; Joint Ventures
Schedule 3.10(a)	–	Real Property
Schedule 3.10(b)	–	Intellectual Property
Schedule 3.11	–	Insurance
Schedule 3.12	–	Canadian Pension Plans
Schedule 3.19	–	Credit Card Arrangements
Schedule 5.17	–	Post-Closing Covenants
Schedule 6.01	–	Existing Indebtedness
Schedule 6.02	–	Existing Investments
Schedule 6.03	–	Existing Contractual Encumbrances and Restrictions
Schedule 6.05	–	Existing Affiliate Transactions
Schedule 6.07	–	Existing Liens

EXHIBITS:

Exhibit A	–	Form of Assignment and Assumption
Exhibit B	–	Form of Borrowing Base Certificate
Exhibit C	–	Form of Borrowing Request
Exhibit D	–	Form of Compliance Certificate
Exhibit E	–	Form of Interest Election Request
Exhibit F	–	Form of Joinder Agreement
Exhibit G-1	–	Form of U.S. Tax Certificate (For Foreign Lenders that are not Partnerships for U.S. Federal Income Tax Purposes)
Exhibit G-2	–	Form of U.S. Tax Certificate (For Foreign Participants that are not Partnerships for U.S. Federal Income Tax Purposes)
Exhibit G-3	–	Form of U.S. Tax Certificate (For Foreign Participants that are Partnerships for U.S. Federal Income Tax Purposes)
Exhibit G-4	–	Form of U.S. Tax Certificate (For Foreign Lenders that are Partnerships for U.S. Federal Income Tax Purposes)
Exhibit H	–	Form of ABL Intercreditor Agreement

v

CREDIT AGREEMENT dated as of August 7, 2020, among DESIGNER BRANDS INC., an Ohio corporation (the “Company”), each of the U.S. Subsidiary Borrowers from time to time party hereto, DESIGNER BRANDS CANADA INC., an Ontario corporation, each of the other Canadian Borrowers from time to time party hereto, the other Loan Parties from time to time party hereto, the Lenders from time to time party hereto, and PNC BANK, NATIONAL ASSOCIATION, as Administrative Agent.

WITNESSETH:

The Company has requested that the Lenders provide an asset-based revolving credit facility in an initial aggregate maximum principal amount not to exceed $400,000,000, and the Lenders have indicated their willingness to lend, and the Issuing Banks hereunder have indicated their willingness to issue Letters of Credit, in each case on the terms and conditions set forth herein.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I.

DEFINITIONS

SECTION 1.01    Defined Terms.  As used in this Agreement, the following terms have the meanings specified below:

“ABL Intercreditor Agreement” means the Intercreditor Agreement, in the form of Exhibit H and otherwise in form and substance reasonably satisfactory to the Administrative Agent and the Company, dated as of the Closing Date, among the Administrative Agent and the Term Agent, and acknowledged by the Loan Parties, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“ABL Priority Collateral” has the meaning specified in the ABL Intercreditor Agreement.

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, bear interest at a rate determined by reference to the Alternate Base Rate.

“Account” means an “Account” as defined in Article 9 of the UCC or the PPSA, as applicable.

“Account Debtor” means any Person that is or may become obligated to any Loan Party under, with respect to or on account of an Account or Credit Card Account.

“Acquired Indebtedness” means, with respect to any specified Person: (1) Indebtedness of any other Person existing at the time such other Person is merged, consolidated or amalgamated with or into or became a Restricted Subsidiary of such specified Person, and (2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.  Acquired Indebtedness will be deemed to have been Incurred, with respect to clause (1) of the preceding sentence, on the date such Person becomes a Restricted Subsidiary and, with respect to clause (2) of the preceding sentence, on the date of consummation of such acquisition of such assets.

“Acquisition” means any transaction, or any series of related transactions, consummated on or after the date hereof, by which any Loan Party or Restricted Subsidiary (a) acquires any business or division of a business or all or substantially all of the assets of any Person, whether through the purchase of assets, merger or otherwise or (b) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes) of the Equity Interests of a Person which has ordinary voting power for the election of directors or other similar management personnel of a Person (other than Equity Interests having such power only by reason of the happening of a contingency) or a majority of the outstanding Equity Interests of a Person.

“Additional Refinancing Amount” means, in connection with the Incurrence of any Refinancing Indebtedness, the aggregate principal amount of additional Indebtedness, Disqualified Stock or Preferred Stock Incurred to pay accrued and unpaid interest, premiums (including tender premiums), expenses, defeasance costs and fees in respect thereof.

“Adjusted LIBO Rate” means, with respect to any LIBOR Borrowing for any Interest Period or for an applicable ABR Borrowing, an interest rate per annum equal to the higher of: (i) 0.75% and (ii) the result of the following, rounded upwards, if necessary, to the next 1/100 of 1%: (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

“Administrative Agent” means PNC Bank, National Association, in its capacity as administrative agent hereunder and under the other Loan Documents, and including any of its Affiliates performing any of the functions of the Administrative Agent at any time, and their successors in such capacity as provided in Article VIII.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the specified Person.

“Affiliated Holders” means, with respect to any specified natural person, (a) such specified natural person’s parents, spouse, siblings, descendants, step children, step grandchildren, nieces and nephews and their respective spouses, (b) the estate, legatees and devisees of such specified natural person and each of the persons referred to in clause (a) of this definition, and (c) any company, partnership, trust or other entity or investment vehicle created for the benefit of, or Controlled by, such specified natural person or any of the persons referred to in clause (a) or (b) of this definition or the holdings of which are for the primary benefit of such specified natural person or any of the persons referred to in clause (a) or (b) of this definition or created by any such person for the benefit of any charitable organization or for a charitable purpose.

“Affiliate Transaction” has the meaning specified in Section 6.05.

“Agreement” means this Credit Agreement, as amended, restated, supplemented or otherwise modified from time to time.

“Aggregate Borrowing Base” means, as of any date of determination, an amount equal to (a) the U.S. Borrowing Base as of such date plus (b) the lesser of (i) the Canadian Sublimit and (ii) the Canadian Borrowing Base as of such date.

“Aggregate Canadian Revolving Exposure” means, at any time, the aggregate Canadian Revolving Exposure of all the Lenders at such time.

“Aggregate Commitments” means, at any time, the aggregate Commitments of all Lenders.

“Aggregate Credit Exposure” means, at any time, the aggregate Revolving Exposure of all the Lenders at such time.

“Aggregate U.S. Revolving Exposure” means, at any time, the aggregate U.S. Revolving Exposure of all the Lenders at such time.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Overnight Bank Funding Rate in effect on such day plus ½ of 1% and (c) the Daily LIBO Rate plus 1%. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Overnight Bank Funding Rate or the Daily LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the Overnight Bank Funding Rate or the Daily LIBO Rate, respectively. If the Alternate Base Rate is being used as an alternate rate of interest pursuant to Section 2.14 hereof, then the Alternate Base Rate shall be the greater of clause (a) and (b) above and shall be determined without reference to clause (c) above.  If the Alternate Base Rate determined as above would be less than 0.75%, then such rate shall be deemed to be 0.75%.

“AML Legislation” has the meaning specified in Section 9.15.

“Anti-Money Laundering Laws” means applicable laws or regulations in any jurisdiction in which any Loan Party or any of its Subsidiaries or its Controlled Affiliates is located or is doing material business that relates to money laundering, any predicate crime to money laundering, or any financial record keeping and reporting requirements related thereto.

“Anti-Terrorism Laws” means any laws relating to terrorism, trade sanctions programs and embargoes, import/export licensing, money laundering or bribery, and any regulation, order, or directive promulgated, issued or enforced pursuant to such laws, all as amended, supplemented or replaced from time to time (including, without limitation, any AML Legislation and Anti-Money Laundering Laws), in each case in any jurisdiction in which any Loan Party or any of its Subsidiaries is located or is doing material business.

“Applicable Percentage” means, with respect to any Lender, a percentage equal to a fraction the numerator of which is such Lender’s Commitment and the denominator of which is the Aggregate Commitments; provided that, if the Commitments have terminated or expired, the Applicable Percentages shall be determined based upon such Lender’s share of the Aggregate Credit Exposure at that time; provided further that, in accordance with Section 2.20, so long as any Lender shall be a Defaulting Lender, such Defaulting Lender’s Commitment shall be disregarded in the calculations in this definition.

“Applicable Rate” means, for any day, with respect to any Loan, the applicable rate per annum set forth below under the caption “ABR Margin” or “LIBOR Margin”, as the case may be, based upon the daily average Availability (the “Average Availability”) for the fiscal quarter of the Company ending on the most recent Determination Date (as defined below), provided that for the period from the Closing Date through and including May 1, 2021, the “Applicable Rate” shall be the applicable rate per annum set forth below in Level II:

Level	Average Availability	LIBOR Margin	ABR Margin
I	≥ 50% of the Aggregate Commitments	2.25%	1.25%
II	< 50% of the Aggregate Commitments	2.50%	1.50%

For purposes of the foregoing, (a) the Applicable Rate shall be determined as of the end of each fiscal quarter of the Company (each a “Determination Date”) based upon the Borrowing Base Certificate(s) delivered with respect to such Determination Date and (b) each change in the Applicable Rate resulting from a change in the Average Availability shall be effective during the period commencing on and including the date of delivery to the Administrative Agent of the consolidated financial statements for the most recent Determination Date and ending on the date immediately preceding the effective date of the next such change; provided that if the Borrowers shall fail to deliver any Borrowing Base Certificate with respect to any Determination Date as and when due, at the option of the Administrative Agent or at the request of the Required Lenders, Average Availability shall be deemed to be in Level II during the period from the expiration of the time for delivery thereof until the date five (5) days after such Borrowing Base Certificate is delivered.

If any Borrowing Base Certificate shall prove to have been inaccurate (regardless of whether any Revolving Commitments are in effect or any amounts are outstanding hereunder when such inaccuracy is discovered), and such inaccuracy shall have resulted in the payment or accrual of any interest at rates lower than those that would have been paid or accrued for any period, then the applicable Borrowers shall pay to the Administrative Agent, for distribution to the Lenders or Issuing Banks (or former Lenders or Issuing Banks) as their interests may appear, the interest that would have accrued and would have been required to be paid but were not accrued or paid as a result of such inaccuracy.

“Approved Fund” has the meaning assigned to such term in Section 9.04.

“Article II JV” means Article II JV, LLC, a Delaware limited liability company.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (other than an Ineligible Institution) (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.

“Availability” means, at any time, an amount equal to the lesser of (a) the Aggregate Commitments minus the Aggregate Credit Exposure, and (b) the sum of (i) an amount equal to (A) the U.S. Borrowing Base minus (B) the Aggregate U.S. Revolving Exposure minus (C) the Canadian Over-Usage Amount, plus (ii) an amount not less than zero but otherwise equal to (A) the lesser of (1) the Canadian Borrowing Base and (2) the Canadian Sublimit, minus (B) the Aggregate Canadian Revolving Exposure.

“Availability Period” means the period from and including the Closing Date through but excluding the earlier of the Maturity Date and the date of termination of the Commitments.

“Available Commitment” means, at any time, the Aggregate Commitments minus the Aggregate Credit Exposure (calculated, with respect to any Defaulting Lender, as if such Defaulting Lender had funded its Applicable Percentage of all outstanding Borrowings).

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Banking Services” means all cash management and bank services provided to any Loan Party or its Restricted Subsidiaries by any Lender or any of its Affiliates, including, without limitation, the following: (i) credit cards for commercial customers (including, without limitation, “commercial credit cards” and purchasing cards), (ii) stored value cards, (iii) merchant processing services, (iv) treasury management services (including, without limitation, controlled disbursement, automated clearinghouse transactions, return items, overdrafts and interstate depository network services), and (v) foreign exchange and currency management services.

“Banking Services Obligations” means any and all obligations of the Loan Parties and their Restricted Subsidiaries, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor) in connection with Banking Services.

“Banking Services/Swap Reserves” means, in respect of a specified Banking Services Obligation or Swap Agreement Obligation, all reserves, if any, that the Borrower Representative and the applicable provider of such Banking Services Obligation or Swap Agreement Obligation agree shall be established with respect thereto, to the extent the Administrative Agent receives a written notice of such Banking Services Obligations or Swap Agreement Obligations in accordance with Section 2.22 specifying the amount of such agreed reserves.

“Bankruptcy Code” means title 11 of the United States Code, as amended.

“Bankruptcy Event” means, with respect to any Person, when such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, interim receiver, monitor, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business, appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, unless such ownership interest results in or provides such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permits such Person (or such Governmental Authority or instrumentality), to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“BC/VC” means BC/VC Ventures LLC, a Delaware limited liability company.

“Benchmark Replacement” means the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower Representative giving due consideration to (i) any selection or recommendation of a replacement rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a rate of interest as a replacement to the LIBO Rate for U.S. dollar-denominated credit facilities and (b) the Benchmark Replacement Adjustment; provided that, if the Benchmark Replacement as so determined would be less than 0.75%, the Benchmark Replacement will be deemed to be 0.75% for the purposes of this Agreement.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the LIBO Rate with an alternate benchmark rate for each applicable Interest Period, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower Representative giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the LIBO Rate with the applicable Benchmark Replacement (excluding such spread adjustment) by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for such replacement of the LIBO Rate for U.S. dollar-denominated credit facilities at such time.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Alternate Base Rate,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest and other administrative matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice in the United States (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of the Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement).

“Benchmark Replacement Date” means the earlier to occur of the following events with respect to the LIBO Rate:

(1)          in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of the LIBO Rate permanently or indefinitely ceases to provide the LIBO Rate; or

(2)          in the case of clause (3) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein.

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the LIBO Rate:

(1)          a public statement or publication of information by or on behalf of the administrator of the LIBO Rate announcing that such administrator has ceased or will cease to provide the LIBO Rate, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the LIBO Rate;

(2)          a public statement or publication of information by a Governmental Authority having jurisdiction over the Administrative Agent, the regulatory supervisor for the administrator of the LIBO Rate, the U.S. Federal Reserve System, an insolvency official with jurisdiction over the administrator for the LIBO Rate, a resolution authority with jurisdiction over the administrator for the LIBO Rate or a court or an entity with similar insolvency or resolution authority over the administrator for the LIBO Rate, which states that the administrator of the LIBO Rate has ceased or will cease to provide the LIBO Rate permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the LIBO Rate; or

(3)          a public statement or publication of information by the regulatory supervisor for the administrator of the LIBO Rate or a Governmental Authority having jurisdiction over the Administrative Agent announcing that the LIBO Rate is no longer representative.

“Benchmark Unavailability Period” means, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to the LIBO Rate and solely to the extent that the LIBO Rate has not been replaced with a Benchmark Replacement, the period (x) beginning at the time that such Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the LIBO Rate for all purposes hereunder in accordance with Section 2.14(b) and (y) ending at the time that a Benchmark Replacement has replaced the LIBO Rate for all purposes hereunder pursuant to Section 2.14(b).

“Beneficial Owner” means, with respect to any U.S. Federal withholding Tax, the beneficial owner, for U.S. Federal income tax purposes, to whom such Tax relates.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“BHC Act Affiliate” has the meaning set forth in Section 9.29.

“BIA” means the Bankruptcy and Insolvency Act (Canada), as amended.

“Billing Statement” has the meaning assigned to such term in Section 2.18(g).

“Board” means the Board of Governors of the Federal Reserve System of the U.S.

“Borrower” or “Borrowers” means, individually or collectively, the U.S. Borrowers and the Canadian Borrowers.

“Borrower Representative” has the meaning assigned to such term in Section 12.01.

“Borrowing” means (a) Revolving Loans of the same Type, made, converted or continued on the same date and, in the case of LIBOR Loans, as to which a single Interest Period is in effect, (b) a Swingline Loan, (c) a Protective Advance and (d) an Overadvance.

“Borrowing Base” means, individually and collectively as the context may require, the U.S. Borrowing Base and the Canadian Borrowing Base.

“Borrowing Base Certificate” means a certificate, signed and certified as accurate and complete by a Financial Officer of the Borrower Representative, in substantially the form of Exhibit B (with such changes thereto as may be required by the Administrative Agent in its Permitted Discretion from time to time to reflect the components of and reserves against the Borrowing Base as provided for hereunder) or another form that is acceptable to the Administrative Agent in its Permitted Discretion.

“Borrowing Base Reporting Date” means twenty-five (25) days after the end of each fiscal month of the Company (or, if such day is not a Business Day, on the next succeeding Business Day); provided, however, during any Increased BBC Reporting Period, the Borrowing Base Reporting Date shall mean Wednesday of each week (or, if such day is not a Business Day, on the next succeeding Business Day).

“Borrowing Request” means a request by the Borrower Representative for a Borrowing in accordance with Section 2.03, which shall be, in the case of any such written request, in the form of Exhibit C or any other form approved by the Administrative Agent.

“BRX” means BRX DBI Joint Venture LLC, a Delaware limited liability company.

“Business Day” shall mean any day other than Saturday or Sunday or a legal holiday on which commercial banks are authorized or required by Law to be closed for business in East Brunswick, New Jersey; provided that when used in connection with a LIBOR Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in deposits in U.S. Dollars in the London interbank market.

“Camuto Entities” means, collectively, Camuto LLC, a Delaware limited liability company and any Person that is a Subsidiary thereof.  For the avoidance of doubt, each of CCI Operations LLC, an Ohio limited liability company, Camuto Overseas Holding Subsidiary, LLC, an Ohio limited liability company, Vincent Camuto LLC, a Connecticut limited liability company, Sole Society Group, Inc., a Delaware corporation, VCJS LLC, a Connecticut limited liability company, VCS Group LLC, a Delaware limited liability company, Hot on time LLC, a Connecticut limited liability company, VC Line Building Services LLC, a Connecticut limited liability company, VC Footwear LLC, a Connecticut limited liability company, and Article II JV and BC/VC shall constitute a Camuto Entity.

“Canada” means the country of Canada and any province or territory thereof.

“Canadian Blocked Person” means any Person that is a “politically exposed foreign person” or “terrorist group” or similar person whose property or interests in property are blocked or subject to blocking pursuant to, or as described in, any Canadian Economic Sanctions and Export Control Laws.

“Canadian Borrowers” means, collectively (a) Designer Brands Canada Inc. and (b) each Canadian Subsidiary of the Company that becomes a party to this Agreement as a “Canadian Borrower” following the date hereof pursuant to Section 5.14, in each case, until such time as such Canadian Subsidiary is released from its obligations under the Loan Documents in accordance with this Agreement.

“Canadian Borrowing Base” means

(i) at any time during the Deemed Borrowing Base Period:

(a)          the product of (i) 90% multiplied by (ii) the Eligible Credit Card Accounts of the Canadian Loan Parties at such time, plus

(b)          the product of (i) 55% multiplied by (ii) the book value of the Canadian Loan Parties’ Eligible Inventory (other than Eligible LC Inventory, Eligible In-Transit Inventory, and Eligible Consigned Inventory) at such time (the amount resulting from the foregoing calculation, the “Deemed Canadian Inventory Availability”), plus

(c)          the lesser of (i) 10% of the Deemed Canadian Inventory Availability at such time or (ii) the result of (1) the product of (x) 55% multiplied by (y) the book value of the Canadian Loan Parties’ Eligible In-Transit Inventory and Eligible LC Inventory at such time minus (2) Reserves for in-transit delivery, minus

(d)          applicable Reserves; and

(ii) at any time after the Deemed Borrowing Base Period:

(a)          the product of (i) 90% multiplied by (ii) the Eligible Credit Card Accounts of the Canadian Loan Parties at such time, plus

(b)          the product of (i) 90% multiplied by (ii) the Net Orderly Liquidation Value percentage identified in the most recent inventory appraisal ordered and received by the Administrative Agent multiplied by (iii) the Canadian Loan Parties’ Eligible Inventory (other than Eligible LC Inventory, Eligible In-Transit Inventory, and Eligible Consigned Inventory) at such time, valued at the lower of average cost or market, determined utilizing the retail method, as appropriate, or such other method approved in writing by the Administrative Agent at the request of the Borrower Representative (the amount resulting from the foregoing calculation, the “Canadian Inventory Availability”), plus

(c)          the lesser of (i) 15% of the Canadian Inventory Availability or (ii) the result of (1) the product of (x) 90% multiplied by (y) the Net Orderly Liquidation Value percentage identified in the most recent inventory appraisal ordered and received by the Administrative Agent multiplied by (z) the Canadian Loan Parties’ Eligible In-Transit Inventory and Eligible LC Inventory at such time, valued at the lower of average cost or market, determined utilizing the retail method, as appropriate, or such other method approved in writing by the Administrative Agent at the request of the Borrower Representative minus (2) Reserves for in-transit delivery, plus

(d)          the product of (i) 90% multiplied by (ii) the Net Orderly Liquidation Value percentage identified in the most recent inventory appraisal ordered and received by the Administrative Agent multiplied by (iii) the Canadian Loan Parties’ Eligible Consigned Inventory at such time, valued at the lower of average cost or market, determined utilizing the retail method, as appropriate, or such other method approved in writing by the Administrative Agent at the request of the Borrower Representative; provided, however, the amount added to the Canadian Borrowing Base pursuant to this clause (d) shall not exceed $1,500,000; minus

(e)          applicable Reserves.

Subject to the provisions hereof expressly permitting the Administrative Agent to adjust Reserves, the Canadian Borrowing Base at any time (including, for the avoidance of doubt, during the Deemed Borrowing Base Period) shall be determined by reference to the most recent Borrowing Base Certificate delivered to the Administrative Agent pursuant to Section 5.01(e) (or, prior to the first such delivery, delivered to the Administrative Agent pursuant to Section 4.01(r)).

“Canadian Collateral” means any and all property of any Canadian Loan Party covered by the Collateral Documents and any and all other property of any Canadian Loan Party, now existing or hereafter acquired, that may at any time be or become subject to a security interest or Lien in favor of the Administrative Agent to secure the Canadian Secured Obligations.

“Canadian Defined Benefit Plan” means a Canadian Pension Plan, which contains a “defined benefit provision,” as defined in subsection 147.1(1) of the ITA.

“Canadian Economic Sanctions and Export Control Laws” means any Canadian laws, regulations or orders governing transactions in controlled goods or technologies or dealings with countries, entities, organizations, or individuals subject to economic sanctions and similar measures.

“Canadian Guaranteed Obligation” has the meaning assigned to such term in Section 11.01.

“Canadian Guarantor” means each Restricted Subsidiary of a Canadian Borrower that is listed on the signature pages hereto as a Canadian Guarantor or that becomes a party hereto as a Canadian Guarantor pursuant to Section 5.14, in each case, until such Subsidiary’s Canadian Guaranty is released in accordance herewith.

“Canadian Guaranty” means Article XI of this Agreement.

“Canadian Loan Parties” means, individually and collectively as the context may require, the Canadian Borrowers and the Canadian Guarantors.

“Canadian Loans” means, individually and collectively as the context may require, the Canadian Revolving Loans and the Canadian Swingline Loans.

“Canadian MEPP” means any plan that is a multi-employer pension plan as defined under the applicable federal or provincial pension standards legislation in Canada.

“Canadian Obligated Party” has the meaning set forth in Section 11.02.

“Canadian Obligations” means all unpaid principal of and accrued and unpaid interest on the Canadian Loans to the Canadian Borrowers, all accrued and unpaid fees and all expenses, reimbursements (including pursuant to Section 2.06(a)), indemnities and other obligations of the Canadian Loan Parties to the Lenders or to any Lender, the Administrative Agent or any indemnified party arising under the Loan Documents (including guarantee obligations and interest, costs, fees and other amounts accruing during the pendency of any proceeding under any Insolvency Laws, regardless of whether allowed or allowable in such proceeding).

“Canadian Overadvance” means any Overadvance made to or for the benefit of a Canadian Borrower.

“Canadian Over-Usage Amount” means, as of any date of determination, an amount not less than zero but otherwise equal to the amount (if any) by which the Aggregate Canadian Revolving Exposure on such date exceeds the Canadian Borrowing Base as of such date.

“Canadian Pension Event” means (a) the whole or partial withdrawal of a Loan Party from a Canadian Defined Benefit Plan during a plan year where any additional funding obligations of the Loan Party (other than the remittance of normal cost contributions owing in respect of periods up to the withdrawal date) would be triggered by such withdrawal; (b) the filing of a notice of intent to terminate in whole or in part a Canadian Defined Benefit Plan; (c) the treatment by a Governmental Authority of a Canadian Defined Benefit Plan amendment as a termination or partial termination; or (d) the appointment of a trustee by a Governmental Authority to administer the termination, in whole or in part, of a Canadian Defined Benefit Plan.  Notwithstanding anything to the contrary herein, a Canadian Pension Event shall not include any event that relates to the partial wind-up or termination of solely the defined contribution component of a Canadian Defined Benefit Plan.

“Canadian Pension Plans” means any plan, program or arrangement that is a pension plan that is required to be registered under any applicable Canadian federal or provincial pension standard legislation, whether or not registered under any such laws, which is maintained or contributed to by, or to which there is or may be an obligation to contribute by, a Loan Party in respect of any Person’s employment in Canada with such Loan Party, other than any Canadian MEPP or plans established by statute, which shall include, without limitation, the Canada Pension Plan maintained by the government of Canada and the Quebec Pension Plan maintained by the Province of Quebec.

“Canadian Protective Advance” means a Protective Advance made to, on behalf of or in respect of a Canadian Borrower.

“Canadian Revolving Exposure” means, with respect to any Lender at any time, the sum of (a) the outstanding principal amount of such Lender’s Canadian Revolving Loans and Canadian Swingline Exposure at such time, plus (b) an amount equal to its Applicable Percentage of the aggregate principal amount of Canadian Overadvances and Canadian Protective Advances outstanding at such time.

“Canadian Revolving Loan” means a Revolving Loan made by the Lenders to any Canadian Borrower.

“Canadian Secured Obligations” means all Canadian Obligations together with all (a) Banking Services Obligations of the Canadian Loan Parties and (b) Swap Agreement Obligations of the Canadian Loan Parties owing to one or more Qualified Counterparties; provided that Excluded Swap Obligations with respect to any Loan Party shall not be Canadian Secured Obligations of such Loan Party.

“Canadian Security Agreements” means each of the Canadian Security Agreement, in form and substance reasonably satisfactory to the Administrative Agent and the Lenders, dated as of the Closing Date, among the Canadian Loan Parties and the Administrative Agent, and, as the context requires, any other pledge or security agreement or deed of hypothec entered into, after the Closing Date by any other Canadian Loan Party (as required by this Agreement or any other Loan Document), as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Canadian Sublimit” means $20,000,000.

“Canadian Subsidiary” means any Subsidiary of the Company that has been formed or is organized under the laws of Canada or any province or territory thereof.

“Canadian Swingline Exposure” means, at any time, the aggregate amount of all outstanding Canadian Swingline Loans at such time. The Canadian Swingline Exposure of any Lender at any time shall be its Applicable Percentage of the total Canadian Swingline Exposure at such time.

“Canadian Swingline Loan” means a Swingline Loan made to a Canadian Borrower.

“Capital Expenditures” means expenditures made or liabilities incurred for the acquisition of any fixed assets or improvements (or of any replacements or substitutions thereof or additions thereto) which have a useful life of more than one year and which, in accordance with GAAP, would be classified as capital expenditures.

“Cash Collateralize” has the meaning assigned to such term in Section 2.06(j).  Derivatives of such term have corresponding meanings.

“Cash Equivalents” means: (a) direct obligations of the United States of America or any agency or instrumentality thereof or obligations backed by the full faith and credit of the United States of America maturing in twelve (12) months or less from the date of acquisition; (b) commercial paper maturing in one (1) year or less rated not lower than A-1, by S&P or P-1 by Moody’s on the date of acquisition; (c) demand deposits, time deposits or certificates of deposit maturing within one year in commercial banks whose obligations are rated A-1, A or the equivalent or better by S&P on the date of acquisition; (d) money market or mutual funds whose investments are limited to those types of investments described in clauses (a)‑(c) above; and (e) fully collateralized repurchase agreements with a term of not more than one hundred eighty (180) days for securities described in clause (a) above and entered into with commercial banks whose obligations are rated A-1, A or the equivalent or better by S&P on the date of acquisition.

“Casualty” has the meaning assigned to such term in Section 5.12.

“CCAA” means the Companies’ Creditors Arrangement Act (Canada), as amended.

“CFC” means each Person that is a “controlled foreign corporation” within the meaning of Section 957(a) of the Code.

“CFC Holdco” means a Domestic Subsidiary owning, directly or indirectly, no material assets other than equity interests of one or more CFCs.

“Change in Control” means (i) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), other than a Permitted Holder, shall have acquired beneficial ownership of (within the meaning of Rule 13d-3 promulgated by the SEC under the Exchange Act), directly or indirectly, of more than twenty-five percent (25%) of the voting Equity Interests of the Company, (ii) the Company ceases to own, directly or indirectly, one hundred percent (100%) of the fully diluted Equity Interests of any other Loan Party except with respect to this clause (ii), in any transaction permitted hereunder, or (iii) a “Change in Control” (or words of similar import) shall have occurred under the Term Loan Agreement or the Other Secured Debt Loan Agreement (if any).

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (i) the adoption or taking effect of any law, rule, regulation or treaty, (ii) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (iii) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all

requests, rules, regulations, guidelines, interpretations or directives thereunder or issued in connection therewith (whether or not having the force of law) and (y) all requests, rules, regulations, guidelines, interpretations or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities (whether or not having the force of law), in each case pursuant to Basel III, shall in each case be deemed to be a Change in Law regardless of the date enacted, adopted, issued, promulgated or implemented.

“Charges” has the meaning assigned to such term in Section 9.18.

“CIP Regulations” shall have the meaning set forth in Section 8.11 hereof.

“Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are U.S. Revolving Loans or Canadian Revolving Loans.

“Closing Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02).

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means any and all property owned, leased or operated by a Person covered by the Collateral Documents and any and all other property of any Loan Party, now existing or hereafter acquired, that may at any time be, become or be intended to be, subject to a security interest or Lien in favor of the Administrative Agent, on behalf of itself and the Lenders and other Secured Parties, to secure the U.S. Secured Obligations or the Canadian Secured Obligations.

“Collateral Access Agreement” means any landlord waiver or other agreement, in form and substance satisfactory to the Administrative Agent in its Permitted Discretion, between the Administrative Agent and any third party (including any bailee, consignee, customs broker, or other similar Person) in possession of any Collateral or any landlord of any real property where any Collateral is or may be located, as such landlord waiver or other agreement may be amended, restated, supplemented or otherwise modified from time to time.

“Collateral and Guaranty Requirement” means, at any time, the requirement that:

(a)          the Administrative Agent shall have received from the Company and each other Loan Party either (i) (A) in the case of each U.S. Loan Party, a counterpart of this Agreement and the U.S. Security Agreement, duly executed and delivered on behalf of such Person or (B) in the case of each Loan Party that is a Canadian Subsidiary, a counterpart of this Agreement and the Canadian Security Agreement, duly executed and delivered on behalf of such Person, or (ii) in the case of any Person that becomes a Subsidiary (other than Excluded Subsidiary) after the date hereof, (A) a Joinder Agreement, duly executed and delivered on behalf of such Person, and (B) instruments in the form or forms specified in the applicable Security Agreement under which such Person becomes a party to the applicable Security Agreement, duly executed and delivered on behalf of such Person, together with such certificates, documents and opinions with respect to such Subsidiary as may reasonably be requested by the Administrative Agent;

(b)          The Administrative Agent shall have received all Intellectual Property security agreements, deposit account control agreements, securities account control agreements and other Collateral Documents required to be provided to it hereunder or under the applicable Security Agreement;

(c)          all documents and instruments, including UCC financing statements, PPSA registrations and registrations in respect of deeds of hypothec required by the Collateral Documents or this Agreement with the priority required by the Collateral Documents shall have been filed, registered or recorded or delivered to the Administrative Agent for filing, registration or recording; and

(d)          each Loan Party shall have obtained all material consents and approvals required in connection with the execution and delivery of all Collateral Documents to which it is a party and the performance of its obligations thereunder.

Notwithstanding the foregoing, any Subsidiary formed or acquired after the date hereof and required to become a Loan Party shall not be required to comply with the foregoing requirements prior to the time specified in Section 5.14. The foregoing definition shall not require the creation or perfection of pledges of or security interests in, or legal opinions or other deliverables with respect to, particular assets of the Loan Parties, or the provision of Guarantees by any Subsidiary, if and for so long as the Administrative Agent, in consultation with the Company, determines that the cost of creating or perfecting such pledges or security interests in such assets, or obtaining legal opinions or other deliverables in respect of such assets, or providing such Guarantees, shall be excessive in view of the benefits to be obtained by the Lenders therefrom. The Administrative Agent may in its Permitted Discretion grant extensions of time for the creation and perfection of security interests in, or the delivery of legal opinions or other deliverables with respect to, particular assets or the provision of any Guarantee by any Subsidiary (including extensions beyond the Closing Date or in connection with assets acquired, or Subsidiaries formed or acquired, after the date hereof) where it determines that such action cannot be accomplished without unreasonable effort or expense by the time or times at which it would otherwise be required to be accomplished by this Agreement or the Collateral Documents. Notwithstanding the foregoing, no action required to be taken by any Person to effect compliance by the Administrative Agent and the Lenders with any applicable Requirement of Law shall be deemed to cause unreasonable effort or expense hereunder.

“Collateral Documents” means, collectively, the Security Agreements, the Mortgages (if applicable), the ABL Intercreditor Agreement, the IPCo JV Consent and Pledge, the Other Secured Debt Intercreditor Agreement (if any), any deposit account control agreement, any securities account control agreement, and any other agreements, instruments and documents executed in connection with this Agreement that are intended to create, perfect or evidence Liens to secure the Obligations, including, without limitation, all other security agreements, pledge agreements, mortgages, deeds of trust, the Loan Guaranty or any joinder or supplement hereto or any other Guarantee of all or any portion of the Obligations, subordination agreements, pledges, and collateral assignments, whether theretofore, now or hereafter executed by any Borrower or any other Loan Party and delivered to the Administrative Agent.

“Commercial LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding commercial Letters of Credit plus (b) the aggregate amount of all LC Disbursements relating to commercial Letters of Credit that have not yet been reimbursed by or on behalf of the Borrowers.  The Commercial LC Exposure of an Issuing Bank (in its capacity as such) shall be the Commercial LC Exposure in respect of commercial Letters of Credit issued by such Issuing Bank.  The Commercial LC Exposure of any Lender at any time shall be its Applicable Percentage of the aggregate Commercial LC Exposure at such time.

“Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make Revolving Loans and to acquire participations in Letters of Credit, Overadvances, Protective Advances and Swingline Loans hereunder, expressed as an amount representing the maximum aggregate permitted amount of such Lender’s Revolving Exposure hereunder, as such commitment may be reduced or increased from time to time pursuant to (a) Section 2.09 and (b) assignments by or to such Lender pursuant to Section 9.04. The initial amount of each Lender’s Commitment is set forth on the Commitment Schedule, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its

Commitment, as applicable. The initial aggregate amount of all of the Lenders’ Commitments is $400,000,000.

“Commitment Schedule” means the Schedule attached hereto as Schedule 1.01(a).

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Communications” has the meaning assigned to such term in Section 9.01(d).

“Company” has the meaning assigned to such term in the introductory paragraph hereof.

“Company on a Consolidated Basis” means the consolidation of the Company and its Restricted Subsidiaries in accordance with GAAP.

“Competitor” shall mean any Person that is an operating company and is engaged primarily in the same or similar business as the Company.

“Compliance Certificate” means a certificate executed by a Financial Officer of the Borrower Representative in substantially the form of Exhibit D.

“Concentration Account” means (a) with respect to the U.S. Loan Parties, a “Concentration Account” as defined in the U.S. Security Agreement, and (b) with respect to the Canadian Loan Parties, a “Concentration Account” as defined in the Canadian Security Agreement.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income or capital (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consideration” means with respect to any Permitted Acquisition, the aggregate of (without duplication) (i) the cash paid by any of the Loan Parties, directly or indirectly, to the seller in connection therewith, (ii) the Indebtedness incurred or assumed by any of the Loan Parties, whether in favor of the seller or otherwise and whether fixed or contingent, in connection therewith, (iii) any Guarantee given or incurred by any Loan Party in connection therewith, and (iv) any other cash or equity consideration given or obligation incurred by any of the Loan Parties in connection therewith, as each of the foregoing is recorded by the Loan Parties in accordance with GAAP.

“Consolidated EBITDA” means, for any period of determination, without duplication, consolidated net income of the Company on a Consolidated Basis, plus (i) the following (to the extent deducted from such calculation of consolidated net income): (a) depreciation, (b) amortization, (c) non-cash expenses related to stock based compensation, (d) other non-cash charges, non-cash expenses, or non-cash losses to net income (provided, however that cash payments made in such period or in any future period in respect of such non-cash charges, expenses or losses shall be subtracted from consolidated net income in calculating Consolidated EBITDA), (e) interest expense, (f) income tax expense, (g) restructuring charges or expenses (including integration costs, restructuring costs and severance costs related to acquisitions and to closure or consolidation of plants, facilities or locations and any expense related to any reconstruction, recommissioning or reconfiguration of fixed assets for alternate use) not to exceed $20,000,000 in the aggregate incurred prior to the date hereof, (h) for the fiscal quarter of the Company ending May 2, 2020, the amount of losses to consolidated net income of the Company and its Restricted Subsidiaries during such fiscal quarter attributable to markdowns to Inventory in response to COVID-19; provided, however, the amount added to Consolidated EBITDA pursuant to this clause (h) shall not exceed $120,000,000, and (i) for the fiscal quarter of the Company ending August 1, 2020, the amount of losses to consolidated net income of the Company and its Restricted Subsidiaries during such fiscal quarter attributable to markdowns to Inventory in response to COVID-19; provided, however, the amount added to Consolidated EBITDA pursuant to this clause (i) shall not exceed $100,000,000, minus (ii) non-cash credits or non-cash gains (to the extent included in such calculation of consolidated net income), in each case determined and consolidated for the Company and its Restricted Subsidiaries in accordance with GAAP; provided that the foregoing shall exclude the income (or deficit) of any Person (other than a Restricted Subsidiary) in which the Company or any of its Restricted Subsidiaries has an ownership interest, except to the extent that any such income is actually received by the Company or such Restricted Subsidiary in the form of dividends or similar distributions.

“Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing any leases, dividends or other obligations that do not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent:

(1)          to purchase any such primary obligation or any property constituting direct or indirect security therefor,

(2)          to advance or supply funds:

(a)          for the purchase or payment of any such primary obligation; or

(b)          to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; or

(3)          to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Covered Entity” has the meaning set forth in Section 9.29.

“Covered Party” has the meaning set forth in Section 9.29.

“Credit Card Accounts” means any “payment intangibles,” as defined in the UCC or PPSA, receivables or other rights to payment of a monetary obligation due to any Loan Party in connection with purchases of Inventory of such Loan Party in the ordinary course of business from (1) a credit card issuer or a credit card processor with respect to (a) credit cards issued by Visa, MasterCard, American Express, Discover, each of their respective Affiliates, and any other credit card issuers that are reasonably acceptable to the Administrative Agent, (b) private label credit cards of any Loan Party issued under non-recourse arrangements substantially similar to those in effect on the date hereof or (c) debit cards issued by issuers or providers that are reasonably acceptable to the Administrative Agent or (2) PayPal, Inc., Stripe, Square, Venmo, Apple Pay or any other e-commerce service providers or electronic payment services providers that are reasonably acceptable to the Administrative Agent, in each case, which have been earned by performance by such Loan Party but not yet paid to such Loan Party by such credit card issuer, credit card processor, or other service provider.

“Credit Card Agreement” means any agreement between (i) on the one hand, a Loan Party, and (ii) on the other hand (a) a credit card issuer or a credit card processor (including any credit card processor that processes purchases of Inventory from a Loan Party through debit cards) or (b) PayPal, Inc., Stripe, Square, Venmo, Apple Pay or any other e-commerce service providers or electronic payment services providers reasonably acceptable to the Administrative Agent, in each case, relating to any Credit Card Account included or intended to be included in the Borrowing Base.

“Credit Card Notifications” means each Credit Card Notification, in form and substance reasonably satisfactory to the Administrative Agent, executed by one or more Loan Parties and delivered by such Loan Parties to credit card issuers, credit card processors, or other applicable processors or providers that are party to any Credit Card Agreement.

“Credit Party” means the Administrative Agent, the Issuing Bank, the Swingline Lender or any other Lender.

“Daily LIBO Rate” means, for any day, the rate per annum determined by the Administrative Agent as the Published Rate, as adjusted for any additional costs pursuant Section 2.15(e).  Notwithstanding the foregoing, if the Daily LIBO Rate as determined above would be less than 0.75%, such rate shall be deemed to be 0.75% for purposes of this Agreement.

“Deemed Borrowing Base Period” has the meaning assigned to such term in the definition of “U.S. Borrowing Base”.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Default Right” has the meaning set forth in Section 9.29.

“Defaulting Lender” means any Lender that (a) has failed, within two Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Letters of Credit or Swingline Loans or (iii) pay over to any Credit Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent and the Borrower Representative in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular Default, if any) has not been satisfied; (b) has notified any Borrower or any Credit Party in writing, or has made a public statement, to the effect that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular Default, if any) to funding a Loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by a Credit Party or any Borrower, in each case, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans and participations in then outstanding Letters of Credit and Swingline Loans under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt by such Credit Party and such Borrower of such certification in form and substance satisfactory to them and the Administrative Agent, or (d) has become the subject of a Bankruptcy Event or a Bail-In Action.

“Designated Non-cash Consideration” means the Fair Market Value (as determined in good faith by the Company) of non-cash consideration received by the Company or a Restricted Subsidiary in connection with a Disposition that is so designated as Designated Non-cash Consideration pursuant to an officer’s certificate signed by a Financial Officer of the Company, setting forth such valuation, less the amount of Cash Equivalents received in connection with a subsequent sale of such Designated Non-cash Consideration.

“Disposition” means with respect to any property, any sale, lease, sublease (as lessor or sublessor) license, sale and leaseback, assignment, conveyance, transfer, license or other disposition thereof (including by means of a “plan of division” under the Delaware Limited Liability Company Act or any comparable transaction under any similar law).  The terms “Dispose” and “Disposed of” shall have correlative meanings.

“Disqualified Institution” means, on any date, (a) any Person designated by the Company as a “Disqualified Institution” by written notice delivered to the Administrative Agent on or prior to the date hereof and (b) any other Person that is a Competitor of the Company or any of its Subsidiaries, which Person has been designated by the Company as a “Disqualified Institution” by written notice to the Administrative Agent not less than five (5) Business Days prior to such date; provided that “Disqualified Institutions” shall exclude any Person that the Company has designated as no longer being a “Disqualified Institution” by written notice delivered to the Administrative Agent from time to time; provided further that, for the avoidance of doubt, a Competitor shall not include any bona fide debt fund or investment vehicle that is primarily engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of business which is managed, sponsored or advised by any person controlling, controlled by or under common control with such Competitor or affiliate thereof, as applicable, and for which no personnel involved with the investment of such Competitor, as applicable, (1) makes any investment decisions or (2) has access to any information (other than information publicly available) relating to the Company or any entity that forms a part of the Company’s business (including Subsidiaries of the Company).

“Disqualified Stock” means any Equity Interests which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, (a) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise (other than as a result of a change of control or asset sale), or is redeemable at the option of the holder thereof, in whole or in part (other than as a result of a change of control or asset sale), in each case at any time on or prior to the date that is 91 days after the Maturity Date, or (b) is convertible into or exchangeable (unless at the sole option of the issuer thereof) for (i) Indebtedness or (ii) any Equity Interests referred to in (a) above, in each case at any time prior to the date that is 91 days after the Maturity Date; provided, however, that only the portion of such Equity Interests which so matures or is mandatorily redeemable, is so redeemable at the option of the holder or is so convertible or exchangeable thereof prior to such date shall be deemed to be Disqualified Stock; provided, further, however, that if such Equity Interests are issued to any employee or to any plan for the benefit of employees of the Company or their Subsidiaries or by any such plan to such employees, such Equity Interests shall not constitute Disqualified Stock solely because it may be required to be repurchased by such Person in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability; provided, further, that any class of Equity Interests of such Person that by its terms authorizes such Person to satisfy its obligations thereunder by delivery of Equity Interests that are not Disqualified Stock shall not be deemed to be Disqualified Stock.

“Dollar Amount” means (a) with regard to any calculation denominated in U.S. Dollars, the amount thereof, and (b) with regard to any calculation denominated in any other currency, the amount of U.S. Dollars which is equivalent to the amount so expressed in such currency at the Spot Rate on the relevant date of determination.

“Document” has the meaning assigned to such term in each Security Agreement, as applicable.

“Domestic Subsidiary” means a Subsidiary organized under the laws of a jurisdiction located in the U.S.

“Dominion Period” means (a) any period during which any Event of Default has occurred and is continuing or (b) any period (i) commencing at any time when Availability shall be less than the greater of (x) $50,000,000 and (y) 15% of the Maximum Credit Amount, in either case, for a period of three (3) consecutive Business Days and (ii) ending when Availability shall have been greater than or equal to the greater of (x) $50,000,000 and (y) 15% of the Maximum Credit Amount, in either case, for a period of forty-five (45) consecutive Business Days.

“DQ List” has the meaning specified in Section 9.04(e).

“Early Opt-in Event” means a determination by the Administrative Agent that with respect to Loans which bear interest with reference to the LIBO Rate, U.S. dollar-denominated credit facilities being executed at such time, or that include language similar to that contained in Section 2.14(b), are being executed or amended, as applicable, to incorporate or adopt a new benchmark interest rate to replace the LIBO Rate for loans in U.S. Dollars.

“Ebuys” means Ebuys, Inc., a California corporation.

“ECP” means an “eligible contract participant” as defined in Section 1(a)(18) of the Commodity Exchange Act or any regulations promulgated thereunder and the applicable rules issued by the Commodity Futures Trading Commission and/or the SEC.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country that is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country that is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country that is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Electronic Signature” means an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.

“Electronic System” means any electronic system, including email, Syndtrak, e-fax, Intralinks®, ClearPar® and any other Internet or extranet-based site, whether such electronic system is owned, operated or hosted by the Administrative Agent and the Issuing Bank and any of its respective Related Parties or any other Person, providing for access to data protected by passcodes or other security system.

“Eligible Consigned Inventory” means, as of the date of determination thereof, without duplication of any other Inventory included in the Borrowing Base, Inventory of a Loan Party that is consigned by a Loan Party to a Person which is not a Loan Party (the “Applicable Consignee”) and, except as otherwise agreed by the Administrative Agent in its Permitted Discretion, meets each of the following criteria:

(a)          prior to the date that any such Inventory is included in the Borrowing Base, the charter, articles or other constating documents (including any amendments thereto) of the Applicable Consignee certified by the relevant Governmental Authority of the jurisdiction of organization of such Applicable Consignee has been provided to the Administrative Agent;

(b)          prior to the date that any such Inventory is included in the Borrowing Base, the Administrative Agent shall have received the results of recent searches of Uniform Commercial Code filings, PPSA or equivalent filings, and judgment and tax lien searches made with respect to the Applicable Consignee in the states, provinces, territories or other jurisdictions of formation of such Persons and with respect to such other locations where the consigned Inventory is located together with copies of the financing statements (or similar documents) disclosed by such searches;

(c)          the Loan Parties shall have delivered notices of the Administrative Agent’s Lien, in form and substance reasonably satisfactory to the Administrative Agent, to secured creditors of the Applicable Consignee (if applicable) prior to delivery of such Inventory;

(d)          the Administrative Agent shall have received evidence that the Loan Parties have filed proper financing statements in all jurisdictions necessary to perfect a Lien on the consigned Inventory and such financing statements shall have been assigned to the Administrative Agent pursuant to assignments of financing statements in form and substance acceptable to the Administrative Agent in its Permitted Discretion and which have been filed in the proper jurisdictions;

(e)          the Loan Parties shall have entered into a consignment agreement with the Applicable Consignee in form and substance satisfactory to the Administrative Agent in its Permitted Discretion;

(f)          for Applicable Consignees with respect to which Inventory in excess of $10,000,000 shall have been consigned to such Applicable Consignee, the Administrative Agent shall have received Collateral Access Agreement with the Applicable Consignee in form and substance acceptable to the Administrative Agent in its Permitted Discretion;

(g)          the Applicable Consignee of such Inventory has not (i) applied for, suffered, or consented to the appointment of any receiver, interim receiver, custodian, trustee, monitor, administrator, sequestrator or liquidator of its assets, (ii) had possession of all or a material part of its property taken by any receiver, interim receiver, custodian, trustee, monitor, administrator, sequestrator or liquidator, (iii) filed, or had filed against it (but only so long as any such involuntary filing has not been stayed or vacated), any request or petition for liquidation, reorganization, arrangement, adjustment of debts, adjudication as bankrupt, winding-up, or voluntary or involuntary case under any Insolvency Law, (iv) admitted in writing its inability, or is generally unable to, pay its debts as they become due, (v) become insolvent or (vi) ceased operation of its business;

(h)          such Inventory and any other Inventory consigned by any Loan Party or their Subsidiaries to the Applicable Consignee is not subject to a Permitted Consigned Inventory Financing or any other inventory financing; and

(i)          such Inventory satisfies all of the criteria for Eligible Inventory (except the criteria in clauses (e) (solely with respect to the Applicable Consignee’s interests in such Inventory in its capacity as consignee), (h), (i), (j), (k), and (l) of the definition of “Eligible Inventory”);

provided that the Administrative Agent may, in its Permitted Discretion, upon five (5) Business Days’ prior notice to the Borrower Representative  exclude any particular Inventory from the definition of “Eligible Consigned Inventory” in the event that the Administrative Agent determines in its Permitted Discretion any event has occurred or is reasonably anticipated by the Administrative Agent to arise which may otherwise adversely impact the ability of the Administrative Agent to realize upon such Inventory.  Notwithstanding the foregoing, subject to Section 5.17, Inventory which satisfies all of the criteria for “Eligible Consigned Inventory” may be included in the Borrowing Base regardless of whether the Administrative Agent shall have received a Collateral Access Agreement with any Applicable Consignee.

“Eligible Credit Card Accounts” means at the time of any determination thereof, each Credit Card Account of a Loan Party that at the time of creation and continuing to the time of such determination is not ineligible for inclusion in the calculation of the Borrowing Base pursuant to any of clauses (a) through (p) below. Without limiting the foregoing, to qualify as an Eligible Credit Card Account, such Credit Card Account shall indicate no Person other than a Loan Party as payee or remittance party.  In determining the amount to be so included, the face amount of a Credit Card Account shall be reduced by, without duplication, to the extent not reflected in such face amount or reflected in a Reserve, (i) the amount of all accrued and actual fees and charges due to the credit card issuer or credit card processor by any Loan Party, discounts, claims, credits or credits pending, promotional program allowances, price adjustments, finance charges or other allowances (including any amount that a Loan Party may be obligated to rebate to a customer, a credit card issuer or credit card processor pursuant to the terms of any agreement or understanding), and (ii) the aggregate amount of all cash received in respect of such Credit Card Account but not yet applied by the Loan Parties to reduce the amount of such Credit Card Account. Any Credit Card Account included within any of the following categories shall not constitute an Eligible Credit Card Account:

(a)          which is not earned or does not represent the bona fide amount due to a Loan Party from a credit card processor, a credit card issuer, debit card issuer or other applicable service provider that originated in the ordinary course of business of the applicable Loan Party;

(b)          which is not owned by a Loan Party or to which a Loan Party does not have good title;

(c)          in which the payee of such Credit Card Account is a Person other than a Loan Party;

(d)          which does not constitute an “Account” (as defined in the UCC or the PPSA) or a “payment intangible” (as defined in the UCC or the PPSA);

(e)          which has been outstanding for more than five (5) Business Days from the date of sale;

(f)          with respect to which the applicable credit card issuer, credit card processor, debit card issuer or other applicable service provider has (i) applied for, suffered, or consented to the appointment of any receiver, interim receiver, custodian, trustee, monitor, administrator, sequestrator or liquidator of its assets, (ii) has had possession of all or a material part of its property taken by any receiver, interim receiver, custodian, trustee, monitor, administrator, sequestrator or liquidator, (iii) filed, or had filed against it (but only so long as any such involuntary filing has not been stayed or vacated), any request or petition for liquidation, reorganization, arrangement, adjustment of debts, adjudication as bankrupt, winding-up, or voluntary or involuntary case under any Insolvency Law, (iv) has admitted in writing its inability, or is generally unable to, pay its debts as they become due, (v) become insolvent or (vi) ceased operation of its business;

(g)          which is not a valid, legally enforceable obligation of the applicable credit card issuer or credit card processor or debit card issuer or other applicable service provider with respect thereto;

(h)          which is not subject to a duly perfected first priority security interest in favor of the Administrative Agent (for the benefit of the Secured Parties) (other than Permitted Liens set forth in clauses (2)(a), (3), (22), (25) and (28)(i) of the definition thereof to the extent such Permitted Liens arise under and have priority by operation of law);

(i)          which is subject to any Lien, other than (i) a Lien in favor of the Administrative Agent (for the benefit of the Secured Parties), (ii) any Permitted Liens contemplated by the applicable processor agreements and for which appropriate Reserves (as determined by the Administrative Agent in its Permitted Discretion) have been established, (iii) Liens in respect of Prior Claims that are unregistered and secure amounts that are not yet due and payable, (iv) Liens securing the Term Loan Obligations that are subject to the ABL Intercreditor Agreement and which do not have priority over the Lien in favor of the Administrative Agent, and (v) Liens securing the Other Secured Debt Obligations (if any) that are subject to the ABL Intercreditor Agreement or an Other Secured Debt Intercreditor Agreement and which do not have priority over the Lien in favor of the Administrative Agent;

(j)          with respect to which (i)  any covenant has been breached in any material respect or (ii) any representation or warranty is not true in all material respects, in each case of (i) and (ii) to the extent contained in this Agreement or the applicable Security Agreement; provided that each such representation and warranty shall be true and correct in all respects to the extent already qualified by a materiality standard;

(k)          to the extent not reflected in a Reserve, which is subject to risk of set-off, recoupment, non-collection or not being processed due to unpaid and/or accrued credit card processor fee balances, to the extent of the lesser of the balance of the applicable Credit Card Account or the unpaid credit card processor fees;

(l)          which is evidenced by “chattel paper” or an “instrument” of any kind unless such “chattel paper” or “instrument” is in the possession of the Administrative Agent, and to the extent necessary or appropriate, endorsed to the Administrative Agent;

(m)          which the Administrative Agent, after consultation with the Borrower Representative, in its Permitted Discretion to be uncertain of collection;

(n)          which represents a deposit or partial payment in connection with the purchase of Inventory of such Loan Party;

(o)          which is not subject to a Credit Card Notification (subject to Section 5.17); or

(p)          which does not meet such other eligibility criteria for Credit Card Accounts as the Administrative Agent in its Permitted Discretion may determine from time to time; provided, however, that the Administrative Agent shall not add any additional eligibility criteria (or amend any then-existing eligibility criteria to make the same more restrictive) without giving at least five (5) Business Days’ prior notice to the Borrower Representative; provided further that, if after the delivery of such notice the Borrower Representative notifies the Administrative Agent that it desires to discuss the changes described therein, then the Administrative Agent will discuss such changes with the Borrower Representative, provided that nothing in this proviso shall obligate the Administrative Agent to eliminate, reduce, or delay any such changes.

“Eligible In-Transit Inventory” means, as of the date of determination thereof, without duplication, Inventory of a Loan Party that, except as otherwise agreed by the Administrative Agent in its Permitted Discretion, meets each of the following criteria:

(a)          the Administrative Agent shall have received (1) a true and correct copy of the bill of lading and other shipping documents for such Inventory and (2) evidence of satisfactory marine cargo and casualty insurance naming the Administrative Agent as lender loss payee and otherwise covering such risks as the Administrative Agent may reasonably request,

(b)          if the bill of lading is non-negotiable, the inventory must be in transit within the U.S. or, solely in the case of a Canadian Loan Party, Canada and the Administrative Agent shall have received, if requested, a duly executed Collateral Access Agreement, in form and substance satisfactory to the Administrative Agent in its Permitted Discretion, from the applicable customs broker, freight forwarder or carrier for such Inventory,

(c)          except as otherwise approved in writing by the Administrative Agent, if the bill of lading is negotiable, the inventory must be in transit from outside the U.S. or Canada, and the Administrative Agent shall have received (1) confirmation that the bill is issued in the name of such Loan Party and consigned to the order of a Loan Party, or at the request of the Administrative Agent, consigned to the order of the Administrative Agent, and a reasonably acceptable agreement has been executed with such Loan Party’s customs broker and freight forwarder, as applicable, in which each of the customs broker and freight forwarder, as applicable, agrees that it holds the negotiable bill in the United States as agent for the Administrative Agent and has agreed to follow the instructions of the Administrative Agent in respect of the Inventory; and (2) an acceptable waiver letter from the seller of any such goods disclaiming any stoppage in transit rights and lien rights as against the applicable goods and Loan Parties,

(d)          the common carrier is not an Affiliate of the applicable vendor or supplier,

(e)          the customs broker is not an Affiliate of any Loan Party,

(f)          such Inventory has not been in-transit for more than 60 days from the date such Inventory first became Eligible Inventory (without regard to clause (g) of the definition of “Eligible Inventory”), and

(g)          such Inventory satisfies all of the criteria for Eligible Inventory (except the criteria in clause (g) of the definition of “Eligible Inventory”);

provided that the Administrative Agent may, in its Permitted Discretion, exclude any particular Inventory from the definition of “Eligible In-Transit Inventory” in the event that the Administrative Agent determines that such Inventory is subject to any Person’s right of reclamation, repudiation, stoppage in transit or any event has occurred or is reasonably anticipated by the Administrative Agent to arise which may otherwise adversely impact the ability of the Administrative Agent to realize upon such Inventory.  Notwithstanding the foregoing, subject to Section 5.17, Inventory which satisfies all of the criteria for “Eligible In-Transit Inventory” may be included in the Borrowing Base regardless of whether the Administrative Agent has received the following items in respect of such In-Transit Inventory: (i) the true and correct copy of the bill of lading and other shipping documents for such Inventory as required by clause (a) of this definition; (ii) the Collateral Access Agreement from the applicable customs broker, freight forwarder or carrier for such Inventory as required by clause (b) of this definition, and (iii) the confirmation and documentation required by clause (c) of this definition with respect to bills of lading being consigned to the order of the Administrative Agent, the agreement with the applicable customs broker and/or freight forwarder, and the waiver letter from the seller of any such goods disclaiming any stoppage in transit rights and lien rights as against the applicable goods and Loan Parties.

“Eligible Inventory” means, as of the date of determination thereof, without duplication, items of Inventory of a Loan Party that are finished goods inventory, merchantable and readily saleable in the ordinary course of such Loan Party’s business (provided that, for the avoidance of doubt, “saleable in the ordinary course of a Loan Party’s business” shall include, without limitation, clearance and bulk inventory sales in the ordinary course), in each case that is not excluded as ineligible by virtue of one or more of the criteria set forth below. Eligible Inventory shall not include any Inventory:

(a)          which is not subject to a first priority perfected Lien in favor of the Administrative Agent (for the benefit of the Secured Parties) (other than Permitted Liens set forth in clauses (2), (3) and (22) of the definition thereof to the extent such Liens arise under and have priority by operation of law) and, in the case of any Inventory located in any province or territory of Canada, with respect to which the Administrative Agent has not received a perfection opinion satisfactory to the Administrative Agent;

(b)          which is subject to any Lien other than (i) a Lien in favor of the Administrative Agent (for the benefit of the Secured Parties), (ii) a Permitted Lien arising by operation of law which does not have priority over the Lien in favor of the Administrative Agent (for the benefit of the Secured Parties) unless the Administrative Agent shall have implemented a Reserve in respect thereof, (iii) Liens in respect of Prior Claims that are unregistered and secure amounts that are not yet due and payable, (iv) Liens securing the Term Loan Obligations that are subject to the ABL Intercreditor Agreement and which do not have priority over the Lien in favor of the Administrative Agent, and (v) Liens securing the Other Secured Debt Obligations (if any) that are subject to the ABL Intercreditor Agreement or an Other Secured Debt Intercreditor Agreement and which do not have priority over the Lien in favor of the Administrative Agent;

(c)          which is unmerchantable, defective, used, unfit for sale, unacceptable due to age, type, category and/or quantity or with respect to which a liquidation value could not be obtained (such as special order Inventory, samples, Inventory located at corporate offices, and other Inventory which is not of the type usually sold in the ordinary course of the Loan Parties’ business);

(d)          with respect to which any covenant, representation or warranty contained in this Agreement or in any Security Agreement has been breached in any material respect or is not true in any material respect (or with respect to any representation or warranty that is already qualified by materiality, such representation and warranty is untrue) and which does not conform in all material respects to all standards imposed by any Governmental Authority;

(e)          in which any Person other than such Loan Party shall (i) have any direct or indirect ownership, interest or title or (ii) be indicated on any purchase order or invoice with respect to such Inventory as having or purporting to have an interest therein;

(f)          which is not finished goods or which constitutes packaging and shipping material, manufacturing supplies, samples, prototypes, displays or display items, bill-and-hold or ship-in-place goods, goods that are returned to the vendor or marked for return to the vendor, repossessed goods, defective or damaged goods, goods held on consignment, or goods which are not of a type held for sale in the ordinary course of business (for the avoidance of doubt, sales in the ordinary course of business includes clearance sales and bulk inventory sales in the ordinary course);

(g)          which (i) is not located in the U.S. or, solely in the case of Inventory of a Canadian Loan Party, Canada, or (ii) is In-Transit Inventory;

(h)          which is located at any location that is not (i) an operating retail store location, (ii) a temporary locations under the control of a Loan Party, (iii) a distribution center owned or leased by a Loan Party or (iv) a third party warehouse or otherwise in the possession of a bailee that has been disclosed to the Administrative Agent, in each case, other than (x) Inventory in transit between any of the foregoing locations, and (y) Eligible In-Transit Inventory;

(i)          which is located in any location leased by such Loan Party (other than any retail store of such Loan Party located in a jurisdiction that does not provide for a common law or statutory landlord’s lien on the personal property of tenants that would be prior or superior to the Liens of the Administrative Agent) unless, subject to Section 5.17, (i) the lessor has delivered to the Administrative Agent a Collateral Access Agreement or (ii) a Rent Reserve has been established by the Administrative Agent in its Permitted Discretion;

(j)          which is (A) located in any third party warehouse or is in the possession of a bailee (other than a third party processor) unless, subject to Section 5.17, (i) such warehouseman or bailee has delivered to the Administrative Agent a Collateral Access Agreement and such other documentation as the Administrative Agent may require or (ii) an appropriate Reserve has been established by the Administrative Agent in its Permitted Discretion;

(k)          which is being processed offsite at a third party location or outside processor, or is in-transit to or from such third party location or outside processor unless, subject to Section 5.17, (i) such third party processor has delivered to the Administrative Agent a Collateral Access Agreement and such other documentation as the Administrative Agent may require or (ii) an appropriate Reserve has been established by the Administrative Agent in its Permitted Discretion;

(l)          other than with respect to Eligible Consigned Inventory, which is the subject of a consignment by such Loan Party as consignor;

(m)          which contains or bears any Intellectual Property rights licensed to such Loan Party unless the Administrative Agent is satisfied that it may sell or otherwise Dispose of such Inventory without (i) infringing the rights of such licensor, (ii) violating any contract with such licensor, or (iii) incurring any liability with respect to payment of royalties other than royalties incurred pursuant to sale of such Inventory under the current licensing agreement;

(n)          which is not reflected in a current perpetual inventory report of such Loan Party (unless such Inventory is reflected in a report to the Administrative Agent as “in transit” Inventory or Eligible LC Inventory);

(o)          for which reclamation rights have been asserted by the seller;

(p)          which does not meet such other eligibility criteria for Inventory as the Administrative Agent in its Permitted Discretion may determine from time to time; provided, however, that the Administrative Agent shall not add any additional eligibility criteria (or amend any then-existing eligibility criteria to make the same more restrictive) without giving at least five (5) Business Days’ prior notice to the Borrower Representative; provided further that, if after the delivery of such notice the Borrower Representative notifies the Administrative Agent that it desires to discuss the changes described therein, then the Administrative Agent will discuss such changes with the Borrower Representative, provided that nothing in this proviso shall obligate the Administrative Agent to eliminate, reduce, or delay any such changes;

(q)          which has been designated or demanded to be returned to or retained by the applicable vendor or which has been recognized as damaged or off quality by the applicable Loan Party; or

(r)          Inventory acquired in a Permitted Acquisition or which is not of the type usually sold in the ordinary course of the Loan Parties’ business (for the avoidance of doubt, sales in the ordinary course of business includes clearance sales and bulk inventory sales in the ordinary course), unless and until the Administrative Agent has completed or received (i) an appraisal of such Inventory from an appraiser reasonable acceptable to the Administrative Agent and establishes an advance rate and Reserves (if applicable) therefor, and otherwise agrees that such Inventory shall be deemed Eligible Inventory, and (ii) upon the reasonable request of the Administrative Agent, a commercial field examination, all of the results of the foregoing to be reasonably satisfactory to the Administrative Agent;

provided further that in determining the value of the Eligible Inventory, such value shall be reduced by, without duplication of amounts already accounted for in determining such value, any amounts representing (i) vendor rebates; (ii) costs included in Inventory relating to advertising; (iii) a shrink reserve, an obsolescence reserve, and a reserve based on markdowns (both permanent and point of sale), and (iv) the unreconciled discrepancy between the general inventory ledger and the perpetual inventory ledger, to the extent the general inventory ledger reflects less Inventory than the perpetual inventory ledger.

“Eligible LC Inventory” means, at any time, the value of the undrawn face amount of issued commercial Letters of Credit acceptable to the Administrative Agent in its Permitted Discretion that (a) supports the purchase price of Inventory in-transit that would be Eligible In-Transit Inventory but for the fact that the Loan Parties have not paid for such Inventory and (b) has an expiry within 90 days after the date of initial issuance of such commercial Letter of Credit, which value shall be subject to reduction based on eligibility criteria with respect to any such Inventory.

“Environment” shall mean any surface water, groundwater, drinking water supply, land surface or subsurface strata or ambient air.

“Environmental Indemnity” shall mean each environmental indemnity customary for syndicated loan transactions of this type made by each Loan Party with respect to Mortgaged Property, in each case in form and substance reasonably satisfactory to the Administrative Agent.

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, and all binding orders, decrees, judgments, injunctions, notices or agreements passed, adopted, issued, promulgated or entered into by any Governmental Authority, relating to protection of the environment, preservation or reclamation of natural resources, the management, Release or threatened Release of any Hazardous Material or to health and safety matters to the extent related to exposure to Hazardous Materials.

“Environmental Liability” means (i) any obligation or responsibility of any Loan Party or any Restricted Subsidiary to comply with the terms of any order, decree, injunction, claim, notice or obligation of an agreement (including an Environmental Indemnity); or (ii) any obligation or responsibility of any Loan Party or any Restricted Subsidiary for damages, costs of environmental investigations or remediation, fines, or penalties of any Loan Party or any Restricted Subsidiary, either of which is resulting from or based upon (a) a violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) any exposure to any Hazardous Materials resulting in physical injury or property damage or a claim of such injury or property damage, (d) the Release or threatened Release of any Hazardous Materials into the environment, or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed by or imposed upon any Loan Party or any Restricted Subsidiary with respect to the foregoing clauses (i) or (ii).

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any of the foregoing (but excluding any debt security that is convertible into, or exchangeable for, Equity Interests).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with a Loan Party, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder, with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the failure to satisfy the “minimum funding standard” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by any Loan Party or any ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination or partial termination of any Plan; (e) the receipt by any Loan Party or any ERISA Affiliate from the PBGC of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by any Loan Party or any ERISA Affiliate of any liability with respect to the withdrawal or partial withdrawal of any Loan Party or any ERISA Affiliate from any Multiemployer Plan; (g) the receipt by any Loan Party or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from any Loan Party or any ERISA Affiliate of any notice, concerning the imposition upon any Loan Party or any ERISA Affiliate of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent (within the meaning of Title IV of ERISA), in “at‑risk” status (as defined in Section 303(i) of ERISA or Section 430(i) of the Code) or in “endangered” or “critical” status (within the meaning of Section 432 of the Code or Section 305 of ERISA); (h) the failure to timely make a contribution required to be made with respect to any Plan or Multiemployer Plan; or (i) the conditions for imposition of a lien under Section 303(k) of ERISA shall have been met with respect to any Plan.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“European Union” means the region comprised of member states of the European Union pursuant to the Treaty of Rome of March 25, 1957, as amended by the Single European Act 1986 and the Maastricht Treaty (signed February 7, 1992), as amended from time to time.

“Event of Default” has the meaning assigned to such term in Article VII.

“Excluded Asset” has the meaning assigned to such term in the applicable Security Agreement.

“Excluded Domestic Subsidiary” means, collectively, (i) Article II JV, (ii) BC/VC, (iii) Camuto Overseas Holding Subsidiary LLC, an Ohio limited liability company, and any other CFC Holdco, (iv) any Domestic Subsidiary that is a direct or indirect Subsidiary of a CFC, and (v) any other Domestic Subsidiary of any Loan Party formed or otherwise acquired after the date hereof if the execution of a Joinder Agreement and the Guarantee of the U.S. Obligations (or, if applicable, a pledge of 100% of such Subsidiary’s issued and outstanding shares of Equity Interests entitled to vote) would cause material adverse tax consequences to any Loan Party or any Affiliate of a Loan Party (pursuant to Section 956 of the Code and the United States Income Tax Regulations promulgated thereunder, or otherwise) in the reasonable, good-faith determination of the Company, in consultation with the Administrative Agent.

“Excluded Subsidiary” means each (a) Immaterial Subsidiary, (b) Unrestricted Subsidiary, (c) Excluded Domestic Subsidiary (other than, with respect to the Canadian Obligations, any CFC Holdco that owns equity interests of one or more Canadian Subsidiaries), (d) Foreign Subsidiary (other than Canadian Subsidiaries with respect to the Canadian Obligations), (e) Subsidiary that is not a Wholly Owned Subsidiary, (f) Special Purpose Receivables Subsidiary, (g) Subsidiary that is prohibited by applicable law, rule or regulation or by any contractual obligation (if, with respect to any such contractual obligations, such contractual obligations were existing on the date hereof or existing at the time of acquisition thereof after the date hereof), in each case from guaranteeing the U.S. Obligations or Canadian Obligations, as applicable, or that would require governmental (including regulatory) consent, approval, license or authorization to provide a guarantee unless such consent, approval, license or authorization has been received, (h) any other Subsidiary if in the reasonable good faith determination of the Company, in consultation with the Administrative Agent, a guarantee by such Subsidiary would result in materially adverse tax consequences to the Company or any of its Subsidiaries and (i) any other Subsidiary with respect to which, in the reasonable judgment of the Administrative Agent (confirmed in writing by notice to the Company), the cost or other consequences of becoming a Guarantor shall be excessive in view of the benefits to be obtained by the Lenders therefrom; provided that any Subsidiary of the Company that is a guarantor of the Term Loan Obligations or Other Secured Debt Obligations (if any) shall become a Guarantor hereunder.

“Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an ECP at the time the Guarantee of such Guarantor or the grant of such security interest becomes or would become effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guarantee or security interest is or becomes illegal.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient: (a) Taxes imposed on or measured by net income or capital (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes; (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrowers under Section 2.19(b)) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.17, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office; (c) Taxes attributable to such Recipient’s failure to comply with Section 2.17(f); (d) any U.S. Federal withholding Taxes imposed under FATCA; and (e) any Canadian federal withholding Taxes imposed on the payment as a result of having been made to a Recipient that, at the time of making such payment, (i) is a person with which a Loan Party does not deal at arm’s length (for the purposes of the ITA), or (ii) is a “specified shareholder” (as defined in subsection 18(5) of the ITA) of a Loan Party or does not deal at arm’s length (for the purposes of the ITA) with such a “specified shareholder” (other than where the non-arm’s length relationship arises, or where the Recipient is a “specified shareholder” or does not deal at arm’s length with a “specified shareholder”, in connection with or as a result of the Recipient having become a party to, received or perfected a security interest under or received or enforced any rights under, a Loan Document).

“Existing Credit Agreement” means that certain Credit Agreement, dated as of August 25, 2017, by and among the Company, certain Subsidiaries of the Company, PNC Bank, National Association, as administrative agent, and a syndicate of lenders, as amended.

“Existing Letters of Credit” means each of the letters of credit described on Schedule 1.01(b).

“Existing Owned Real Property” means the real property owned by the Loan Parties as of the date hereof and described on Schedule 1.01(c).

“Factoring Agreements” means receivables purchase or factoring agreements entered into by one or more Camuto Entities and The CIT Group/Commercial Services, Inc. or other factor, as such agreements may be amended, modified, supplemented, restated or replaced from time to time; provided that, other than pursuant to an unsecured guaranty by the Company or any of its Subsidiaries of the obligations of one or more Camuto Entities thereunder, none of the Company or any Restricted Subsidiary thereof (other than any Camuto Entity) shall become party to any such agreement pursuant to any such agreement, amendment, modification, supplement, restatement or replacement.

“Fair Market Value” means, with respect to any asset or property, the price which could be negotiated in an arm’s-length transaction, for cash, between a willing seller and a willing and able buyer, with neither party being compelled to buy or sell, and with respect to any Mortgage, the amount as reasonably determined by the applicable Loan Party based upon any recent appraisal, broker assessment of value or real property tax assessment.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code, and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities entered into in connection with the implementation of the foregoing.

“Federal Funds Effective Rate” shall mean, for any day, the rate per annum (based on a year of 360 days and actual days elapsed and rounded upward to the nearest 1/100 of 1%) calculated by the Federal Reserve Bank of New York (or any successor), based on such day’s federal funds transactions by depositary institutions, as determined in such manner as such Federal Reserve Bank (or any successor) shall set forth on its public website from time to time, and as published on the next succeeding Business Day by such Federal Reserve Bank as the “Federal Funds Effective Rate”; provided, if such Federal Reserve Bank (or its successor) does not publish such rate on any day, the “Federal Funds Effective Rate” for such day shall be the Federal Funds Effective Rate for the last day on which such rate was announced provided, further, if the Federal Funds Effective Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Fee Letter” means that certain amended and restated fee letter, dated as of the date hereof, executed by the Company, the Administrative Agent, and PNC Capital Markets, LLC.

“Finance Lease” means, with respect to any Person, any lease of any real or personal property by such Person as lessee that, in conformity with GAAP, is accounted for as a finance lease on the balance sheet of such Person.

“Finance Lease Obligations” means, with respect to any Person and a Finance Lease, the amount of the obligation of such Person as the lessee under such Finance Lease which would, in accordance with GAAP, appear as a liability on a balance sheet of such Person.

“Financial Officer” means with respect to the Company, its President, Chief Executive Officer, Chief Financial Officer, Treasurer or Controller, or other duly elected officer of the Borrower Representative reasonably acceptable to the Administrative Agent.

“Fixed Charge Coverage Ratio” means, for any period of determination with respect to the Company on a Consolidated Basis, the ratio of (a) Consolidated EBITDA for such period minus the sum of (i) Unfinanced Capital Expenditures plus (ii) the portion of taxes based on income actually paid in cash and provisions for cash income taxes, to (b) Fixed Charges for such period.

“Fixed Charges” means, for any period of determination, the sum of (a) any scheduled amortization payments paid or payable during such period on all Indebtedness of the Company and its Restricted Subsidiaries (including the principal component of all obligations in respect of all Finance Lease Obligations), plus (b) consolidated cash Interest Expense of the Company and its Restricted Subsidiaries for such period, plus (c) solely for the purposes of calculating the Fixed Charge Coverage Ratio when determining compliance with the Payment Conditions for the making of a Restricted Payment, the amount of Restricted Payments (if applicable) to be made at such time and Restricted Payments previously made in cash in reliance on the Payment Conditions during such period, in each case, on a consolidated basis in accordance with GAAP.

“Flood Laws” has the meaning assigned to such term in Section 8.10.

“Foreign Benefit Event” means, with respect to any Foreign Plan, (a) the existence of unfunded liabilities in excess of the amount permitted under any applicable Law, or in excess of the amount that would be permitted under any applicable Requirements of Law absent a waiver from a Governmental Authority, (b) the failure to make the required contributions, under any applicable Requirement of Law, on or before the date such contributions are due, except where the failure to do so would not reasonably be expected to result in a material liability or is due to an administrative error that is corrected, (c) the receipt of a notice by a Governmental Authority relating to the intention to terminate any such Foreign Plan or to appoint a trustee or similar official to terminate any such Foreign Plan, or alleging the insolvency of any such Foreign Plan, (d) the incurrence of any additional liability by any Borrower, any Restricted Subsidiary of a Borrower or any Loan Party under applicable Requirements of Law on account of the complete or partial termination of such Foreign Plan or the complete or partial withdrawal of any participating employer therein or (e) the occurrence of any transaction that is prohibited under any applicable Requirements of Law and that would reasonably be expected to result in the incurrence of any material liability by any Borrower or any Restricted Subsidiary of a Borrower.

“Foreign Lender” means (a) if a Borrower is a U.S. Person, a Lender, with respect to such Borrower, that is not a U.S. Person, and (b) if a Borrower is not a U.S. Person, a Lender, with respect to such Borrower, that is resident or organized under the laws of a jurisdiction other than that in which such Borrower is resident for tax purposes.

“Foreign Plan” means any plan established under the law of a jurisdiction other than the United States or Canada (or a state, province, territory or local government thereof) primarily for employees or former employees outside the United States of America and Canada, that is established, maintained or contributed to by a Borrower or any of its Restricted Subsidiaries or Affiliates and which provides pension, retirement or savings benefits through a trust or other funding vehicle, other than any state social security arrangements.

“Foreign Subsidiary” means any Subsidiary which is not a Domestic Subsidiary.

“Funding Accounts” means the deposit account(s) of the Borrowers to which the Administrative Agent or the Swingline Lender is authorized by the Borrowers (or by the Borrower Representative on their behalf) to transfer the proceeds of any Borrowings requested or authorized pursuant to this Agreement.

“GAAP” means accounting principles generally accepted in the U.S., consistently applied.

“Governmental Authority” means the government of the United States of America, Canada, any other nation or any political subdivision thereof, whether provincial, territorial, state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national body exercising such powers or functions, such as the European Union or the European Central Bank).

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include (i) warranties or indemnities made in trade contracts, asset sale agreements, acquisition agreements, commitment letters, engagement letters and brokerage and deposit agreements in the ordinary course of business, and warranties and indemnities to lenders in any documents evidencing Indebtedness permitted pursuant to Section 6.01 with respect to the guarantor, (ii) any indemnities made in connection with liability of a Person’s directors, officers and employees in their capacities as such as permitted by applicable law, (iii) any contingent liability arising from the endorsement of negotiable or other instruments for deposit or collection in the ordinary course of business, and (iv) any continuing liability of the Company or its Subsidiaries as a lessee under a lease after such lease has been assigned or subleased by such Person.

“Guaranteed Obligations” means U.S. Guaranteed Obligations or Canadian Guaranteed Obligations, as the context requires.

“Guarantors” means all U.S. Guarantors and Canadian Guarantors.

“Hazardous Material” means: (a) any substance, material, or waste that is included within the definitions of “hazardous substances,” “hazardous materials,” “hazardous waste,” “toxic substances,” “toxic materials,” “toxic waste,” or words of similar import in any Environmental Law; (b) those substances listed as hazardous substances by the United States Department of Transportation (or any successor agency) (49 C.F.R. 172.101 and amendments thereto) or by the Environmental Protection Agency (or any successor agency) (40 C.F.R. Part 302 and amendments thereto); and (c) any substance, material, or waste that is (i) petroleum, petroleum derivative or fraction, or a petroleum by-product, (ii) asbestos or asbestos-containing material, (iii) polychlorinated biphenyls, (iv) ozone depleting substances, (v) radon gas, or (vi) a pesticide, herbicide, or other substance regulated under the Federal Insecticide, Fungicide and Rodentide Act (“FIFRA”), 7 U.S.C. §136 et seq.

“Immaterial Subsidiary” shall mean any Subsidiary (other than a Borrower) designated by the Borrower Representative to the Administrative Agent as an “Immaterial Subsidiary” and that meets each of the following criteria as of the last day of the most recent fiscal quarter for which financial statements have been delivered to the Administrative Agent pursuant to Sections 5.01(a) or (b): (a) such Subsidiary and its Subsidiaries accounted for less than (x) 2.5% of Total Assets at such date and (y) 2.5% of the consolidated revenues of the Company and its Subsidiaries for the most recent four fiscal quarter period ending on such date, (b) all Immaterial Subsidiaries and their respective Subsidiaries accounted for less than (x) 5.0% of Total Assets at such date and (y) 5.0% of the consolidated revenues of the Company and its Subsidiaries for the most recent four fiscal quarter period ending on such date, and (c) such Subsidiary and its Subsidiaries do not own any Material Intellectual Property; provided, that no Subsidiary shall be or be designated as an “Immaterial Subsidiary” if such Subsidiary has provided a Guaranty of, or pledged any Collateral as security for, the Term Loan Obligations or Other Secured Debt Obligations (if any) (unless such Guaranty or pledge, as applicable, is released prior to or substantially concurrently with such designation).  Each Immaterial Subsidiary as of the date hereof shall be set forth in Schedule 1.01(d), and the Borrower Representative shall update such Schedule from time to time after the date hereof as necessary to reflect all Immaterial Subsidiaries at such time (the selection of Subsidiaries to be added to or removed from such Schedule to be made as the Borrower may determine).

“Increased BBC Reporting Period” means any period (i) commencing at any time when Availability shall be less than the greater of (x) $60,000,000 and (y) 17.5% of the Maximum Credit Amount, in either case, for a period of three (3) consecutive Business Days and (ii) ending when Availability shall have been greater than or equal to the greater of (x) $60,000,000 and (y) 17.5% of the Maximum Credit Amount, in either case, for a period of forty-five (45) consecutive Business Days.

“Increased Financial Reporting Period” means (a) the Deemed Borrowing Base Period and (b) at all other times, any period (i) commencing at any time when Availability shall be less than the greater of (x) $60,000,000 and (y) 17.5% of the Maximum Credit Amount, in either case, for a period of three (3) consecutive Business Days and (ii) ending when Availability shall have been greater than or equal to the greater of (x) $60,000,000 and (y) 17.5% of the Maximum Credit Amount, in either case, for a period of forty-five (45) consecutive Business Days.

“Incur” means issue, assume, guarantee, incur or otherwise be or become liable for; provided, however, that any Indebtedness or Equity Interests of a Person existing at the time such person becomes a Subsidiary (whether by merger, amalgamation, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Person at the time it becomes a Subsidiary. “Incurred” and “Incurrence” shall have like meanings.

“Indebtedness” means, with respect to any Person:

(1)          the principal amount of any indebtedness of such Person, whether or not contingent, (a) in respect of borrowed money, (b) evidenced by bonds, notes, debentures or similar instruments or letters of credit, bankers’ acceptances, or similar facilities (or, without duplication, reimbursement agreements in respect thereof), (c) representing the deferred and unpaid purchase price of any property (except any such balance that constitutes (i) a trade payable or similar obligation to a trade creditor Incurred in the ordinary course of business, (ii) any earn-out obligations until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP, (iii) obligations accounted for as an operating lease in conformity with GAAP, and (iv) liabilities accrued in the ordinary course of business), (d) in respect of Finance Lease Obligations; and (e) all monetary obligations that qualify as indebtedness on the balance sheet of such Person in accordance with GAAP under any receivables factoring, receivable sales or similar transactions and all attributable indebtedness calculated in accordance with GAAP under any synthetic lease, tax ownership/operating lease, off-balance sheet financing or similar financing;

(2)          to the extent not otherwise included, any obligation of such Person to be liable for, or to pay, as obligor, guarantor or otherwise, the obligations referred to in clause (1) of another Person (other than by endorsement of negotiable instruments for collection in the ordinary course of business); and

(3)          to the extent not otherwise included, Indebtedness of another Person secured by a Lien on any asset owned by such Person (whether or not such Indebtedness is assumed by such Person); provided, however, that the amount of such Indebtedness will be the lesser of:  (a) the Fair Market Value (as determined in good faith by the Company) of such asset at such date of determination, and (b) the amount of such Indebtedness of such other Person;

provided, however, that, notwithstanding the foregoing, Indebtedness shall be deemed not to include (1) Contingent Obligations incurred in the ordinary course of business and not in respect of borrowed money; (2) deferred or prepaid revenues; (3) purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty or other unperformed obligations of the respective seller; (4) trade and other ordinary course payables and accrued expenses arising in the ordinary course of business; (5) in the case of the Company and the Subsidiaries, (x) all intercompany Indebtedness solely among the Company and the Restricted Subsidiaries having a term not exceeding 364 days (inclusive of any roll-over or extensions of terms) and made in the ordinary course of business and (y) intercompany liabilities in connection with cash management, tax and accounting operations of the Company and the Subsidiaries; and (6) any Swap Agreement Obligations; provided that such agreements are entered into for bona fide hedging purposes of the Company and the Subsidiaries (as determined in good faith by the board of directors or senior management of the Company, whether or not accounted for as a hedge in accordance with GAAP) and, in the case of any foreign exchange contract, currency swap agreement, futures contract, option contract or other similar agreement, such agreements are related to business transactions of the Company and the Subsidiaries entered into in the ordinary course of business and, in the case of any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement or other similar agreement or arrangement, such agreements substantially correspond in terms of notional amount, duration and interest rates, as applicable, to Indebtedness of the Company or the Subsidiaries Incurred without violation of this Agreement.

Notwithstanding anything in this Agreement to the contrary, Indebtedness shall not include, and shall be calculated without giving effect to, the effects of Financial Accounting Standards Board Accounting Standards Codification 815 (or any other Accounting Standards Codification or Financial Accounting Standards having a similar result or effect or any successor thereto) to the extent such effects would otherwise increase or decrease an amount of Indebtedness for any purpose under this Agreement as a result of accounting for any embedded derivatives created by the terms of such Indebtedness; and any such amounts that would have constituted Indebtedness under this Agreement but for the application of this sentence shall not be deemed an Incurrence of Indebtedness under this Agreement.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by, or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in subsection (a), Other Taxes.

“Indemnitee” has the meaning assigned to such term in Section 9.03(b).

“Independent Financial Advisor” means an accounting, appraisal or investment banking firm or consultant, in each case of nationally recognized standing, that is, in the good faith determination of the Company, qualified to perform the task for which it has been engaged.

“Ineligible Institution” has the meaning assigned to such term in Section 9.04(b).

“Initial Appraisal” has the meaning assigned to such term in Section 5.07(b).

“Initial Field Examination” has the meaning assigned to such term in Section 5.07(a).

“Information” has the meaning assigned to such term in Section 9.12.

“Insolvency Laws” means each of the Bankruptcy Code, the BIA, the CCAA, the Winding-Up and Restructuring Act (Canada), in each case as amended, and any other applicable state, provincial, territorial or federal bankruptcy laws, each as now and hereafter in effect, any successors to such statutes and any other applicable insolvency or other similar law of any jurisdiction, including any corporate law of any jurisdiction permitting a debtor to obtain a stay or a compromise of the claims of its creditors against it and including any rules and regulations pursuant thereto.

“Intellectual Property” means all present and future: trade secrets, know-how and other proprietary information; trademarks, trademark applications, internet domain names, service marks, trade dress, trade names, business names, designs, logos, slogans (and all translations, adaptations, derivations and combinations of the foregoing) indicia and other source and/or business identifiers, and all registrations or applications for registrations which have heretofore been or may hereafter be issued thereon throughout the world; copyrights and copyright applications (including copyrights for computer programs) and all tangible and intangible property embodying the copyrights, unpatented inventions (whether or not patentable); patents and patent applications; industrial design applications and registered industrial designs; license agreements related to any of the foregoing and income therefrom; books, customer lists, records, writings, computer tapes or disks, flow diagrams, specification sheets, computer software, source codes, object codes, executable code, data, databases and other physical manifestations, embodiments or incorporations of any of the foregoing; all other intellectual property; and all common law and other rights throughout the world in and to all of the foregoing.

“Intercompany Subordination Agreement” means the Intercompany Subordination Agreement, dated as of the Closing Date, among the Company and its Subsidiaries, in form and substance reasonably satisfactory to the Administrative Agent and the Lenders, as amended, restated, supplemented or otherwise modified from time to time in accordance with the terms thereof.

“Interest Election Request” means a request by the Borrower Representative to convert or continue a Borrowing in accordance with Section 2.08, which shall be, in the case of any such written request, in the form of Exhibit E or any other form approved by the Administrative Agent.

“Interest Expense” means, with respect to any Person for any fiscal period, interest expense of such Person determined in accordance with GAAP for the relevant period ended on such date.

“Interest Payment Date” means (a) with respect to any ABR Loan (other than a Swingline Loan), the first Business Day of each fiscal quarter of the Company and the Maturity Date, (b) with respect to any LIBOR Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a LIBOR Borrowing with an Interest Period of more than three months’ duration, the 90th day of such Interest Period and, if applicable the 180th and 270th days of such Interest Period, (c) with respect to any Swingline Loan, the first Business Day of each calendar quarter and the Maturity Date, and (d) the Maturity Date.

“Interest Period” means, with respect to any LIBOR Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months (or with consent of each Lender, twelve months) thereafter, as the Borrower Representative may elect; provided that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (b) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such

Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“In-Transit Inventory” means Inventory of a Loan Party which is in transit with a common carrier from vendors or suppliers of the Loan Party.

“Inventory” has the meaning assigned to such term in each Security Agreement, as applicable.

“Investments” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of loans (including guarantees), advances or capital contributions, repayments of intercompany Indebtedness pursuant to clauses (a) and (b) of the definition of “Junior Indebtedness”, purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person and investments that are required by GAAP to be classified on the balance sheet of such Person in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property.  For purposes of the definition of “Unrestricted Subsidiary” and Section 6.02:

(1) “Investments” shall include the portion (proportionate to the Company’s direct or indirect equity interest in such Subsidiary) of the Fair Market Value (as determined in good faith by the Company) of the net assets of such Subsidiary at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary equal to an amount (if positive) equal to:

(a)          its “Investment” in such Subsidiary at the time of such redesignation less

(b)          the portion (proportionate to its direct or indirect equity interest in such Subsidiary) of the Fair Market Value (as determined in good faith by the Company) of the net assets of such Subsidiary at the time of such redesignation; and

(2) any property transferred to or from an Unrestricted Subsidiary shall be valued at its Fair Market Value (as determined in good faith by the Company) at the time of such transfer.

“IPCo JV” means ABG-Camuto, LLC, a Delaware limited liability company.

“IPCo JV Consent and Pledge” means (i) a consent, duly executed by each member of the IPCo JV, to permit the pledge in favor of the Administrative Agent of the Equity Interests of the IPCo JV owned by the Loan Parties and (ii) a pledge in favor of the Administrative Agent of the Equity Interests of the IPCo JV owned by the Loan Parties.

“IRS” means the United States Internal Revenue Service.

“Issuing Bank” means (a) PNC, (b) Bank of America, N.A., (c) Wells Fargo Bank, National Association, and (d) any other Lender from time to time designated by the Borrower Representative as an Issuing Bank, with the consent of such Lender and upon notice to the Administrative Agent, in which case the term “Issuing Bank” shall mean PNC, Bank of America, N.A., Wells Fargo Bank, National Association and each such Lender, individually or collectively as the context shall require and their respective successors.  The Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by its Affiliates, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate (it being agreed that such Issuing Bank shall, or shall cause such Affiliate to, comply with the requirements of Section 2.06 with respect to such Letters of Credit). At any time there is more than one Issuing Bank, all singular references to the Issuing Bank shall mean any Issuing Bank, either Issuing Bank, each Issuing Bank, the Issuing Bank that has issued the applicable Letter of Credit, or both (or all) Issuing Banks, as the context may require.

“ITA” means the Income Tax Act (Canada), as amended.

“Joinder Agreement” means a Joinder Agreement in substantially the form of Exhibit F.

“Joint Venture” means a corporation, partnership, limited liability company or other entity (excluding any Subsidiary) in which any Person other than a Loan Party or any Restricted Subsidiary holds, directly or indirectly, an equity interest.

“Joint Venture Equity Interests” has the meaning given to such term in Section 3.02.

“Junior Indebtedness” means (a) unsecured Indebtedness for borrowed money (other than intercompany Indebtedness owing to the Company or to a Subsidiary if an Investment in such Subsidiary by the obligor of such Indebtedness in such amount would be permitted at such time; provided that any repayment of such Indebtedness will be deemed an Investment in such Subsidiary in such amount), (b) any Indebtedness which is by its terms subordinated in right of payment or lien priority to the Obligations (other than (x) intercompany Indebtedness owing to the Company or to a Subsidiary if an Investment in such Subsidiary by the obligor of such Indebtedness in such amount would be permitted at such time; provided that any repayment of such Indebtedness will be deemed an Investment in such Subsidiary in such amount, (y) Term Loan Obligations, and (z) Other Secured Debt Obligations), and (c) Indebtedness arising from agreements of a Loan Party or any Subsidiary providing for the adjustment of acquisition or purchase price or similar obligations (including earn-outs), in each case, Incurred or assumed in connection with any Investments or any acquisition or disposition of any business, assets or a Subsidiary.

“LC Collateral Account” has the meaning assigned to such term in Section 2.06(j).

“LC Disbursement” means any payment made by an Issuing Bank pursuant to a Letter of Credit.

“LC Exposure” means, at any time, the sum of the Commercial LC Exposure and the Standby LC Exposure.

“LC Individual Sublimit” means, with respect to any Issuing Bank, an amount equal to (a) with respect to Letters of Credit issued by the Issuing Banks as of the Closing Date, the respective amounts set forth on the Commitment Schedule, and (b) with respect to Letters of Credit issued by any other Issuing Bank, the amount agreed to by the Issuing Bank and the Borrower Representative upon notice to the Administrative Agent, in each case, as such amount may be increased for an Issuing Bank as agreed to by such Issuing Bank and the Borrower Representative upon notice to the Administrative Agent.

“Lenders” means the Persons listed on the Commitment Schedule and any other Person that shall have become a Lender hereunder pursuant to Section 2.09 or an Assignment and Assumption, other than any such Person that ceases to be a Lender hereunder pursuant to an Assignment and Assumption.  Unless the context otherwise requires, the term “Lenders” includes the Swingline Lender and the Issuing Bank.

“Letter of Credit Fees” has the meaning assigned to such term in Section 2.12(b).

“Letters of Credit” has the meaning assigned to such term in Section 2.06, and the term “Letter of Credit” means any one of them or each of them singularly, as the context may require.

“LIBO Rate” means, with respect to any LIBOR Borrowing for any Interest Period, the applicable Screen Rate as of 11:00 a.m., London time two (2) Business Days prior to the first day of such Interest Period, with a maturity comparable to such Interest Period.

“LIBOR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate, the LIBO Rate, or the Daily LIBO Rate.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, hypothecation, charge, security interest or similar encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement or any lease in the nature thereof); provided that in no event shall an operating lease or an agreement to sell be deemed to constitute a Lien.

“Loan Documents” means, collectively, this Agreement, any promissory notes issued pursuant to this Agreement, any Letter of Credit applications, the Collateral Documents, the Loan Guaranty, the Intercompany Subordination Agreement, any Environmental Indemnity (if any), each Compliance Certificate, the Fee Letter, any Borrowing Base Certificate, any promissory notes issued hereunder, and any and all other instruments, agreements, documents and writings executed in connection with the foregoing which the Company and the Administrative Agent agree in writing is a “Loan Document.”  Any reference in this Agreement or any other Loan Document to a Loan Document shall include all amendments, restatements, supplements or other modifications thereto, and shall refer to this Agreement or such Loan Document as the same may be in effect at any and all times such reference becomes operative.

“Loan Guaranty” means the U.S. Guaranty and/or the Canadian Guaranty, as the context so requires.

“Loan Parties” means, collectively, the Borrowers and the Guarantors and any other Person who becomes a party to this Agreement pursuant to a Joinder Agreement and their successors and assigns, and the term “Loan Party” shall mean any one of them or all of them individually, as the context may require.

“Loans” means the loans and advances made by the Lenders or the Administrative Agent pursuant to this Agreement, including Revolving Loans, Swingline Loans, Overadvances and Protective Advances.

“Material Adverse Effect” means any set of circumstances or events which (a) is material and adverse to the business, properties, assets or financial condition of the Loan Parties and their Subsidiaries taken as a whole, (b) impairs materially the rights and remedies of the Administrative Agent, the Issuing Bank or any Lender under any Loan Document, or the ability of the Loan Parties taken as a whole to duly and punctually pay or perform any of the Obligations, (c) has a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party, (d) has a material adverse effect upon the Collateral, or (e) has a material adverse effect upon the Administrative Agent’s Liens (on behalf of itself and other Secured Parties) on the Collateral or the priority of such Liens; provided, however, during the period from the date hereof through January 30, 2021, solely for purposes of clauses (a) and (d) of this definition of “Material Adverse Effect”, a Material Adverse Effect shall not arise or be determined to exist as a result of the COVID-19 pandemic and all events, conditions or circumstances arising out of, resulting from or relating thereto to the extent that the impacts of COVID-19 on the business, properties, assets or financial condition of the Loan Parties and their Subsidiaries, taken as a whole, do not materially disproportionately impact the Loan Parties and their Subsidiaries, taken as a whole, relative to other similarly situated companies in the same industry as the Loan Parties that are operating in the United States (for the avoidance of doubt, clauses (b), (c) and (e) of the definition of Material Adverse Effect shall not be impacted in any way by the impact of the COVID-19 pandemic).

“Material Agreement” means any agreement to which any Loan Party or any Restricted Subsidiary is a party that, if terminated or if breached by any Loan Party or any Restricted Subsidiary, would be reasonably expected to have a Material Adverse Effect.

“Material Event” means, with respect to Mortgaged Property (if any) (a) any portion thereof (the loss of which shall have, in the Permitted Discretion of the Administrative Agent, a material and adverse impact on the use, operation or value of thereof) has been damaged by a Casualty or taken through a condemnation, either temporarily or permanently, or (b) any waste, impairment, deterioration or abandonment of such Real Estate has occurred (which shall have, in the Permitted Discretion of the Administrative Agent, a material and adverse impact on the use, operation or value of thereof) other than as a result of (i) ordinary wear and tear and (ii) depreciation in accordance with GAAP.

“Material Intellectual Property” means trademarks, trademark applications, service marks, trade dress, trade names, business names, designs, logos, slogans (and all translations, adaptations, derivations and combinations of the foregoing) indicia and other source and/or business identifiers, and all registrations or applications for registrations which have heretofore been or may hereafter be issued thereon throughout the world; copyrights and copyright applications (including copyrights for computer programs) and all tangible and intangible property embodying the copyrights, unpatented inventions (whether or not patentable); patents and patent applications; industrial design applications and registered industrial designs; customer lists; license agreements related to any of the foregoing and income therefrom; in each case, (i) which are reasonably necessary in connection with the exercise of any rights or remedies with respect to the ABL Priority Collateral or (ii) the Disposition of which (including, without limitation, by means of a Restricted Payment or an Investment thereof) would otherwise materially adversely affect the Net Orderly Liquidation Value of the ABL Priority Collateral.

“Material Real Property” means the (i) Existing Owned Real Property and (ii) any owned real property acquired after the date hereof by any Loan Party that is required to be mortgaged to the Term Agent pursuant to the Term Loan Agreement and/or Other Secured Debt Agent pursuant to the Other Secured Debt Loan Agreement (if any).

“Maturity Date” means the earlier to occur of (i) the date that is five (5) years after the Closing Date, (ii) the date that is 91 days prior to the stated maturity date of the Term Loans or any Refinancing Indebtedness which refinances the Term Loans, (iii) the date that is 91 days prior to the stated maturity date of the Other Secured Debt Loans (if any) or any Refinancing Indebtedness which refinances the Other Secured Debt Loans and (iv) the date on which the Commitments are reduced to zero or otherwise terminated pursuant to the terms hereof.

“Maximum Credit Amount” means the lesser of (i) the Aggregate Commitments and (ii) the Aggregate Borrowing Base.

“Maximum Rate” has the meaning assigned to such term in Section 9.18.

“Moody’s” means Moody’s Investors Service, Inc.

“Mortgage” means any mortgage, deed of trust or other agreement which conveys or evidences a Lien in favor of the Administrative Agent, in form and substance reasonably satisfactory to the Administrative Agent, for the benefit of the Administrative Agent and the other Secured Parties, on real property of a Loan Party, including any amendment, restatement, modification or supplement thereto.

“Mortgage Release Event” means the date of which each of the following shall have occurred: (a) no Event of Default shall exist and (b) the date on which Availability has been more than the greater of

(i) $50,000,000 and (b) 15% of the Maximum Credit Amount, in either case, for a period of ninety (90) consecutive days.

“Mortgage Triggering Event” means the occurrence of (a) any Event of Default or (b) any time when Availability shall be less than the greater of (i) $50,000,000 and (ii) 15% of the Maximum Credit Amount, in either case, for a period of three (3) consecutive Business Days.

“Mortgaged Property” shall mean, collectively, the Real Estate subject to the Mortgages.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Orderly Liquidation Value” means, with respect to Inventory of any Person, the monthly orderly liquidation value thereof as determined in a manner reasonably acceptable to the Administrative Agent (after consultation with the Company) by an appraiser reasonably acceptable to the Administrative Agent, net of all costs of liquidation thereof.

“Net Proceeds” means, with respect to any Casualty, (a) the cash proceeds received in respect of such event including (i) any cash received in respect of any non-cash proceeds (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but excluding any interest payments), but only as and when received and (ii)  insurance proceeds, minus (b) the sum of (i) all reasonable fees and out-of-pocket expenses paid to third parties (other than Affiliates) in connection with such event, (ii) the amount of all payments required to be made as a result of such event to repay Indebtedness (other than Loans) that is secured by a Lien in such asset that is not Collateral or is senior to the Liens securing the Secured Obligations or, other than with respect to assets that are Collateral in which the Administrative Agent has a first priority Lien, otherwise subject to mandatory prepayment as a result of such event and (iii) the amount of all taxes paid (or reasonably estimated to be payable) and the amount of any reserves established to fund contingent liabilities reasonably estimated to be payable, in each case during the year that such event occurred or the next succeeding year and that are directly attributable to such event (as determined reasonably and in good faith by a Financial Officer of the Borrower Representative).

“Non-Consenting Lender” has the meaning assigned to such term in Section 9.02(d).

“Obligated Party” means a U.S. Obligated Party or a Canadian Obligated Party, as the context requires.

“Obligations” means, individually and collectively as the content may require, the U.S. Obligations and the Canadian Obligations.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Taxes (other than a connection arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to, or enforced, any Loan Document, or sold or assigned an interest in any Loan, Letter of Credit or any Loan Document).

“Other Secured Debt Agent” shall mean the administrative agent or collateral agent under the Other Secured Debt Loan Agreement, and any successor or permitted assign thereof (or any Person acting in an analogous role).

“Other Secured Debt Documents” has the meaning given to such term in Section 6.01(b).

“Other Secured Debt Intercreditor Agreement” shall mean any intercreditor agreement, in form and substance reasonably satisfactory to the Administrative Agent, the Required Lenders and the Company, among the Administrative Agent, the Other Secured Debt Agent and the applicable Loan Parties, as the same may be amended, restated, supplemented or otherwise modified from time to time (it being understood and agreed that the intercreditor agreement attached hereto as Exhibit H is satisfactory to the Administrative Agent and the Lenders).

“Other Secured Debt Loan Agreement” has the meaning given to such term in Section 6.01(b).

“Other Secured Debt Loans” shall mean the “Loans” (or any analogous term) as defined in the Other Secured Debt Loan Agreement.

“Other Secured Debt Obligations” shall mean the “Obligations” (or any analogous term) as defined in the Other Secured Debt Loan Agreement.

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.19).

“Overadvance” has the meaning assigned to such term in Section 2.05(b).

“Overnight Bank Funding Rate” shall mean, for any, day the rate per annum (based on a year of 360 days and actual days elapsed) comprised of both overnight federal funds and overnight eurocurrency borrowings by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the Federal Reserve Bank of New York, as set forth on its public website from time to time, and as published on the next succeeding Business Day as the overnight bank funding rate by such Federal Reserve Bank (or by such other recognized electronic source (such as Bloomberg) selected by the Administrative Agent for the purpose of displaying such rate); provided, that if such day is not a Business Day, the Overnight Bank Funding Rate for such day shall be such rate on the immediately preceding Business Day; provided, further, that if such rate shall at any time, for any reason, no longer exist, a comparable replacement rate determined by the Administrative Agent at such time (which determination shall be conclusive absent manifest error).  If the Overnight Bank Funding Rate determined as above would be less than zero, then such rate shall be deemed to be zero for purposes of this Agreement. The rate of interest charged shall be adjusted as of each Business Day based on changes in the Overnight Bank Funding Rate without notice to the Loan Parties.

“Parent” means, with respect to any Lender, any Person as to which such Lender is, directly or indirectly, a subsidiary.

“Participant” has the meaning assigned to such term in Section 9.04(c).

“Participant Register” has the meaning assigned to such term in Section 9.04(c).

“Participation Advance” shall have the meaning set forth in Section 2.06(d) hereof.

“Payment Conditions” means, at the time of determination with respect to any specified transaction or payment, that:

(a)          no Default or Event of Default then exists or would arise as a result of entering into such transaction or the making such payment;

(b)          immediately after giving effect to such transaction or payment, one of the following tests shall be satisfied:

(i)     (1) Availability for the 90 consecutive day period immediately preceding such specified transaction or payment shall not have been less than the greater of $70,000,000 and 20% of the Maximum Credit Amount (or, in the case of any specified transaction or payment that is a Restricted Payment, no less than the greater of $90,000,000 and 25% of the Maximum Credit Amount), and (2) Availability on the date of such specified transaction or payment shall not be less than the greater of such amounts; or

(ii)    (1) Availability for the 90 consecutive day period immediately preceding such specified transaction or payment shall not have been less than the greater of $54,000,000 and 16% of the Maximum Credit Amount (or, in the case of any specified transaction or payment that is a Restricted Payment, no less than the greater of $70,000,000 and 20% of the Maximum Credit Amount), (2) Availability on the date of such specified transaction or payment shall not be less than the greater of such amounts, and (3) the Fixed Charge Coverage Ratio, based on the most recently completed Test Period and for which financial statements have been, or have been required to be delivered to the Administrative Agent, shall not be less than 1.00 to 1.00; or

(iii)    (1) no Revolving Loans (x) shall have been outstanding for the 30 consecutive day period immediately preceding such specified transaction or payment, and (2) such transaction or payment is to be funded solely with cash on hand; and

(c)          the Administrative Agent shall have received a certificate from a Responsible Officer of the Borrower Representative, including an updated Borrowing Base Certificate (as applicable), certifying as to compliance with the preceding clauses and demonstrating (in reasonable detail) the calculations required thereby; provided that no such certificate shall be required for any transaction made in reliance on the Payment Conditions with a value of less than $5,000,000 (or, in the case of any Investment in a Restricted Subsidiary, $5,000,000).

“Payment Conditions During Deemed BB Period” means, at the time of determination with respect to any specified transaction or payment to occur during the Deemed Borrowing Base Period, that:

(a)          no Default or Event of Default then exists or would arise as a result of entering into such transaction or the making such payment;

(b)          Availability, determined after giving pro forma effect to such specified transaction or payment (including any indebtedness to be incurred in connection therewith), as of the proposed date of consummation of the specified transaction or payment is no less than the greater of $190,000,000 and 50% of the Maximum Credit Amount;

(c)          the average Availability during the thirty (30) consecutive day period immediately preceding the proposed date of consummation of the specified transaction or payment,

determined after giving pro forma effect to such specified transaction or payment (including any indebtedness to be incurred in connection therewith), is no less than the greater of $190,000,000 and 50% of the Maximum Credit Amount; and

(d)          the Administrative Agent shall have received a certificate from a Responsible Officer of the Borrower Representative with an updated Borrowing Base Certificate certifying as to compliance with the preceding clauses and demonstrating (in reasonable detail) the calculations required thereby.

“Payment Office” shall mean initially Two Tower Center Boulevard, East Brunswick, New Jersey 08816; thereafter, such other office of Administrative Agent, if any, which it may designate by notice to Borrowing Agent and to each Lender to be the Payment Office.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Permitted Acquisition” means any Acquisition by the Company or any Restricted Subsidiary in a transaction that satisfies each of the following requirements:

(a)          if a Loan Party is acquiring the ownership interests in a Domestic Subsidiary (other than an Excluded Subsidiary) or in a Canadian Subsidiary (other than an Excluded Subsidiary), such Person shall execute a Joinder Agreement and such other documents required by Section 5.14 and join this Agreement as a Borrower or Guarantor pursuant to Section 5.14;

(b)          the board of directors or other equivalent governing body of such Person shall have approved such Acquisition and the Loan Parties also shall have delivered to the Administrative Agent and the Lenders written evidence of the approval of the board of directors (or equivalent body) of such Person for such Acquisition;

(c)          each applicable Governmental Authority shall have approved such Acquisition and the Loan Parties shall have delivered to the Administrative Agent and the Lenders written evidence of the approval of such Governmental Authority or such Acquisition;

(d)          the business, division, product line or line of business acquired, or the business conducted by the Person whose ownership interests are being acquired, as applicable, shall be engaged in a business otherwise permitted to be engaged in by a Loan Party under this Agreement;

(e)          as of the date of the execution of the definitive acquisition agreement, no Default exists, will exist, or would result therefrom;

(f)          (1) during the Deemed Borrowing Base Period and (2) thereafter (but excluding, pursuant to this clause (2), Acquisitions with respect to which the Consideration less than $25,000,000.00), the Loan Parties shall deliver to the Administrative Agent at least five (5) days before (or such shorter timeframe as may be agreed to by the Administrative Agent in its sole discretion) such Acquisition (i) notice of such Acquisition and (ii) copies of (x) any agreements entered into or proposed to be entered into by such Loan Parties in connection with such Acquisition, (y) such other information about such Person or its assets as the Administrative Agent or any Lender may reasonably require;

(g)          if such Acquisition is an acquisition of Equity Interests, such Acquisition will not result in any violation of Regulation U; and

(h)          (x) during the Deemed Borrowing Base Period, (i) the Loan Parties shall have satisfied the Payment Conditions During Deemed BB Period before and immediately after giving effect to such Acquisition and (ii) the aggregate Consideration for all Permitted Acquisitions made during the Deemed Borrowing Base Period shall not exceed $50,000,000, and (y) after the Deemed Borrowing Base Period, either (i) the Loan Parties shall have satisfied the Payment Conditions before and immediately after giving effect to such Acquisition or (ii) the aggregate Consideration for all such Permitted Acquisitions in reliance on this sub-clause (ii) does not exceed $20,000,000 after the Closing Date.

“Permitted Consigned Inventory Account” means a deposit account specifically and exclusively used for collected proceeds of consigned Inventory subject to a Permitted Consigned Inventory Financing.

“Permitted Consigned Inventory Financing” means any secured, asset-based Indebtedness with respect to any Loan Party’s or any Restricted Subsidiary’s Inventory which is consigned to Persons which are not Loan Parties or Subsidiaries, so long as (x) such Indebtedness does not exceed an amount equal to $50,000,000 at any time in the aggregate for all such financing arrangements, (y) such Indebtedness is secured by (and only by) such consigned Inventory, the related receivables and proceeds of such consigned Inventory, the applicable Permitted Consigned Inventory Account, and solely to the extent governing or otherwise directly relating to such consigned Inventory, Documents (as defined in the UCC), licenses from any Governmental Authority to sell any such consigned Inventory, and Chattel Paper (as defined in the UCC), and (z) the proceeds of any such consigned Inventory are remitted to a Permitted Consigned Inventory Account.

“Permitted Discretion” means a determination made by the Administrative Agent in the exercise of its reasonable (from the perspective of a secured asset-based lender) credit judgment, exercised in good faith in accordance with customary business practices in the retail industry.

“Permitted Holders” means Jay L. Schottenstein, his Affiliates and Affiliated Holders.

“Permitted Investments” means:

(1)          any Investment in the Company or any Restricted Subsidiary; provided that the aggregate amount of Investments by Loan Parties in Restricted Subsidiaries that are not Loan Parties in reliance on this Clause (1) shall not exceed (when combined with Investments made by Loan Parties in Subsidiaries that are not (or do not become in connection with such transaction) Loan Parties in reliance on Clauses (3), (21) and (22) of the definition of Permitted Investments) $20,000,000; provided further that the aggregate amount of Investments by U.S. Loan Parties in Canadian Loan Parties in reliance on this Clause (1) shall not exceed $20,000,000; provided, further that, upon written notice from a Responsible Officer of the Borrower Representative to the Administrative Agent, the dollar amounts set forth in the foregoing provisos shall be reset at $20,000,000 and $20,000,000 respectively on any such date as the Payment Conditions become satisfied (it being understood that such written notice shall include an updated Borrowing Base Certificate (as applicable) and calculations (in reasonable detail) demonstrating compliance with the Payment Conditions or Payment Conditions During Deemed BB Period, as applicable); provided, further that, with respect to any such Investment (in a single transaction or a series of related transactions) consisting of assets constituting ABL Priority Collateral of the type eligible to be included in the Borrowing Base that decreases the Borrowing Base by $2,500,000 or more (after giving effect thereto), the Borrower Representative shall have first delivered an updated Borrowing Base Certificate to the Administrative Agent giving pro forma effect to such Investment and demonstrating pro forma compliance with Section 6.12;

(2)          any Investment in (A) cash, (B) Cash Equivalents, (C) short term tax-exempt securities rated not lower than BBB by S&P, Baa2 by Moody’s or an equivalent rating by Fitch with provisions for liquidity or maturity accommodations of two (2) years or less; (D) investments in other readily marketable securities (excluding any equity or equity-linked securities other than auction rate preferred securities) which are rated P1 or P2 by Moody’s, A1 or A2 by S&P or F1 or F2 by Fitch (in lieu of a short term rating, a long term rating of not less than A2 by Moody’s, A by S&P or an equivalent rating by Fitch would qualify under this sub-clause (vii), provided that no such security position shall exceed five percent (5%) of the invested cash portfolio of the Loan Parties); and (E) in the case of investments by any Foreign Subsidiary, obligations of a credit quality and maturity comparable to that of the items referred to in clauses (B) through (D) above that are available in local markets;

(3)          any Permitted Acquisition; provided that the aggregate amount of Investments by Loan Parties in Restricted Subsidiaries that are not Loan Parties (or do not merge into a Loan Party in connection with such transaction) in reliance on this Clause (3) shall not exceed (when combined with Investments made by Loan Parties in Subsidiaries that are not (or do not become in connection with such transaction) Loan Parties in reliance on Clauses (1), (21) and (22) of the definition of Permitted Investments) $20,000,000; provided, further that, upon written notice from a Responsible Officer of the Borrower Representative to the Administrative Agent, the dollar amount set forth in the foregoing proviso shall be reset at $20,000,000 on any such date as the Payment Conditions become satisfied (it being understood that such written notice shall include an updated Borrowing Base Certificate (as applicable) and calculations (in reasonable detail) demonstrating compliance with the Payment Conditions or Payment Conditions During Deemed BB Period, as applicable); provided, further that, with respect to any such Investment (in a single transaction or a series of related transactions) consisting of assets constituting ABL Priority Collateral of the type eligible to be included in the Borrowing Base that decreases the Borrowing Base by $2,500,000 or more (after giving effect thereto), the Borrower Representative shall have first delivered an updated Borrowing Base Certificate to the Administrative Agent giving pro forma effect to such Investment and demonstrating pro forma compliance with Section 6.12;

(4)          any Investment in securities or other assets not constituting cash or Cash Equivalents and received in connection with any disposition of assets permitted by Section 6.04;

(5)          any Investment existing on the date hereof or an Investment consisting of any extension, modification or renewal of any Investment existing on the date hereof; provided that the amount of any such Investment may be increased (x) as required by the terms of such Investment as in existence on the date hereof to the extent set forth Schedule 6.02 or (y) as otherwise permitted under this Agreement;

(6)          loans and advances to officers, directors, employees or consultants of the Company or any of its Subsidiaries (i) in the ordinary course of business in an aggregate outstanding amount (valued at the time of the making thereof, and without giving effect to any write-downs or write-offs thereof) not to exceed $5,000,000 at the time of Incurrence, (ii) in respect of payroll payments and expenses in the ordinary course of business and (iii) in connection with such Person’s purchase of Equity Interests of the Company or any direct or indirect parent of the Company solely to the extent that the amount of such loans and advances shall be contributed to the Company in cash as common equity;

(7)          any Investment acquired by the Company or any Restricted Subsidiary (a) in exchange for any other Investment or accounts receivable held by the Company or such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable, or (b) as a result of a foreclosure by the Company or any Restricted Subsidiary with respect to any secured Investment or other transfer of title with respect to any secured Investment in default, or as a result of a Bail-In Action with respect to any contractual counterparty of the Company or any Restricted Subsidiary;

(8)          any Investment acquired by the Company or any Subsidiary in the settlement of overdue Indebtedness and accounts payable owed to a Loan Party or a Subsidiary in the ordinary course of business and for amounts which, individually and in the aggregate, are not material to the Loan Parties or their Subsidiaries;

(9)          Swap Agreement Obligations permitted under Section 6.01(j);

(10)        additional Investments by the Company or any Restricted Subsidiary having an aggregate Fair Market Value (as determined in good faith by the Company), taken together with all other Investments made pursuant to this clause (10) that are at that time outstanding, not to exceed $20,000,000; provided, however, that if any Investment pursuant to this clause (10) is made in any Person that is not a Loan Party at the date of the making of such Investment and such Person becomes a Loan Party after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (1) above and shall cease to have been made pursuant to this clause (10) for so long as such Person continues to be a Loan Party;

(11)        [Reserved];

(12)        Investments the payment for which consists of Equity Interests of the Company (other than Disqualified Stock);

(13)        any transaction to the extent it constitutes an Investment that is permitted by and made in accordance with the provisions of Section 6.05 (except transactions described in clauses (a), (b), (c), (e), (f), (g), (i) or (m) of Section 6.05);

(14)        guarantees issued in accordance with Section 6.01, including, without limitation, any guarantee or other obligation issued or incurred under this Agreement in connection with any letter of credit issued for the account of the Company or any of its Restricted Subsidiaries (including with respect to the issuance of, or payments in respect of drawings under, such letters of credit);

(15)        Investments consisting of purchases and acquisitions of inventory, supplies, materials, services or equipment or purchases of contract rights or licenses or leases of in-bound intellectual property (including, without limitation, Investments made in connection with a Similar Business), in each case, in the ordinary course of business (it being understood and agreed that for this purpose, “ordinary course of business” shall give effect to the Company’s business needs, as determined in its reasonable business judgment, to respond to the impacts on the business, properties, assets or financial condition of the Loan Parties as a result of the coronavirus disease known as COVID-19);

(16)        [Reserved];

(17)        [Reserved];

(18)        Investments of a Restricted Subsidiary acquired after the date hereof or of an entity merged into, amalgamated with, or consolidated with a Loan Party or a Restricted Subsidiary in a transaction that is not prohibited by Section 6.08 after the date hereof to the extent that such Investments were not made in contemplation of such acquisition, merger, amalgamation or consolidation and were in existence on the date of such acquisition, merger, amalgamation or consolidation;

(19)        Investments in the ordinary course of business consisting of Uniform Commercial Code Article 3 endorsements for collection or deposit and Uniform Commercial Code Article 4 customary trade arrangements with customers;

(20)        advances in the form of a prepayment of expenses in the ordinary course of business, so long as such expenses are being paid in accordance with customary trade terms of the Company or the Restricted Subsidiaries;

(21)        Investments in Joint Ventures or Unrestricted Subsidiaries having an aggregate Fair Market Value (as determined in good faith by the Company), taken together with all other Investments made pursuant to this clause (21) that are at that time outstanding, not to exceed (x) $20,000,000, plus (y) an amount equal to any returns (including dividends, interest, distributions, returns of principal, profits on sale, repayments, income and similar amounts) actually received in respect of any such Investment (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value); provided that the aggregate amount of Investments made by Loan Parties in reliance on this Clause (21) shall not exceed (when combined with Investments made by Loan Parties in Subsidiaries that are not (or do not become in connection with such transaction) Loan Parties in reliance on Clauses (1), (3) and (22) of the definition of Permitted Investments) $20,000,000; provided, further that, upon written notice from a Responsible Officer of the Borrower Representative to the Administrative Agent, the dollar amount set forth in the foregoing proviso shall be reset at $20,000,000 on any such date as the Payment Conditions become satisfied (it being understood that such written notice shall include an updated Borrowing Base Certificate (as applicable) and calculations (in reasonable detail) demonstrating compliance with the Payment Conditions or Payment Conditions During Deemed BB Period, as applicable); provided, however, that if any Investment pursuant to this clause (21) is made in any Person that is not a Loan Party at the date of the making of such Investment and such Person becomes a Loan Party after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (1) above and shall cease to have been made pursuant to this clause (21) for so long as such Person continues to be a Loan Party; provided, further that, with respect to any such Investment (in a single transaction or a series of related transactions) consisting of assets constituting ABL Priority Collateral of the type eligible to be included in the Borrowing Base that decreases the Borrowing Base by $2,500,000 or more (after giving effect thereto), the Borrower Representative shall have first delivered an updated Borrowing Base Certificate to the Administrative Agent giving pro forma effect to such Investment and demonstrating pro forma compliance with Section 6.12;

(22)        any Investment in any Subsidiary of the Company or any Joint Venture in connection with intercompany cash management arrangements or related activities arising in the ordinary course of business; provided that the aggregate amount of Investments made by Loan Parties in Subsidiaries or joint ventures that are not Loan Parties in reliance on this Clause (22) shall not exceed (when combined with Investments made by Loan Parties in Subsidiaries that are not (or do not become in connection with such transaction) Loan Parties in reliance on Clauses (1), (3) and (21) of the definition of Permitted Investment) $20,000,000; provided, further that, upon written notice from a Responsible Officer of the Borrower Representative to the Administrative Agent, the dollar amount set forth in the foregoing proviso shall be reset at $20,000,000 on any such date as the Payment Conditions become satisfied (it being understood that such written notice shall include an updated Borrowing Base Certificate (as applicable) and calculations (in reasonable detail) demonstrating compliance with the Payment Conditions or Payment Conditions During Deemed BB Period, as applicable); provided, however, that if any Investment pursuant to this clause (22) is made in any Person that is not a Loan Party at the date of the making of such Investment and such Person becomes a Loan Party after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (1) above and shall cease to have been made pursuant to this clause (22) for so long as such Person continues to be a Loan Party;

(23)        trade credit extended on usual and customary terms in the ordinary course of business;

(24)        Guarantees of any Loan Party or any Restricted Subsidiary of leases or of other obligations that do not constitute Indebtedness, in each case entered into in the ordinary course of business;

(25)        subject to Pro Forma Compliance with the Payment Conditions (or, prior to the expiration of the Deemed Borrowing Base Period, the Payment Conditions During Deemed BB Period), any other Investments;

(26)        Investments consisting of the ownership of Equity Interests in Article II JV and BC/VC existing as of the date hereof; and

(27)        to the extent constituting an Investment, the transfer by a Loan Party or a Restricted Subsidiary to a Special Purpose Receivables Subsidiary, and the purchase by such Special Purpose Receivables Subsidiary, of wholesale accounts receivable, proceeds of such accounts receivable and other property customarily transferred in connection with the financing or securitization of accounts receivable for Fair Market Value (as determined in good faith by the Company) or for another price consistent with customary or market practice for the sale of accounts receivable in connection with the financing or securitization of accounts receivable (as determined in good faith by the Company).

“Permitted Liens” means, with respect to any Person:

(1)          pledges, bonds or deposits and other Liens granted by such Person under workmen’s compensation laws, unemployment or employment insurance laws, old age pensions or similar legislation or programs, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness (it being understood that Indebtedness permitted pursuant to Section 6.01(cc) and other obligations in respect of cash management services shall not constitute Indebtedness for purposes of this clause (1))) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or U.S. or Canadian government bonds to secure surety or appeal bonds, performance and return of money bonds, or deposits as security for contested Taxes or import duties or payments of rent, in each case Incurred in the ordinary course of business;

(2)          (a) Liens imposed by law and landlords’, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, construction, or other like Liens, (b) Liens of customs brokers, freight forwarders and common carriers, (c) inchoate Liens imposed pursuant to applicable Canadian federal or provincial pension standards legislation, and (d) statutory and common law Liens of landlords, in each case securing obligations that are not overdue by more than 45 days or that are being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review;

(3)          Liens for Taxes not yet overdue by more than 45 days (or, with respect to real estate Taxes, any longer period before delinquency), or that are being contested in good faith by appropriate proceedings, if adequate reserves with respect thereto have been provided in accordance with GAAP;

(4)          deposits or escrows to secure performance and surety bonds or bid bonds or with respect to other regulatory requirements or letters of credit, bankers’ acceptances or similar obligations (other than Indebtedness for borrowed money (it being understood that Indebtedness permitted pursuant to Section 6.01(cc) and other obligations in respect of cash management services shall not constitute Indebtedness for purposes of this clause (4))) issued pursuant to the request of and for the account of any Person in the ordinary course of business;

(5)          any state of facts as shown by any professional survey or physical inspection of any owned or leased real property, minor encumbrances, minor encroachments, trackage rights, special and supplemental assessments, easements or reservations of, or rights of others for licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines, communication towers, other utilities and other similar purposes, servicing agreements, development agreements, site plan agreements, land use and air rights agreements, reservations, restrictions and leases for mineral and water rights, all title exceptions, exclusions and encumbrances in existence with respect to all owned or leased real property as of the date of this Agreement at the time of acquisition of any interest in real property acquired after the date of this Agreement and in existence at the time of such acquisition, and other similar liens, charges and encumbrances incurred in the ordinary course of business, or title defects or irregularities that are of a minor nature or zoning or other restrictions as to the use of real properties or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which were not Incurred in connection with Indebtedness and in each case which do not in the aggregate with respect to any particular real property materially adversely affect the value of said properties and materially impair their use in the operation of the business of such Person as of the date of this Agreement or the date of any future acquisition as the case may be;

(6)          (A)         Liens on assets of a Subsidiary that is not a Loan Party securing Indebtedness of a Subsidiary that is not a Loan Party permitted to be Incurred pursuant to Section 6.01;

(B)         [Reserved];

(C)         Liens securing obligations in respect of Indebtedness permitted to be Incurred pursuant to clause (d) or (m) (to the extent such guarantees are issued in respect of any Indebtedness) of Section 6.01; provided that, in the case of clause (m) any Lien on the Collateral in reliance on this clause (6)(C) shall be junior to the Liens on the Collateral securing the Obligations pursuant to the ABL Intercreditor Agreement, an Other Secured Debt Intercreditor Agreement and/or a junior lien intercreditor agreement or collateral trust agreement reasonably satisfactory to the Administrative Agent and the Required Lenders reflecting the junior-lien status of the Liens securing such Indebtedness as it relates to Collateral;

(D)         [Reserved];

(E)          Liens created pursuant to the Collateral Documents or otherwise securing the Obligations;

(7)          any Lien existing on the date of this Agreement and described on Schedule 6.07, provided that the principal amount secured thereby is not hereafter increased, and no additional assets become subject to such Lien (except pursuant to the terms of the agreements governing such Lien as in effect on the date of this Agreement);

(8)          Liens on assets, property or shares of stock of a Person at the time such Person becomes a Subsidiary; provided, however, that such Liens are not created or Incurred in connection with, or in contemplation of, such other Person becoming such a Subsidiary; provided, further, however, that such Liens may not extend to any other property owned by the Company or any Restricted Subsidiary (other than pursuant to after-acquired property clauses in effect with respect to such Lien at the time of acquisition on property of the type that would have been subject to such Lien notwithstanding the occurrence of such acquisition);

(9)          Liens on assets or property at the time the Company or a Restricted Subsidiary acquired the assets or property, including any acquisition by means of a merger, amalgamation or consolidation with or into the Company or any Restricted Subsidiary; provided, however, that such Liens are not created or Incurred in connection with, or in contemplation of, such acquisition; provided, further, however, that the Liens may not extend to any other property owned by the Company or any Restricted

Subsidiary (other than pursuant to after-acquired property clauses in effect with respect to such Lien at the time of acquisition on property of the type that would have been subject to such Lien notwithstanding the occurrence of such acquisition);

(10)        [Reserved];

(11)        Liens on not more than $10,000,000 of deposits securing Swap Agreement Obligations which were not incurred in violation of this Agreement;

(12)        [Reserved];

(13)          leases, subleases, licenses and sublicenses of real property which do not materially interfere with the ordinary conduct of the business of the Company or any of the Subsidiaries, and all Liens created or purported to be created by any lessee, sublesse, licensee or sublicensee of any Loan Parties in violation of any applicable lease, sublease, licensee or sublicensee, without the express permission of such Loan Parties;

(14)        Liens arising from Uniform Commercial Code financing statement filings (or equivalent filings including under the PPSA) regarding operating leases or other obligations not constituting Indebtedness (it being understood that Indebtedness permitted pursuant to Section 6.01(cc) and other obligations in respect of cash management services shall not constitute Indebtedness for purposes of this clause (14));

(15)        Liens in favor of any Loan Party;

(16)        [Reserved];

(17)        pledges and deposits made in the ordinary course of business to secure liability to insurance carriers;

(18)        Liens on the Equity Interests of Unrestricted Subsidiaries;

(19)        (a) leases or subleases, and licenses or sublicenses (including with respect to intellectual property) granted to others in the ordinary course of business, in all such cases, not interfering in any material respect with the business of the Company and the Subsidiaries, taken as a whole and (b) and Liens on real property which is not owned but is leased or subleased by the Company or any Restricted Subsidiary;

(20)        Liens to secure any refinancing, future advance, increase, cross-collateralization, refunding, extension, renewal or replacement (or successive refinancings, refundings, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness secured by any Lien referred to in clauses 6(C), (7), (8), (9), (11), and (35) of this definition; provided, however, that (x) such new Lien shall be limited to all or part of the same property (including any after acquired property to the extent it would have been subject to the original Lien) that secured the original Lien (plus improvements on and accessions to such property, proceeds and products thereof, customary security deposits and any other assets pursuant to the after-acquired property clauses to the extent such assets secured (or would have secured) the Indebtedness being refinanced, refunded, extended, renewed or replaced), and (y) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (A) the outstanding principal amount (or accreted value, if applicable) described under clauses 6(C), (7), (8), (9), (11) and (35) of this definition at the time the original Lien became a Permitted Lien under this Agreement and, in the case of any Lien on Collateral, shall not have a greater priority level with respect to Liens securing the Obligations that the

Liens securing the Indebtedness so refinanced, refunded, extended, renewed or replaced, (B) unpaid accrued interest and premiums (including tender premiums), and (C) an amount necessary to pay any underwriting discounts, defeasance costs, commissions, fees and expenses related to such refinancing, refunding, extension, renewal or replacement; provided, further, however, that in the case of Liens to secure any refinancing, refunding, extension or renewal of Indebtedness secured by a Lien referred to in clause (8) or (9), such new Lien shall have priority equal to or more junior than the Lien securing such refinanced, refunded, extended or renewed Indebtedness;

(21)        [Reserved];

(22)        judgment and attachment Liens not giving rise to an Event of Default and notices of lis pendens and associated rights related to litigation being contested in good faith by appropriate proceedings and for which adequate reserves have been made;

(23)        Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale or purchase of goods entered into in the ordinary course of business or in connection with a Similar Business (it being understood and agreed that for this purpose, “ordinary course of business” shall give effect to the Company’s business needs, as determined in its reasonable business judgment, to respond to the impacts on the business, properties, assets or financial condition of the Loan Parties as a result of the coronavirus disease known as COVID-19);

(24)        Liens incurred to secure cash management services or to implement cash pooling arrangements in the ordinary course of business;

(25)        Liens in favor of credit card issuers or credit card processors pursuant to agreements therewith;

(26)        any encumbrance or restriction (including put and call arrangements) with respect to Equity Interests of any Joint Venture or similar arrangement securing obligations of such Joint Venture or pursuant to any joint venture agreement or similar agreement;

(27)        any amounts held by a trustee in the funds and accounts under any indenture issued in escrow pursuant to customary escrow arrangements pending the release thereof, or under any indenture pursuant to customary discharge, redemption or defeasance provisions;

(28)        Liens (i) arising by virtue of any statutory or common law provisions relating to banker’s Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a depository or financial institution, (ii) attaching to commodity trading accounts or other commodity brokerage accounts incurred in the ordinary course of business or (iii) encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(29)        Liens that are contractual rights of set-off relating to pooled deposits, sweep accounts, reserve accounts or similar accounts of the Company or any Restricted Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Company or any Restricted Subsidiary, including with respect to credit card charge-backs and similar obligations;

(30)        Liens disclosed by the title reports, commitments or title insurance policies delivered pursuant to (a) the Term Loan Agreement or Other Secured Debt Loan Agreement (if any), and, in each case, any replacement, modification, date down, extension or renewal of any such Lien; provided that such replacement, modification, date down, extension or renewal Lien shall not cover any property other than the property that was subject to such Lien prior to such replacement, modification, date down, extension or renewal; provided, further, that the Indebtedness and other obligations secured by such replacement, modification, date down, extension or renewal Lien are permitted as security for Term Loan Obligations and/or Other Secured Debt Obligations under this Agreement; and (b) the acquisition of any interest of any Loan Party in real property acquired after the date of this Agreement and in existence at the time of such acquisition (and not created or suffered expressly in anticipation of such acquisition);

(31)        Liens that are contractual rights of set-off relating to purchase orders and other agreements entered into with customers, suppliers or service providers of the Company or any Restricted Subsidiary in the ordinary course of business;

(32)        in the case of real property that constitutes a leasehold or subleasehold interest, (x) any Lien to which the fee simple interest (or any superior leasehold interest) is or may become subject and any subordination of such leasehold or subleasehold interest to any such Lien in accordance with the terms and provisions of the applicable leasehold or subleasehold documents, and (y) any right of first refusal, right of first negotiation or right of first offer which is granted to the lessor or sublessor;

(33)        agreements to subordinate any interest of the Company or any Restricted Subsidiary in any accounts receivable arising from inventory consigned by the Company or any such Restricted Subsidiary pursuant to an agreement entered into in the ordinary course of business;

(34)        Liens securing insurance premium financing arrangements; provided that such Liens are limited to the applicable unearned insurance premiums;

(35)        Liens on the Collateral securing (x) the Term Loan Obligations and the related Guarantees, which Liens shall have the priority set forth in the ABL Intercreditor Agreement, and (y) the Other Secured Debt Obligations (if any) and the related Guarantees, which Liens shall have the priority set forth in the ABL Intercreditor Agreement or an applicable Other Secured Debt Intercreditor Agreement;

(36)        Liens on securities that are the subject of repurchase agreements constituting Cash Equivalents under clause (e) of the definition thereof;

(37)        Liens upon real or personal property, including any attachment thereof, prior to adjudication of a dispute on the merits;

(38)        with respect to a Permitted Wholesale A/R Financing, Liens on wholesale accounts receivable, proceeds of such accounts receivable and other property upon which Liens are customarily granted in connection with the financing or securitization of accounts receivable;

(39)        Liens in favor of landlords on leasehold improvements financed by allowances or advances provided by such landlords pursuant to lease arrangements;

(40)        Liens on proceeds in an aggregate amount not to exceed $5,000,000 at any one time outstanding granted in connection with securities lending transactions or reverse repurchase agreements involving United States Treasury bonds;

(41)        Liens securing other obligations of the Loan Parties and their Restricted Subsidiaries in an aggregate amount not to exceed $20,000,000 at any one time outstanding;

(42)        with respect to a Permitted Consigned Inventory Financing, Liens on consigned Inventory and the related receivables and proceeds of such consigned Inventory, the applicable Permitted

Consigned Inventory Account, and solely to the extent governing or otherwise directly relating to such consigned Inventory, Documents (as defined in the UCC), licenses from any Governmental Authority to sell any such consigned Inventory, and Chattel Paper (as defined in the UCC); and

(43)        Liens created in connection with any Sale/Leaseback Transaction permitted by Section 6.04;

provided, however, notwithstanding the foregoing and Section 6.07, the Loan Parties and their Restricted Subsidiaries shall not, directly or indirectly, create, Incur or suffer to exist any Lien on any of the Material Real Property other than pursuant to the foregoing clauses (2), (3), (5), (6), (7), (8), (9), (13), (14), (15), (19), (20), (22), (23), (30), (35), (37), (41) and (43) in this definition of “Permitted Liens”.

“Permitted Wholesale A/R Financing” means, collectively, any facility evidenced by the Factoring Agreements or any other factoring arrangement or any securitization transaction or series of securitization transactions that may be entered into by any Loan Party so long as (x) the only assets so factored or securitized pursuant to such facility, arrangement or transaction are the wholesale Accounts of a Loan Party or a Restricted Subsidiary to the extent the same are not included in the Borrowing Base hereunder, proceeds of such accounts receivable and other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with the financing or securitization of accounts receivable and (y) other than pursuant to an unsecured guaranty by the Company or any of its Subsidiaries, no Loan Party or any Restricted Subsidiary whose assets are not being financed or securitized pursuant to such facility, arrangement or transaction shall become party to any such facility, arrangement or transaction.

“Person” means any natural person, corporation, limited liability company, unlimited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which any Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Plan Asset Regulations” shall mean 29 CFR § 2510.3-101 et seq., as modified by Section 3(42) of ERISA, as amended from time to time.

“PNC” means PNC Bank, National Association, a national banking association, and shall include its branches, as applicable, and its successors.

“PPSA” means the Personal Property Security Act (Ontario) or such other applicable legislation in effect from time to time in such other jurisdiction in Canada (including the Civil Code (Quebec)) for purposes of the provisions hereof relating to perfection, effect of perfection or non-perfection or priority.

“Preferred Stock” means any Equity Interest with preferential right of payment of dividends or upon liquidation, dissolution, or winding up.

“Prime Rate” means the base commercial lending rate of PNC as publicly announced to be in effect from time to time. Each change in the Prime Rate shall be adjusted automatically, without notice, and effective from and including the date such change is publicly announced as being effective. This rate of interest is determined from time to time by PNC as a means of pricing some loans to its customers and is neither tied to any external rate of interest or index nor does it necessarily reflect the lowest rate of interest actually charged by PNC to any particular class or category of customers of PNC.

“Prior Claims” means all liabilities and obligations of any Canadian Loan Party secured by any Liens, choate or inchoate, which rank or are capable of ranking pari passu or in priority to the Liens granted to the Administrative Agent to secure the Canadian Secured Obligations, including, (a) any such amounts due and not paid for wages or vacation pay (including amounts protected by the Wage Earner Protection Program Act (Canada)), amounts due and not paid under any legislation relating to workers’ compensation or to employment insurance, all amounts deducted or withheld and not paid and remitted when due with respect to Taxes including amounts currently or past due and not paid for realty, municipal or similar taxes (to the extent impacting personal or moveable property); and (b) (i) all amounts currently or past due and not yet contributed, remitted or paid to or under any Canadian Pension Plan or under the Canada Pension Plan, the Quebec Pension Plan, the Pension Benefits Act (Ontario) or any similar legislation, and (ii) any solvency deficiency or wind-up deficiency with respect to Canadian Defined Benefit Plans that are registered in Ontario.

“Pro Forma Compliance” means, with respect to any determination for any period and any transaction, that such determination shall be made by giving pro forma effect to each such transaction, as if each such transaction had been consummated on the first day of such period, based on, in the case of determinations made in reliance on pro-forma financial statement calculations only, historical results accounted for in accordance with GAAP and, to the extent applicable, reasonable assumptions that are specified in detail in the relevant compliance certificate, financial statement or other document provided to the Administrative Agent or any Lender in connection herewith (which shall be prepared by the Company in good faith (subject to the approval of the Administrative Agent, not to be unreasonably withheld)) and for such purposes historical financial statements shall be recalculated as if such transaction had been consummated at the beginning of the applicable period, and any Indebtedness or other liabilities to be incurred, assumed or repaid had been incurred, assumed or repaid at the beginning of such period (and assuming that such Indebtedness to be incurred bears interest during any portion of the applicable measurement period prior to the relevant acquisition at the weighted average of the interest rates applicable to such Indebtedness incurred during such period) and, to the extent pro forma financial statements are required to be prepared by the Company under Regulation S-X of the Securities Act of 1933 (“Reg. S-X”) reflecting such transaction for any period, all pro forma calculations made hereunder with respect to such transaction and for such period shall be in conformity with Reg. S-X at all times after such pro-forma financial statements reflecting such transactions are required to be filed by the Company under Reg. S-X.

“Proceeds of Crime Act” means the Proceeds of Crime (Money Laundering) and Terrorist Finance Act (Canada), as amended.

“Projections” has the meaning assigned to such term in Section 3.06(b).

“Protective Advance” has the meaning assigned to such term in Section 2.04.

“Public-Sider” means any representative of a Lender that does not want to receive material non-public information within the meaning of federal and state securities laws.

“Published Rate” means the rate of interest published each Business Day in The Wall Street Journal “Money Rates” listing under the caption “London Interbank Offered Rates” for a one month period (or, if no such rate is published therein for any reason, then the Published Rate shall be the rate at which U.S. dollar deposits are offered by leading banks in the London interbank deposit market for a one month period as published in another publication selected by the Administrative Agent).

“QFC” has the meaning set forth in Section 9.29.

“QFC Credit Support” has the meaning set forth in Section 9.29.

“Qualified ECP Guarantor” means, in respect of any Swap Obligation, each Loan Party that has assets exceeding $10,000,000 at the time the relevant Loan Guaranty or grant of the relevant security interest becomes or would become effective with respect to such Swap Obligation or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Qualified Counterparties” means each Administrative Agent, each Lender and each Affiliate of a Lender.

“Real Estate” means all leases and all land, together with the buildings, structures, parking areas, and other improvements thereon, now or hereafter owned by any Loan Party or any Restricted Subsidiary, as the context may require, including all easements, rights-of-way, and similar rights relating thereto and all leases, tenancies, and occupancies thereof.

“Recipient” means, as applicable, (a) the Administrative Agent, (b) any Lender and (c) any Issuing Bank, or any combination thereof (as the context requires).

“Register” has the meaning assigned to such term in Section 9.04.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, partners, members, trustees, employees, agents, administrators, managers, representatives and advisors of such Person and such Person’s Affiliates.

“Release” means any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, migrating, disposing or dumping of any Hazardous Material into the environment.

“Relevant Entity” means (a) each Loan Party and each Subsidiary of any Loan Party, and (b) each Person that, directly or indirectly, is in control of a Person described in clause (a) above.  For purposes of this definition, control of a Person means the direct or indirect (x) ownership of, or power to vote, twenty-five percent (25%) or more of the issued and outstanding equity interests having ordinary voting power for the election of directors of such Person or other Persons performing similar functions for such Person, or (y) power to direct or cause the direction of the management and policies of such Person whether by ownership of equity interests, contract or otherwise.

“Relevant Governmental Body” means the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York or any successor thereto.

“Relevant Plan” has the meaning set forth in Section 9.04(e).

“Rent Reserve” means, with respect to any store, warehouse distribution center, regional distribution center or depot where any Inventory subject to Liens arising by operation of law is located and, at all times after the ninetieth (90th) day after the Closing Date, no Collateral Access Agreement for such location has been obtained, a reserve equal to two (2) months’ rent at such store, warehouse distribution center, regional distribution center or depot.

“Report” means reports prepared by the Administrative Agent or another Person showing the results of appraisals, field examinations or audits pertaining to the assets of the Loan Parties from information furnished by or on behalf of the Borrowers, after the Administrative Agent has exercised its rights of inspection pursuant to this Agreement, which Reports may be distributed to the Lenders by the Administrative Agent.

“Reportable Compliance Event” means that any Relevant Entity becomes a Sanctioned Person, or is charged by indictment, criminal complaint or similar charging instrument, arraigned, or custodially detained in connection with any Anti-Terrorism Law or any predicate crime to any Anti-Terrorism Law, or has knowledge of facts or circumstances to the effect that it is reasonably likely that any aspect of its operations is in actual or probable violation of any Anti-Terrorism Law.

“Required Lenders” means, at any time, Lenders (other than Defaulting Lenders) having Revolving Exposures and unused Commitments representing more than 50% of the sum of the Aggregate Credit Exposure and unused Commitments at such time.

“Requirement of Law” means, with respect to any Person, (a) the charter, articles or certificate of organization or incorporation and bylaws or other organizational or governing documents of such Person and (b) any statute, law (including common law), treaty, rule, regulation, code, ordinance, order, decree, writ, judgment, injunction or determination of any arbitrator or court or other Governmental Authority (including Environmental Laws), in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Reserves” means (a) without duplication of any other Reserves or items that are otherwise addressed through eligibility criteria, any reserves which the Administrative Agent deems necessary, in its Permitted Discretion, (i) to reflect impediments to the Administrative Agent’s ability to realize upon the Collateral, (ii) to reflect claims and liabilities that the Administrative Agent determines will need to be satisfied in connection with the realization upon the ABL Priority Collateral of the type eligible to be included in the Borrowing Base, or (iii) to reflect criteria, events, conditions, contingencies or risks which adversely affect any component of the Borrowing Base, or the assets, business, financial performance or financial condition of any Loan Party, including, for example, reserves for accrued and unpaid interest on the Obligations, Rent Reserves, reserves for loyalty programs, reserves for outstanding gift certificates and gift cards of the Loan Parties entitling the holder thereof to use all or a portion of the certificate or gift card to pay all or a portion of the purchase price for any Inventory, reserves for consignee’s, warehousemen’s, mortgagee’s and bailee’s charges, reserves for deferred, unpaid rent obligations with respect to the Loan Parties’ leases of real property to the extent the applicable Loan Party and Landlord have not entered into a written agreement providing for a payment plan for, or waiver of, such deferred rent obligations, reserves for dilution of Credit Card Accounts, reserves for layaway deposits, reserves for customs charges and shipping charges and other foreign landing costs related to any Inventory in transit, reserves for expenses associated with merchandise repurpose processing, and reserves for outstanding taxes, fees, assessments, and other governmental charges, and reserves for Prior Claims, and (b) Banking Services/Swap Reserves.

The Administrative Agent may, in its Permitted Discretion and with no less than five (5) Business Days’ prior written notice to the Borrower Representative (other than during a Dominion Period in which case notice shall not be required), adjust Reserves, provided that, if after the delivery of such notice the Borrower Representative notifies the Administrative Agent that it desires to discuss the Reserves described therein, then the Administrative Agent will discuss such Reserves with the Borrower Representative, provided that nothing in this proviso shall obligate the Administrative Agent to eliminate, reduce, or delay any such Reserves; provided, that no Borrowings shall be permitted (or Letters of Credit issued) against the newly proposed Reserves during any such five (5) Business Day period.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means, with respect to any Loan Party, the Chief Executive Officer, President, Chief Financial Officer, Treasurer or Assistant Treasurer of such Loan Party, any other executive officer, including any Executive Vice President or Senior Vice President of such Loan Party, any Vice President of any Restricted Subsidiary of such Loan Party, any manager or the members (as applicable) in the case of any Loan Party which is a limited liability company, and such other individuals, designated by written notice to the Administrative Agent from the Borrower Representative, authorized to execute notices, reports and other documents on behalf of such Loan Party required hereunder.  The Borrower Representative may amend such list of individuals from time to time by giving written notice of such amendment to the Administrative Agent.  Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party in their capacity as an officer of such Loan Party and not in any individual capacity.

“Refinancing Indebtedness” has the meaning specified in Section 6.01(n).

“Restricted Investment” means any Investment that is not a Permitted Investment.

“Restricted Payments” has the meaning specified in Section 6.02(a).

“Restricted Subsidiary” means, with respect to any Person, any Subsidiary of such Person other than an Unrestricted Subsidiary of such Person.  Unless the context otherwise requires, the term “Restricted Subsidiary” shall mean a Restricted Subsidiary of the Company.  Each Loan Party (other than the Company) shall constitute a Restricted Subsidiary.

“Revolving Exposure” means, with respect to any Lender at any time, the sum of (a) the outstanding principal amount of such Lender’s Revolving Loans, LC Exposure, Participation Advances, and Swingline Exposure at such time, plus (b) an amount equal to its Applicable Percentage of the aggregate principal amount of Overadvances and Protective Advances outstanding at such time.

“Revolving Exposure Limitations” has the meaning set forth in Section 2.01.

“Revolving Loan” means a Loan made pursuant to Section 2.01(a).

“S&P” means Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business.

“Sale/Leaseback Transaction” means an arrangement relating to property now owned or hereafter acquired by a Loan Party or a Restricted Subsidiary whereby such Loan Party or Restricted Subsidiary transfers such property to a Person and such Loan Party or Restricted Subsidiary leases it from such Person, other than leases between any Loan Party and a Restricted Subsidiary or between Restricted Subsidiaries.

“Sanctioned Country” means, at any time, a country, region or territory which is the subject or target of any Sanctions.

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, or by the United Nations Security Council, Her Majesty’s Treasury of the United Kingdom, the European Union or any EU member state, (b) a Canadian Blocked Person, or (c) any Person otherwise the subject of any Sanctions.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time (a) by the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, (b) by the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom, or (c) by a government of Canada pursuant to Canadian Economic Sanctions and Export Control Laws.

“Screen Rate” means in respect of the LIBO Rate for any Interest Period, the rate of interest published each Business Day in the Bloomberg Page BBAM1 (or on such other substitute Bloomberg page that displays rates at which U.S. dollar deposits are offered by leading banks in the London interbank deposit market), or the rate which is quoted by another source selected by Administrative Agent as an authorized information vendor for the purpose of displaying rates at which U.S. dollar deposits are offered by leading banks in the London interbank deposit market, in all cases, with a maturity comparable to such Interest Period; provided that if the Screen Rate, determined as provided above, would be less than zero, the Screen Rate shall for all purposes of this Agreement be zero.

“SEC” means the Securities and Exchange Commission of the U.S.

“Secured Obligations” means all U.S. Secured Obligations and Canadian Secured Obligations; provided however, Banking Services Obligations and Swap Agreement Obligations shall be Secured Obligations solely to the extent there is sufficient Collateral following satisfaction of all other Obligations in accordance with Section 2.18.

“Secured Parties” means (a) the Administrative Agent, (b) the Lenders, (c) each Issuing Bank, (d) Qualified Counterparties to whom any Banking Services Obligations are owing, (e) Qualified Counterparties to whom Swap Agreement Obligations constituting Secured Obligations hereunder are owing, and (f) the successors and assigns of each of the foregoing.

“Security Agreement” means and refers to each of the U.S. Security Agreement and the Canadian Security Agreements.

“Senior Representative” means, with respect to any Indebtedness, the trustee, administrative agent, collateral agent, security agent or similar agent under the indenture or agreement pursuant to which such Indebtedness is issued, incurred or otherwise obtained, as the case may be, and each of their successors in such capacities.

“Settlement” has the meaning assigned to such term in Section 2.05(d).

“Settlement Date” has the meaning assigned to such term in Section 2.05(d).

“Similar Business” has the meaning specified in Section 6.06.

“Solvent” means, with respect to any Person on any date of determination, taking into account any right of reimbursement, contribution or similar right available to such Person from other Persons, that on such date (i) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (ii) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (iii) such Person is able to realize upon its assets and pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (iv) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature, (v) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such

Person’s property would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which such Person is engaged, and (vi) such Person is not an “insolvent person” as such term is defined in the BIA.  In computing the amount of contingent liabilities at any time, it is intended that such liabilities will be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Special Purpose Receivables Subsidiary” means (i) a direct or indirect Subsidiary of the Company established in connection with a Permitted Wholesale A/R Financing for the acquisition of wholesale Accounts of a Loan Party or a Restricted Subsidiary to the extent the same are not included in the Borrowing Base hereunder, proceeds of such accounts receivable and other assets which are customarily transferred in connection with the financing or securitization of accounts receivable, which engages in no material activities other than in connection with the financing of accounts receivable of a Loan Party and/or Restricted Subsidiaries, and which is organized in a manner intended to reduce the likelihood that it would be substantively consolidated with the Company or any of the Subsidiaries (other than Special Purpose Receivables Subsidiaries) in the event the Company or any such Subsidiary becomes subject to a proceeding under the Bankruptcy Code (or other Insolvency Laws) and (ii) any subsidiary of a Special Purpose Receivables Subsidiary.

“Spot Rate” means, on any date, as determined by the Administrative Agent, the spot selling rate posted by Reuters on its website for the sale of the applicable currency for U.S. Dollars at approximately 11:00 a.m., New York City time, on such date (the “Applicable Quotation Date”); provided, that if, for any reason, no such spot rate is being quoted, the spot selling rate shall be determined by reference to such publicly available service for displaying exchange rates as may be reasonably selected by the Administrative Agent, or, in the event no such service is selected, such spot selling rate shall instead be the rate reasonably determined by the Administrative Agent as the spot rate of exchange in the market where its foreign currency exchange operations in respect of the applicable currency are then being conducted, at or about 11:00 a.m., New York City time, on the Applicable Quotation Date for the purchase of the relevant currency for delivery two Business Days later.

“Standby LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all standby Letters of Credit outstanding at such time plus (b) the aggregate amount of all LC Disbursements relating to standby Letters of Credit that have not yet been reimbursed by or on behalf of the Borrowers at such time.  The Standby LC Exposure of an Issuing Bank (in its capacity as such) shall be the Standby Exposure in respect of standby Letters of Credit issued by such Issuing Bank.  The Standby LC Exposure of any Lender at any time shall be its Applicable Percentage of the aggregate Standby LC Exposure at such time.

“Statements” has the meaning given to such term in Section 3.06(a).

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentage (including any marginal, special, emergency or supplemental reserves) established by the Board to which the Administrative Agent is subject with respect to the Adjusted LIBO Rate, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D of the Board. LIBOR Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D of the Board or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subordinated Indebtedness” of a Person means any Indebtedness of such Person the payment of which is subordinated to payment of the Secured Obligations to the written satisfaction of the Administrative Agent.

“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other business entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary” means any direct or indirect subsidiary of the Company or a Loan Party, as applicable.  Notwithstanding the foregoing or anything herein to the contrary none of IPCo JV or BRX or any of their respective Subsidiaries shall constitute a Subsidiary of the Company or any Subsidiary of the Company for purposes of this Agreement, but shall each be considered a Joint Venture for purposes hereof.

“Subsidiary Equity Interests” has the meaning specified in Section 3.02.

“Supported QFC” has the meaning set forth in Section 9.29.

“Swap Agreement” means any agreement with respect to any swap, forward, spot, future, credit default or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrowers or the Restricted Subsidiaries shall be a Swap Agreement.

“Swap Agreement Obligations” means any and all obligations of the Loan Parties and their Restricted Subsidiaries, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (a) any and all Swap Agreements permitted hereunder with a Lender or an Affiliate of a Lender, and (b) any and all cancellations, buy backs, reversals, terminations or assignments of any such Swap Agreement transaction.

“Swap Obligation” means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act or any rules or regulations promulgated thereunder.

“Swingline Exposure” means, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time. The Swingline Exposure of any Lender at any time shall be its Applicable Percentage of the aggregate Swingline Exposure at such time.

“Swingline Lender” means PNC, in its capacity as lender of Swingline Loans hereunder. Any consent required of the Administrative Agent or the Issuing Bank shall be deemed to be required of the Swingline Lender and any consent given by PNC in its capacity as Administrative Agent or Issuing Bank shall be deemed given by PNC in its capacity as Swingline Lender.

“Swingline Loan” has the meaning assigned to such term in Section 2.05(a).

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, withholdings, (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Agent” means Sixth Street Specialty Lending, Inc., as administrative agent under the Term Loan Agreement, and any successor or permitted assign thereof (or any Person acting in an analogous role).

“Term Loan Agreement” means that certain Credit Agreement, dated as of the date hereof, by and among the Company, the other Loan Parties, the Term Agent, and the banks and other financial institutions party thereto (or any analogous agreement governing any Indebtedness refunding, refinancing or replacing the Indebtedness under such agreement) (as amended, amended and restated, refinanced, replaced, supplemented or other modified from time to time in accordance with the ABL Intercreditor Agreement).

“Term Loan Documents” has the meaning assigned to the term “Loan Documents” (or any analogous term) in the Term Loan Agreement.

“Term Loan Obligations” has the meaning assigned to the term “Obligations” (or any analogous term) in the Term Loan Agreement.

“Term Loans” means the “Loans” (or any analogous term) as defined in the Term Loan Agreement.

“Test Period” means, as of any date of determination, the most recently completed four (4) fiscal quarters of the Loan Parties ended on or prior to such time (taken as one accounting period) for which financial statements have been delivered (or are required to have been delivered) to the Administrative Agent.

“Total Assets” means, at any date of determination, the consolidated total assets of the Company and its Restricted Subsidiaries as of the last day of the most recent fiscal quarter of the Company for which financial statements have been delivered pursuant to Section 5.01(a) or (b) as adjusted to give effect to any acquisition or Disposition of a Person or assets that may have occurred on or after the last day of such fiscal quarter.

“Trade Date” has the meaning set forth in Section 9.04(e).

“Transactions” means the execution, delivery and performance by the Loan Parties of this Agreement and the other Loan Documents, the borrowing of Loans and other credit extensions, the use of the proceeds thereof and the issuance of Letters of Credit hereunder.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York or in any other state the laws of which are required to be applied in connection with the issue of perfection of security interests.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unfinanced Capital Expenditures” means for any period, Capital Expenditures of the Company and its Restricted Subsidiaries made in cash during such period, except to the extent financed with the proceeds of Finance Lease Obligations or other Indebtedness (other than Loans incurred hereunder), common Equity Interests or Disqualified Stock, or casualty proceeds, condemnation proceeds, or other proceeds that would not be included in Consolidated EBITDA, less cash received from the sale of any fixed assets of the Company and its Restricted Subsidiaries (including, without limitation, equipment) during such period; provided that the aggregate amount of Unfinanced Capital Expenditures during such period may not be less than zero.

“Unfunded Pension Liability” means, in respect of a Canadian Defined Benefit Plan, any solvency deficiency or wind-up deficiency (as determined for the purposes of the Pension Benefits Act (Ontario) or other equivalent provincial legislation), as identified in the most recent actuarial valuation report that has been filed with the applicable pension regulator in respect of such Canadian Defined Benefit Plan.

“Unliquidated Obligations” means, at any time, any Secured Obligations (or portion thereof) that are contingent in nature or unliquidated at such time, including any Secured Obligation that is: (i) an obligation to reimburse a bank for drawings not yet made under a letter of credit issued by it; (ii) any other obligation (including any guarantee) that is contingent in nature at such time; or (iii) an obligation to provide collateral to secure any of the foregoing types of obligations.

“Unrestricted Subsidiary” means:

(1)          any Subsidiary of the Company that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors of the Company in the manner provided below; and

(2)          any Subsidiary of an Unrestricted Subsidiary.

The Company may designate any Subsidiary of the Company (including any newly acquired or newly formed Subsidiary of the Company) to be an Unrestricted Subsidiary by written notice to the Administrative Agent unless at the time of such designation such Subsidiary or any of its Subsidiaries owns any Equity Interests or Indebtedness of, or owns or holds any Lien on any property of, the Company or any other Restricted Subsidiary that is not a Subsidiary of the Subsidiary to be so designated, in each case at the time of such designation; provided, however, that the Subsidiary to be so designated and its Subsidiaries do not at the time of designation have and do not thereafter Incur any Indebtedness pursuant to which the lender has recourse to any of the assets of the Company or any of the Restricted Subsidiaries unless otherwise permitted under Section 6.02; provided, further, however, that either:

(a)          the Subsidiary to be so designated has total consolidated assets of $1,000 or less; or

(b)          if such Subsidiary has consolidated assets greater than $1,000, then such designation would be permitted under Section 6.02.

Notwithstanding the foregoing, no Unrestricted Subsidiary may own any Material Intellectual Property unless such Material Intellectual Property is subject to a non-exclusive, irrevocable (until the Obligations (other than contingent or indemnity obligations for which no claim has been made by the Person entitled thereof) have been paid in full and all Commitments have terminated), royalty-free license of such

Material Intellectual Property and applications in favor of the Administrative Agent for use in connection with the exercise of rights and remedies of the Secured Parties under the Loan Documents with respect to the ABL Priority Collateral, which license shall be substantially similar to the license described in Section 8(c) of the U.S. Security Agreement and Section 8(c) of the Canadian Security Agreement (or otherwise reasonably satisfactory to the Administrative Agent).

The Company may designate any Unrestricted Subsidiary to be a Restricted Subsidiary by written notice to the Administrative Agent; provided, however, that immediately after giving effect to such designation, the Company shall be in Pro Forma Compliance with the Payment Conditions.

In no event may any Subsidiary that is (x) a “Restricted Subsidiary” under (and as defined in) the Term Loan Agreement be designated an Unrestricted Subsidiary (unless such Subsidiary is designated an “Unrestricted Subsidiary” under the Term Loan Agreement prior or substantially concurrently with such designation) or (y) a “Restricted Subsidiary” (or an analogous concept) under the Other Secured Debt Loan Agreement be designated an Unrestricted Subsidiary (unless such Subsidiary is designated an “Unrestricted Subsidiary” under the Other Secured Debt Loan Agreement prior or substantially concurrently with such designation).  As of the date hereof, no entity is an Unrestricted Subsidiary.

“Unused Commitment Fee Rate” means (a) 0.50% per annum if the daily average of the outstanding aggregate principal amount of the Revolving Loans, Swingline Loans and the LC Exposure during the immediately preceding fiscal quarter of the Company is less than 50% of the Aggregate Commitments, and (b) 0.375% per annum if the daily average of the outstanding aggregate outstanding principal amount of the Revolving Loans, Swingline Loans and the LC Exposure during the immediately preceding fiscal quarter of the Company is equal to or greater than 50% of the Aggregate Commitments.

“U.S.” means the United States of America.

“U.S. Benefit Plan” means any of (a) an “employee benefit plan” (as defined in Section 3(3) of ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code to which Section 4975 of the Code applies, and (c) any Person whose assets include (for purposes of the Plan Asset Regulations or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“U.S. Borrowers” means, individually and collectively as the context may require, the Company and each U.S. Subsidiary Borrower.

“U.S. Borrowing Base” means:

(i) at any time from the Closing Date until the date that the Administrative Agent receives the Initial Field Examination and the Initial Appraisal (such period of time, the “Deemed Borrowing Base Period”):

(a)          the product of (i) 90% multiplied by (ii) the Eligible Credit Card Accounts of the U.S. Loan Parties at such time, plus

(b)         the product of (i) 55% multiplied by (ii) the book value of the U.S. Loan Parties’ Eligible Inventory (other than Eligible LC Inventory, Eligible In-Transit Inventory, and Eligible Consigned Inventory) at such time (the amount resulting from the foregoing calculation, the “Deemed U.S. Inventory Availability”), plus

(c)         the lesser of (i) 10% of the Deemed U.S. Inventory Availability at such time or (ii) the result of (1) the product of (x) 55% multiplied by (y) the book value of the U.S. Loan

Parties’ Eligible In-Transit Inventory and Eligible LC Inventory at such time minus (2) Reserves for in-transit delivery, minus

(d)          applicable Reserves; and

(ii)         at any time after the Deemed Borrowing Base Period:

(a)          the product of (i) 90% multiplied by (ii) the Eligible Credit Card Accounts of the U.S. Loan Parties at such time, plus

(b)         the product of (i) 90% multiplied by (ii) the Net Orderly Liquidation Value percentage identified in the most recent inventory appraisal ordered and received by the Administrative Agent multiplied by (iii) the U.S. Loan Parties’ Eligible Inventory (other than Eligible LC Inventory, Eligible In-Transit Inventory, and Eligible Consigned Inventory) at such time, valued at the lower of average cost or market, determined utilizing the retail method, as appropriate, or such other method approved in writing by the Administrative Agent at the request of the Borrower Representative (the amount resulting from the foregoing calculation, the “U.S. Inventory Availability”), plus

(c)          the lesser of (i) 15% of the U.S. Inventory Availability or (ii) the result of (1) the product of (x) 90% multiplied by (y) the Net Orderly Liquidation Value percentage identified in the most recent inventory appraisal ordered and received by the Administrative Agent multiplied by (z) the U.S. Loan Parties’ Eligible In-Transit Inventory and Eligible LC Inventory at such time, valued at the lower of average cost or market, determined utilizing the retail method, as appropriate, or such other method approved in writing by the Administrative Agent at the request of the Borrower Representative minus (2) Reserves for in-transit delivery, plus

(d)          the product of (i) 90% multiplied by (ii) the Net Orderly Liquidation Value percentage identified in the most recent inventory appraisal ordered and received by the Administrative Agent multiplied by (iii) the U.S. Loan Parties’ Eligible Consigned Inventory at such time, valued at the lower of average cost or market, determined utilizing the retail method, as appropriate, or such other method approved in writing by the Administrative Agent at the request of the Borrower Representative; provided, however, the amount added to the U.S. Borrowing Base pursuant to this clause (d) shall not exceed the lesser of (x) $30,000,000 and (y) the result of $30,000,000 minus the amount added to the Canadian Borrowing Base at such time pursuant to clause (d) of the definition of Canadian Borrowing Base, minus

(e)          applicable Reserves.

Subject to the provisions hereof expressly permitting the Administrative Agent to adjust Reserves, the U.S. Borrowing Base at any time (including, for the avoidance of doubt, during the Deemed Borrowing Base Period) shall be determined by reference to the most recent Borrowing Base Certificate delivered to the Administrative Agent pursuant to Section 5.01(e) (or, prior to the first such delivery, delivered to the Administrative Agent pursuant to Section 4.01(r)).

“U.S. Collateral” means any and all property owned, leased or operated by a U.S. Loan Party covered by the Collateral Documents and any and all other property of any U.S. Loan Party, now existing or hereafter acquired, that may at any time be or become subject to a security interest or Lien in favor of the Administrative Agent to secure the Secured Obligations.

“U.S. Credit Exposure” means, as to any Lender at any time, the sum of (a) such Lender’s U.S. Revolving Exposure plus (b) such Lender’s Applicable Percentage of the aggregate amount of U.S. Overadvances and U.S. Protective Advances outstanding.

“U.S. Dollar” or “$”means the lawful money of the United States of America.

“U.S. Guaranteed Obligations” has the meaning set forth in Section 10.01.

“U.S. Guarantor” means each Domestic Subsidiary of a Borrower that is listed on the signature pages hereto as a Guarantor or that becomes a party hereto as a Guarantor pursuant to Section 5.14, in each case, until such Subsidiary’s U.S. Guaranty is released in accordance herewith.

“U.S. Guaranty” means Article X of this Agreement.

“U.S. Loan Parties” means the U.S. Borrowers and the U.S. Guarantors.

“U.S. Obligated Party” has the meaning set forth in Section 10.02.

“U.S. Obligations” means, with respect to the U.S. Loan Parties, all unpaid principal of and accrued and unpaid interest on the Loans to the U.S. Borrowers, all LC Exposure, all accrued and unpaid fees and all expenses, reimbursements  (including pursuant to Section 2.06(a)), indemnities and other obligations of the U.S. Loan Parties to the Lenders or to any Lender, the Administrative Agent, any Issuing Bank or any indemnified party arising under the Loan Documents (including guarantee obligations and interest, costs, fees and other amounts accruing during the pendency of any proceeding under any Insolvency Laws, regardless of whether allowed or allowable in such proceeding) but, in each case, excluding any obligations of the U.S. Parties in respect of the Canadian Obligations.

“U.S. Overadvance” means any Overadvance made to or for the benefit of a U.S. Borrower.

“U.S. Person” means a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“U.S. Protective Advance” means a Protective Advance made to, on behalf of or in respect of a U.S. Borrower.

“U.S. Revolving Exposure” means, with respect to any Lender at any time, the sum of (a) the outstanding principal amount of such Lender’s U.S. Revolving Loans, LC Exposure and U.S. Swingline Exposure at such time, plus (b) an amount equal to its Applicable Percentage of the aggregate principal amount of U.S. Overadvances and U.S. Protective Advances outstanding at such time.

“U.S. Revolving Loan” means a Revolving Loan made by the Lenders to any U.S. Borrower.

“U.S. Secured Obligations” means all U.S. Obligations, together with all (a) Banking Services Obligations of the U.S. Borrowers or any Restricted Subsidiary (other than a Canadian Loan Party) of a U.S. Borrower; and (b) Swap Agreement Obligations of the U.S. Borrowers or any Restricted Subsidiary (other than a Canadian Loan Party) of a U.S. Borrower owing to one or more Qualified Counterparties; provided that Excluded Swap Obligations with respect to any Loan Party shall not be U.S. Secured Obligations of such Loan Party.

“U.S. Security Agreement” means that certain Security Agreement, in form and substance reasonably satisfactory to the Administrative Agent and the Lenders, dated as of the Closing Date, among the U.S. Loan Parties and the Administrative Agent, and, as the context requires, any other pledge or security agreement entered into, after the Closing Date by any other U.S. Loan Party (as required by this Agreement or any other Loan Document), or any other Person, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“U.S. Special Resolution Regimes” has the meaning set forth in Section 9.29.

“U.S. Subsidiary Borrowers” means, collectively (i) each Domestic Subsidiary of the Company that is a party to this Agreement as a “Borrower” on the date hereof and (ii) each Domestic Subsidiary of the Company that becomes a party to this Agreement as a “Borrower” after the date hereof pursuant to Section 5.14, in each case, until such time as such Domestic Subsidiary is released from its obligations under the Loan Documents in accordance with this Agreement.

“U.S. Swingline Exposure” means, at any time, the sum of the aggregate principal amount of all outstanding U.S. Swingline Loans at such time. The U.S. Swingline Exposure of any Lender at any time shall be its Applicable Percentage of the total U.S. Swingline Exposure at such time.

“U.S. Swingline Loan” means a Swingline Loan made to a U.S. Borrower.

“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 2.17(f)(ii)(B)(3).

“USA PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness or Disqualified Stock or Preferred Stock, as the case may be, at any date, the quotient obtained by dividing (1) the sum of the products of the number of years from the date of determination to the date of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Disqualified Stock or Preferred Stock multiplied by the amount of such payment, by (2) the sum of all such payments.

“Wholly Owned Subsidiary” of any Person means a Restricted Subsidiary of such Person 100% of the outstanding Equity Interests or other ownership interests of which (other than directors’ qualifying shares or shares required pursuant to applicable Requirements of Law) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Write-Down and Conversion Powers” means (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

SECTION 1.02    Classification of Loans and Borrowings.  For purposes of this Agreement, Loans and Borrowings may be classified and referred to by Class (e.g., a “U.S. Revolving Loan” or a “U.S. Revolving Borrowing”) or by Type (e.g., a “LIBOR Loan” or a “LIBOR Borrowing”) or by Class and Type (e.g., a “LIBOR U.S. Revolving Loan”).

SECTION 1.03    Terms Generally.  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “law” shall be construed as referring to all statutes, rules, regulations, codes and other laws (including official rulings and interpretations thereunder having the force of law or with which affected Persons customarily comply) and all judgments, orders and decrees of all Governmental Authorities. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, supplements or modifications set forth herein or in the other Loan Documents), (b) any definition of or reference to any statute, rule or regulation shall be construed as referring thereto as from time to time amended, supplemented or otherwise modified (including by succession of comparable successor laws), (c) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to any restrictions on assignments set forth herein) and, in the case of any Governmental Authority, any other Governmental Authority that shall have succeeded to any or all functions thereof, (d) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (e) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (f) any reference in any definition to the phrase “at any time” or “for any period” shall refer to the same time or period for all calculations or determinations within such definition, and (g) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

For purposes of any Collateral located in the Province of Quebec or charged by any deed of hypothec (or any other Loan Document) and for all other purposes pursuant to which the interpretation or construction of a Loan Document may be subject to the laws of the Province of Quebec or a court or tribunal exercising jurisdiction in the Province of Québec, (a) “priority” shall be deemed to include “rank” or “prior claim”, as applicable, (b) “beneficial ownership” shall be deemed to include “ownership”, (c) “leasehold interest” shall be deemed to include “valid rights resulting from a lease”, (d) “lease” shall be deemed to include a “lease” or a “contract of leasing (crédit-bail)”, as applicable, (e) “personal property” shall be deemed to include “movable property”, (f) “real property” shall be deemed to include “immovable property”, (g) “tangible property” shall be deemed to include “corporeal property”, (h) “intangible property” shall be deemed to include “incorporeal property”, (i) “security interest”, “lien” and “mortgage” shall be deemed to include a “hypothec”, “prior claim”, “reservation of ownership” and a “resolutory clause”, as applicable, (j) all references to filing, registering or recording under the UCC or the PPSA shall be deemed to include publication by registration under the Civil Code of Québec, (k) all references to “perfection” of or “perfected” Liens shall be deemed to include a reference to the “opposability” of such Liens to third parties, (l) any “right of offset”, “right of setoff” or similar expression shall be deemed to include a “right of compensation”, (m) “goods” shall be deemed to include “corporeal movable property” other than chattel paper, documents of title, instruments, money and securities, (n) an “agent” shall be deemed to include a “mandatary”, and (o) “deposit account” shall be deemed to include a “financial account” (within the meaning of Article 2713.6 of the Civil Code of Québec).

SECTION 1.04    Accounting Terms; GAAP.  Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if after the date hereof there occurs (a) any change in GAAP or in the application thereof on the operation of any provision hereof or (b) any change in the historical accounting practices, systems or reserves relating to the components of the Borrowing Base that is adverse to the Lenders in any material respect, and the Borrower Representative notifies the Administrative Agent that the Borrowers request an amendment to any provision hereof to eliminate the effect of such change (or if the Administrative Agent notifies the Borrower Representative that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change, then the provisions herein shall be interpreted on the basis of GAAP as in effect and applied, or based on the historical accounting practices, systems or reserves in effect, in each case, immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith, and the Borrower Representative, the Administrative Agent and the Lenders agree to negotiate in good faith with respect to any proposed amendment to eliminate or adjust for the effect of any such change. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made (i) without giving effect to any election under Financial Accounting Standards Board Accounting Standards Codification 825-10-25 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect or any successor thereto) to value any Indebtedness or other liabilities of the Company or any Subsidiary at “fair value”, as defined therein and (ii) without giving effect to any treatment of Indebtedness in respect of convertible debt instruments under Financial Accounting Standards Board Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof.

SECTION 1.05    [Reserved.]

SECTION 1.06    Status of Obligations.  In the event that any Borrower or any other Loan Party shall at any time issue or have outstanding any Subordinated Indebtedness, such Borrower shall take or cause such other Loan Party to take all such actions as shall be necessary to cause the Secured Obligations to constitute senior indebtedness (however denominated) in respect of such Subordinated Indebtedness and to enable the Administrative Agent and the Lenders to have and exercise any payment blockage or other remedies available or potentially available to holders of senior indebtedness under the terms of such Subordinated Indebtedness, in each case, to the extent set forth in the applicable subordination agreement. Without limiting the foregoing, the Secured Obligations are hereby designated as “senior indebtedness” and as “designated senior indebtedness” and words of similar import under and in respect of any indenture or other agreement or instrument under which such Subordinated Indebtedness is outstanding and are further given all such other designations as shall be required under the terms of any such Subordinated Indebtedness in order that the Lenders may have and exercise any payment blockage or other remedies available or potentially available to holders of senior indebtedness under the terms of such Subordinated Indebtedness, in each case, to the extent set forth in the applicable subordination agreement.

SECTION 1.07    Exchange Rates.  Without limiting the other terms of this Agreement, the calculations and determinations under this Agreement of any amount in any currency other than U.S. Dollars shall be deemed to refer to the Dollar Amount thereof, as the case may be, and all Borrowing Base Certificates delivered under this Agreement shall express such calculations or determinations in U.S. Dollars or the Dollar Amount thereof, as the case may be. Each requisite currency translation shall be based on the Spot Rate.

SECTION 1.08    Divisions.  For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws):  (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.

ARTICLE II.

THE CREDITS

SECTION 2.01    Commitments.  Subject to the terms and conditions set forth herein, each Lender severally agrees, from time to time during the Availability Period, to make U.S. Revolving Loans denominated in U.S. Dollars to the U.S. Borrowers and Canadian Revolving Loans denominated in U.S. Dollars to the Canadian Borrowers, in an aggregate principal amount that will not result in:

(i)           such Lender’s Revolving Exposure exceeding such Lender’s Commitment;

(ii)         the Aggregate Credit Exposure exceeding the Aggregate Commitments;

(iii)        the sum of (A) the Aggregate U.S. Revolving Exposure plus (B) the Canadian Over-Usage Amount, exceeding the U.S. Borrowing Base;

(iv)        the Aggregate Credit Exposure of all Lenders exceeding the Aggregate Borrowing Base; or

(v)          the Aggregate Canadian Revolving Exposure exceeding the Canadian Sublimit;

subject to the Administrative Agent’s authority, in its sole discretion, to make Protective Advances and Overadvances pursuant to the terms of Sections 2.04 and 2.05. The limitations on Borrowings referred to in clauses (i) through (v) are referred to collectively as the “Revolving Exposure Limitations.” Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrowers may borrow, prepay and reborrow Revolving Loans.

SECTION 2.02    Loans and Borrowings.  (a) Each Loan (other than a Swingline Loan) shall be made as part of a Borrowing consisting of Loans of the same Class and Type made by the Lenders ratably in accordance with their respective Commitments. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required. Any Protective Advance, any Overadvance and any Swingline Loan shall be made in accordance with the procedures set forth in Sections 2.04 and 2.05.

(b)          All Borrowings shall be denominated in U.S. Dollars. Subject to Section 2.14, each Borrowing shall be comprised entirely of ABR Loans or LIBOR Loans as the Borrower Representative may request in accordance herewith, provided that, subject to a funding indemnity letter in form and substance reasonably satisfactory to the Administrative Agent, all Borrowings made on the Closing Date will be made as LIBOR Borrowings. Each Swingline Loan shall be an ABR Loan. Each Lender at its option may make any Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan (and in the case of an Affiliate, the provisions of Sections 2.14, 2.15, 2.16 and 2.17 shall apply to such Affiliate to the same extent as to such Lender); provided, however, (i) the exercise of such option shall be recorded in the Register in accordance with Section 9.04(b)(iv) and such Affiliate shall have provided the tax forms required by 2.17(f) to the Administrative Agent, and (ii) any that any exercise of such option shall not affect the obligation of the Borrowers to repay such Loan in accordance with the terms of this Agreement.

(c)          At the commencement of each Interest Period for any LIBOR Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $1,000,000. At the time that each ABR Revolving Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $100,000 and not less than $1,000,000; provided that an ABR Borrowing may be in an aggregate amount that is equal to the entire unused balance of the Aggregate Commitments or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.06(d).  Each Swingline Loan shall be in an amount that is an integral multiple of $100,000 and not less than $1,000,000. Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be, collectively, more than a total of six (6) LIBOR Borrowings outstanding.

(d)          Notwithstanding any other provision of this Agreement, the Borrower Representative shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

SECTION 2.03    Requests for Borrowings.  To request a Borrowing, the Borrower Representative shall notify the Administrative Agent of such request in writing (whether through Administrative Agent’s pinnacle system or other form of electronic submission acceptable to the Administrative Agent) in a form approved by the Administrative Agent and signed by the Borrower Representative not later than (a) in the case of a LIBOR Borrowing, 1:00 p.m., New York time, three (3) Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing (other than a Swingline Borrowing), 1:00 p.m., New York time, on the date of the proposed Borrowing; provided that any such notice of an ABR Revolving Borrowing to finance the reimbursement of an LC Disbursement as contemplated by Section 2.06(e) may be given not later than 10:00 a.m., New York time, on the date of such proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery, facsimile, or emailed pdf to the Administrative Agent of a written Borrowing Request signed by the Borrower Representative. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

(i)          the name of the applicable Borrower(s) and whether such Borrowing is a U.S. Borrowing or Canadian Borrowing;

(ii)         the aggregate amount of the requested Borrowing and a breakdown of the separate wires comprising such Borrowing;

(iii)        the date of such Borrowing, which shall be a Business Day;

(iv)         the Type of such Borrowing; and

(v)          in the case of a LIBOR Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period.”

Any Borrowing Request that shall fail to specify any of the information required by the preceding provisions of this paragraph may be rejected by the Administrative Agent if such failure is not corrected promptly after the Administrative Agent shall give written or telephonic notice thereof to the Borrower Representative and, if so rejected, will be of no force or effect. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

SECTION 2.04    Protective Advances.

(a)          Subject to the limitations set forth below, after the Closing Date, the Administrative Agent is authorized by the Borrowers and the Lenders, from time to time in the Administrative Agent’s sole discretion (but shall have absolutely no obligation to), to make Loans to the U.S. Borrowers or the Canadian Borrowers, as applicable, on behalf of all Lenders, which the Administrative Agent, in its Permitted Discretion, deems necessary or desirable (i) to preserve or protect the applicable Collateral, or any portion thereof, (ii) to enhance the likelihood of, or maximize the amount of, repayment of the applicable Loans and other applicable Obligations, or (iii) to pay any other amount chargeable to or required to be paid by the applicable Borrower pursuant to the terms of this Agreement, including payments of reimbursable expenses (including costs, fees, and expenses as described in Section 9.03) and other sums payable under the Loan Documents (any of such Loans are herein referred to as “Protective Advances”); provided that (i) the aggregate principal amount of outstanding Protective Advances shall not, at any time, exceed (x) 5% of the Aggregate Commitments then in effect or (y) when aggregated with the aggregate outstanding principal amount of Overadvances, 10% of the Aggregate Commitments then in effect; provided further that no Protective Advance shall be made if after giving effect thereto, any Lender’s Revolving Exposure shall exceed such Lender’s Commitment. Protective Advances may be made even if the conditions precedent set forth in Section 4.02 have not been satisfied.  Subject to Section 9.21, the Protective Advances shall be secured by the Liens in favor of the Administrative Agent in and to the applicable Collateral and shall constitute U.S. Obligations or Canadian Obligations, as applicable, hereunder. All Protective Advances shall be in U.S. Dollars and ABR Borrowings. The Administrative Agent’s authorization to make Protective Advances may be revoked at any time by the Required Lenders. Any such revocation must be in writing and shall become effective prospectively upon the Administrative Agent’s receipt thereof. At any time the making of such Revolving Loan would not violate the Revolving Exposure Limitations and the conditions precedent set forth in Section 4.02 have been satisfied, the Administrative Agent may request the Lenders to make a Revolving Loan to repay a Protective Advance. At any other time the Administrative Agent may require the Lenders to fund their risk participations described in Section 2.04(b).

(b)          Upon the making of a Protective Advance by the Administrative Agent (whether before or after the occurrence of a Default), each Lender shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably purchased from the Administrative Agent, without recourse or warranty, an undivided interest and participation in such Protective Advance in proportion to its Applicable Percentage. From and after the date, if any, on which any Lender is required to fund its participation in any Protective Advance purchased hereunder, the Administrative Agent shall promptly distribute to such Lender, such Lender’s Applicable Percentage of all payments of principal and interest and all proceeds of Collateral (subject to Section 9.21) received by the Administrative Agent in respect of such Protective Advance; provided that no Lender holding a Commitment shall be obligated in any event to make Revolving Loans in an amount in excess of its Commitment minus its Applicable Percentage (taking into account any reallocations under Section 2.20) of the LC Exposure of all outstanding Letters of Credit.

SECTION 2.05    Swingline Loans and Overadvances.

(a)          The Administrative Agent, the Swingline Lender and the Lenders agree that in order to facilitate the administration of this Agreement and the other Loan Documents, promptly after the Borrower Representative requests an ABR Borrowing, the Swingline Lender may, at its election and option made in its sole discretion cancelable at any time for any reason whatsoever, have the terms of this Section 2.05(a) apply to such Borrowing Request by advancing, on behalf of the Lenders and in the amount requested, same day funds to the applicable Borrowers, on the date of the applicable Borrowing to the applicable Funding Account(s) (each such Loan made solely by the Swingline Lender pursuant to this Section 2.05(a) is referred to in this Agreement as a “Swingline Loan”), with settlement among them as to the Swingline Loans to take place on a periodic basis as set forth in Section 2.05(d). Each Swingline Loan shall be subject to all the terms and conditions applicable to other ABR Loans funded by the Lenders, except that all payments thereon shall be payable to the Swingline Lender solely for its own account. The aggregate Dollar Amount of Swingline Loans outstanding at any time (a) drawn under the U.S. Borrowing Base, shall not exceed $40,000,000 and (b) drawn under the Canadian Borrowing Base, shall not exceed $2,000,000.  The Swingline Lender shall not make any Swingline Loan if, after giving effect thereto, the Borrowers would not be in compliance with the Revolving Exposure Limitations. All Swingline Loans shall be ABR Borrowings in U.S. Dollars.  Swingline Lender’s agreement to make Swingline Loans under this Agreement is cancelable at any time for any reason whatsoever and the making of Swingline Loans by Swingline Lender from time to time shall not create any duty or obligation, or establish any course of conduct, pursuant to which Swingline Lender shall thereafter be obligated to make Swingline Loans in the future.

(b)          Any provision of this Agreement to the contrary notwithstanding, at the request of the Borrower Representative, the Administrative Agent may in its sole discretion (but with absolutely no obligation), make Revolving Loans to the Borrowers, on behalf of the Lenders, in amounts that exceed Availability (any such excess Revolving Loans are herein referred to collectively as “Overadvances”); provided that, no Overadvance shall result in a Default due to Borrowers’ failure to comply with Section 2.01 for so long as such Overadvance remains outstanding in accordance with the terms of this paragraph, but solely with respect to the amount of such Overadvance; provided, further that the aggregate amount of outstanding Overadvances shall not, at any time, exceed (x) 5% of the Aggregate Commitments then in effect or (y) when aggregated with the aggregate outstanding amount of Protective Advances then outstanding, 10% of the Aggregate Commitments then in effect; provided further that no Overadvance shall be made if after giving effect thereto, any Lender’s Revolving Exposure shall exceed such Lender’s Commitment. Overadvances may be made even if the condition precedent set forth in Section 4.02(c) has not been satisfied. All Overadvances shall be in U.S. Dollars and ABR Borrowings. The applicable Borrowers shall be required to repay each Overadvance no later than the 30th day after the date of the making thereof. The Administrative Agent’s authorization to make Overadvances may be revoked at any time by the Required Lenders. Any such revocation must be in writing and shall become effective prospectively upon the Administrative Agent’s receipt thereof.

(c)          Upon the making of a Swingline Loan or an Overadvance (whether before or after the occurrence of a Default and regardless of whether a Settlement has been requested with respect to such Swingline Loan or Overadvance), each Lender shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably purchased from the Swingline Lender or the Administrative Agent, as the case may be, without recourse or warranty, an undivided interest and participation in such Swingline Loan or Overadvance in proportion to its Applicable Percentage of the Commitment. The Swingline Lender or the Administrative Agent may, at any time, require the Lenders to fund their participations. From and after the date, if any, on which any Lender is required to fund its participation in any Swingline Loan or Overadvance purchased hereunder, the Administrative Agent shall promptly distribute to such Lender, such Lender’s Applicable Percentage of all payments of principal and interest and all proceeds of Collateral (subject to Section 9.21) received by the Administrative Agent in respect of such Loan; provided that no Lender holding a Commitment shall be obligated in any event to make Revolving Loans in an amount in excess of its Commitment minus its Applicable Percentage (taking into account any reallocations under Section 2.20) of the LC Exposure of all outstanding Letters of Credit.

(d)          The Administrative Agent, on behalf of the Swingline Lender, shall request settlement (a “Settlement”) with the Lenders on at least a weekly basis or on any date that the Administrative Agent elects or that Swingline Lender at its own option exercisable for any reason may request, by notifying the Lenders of such requested Settlement by facsimile, telephone, or electronic transmission no later than 3:00 p.m. on the date of such requested Settlement (the “Settlement Date”). Each Lender (other than the Swingline Lender, in the case of the Swingline Loans) shall transfer the amount of such Lender’s Applicable Percentage of the outstanding principal amount of the applicable Loan (plus interest accrued thereon to the extent requested by Administrative Agent) with respect to which Settlement is requested to the Administrative Agent, to such account of the Administrative Agent as the Administrative Agent may designate, not later than 5:00 p.m. on such Settlement Date if requested by 3:00 p.m., otherwise not later than 5:00 p.m. the next Business Day. Settlements may occur during the existence of a Default and whether or not the applicable conditions precedent set forth in Section 4.02 have then been satisfied or the Commitments have otherwise been terminated. Such amounts transferred to the Administrative Agent shall be applied against the amounts of the Swingline Lender’s Swingline Loans and, together with Swingline Lender’s Applicable Percentage of such Swingline Loan, shall constitute Revolving Loans of such Lenders, respectively. If any such amount is not transferred to the Administrative Agent by any Lender on such Settlement Date, the Swingline Lender shall be entitled to recover from such Lender on demand such amount, together with interest thereon, as specified in Section 2.07.

SECTION 2.06    Letters of Credit.

(a)          General.  Subject to the terms and conditions hereof, on and after the Closing Date, an Issuing Bank shall issue or cause the issuance of standby and/or commercial letters of credit denominated in U.S. Dollars (“Letters of Credit”) for the account of any U.S. Borrower, either for its support or the support of any of its Restricted Subsidiaries’ obligations, so long as, after the issuance thereof, (i) the LC Exposure shall not exceed $50,000,000, (ii) LC Exposure of any Issuing Bank shall not exceed such Issuing Bank’s LC Individual Sublimit, and (iii) the Borrowers will be in compliance with the Revolving Exposure Limitations.  All disbursements or payments related to Letters of Credit shall be deemed to be U.S. Revolving Loans and shall bear interest at the Applicable Rate for ABR Loans.  Letters of Credit that have not been drawn upon shall not bear interest (but fees shall accrue in respect of outstanding Letters of Credit as provided in Section 2.12(b) hereof). Notwithstanding any other provision of this Agreement, no Issuing Bank shall be under any obligation to issue any Letter of Credit if (i) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the Issuing Bank from issuing any Letter of Credit, or any law applicable to the Issuing Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the Issuing Bank shall prohibit, or request that the Issuing Bank refrain from, the issuance of letters of credit generally or the Letter of Credit in particular or shall impose upon the Issuing Bank with respect to the Letter of Credit any restriction, reserve or capital requirement (for which the Issuing Bank is not otherwise compensated hereunder) not in effect on the date of this Agreement, or shall impose upon the Issuing Bank any unreimbursed loss, cost or expense which was not applicable on the date of this Agreement, and which the Issuing Bank in good faith deems material to it, or (ii) the issuance of the Letter of Credit would violate one or more policies of the Issuing Bank applicable to letters of credit generally. Each U.S. Borrower unconditionally and irrevocably agrees that, in connection with any Letter of Credit issued for the support of any Restricted Subsidiary’s obligations as provided in the first sentence of this paragraph, such Borrower will be fully responsible for the reimbursement of LC Disbursements in accordance with the terms hereof, the payment of interest thereon and the payment of fees due under this Agreement to the same extent as if it were the sole account party in respect of such Letter of Credit (such Borrower hereby irrevocably waiving any defenses that might otherwise be available to it as a guarantor or surety of the obligations of such Restricted Subsidiary that is an account party in respect of any such Letter of Credit).

(b)          Issuance of Letters of Credit.

(i)          Borrower Representative, on behalf of any U.S. Borrower, either for the support of any obligations of any U.S. Borrower’s or any Restricted Subsidiary thereof, may request an Issuing Bank to issue or cause the issuance, amendment, or extension of a Letter of Credit by delivering to the Issuing Bank, with a copy to Administrative Agent at the Payment Office, prior to 1:00 p.m., at least five (5) Business Days prior to the proposed date of issuance, amendment, or extension (or such shorter period as may be agreed to by the Issuing Bank and Administrative

Agent), such Issuing Bank’s form of Letter of Credit Application (the “Letter of Credit Application”) completed to the satisfaction of Administrative Agent and the Issuing Bank (which shall include, among other things, the amount of such Letter of Credit); and, such other certificates, documents and other papers and information as Administrative Agent or the Issuing Bank may reasonably request.  No Issuing Bank shall issue any requested Letter of Credit if such Issuing Bank has received notice at least one day prior to the requested date of issuance, amendment or extension of the applicable Letter of Credit, from Administrative Agent or any Lender that one or more of the applicable conditions set forth in Section 4.02 of this Agreement have not been satisfied or the commitments of Lenders to make Revolving Loans hereunder have been terminated for any reason.

(ii)         Each Letter of Credit shall, among other things, (i) provide for the payment of sight drafts, other written demands for payment, or acceptances of usance drafts when presented for honor thereunder in accordance with the terms thereof and when accompanied by the documents described therein and (ii) have an expiry date not later than twelve (12) months after such Letter of Credit’s date of issuance, provided that a Letter of Credit may include a provision for the automatic extension of the Letter of Credit, but in no event expire later than the Maturity Date (except that a Letter of Credit may expire up to one year beyond the Expiration Date if such Letter of Credit has been Cash Collateralized on or prior to date of issuance thereof).  Each standby Letter of Credit shall be subject either to the Uniform Customs and Practice for Documentary Credits as most recently published by the International Chamber of Commerce at the time a Letter of Credit is issued (the “UCP”) or the International Standby Practices (International Chamber of Commerce Publication Number 590) (the “ISP98 Rules”), or any subsequent revision thereof at the time a standby Letter of Credit is issued, as determined by Issuing Bank, and each commercial Letter of Credit shall be subject to the UCP. In addition, no commercial Letter of Credit may permit the presentation of an ocean bill of lading that includes a condition that the original bill of lading is not required to claim the goods shipped thereunder.

(iii)        Administrative Agent shall use its reasonable efforts to notify Lenders of the request by Borrower Representative for a Letter of Credit hereunder.

(c)          Requirements For Issuance of Letters of Credit.

(i)         Borrower Representative shall authorize and direct any Issuing Bank to name the applicable U.S. Borrower as the “Applicant” or “Account Party” of each Letter of Credit.  If Administrative Agent is not the Issuing Bank of any Letter of Credit, Borrower Representative shall authorize and direct the applicable Issuing Bank to deliver to Administrative Agent all instruments, documents, and other writings and property received by such Issuing Bank pursuant to the Letter of Credit and to accept and rely upon Administrative Agent’s instructions and agreements with respect to all matters arising in connection with the Letter of Credit, and the application therefor.

(ii)         In connection with all commercial Letters of Credit issued or caused to be issued by an Issuing Bank under this Agreement, each U.S. Borrower hereby appoints the Issuing Bank, or its designee, as its attorney, with full power and authority if an Event of Default shall have occurred and for as long as such Event of Default is continuing: (i) to sign and/or endorse such Borrower’s name upon any warehouse or other receipts, and acceptances; (ii) to sign such Borrower’s name on bills of lading; (iii) to clear Inventory through the United States of America Customs Department (“Customs”) in the name of such Borrower or Issuing Bank or Issuing Bank’s designee, and to sign and deliver to Customs officials powers of attorney in the name of such Borrower for such purpose; and (iv) to complete in such Borrower’s name or Issuing Bank’s, or in the name of Issuing Bank’s designee, any order, sale or transaction, obtain the necessary documents in connection therewith, and collect the proceeds thereof.  Neither Administrative Agent, Issuing

Bank nor their attorneys will be liable for any acts or omissions nor for any error of judgment or mistakes of fact or law taken in accordance with this Section 2.06, except for Administrative Agent’s, Issuing Bank’s or their respective attorney’s gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final non-appealable judgment).  This power, being coupled with an interest, is irrevocable as long as any Letters of Credit remain outstanding.

(d)          Disbursements, Reimbursement.

(i)          Immediately upon the issuance of each Letter of Credit, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Issuing Bank a participation in such Letter of Credit and each drawing thereunder in an amount equal to such Lender’s Applicable Percentage of the LC Exposure (as in effect from time to time) and the amount of such drawing, respectively.

(ii)         In the event of any request for a drawing under a Letter of Credit by the beneficiary or transferee thereof, the Issuing Bank will promptly notify Administrative Agent and Borrower Representative.  Regardless of whether Borrower Representative shall have received such notice, U.S. Borrowers shall reimburse (such obligation to reimburse Issuing Bank shall sometimes be referred to as a “Reimbursement Obligation”) Issuing Bank prior to 1:00 p.m., New York time, on each date that an amount is paid by Issuing Bank under any Letter of Credit (each such date, a “Drawing Date”) in an amount equal to such LC Disbursement so paid by the Issuing Bank.  In the event the U.S. Borrowers fail to reimburse Issuing Bank for the full amount of any drawing under any Letter of Credit by 1:00  p.m., New York time, on the Drawing Date, Issuing Bank will promptly notify Administrative Agent and each Lender holding a Commitment thereof, and U.S. Borrowers shall be automatically deemed to have requested that a U.S. Revolving Loan in an amount equal to such payment to be maintained as an ABR Loan be made by Lenders to be disbursed on the Drawing Date under such Letter of Credit, and Lenders holding the Commitments shall be unconditionally obligated to fund such Revolving Loan (all whether or not the conditions specified in Section 4.02 are then satisfied or the commitments of Lenders to make Revolving Loans hereunder have been terminated for any reason) as provided for in Section 2.06(d)(iii) below.  Any notice given by Issuing Bank pursuant to this Section 2.06(d)(ii) may be oral if promptly confirmed in writing; provided that the lack of such a confirmation shall not affect the conclusiveness or binding effect of such notice.

(iii)        Each Lender holding a Commitment shall upon any notice pursuant to Section 2.06(d)(ii) make available to Issuing Bank through Administrative Agent at the Payment Office an amount in immediately available funds equal to its Applicable Percentage (subject to any contrary provisions of Section 2.20) of the amount of the drawing, whereupon the participating Lenders shall (subject to Section 2.06(d)(iv)) each be deemed to have made a U.S. Revolving Loan maintained as an ABR Loan to U.S. Borrowers in that amount.  If any Lender holding a Commitment so notified fails to make available to Administrative Agent, for the benefit of Issuing Bank, the amount of such Lender’s Applicable Percentage of such amount by 2:00 p.m. on the Drawing Date, then interest shall accrue on such Lender’s obligation to make such payment, from the Drawing Date to the date on which such Lender makes such payment (1) at a rate per annum equal to the Federal Funds Effective Rate during the first three (3) days following the Drawing Date and (2) at a rate per annum equal to the rate applicable to U.S. Revolving Loans maintained as an ABR Loan on and after the fourth day following the Drawing Date.  Administrative Agent and Issuing Bank will promptly give notice of the occurrence of the Drawing Date, but failure of Administrative Agent or Issuing Bank to give any such notice on the Drawing Date or in sufficient time to enable any Lender holding a Commitment to effect such payment on such date shall not relieve such Lender from its obligations under this Section 2.06(d)(iii), provided that such Lender shall not be obligated to pay interest as provided in Section 2.06(d)(iii)(1) and (2) until and commencing from the date of receipt of notice from Administrative Agent or Issuing Bank of a drawing.

(iv)       With respect to any unreimbursed drawing that is not converted into a U.S. Revolving Loan maintained as an ABR Loan to U.S. Borrowers in whole or in part as contemplated by Section 2.06(d)(ii), for any reason, U.S. Borrowers shall be deemed to have incurred from Administrative Agent a borrowing (each a “Letter of Credit Borrowing”) in the amount of such drawing.  Such Letter of Credit Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the rate per annum applicable to a U.S. Revolving Loan maintained as an ABR Loan.  Each applicable Lender’s payment to Administrative Agent pursuant to Section 2.06(d)(iii) shall be deemed to be a payment in respect of its participation in such Letter of Credit Borrowing and shall constitute a “Participation Advance” from such Lender in satisfaction of its obligation to participate in respect of the applicable Letter of Credit under this Section 2.06(d).

(v)          Each applicable Lender’s obligations hereunder to participate in respect of the Letters of Credit shall continue until the last to occur of any of the following events: (x) Issuing Bank ceases to be obligated to issue or cause to be issued Letters of Credit hereunder; (y) no Letter of Credit issued or created hereunder remains outstanding and uncancelled; and (z) all Persons (other than U.S. Borrowers) have been fully reimbursed for all payments made under or relating to Letters of Credit.

(e)          Repayment of Participation Advances.  Upon (and only upon) receipt by Administrative Agent for the account of Issuing Bank of immediately available funds from U.S. Borrowers (i) in reimbursement of any payment made by Issuing Bank or Administrative Agent under the Letter of Credit with respect to which any Lender has made a Participation Advance to Administrative Agent, or (ii) in payment of interest on such a payment made by Issuing Bank or Administrative Agent under such a Letter of Credit, Administrative Agent will pay to each Lender holding a Commitment, in the same funds as those received by Administrative Agent, the amount of such Lender’s Applicable Percentage of such funds, except Administrative Agent shall retain the amount of the Applicable Percentage of such funds of any Lender holding a Commitment that did not make a Participation Advance in respect of such payment by Administrative Agent (and, to the extent that any of the other Lender(s) holding the Commitment have funded any portion of such Defaulting Lender’s Participation Advance in accordance with the provisions of Section 2.20, Administrative Agent will pay over to such non-Defaulting Lenders a pro rata portion of the funds so withheld from such Defaulting Lender).  If Issuing Bank or Administrative Agent is required at any time to return to any such Borrower, or to a trustee, receiver, liquidator, custodian, or any official in any insolvency proceeding, any portion of the payments made by such Borrowers to Issuing Bank or Administrative Agent pursuant to Section 2.06(e) in reimbursement of a payment made under the Letter of Credit or interest or fee thereon, each applicable Lender shall, on demand of Administrative Agent, forthwith return to Issuing Bank or Administrative Agent the amount of its Applicable Percentage of any amounts so returned by Issuing Bank or Administrative Agent plus interest at the Federal Funds Effective Rate.

(f)          Documentation.  Each U.S. Borrower agrees to be bound by the terms of the Letter of Credit Application and by Issuing Bank’s interpretations of any Letter of Credit issued on behalf of such U.S. Borrower and by Issuing Bank’s written regulations and customary practices relating to letters of credit, though Issuing Bank’s interpretations may be different from such Borrower’s own.  In the event of a conflict between the Letter of Credit Application and this Agreement, this Agreement shall govern.  It is understood and agreed that, except in the case of gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final non-appealable judgment), Issuing Bank shall not be liable for any error, negligence and/or mistakes, whether of omission or commission, in following Borrower

Representative’s or any Borrower’s instructions or those contained in the Letters of Credit or any modifications, amendments or supplements thereto.

(g)          Determination to Honor Drawing Request.  In determining whether to honor any request for drawing under any Letter of Credit by the beneficiary thereof, Issuing Bank shall be responsible only to determine that the documents and certificates required to be delivered under such Letter of Credit have been delivered and that they comply on their face with the requirements of such Letter of Credit and that any other drawing condition appearing on the face of such Letter of Credit has been satisfied in the manner so set forth.

(h)          Nature of Participation and Reimbursement Obligations.  The obligation of each Lender holding a Revolving Commitment in accordance with this Agreement to make the Revolving Loans or Participation Advance as a result of a drawing under a Letter of Credit, and the obligations of U.S. Borrowers to reimburse Issuing Bank upon a draw under a Letter of Credit, shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Section 2.06(h) under all circumstances, including the following circumstances:

(i)          any set-off, counterclaim, recoupment, defense or other right which such Lender or any Borrower, as the case may be, may have against Issuing Bank, Administrative Agent, any Borrower or Lender, as the case may be, or any other Person for any reason whatsoever;

(ii)         the failure of any U.S. Borrower or any other Person to comply, in connection with a Letter of Credit Borrowing, with the conditions set forth in this Agreement for the making of a Revolving Loan, it being acknowledged that such conditions are not required for the making of a Letter of Credit Borrowing and the obligation of Lenders to make Participation Advances under Section 2.06(d);

(iii)         any lack of validity or enforceability of any Letter of Credit;

(iv)        any claim of breach of warranty that might be made by any Borrower, Administrative Agent, Issuing Bank or any Lender against the beneficiary of a Letter of Credit, or the existence of any claim, set-off, recoupment, counterclaim, cross-claim, defense or other right which any Borrower, Administrative Agent, Issuing Bank or any Lender may have at any time against a beneficiary, any successor beneficiary or any transferee of any Letter of Credit or assignee of the proceeds thereof (or any Persons for whom any such transferee or assignee may be acting), Issuing Bank, Administrative Agent or any Lender or any other Person, whether in connection with this Agreement, the transactions contemplated herein or any unrelated transaction (including any underlying transaction between any Borrower or any Restricted Subsidiaries of such Borrower and the beneficiary for which any Letter of Credit was procured);

(v)          the lack of power or authority of any signer of (or any defect in or forgery of any signature or endorsement on) or the form of or lack of validity, sufficiency, accuracy, enforceability or genuineness of any draft, demand, instrument, certificate or other document presented under or in connection with any Letter of Credit, or any fraud or alleged fraud in connection with any Letter of Credit, or the transport of any property or provision of services relating to a Letter of Credit, in each case even if Issuing Bank or any of Issuing Bank’s Affiliates has been notified thereof;

(vi)       payment by Issuing Bank under any Letter of Credit against presentation of a demand, draft or certificate or other document which is forged or does not fully comply with the terms of such Letter of Credit (provided that the foregoing shall not excuse Issuing Bank from any obligation under the terms of any applicable Letter of Credit to require the presentation of documents that on their face appear to satisfy any applicable requirements for drawing under such Letter of Credit prior to honoring or paying any such draw);

(vii)        the solvency of, or any acts or omissions by, any beneficiary of any Letter of Credit, or any other Person having a role in any transaction or obligation relating to a Letter of Credit, or the existence, nature, quality, quantity, condition, value or other characteristic of any property or services relating to a Letter of Credit;

(viii)       any failure by Issuing Bank or any of Issuing Bank’s Affiliates to issue any Letter of Credit in the form requested by Borrower Representative, unless Administrative Agent and Issuing Bank have each received written notice from Borrower Representative of such failure within six (6) Business Days after Issuing Bank shall have furnished Administrative Agent and Borrower Representative a copy of such Letter of Credit and such error is material and no drawing has been made thereon prior to receipt of such notice;

(ix)         the occurrence of any Material Adverse Effect;

(x)          any breach of this Agreement or any other Loan Document by any party thereto;

(xi)         the occurrence or continuance of an insolvency proceeding with respect to any Borrower or any Guarantor;

(xii)        the fact that a Default or an Event of Default shall have occurred and be continuing;

(xiii)       the fact that it may be past the Maturity Date, or the fact that this Agreement or the obligations of Lenders to make Revolving Loans have been terminated; and

(xiv)       any other circumstance or happening whatsoever, whether or not similar to any of the foregoing.

(i)          Liability for Acts and Omissions.

(i)          As between U.S. Borrowers and Issuing Bank, Swingline Lender, Administrative Agent and Lenders, each U.S. Borrower assumes all risks of the acts and omissions of, or misuse of the Letters of Credit by, the respective beneficiaries of such Letters of Credit.  In furtherance and not in limitation of the foregoing, Issuing Bank shall not be responsible for: (i) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for an issuance of any such Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged (even if Issuing Bank or any of its Affiliates shall have been notified thereof); (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any such Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) the failure of the beneficiary of any such Letter of Credit, or any other party to which such Letter of Credit may be transferred, to comply fully with any conditions required in order to draw upon such Letter of Credit or any other claim of any Borrower against any beneficiary of such Letter of Credit, or any such transferee, or any dispute between or among any Borrower and any beneficiary of any Letter of Credit or any such transferee; (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, facsimile, telex or otherwise, whether or not they be in cipher; (v) errors in interpretation of technical terms; (vi) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any such Letter of Credit or of the proceeds thereof; (vii) the misapplication by the beneficiary of any such Letter of Credit of the proceeds of any drawing under such Letter of Credit; or (viii) any consequences arising from causes beyond the control of Issuing Bank, including any act or omission, whether rightful or wrongful, of any present or future de jure or de facto Governmental Authority, and none of the above shall affect or impair, or prevent the vesting of, any of Issuing Bank’s rights or powers hereunder.  Nothing in the preceding sentence shall relieve Issuing Bank from liability for Issuing Bank’s gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final non-appealable judgment) in connection with actions or omissions described in such clauses (i) through (viii) of such sentence.  In no event shall Issuing Bank or Issuing Bank’s Affiliates be liable to any Borrower for any indirect, consequential, incidental, punitive, exemplary or special damages or expenses (including without limitation attorneys’ fees), or for any damages resulting from any change in the value of any property relating to a Letter of Credit.

(ii)        Without limiting the generality of the foregoing, Issuing Bank and each of its Affiliates:  (i) may rely on any oral or other communication believed in good faith by Issuing Bank or such Affiliate to have been authorized or given by or on behalf of the applicant for a Letter of Credit; (ii) may honor any presentation if the documents presented appear on their face substantially to comply with the terms and conditions of the relevant Letter of Credit; (iii) may honor a previously dishonored presentation under a Letter of Credit, whether such dishonor was pursuant to a court order, to settle or compromise any claim of wrongful dishonor, or otherwise, and shall be entitled to reimbursement to the same extent as if such presentation had initially been honored, together with any interest paid by Issuing Bank or its Affiliates; (iv) may honor any drawing that is payable upon presentation of a statement advising negotiation or payment, upon receipt of such statement (even if such statement indicates that a draft or other document is being delivered separately), and shall not be liable for any failure of any such draft or other document to arrive, or to conform in any way with the relevant Letter of Credit; (v) may pay any paying or negotiating bank claiming that it rightfully honored under the laws or practices of the place where such bank is located; and (vi) may settle or adjust any claim or demand made on Issuing Bank or its Affiliate in any way related to any order issued at the applicant’s request to an air carrier, a letter of guarantee or of indemnity issued to a steamship agent or carrier or any document or instrument of like import (each an “Order”) and honor any drawing in connection with any Letter of Credit that is the subject of such Order, notwithstanding that any drafts or other documents presented in connection with such Letter of Credit fail to conform in any way with such Letter of Credit.

(iii)        In furtherance and extension and not in limitation of the specific provisions set forth above, any action taken or omitted by Issuing Bank under or in connection with the Letters of Credit issued by it or any documents and certificates delivered thereunder, if taken or omitted in good faith and without gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final non-appealable judgment), shall not put Issuing Bank under any resulting liability to any Borrower, Administrative Agent or any Lender.

(j)          Cash Collateral. If any Event of Default shall occur and be continuing, on the Business Day that the Borrower Representative receives notice from the Administrative Agent or the Required Lenders demanding the deposit of cash collateral pursuant to this paragraph, the U.S. Borrowers shall Cash Collateralize all Letters of Credit; provided that the obligation to Cash Collateralize all Letters of Credit shall become effective immediately, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to any Borrower described in clause (e) of Article VII. For the purposes of this Agreement, “Cash Collateralize” shall mean, with respect to any Letter of Credit, the deposit in U.S. Dollars in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders (the “LC Collateral Account”), an amount in cash equal to 105% of the amount of the LC Exposure in respect of such Letter of Credit issued and outstanding on such date plus accrued and unpaid interest thereon. Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the Secured Obligations. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over the LC Collateral Account and the U.S. Borrowers hereby grant the Administrative Agent a security interest in the LC Collateral Account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the U.S. Borrowers’ risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in the LC Collateral Account. Moneys in the LC Collateral Account shall be applied by the Administrative Agent to reimburse the Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the U.S. Borrowers for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of the Required Lenders), be applied to satisfy other Secured Obligations. If the U.S. Borrowers are required to Cash Collateralize Letters of Credit solely as a result of the occurrence of an Event of Default, the cash collateral (to the extent not applied as aforesaid) shall be returned to the U.S. Borrowers within three (3) Business Days after all such Events of Default have been waived as confirmed in writing by the Administrative Agent.

(k)          Letters of Credit Issued for Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Restricted Subsidiary, the U.S. Borrowers shall be obligated to reimburse the applicable Issuing Bank hereunder for any and all drawings under such Letter of Credit. Each U.S. Borrower hereby acknowledges that the issuance of Letters of Credit requested by such U.S. Borrower for the account of Restricted Subsidiaries inures to the benefit of such U.S. Borrower, and that such U.S. Borrower’s business derives substantial benefits from the businesses of such Restricted Subsidiaries.

(l)          Existing Letters of Credit. Each Existing Letter of Credit shall be deemed to be a Letter of Credit issued for the account of the U.S. Borrowers on the Closing Date for all purposes hereof and of the other Loan Documents (whether or not a U.S. Borrower was the applicant with respect thereto or otherwise responsible for reimbursement obligations with respect thereto prior to the Closing Date), and no issuance or similar fees (as distinguished from ongoing participation or fronting fees) will be required in connection with the deemed issuance of the Existing Letters of Credit on the Closing Date.

SECTION 2.07    Funding of Borrowings.

(a)          Each Lender shall make each Loan to be made by such Lender hereunder on the proposed date thereof by wire transfer of immediately available funds by 3:00 p.m., New York time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders in an amount equal to such Lender’s Applicable Percentage. The Administrative Agent will make such Loans available to the applicable Borrower by promptly crediting the amounts so received, in like funds, to the applicable Funding Account; provided that ABR Loans made to finance the reimbursement of (i) an LC Disbursement as provided in Section 2.06(d) shall be remitted by the Administrative Agent to the applicable Issuing Bank and (ii) a Protective Advance shall be retained by the Administrative Agent.

(b)          Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the applicable Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the applicable Borrowers severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the applicable Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the rate reasonably determined by the Administrative Agent to be the cost to it of funding such amount or (ii) in the case of the Borrowers, the interest rate applicable to ABR Loans.  If such Lender does not pay such amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent may make a demand therefor upon the applicable Borrower, and the applicable Borrower shall pay such interest at the interest rate applicable to ABR Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.  Any payment by the applicable Borrower shall be without prejudice to any claim such Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

SECTION 2.08    Interest Elections.

(a)          Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a LIBOR Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower Representative may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a LIBOR Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower Representative may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. This Section shall not apply to Swingline Borrowings, Overadvances or Protective Advances, which may not be converted or continued.

(b)          To make an election pursuant to this Section, the Borrower Representative shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if the Borrowers were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or facsimile to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the Borrower Representative.

(c)          Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i)          the name of the applicable Borrower and the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii)          the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii)         the Type of Borrowing; and

(iv)         if the resulting Borrowing is a LIBOR Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a LIBOR Borrowing, but does not specify an Interest Period, then the Borrowers shall be deemed to have selected an Interest Period of one month’s duration.

(d)          Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e)          If the Borrower Representative fails to deliver a timely Interest Election Request with respect to a LIBOR Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period, such Borrowing shall be converted to an ABR Borrowing.

(f)          Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower Representative (provided that no such notice shall be required in the case of an Event of Default under clause (e) of Article VII), then, so long as an Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a LIBOR Borrowing, and (ii) unless repaid, each LIBOR Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

SECTION 2.09    Termination and Reduction of Commitments; Increase in Commitments.

(a)          Unless previously terminated the Commitments shall terminate on the Maturity Date.

(b)          The Borrowers may at any time terminate the Commitments upon (i) the payment in full in cash of all outstanding Loans, together with accrued and unpaid interest thereon and on any LC Exposure, (ii) the cancellation and return of all outstanding Letters of Credit (or alternatively, with respect to each such Letter of Credit, the Cash Collateralization (or, at the discretion of the Administrative Agent, a back-up standby letter of credit satisfactory to the Administrative Agent and the Issuing Bank) of all outstanding Letters of Credit, (iii) the payment in full in cash of the accrued and unpaid fees, and (iv) the payment in full in cash of all reimbursable expenses and other Obligations, together with accrued and unpaid interest thereon.

(c)          The Borrowers may from time to time reduce the Commitments; provided that (i) each reduction of the Commitments shall be in an amount that is an integral multiple of $5,000,000 and (ii) the Borrowers shall not terminate or reduce the Commitments if, after giving effect to any concurrent prepayment of the Revolving Loans in accordance with Section 2.11, the Borrowers would not be in compliance with the Revolving Exposure Limitations.

(d)          The Borrower Representative shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (b) or (c) of this Section at least three (3) Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower Representative pursuant to this Section shall be irrevocable; provided that a notice of termination of the Commitments delivered by the Borrower Representative may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower Representative (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments shall be permanent. Each reduction of the Commitments shall be made ratably among the Lenders in accordance with their respective Commitments.

(e)          The Borrowers shall have the right to increase the Commitments by obtaining additional Commitments, either from one or more of the Lenders or another lending institution provided that (i) any such request for an increase shall be in a minimum amount of $10,000,000, (ii) the Commitments may be increased pursuant hereto on no more than five (5) occasions, (iii) the aggregate amount of all additional Commitments obtained under this clause (e) shall not exceed $100,000,000, (iv)  the identity of any such new Lender shall be reasonably acceptable to the Administrative Agent, such approval not to be unreasonably withheld or delayed, (v) any such new Lender assumes all of the rights and obligations of a “Lender” hereunder, and (vi) the procedure described in Section 2.09(f) have been satisfied. Nothing contained in this Section 2.09 shall constitute, or otherwise be deemed to be, a commitment on the part of any Lender to increase its Commitment hereunder at any time.

(f)          Any amendment hereto for such an increase or addition shall be in form and substance reasonably satisfactory to the Administrative Agent and shall only require the written signatures of the Administrative Agent, the Borrowers and each Lender being added or increasing its Commitment, subject only to the approval of the Required Lenders if any such increase or addition would cause the Commitments to exceed $500,000,000. As a condition precedent to such an increase or addition, the Borrowers shall deliver to the Administrative Agent (i) a certificate of each Loan Party signed by an Responsible Officer of such Loan Party (A) certifying and attaching the resolutions adopted by such Loan Party approving or consenting to such increase, and (B) in the case of the Borrowers, certifying that, before and after giving effect to such increase or addition, (1) the representations and warranties contained in Article III and the other Loan Documents are true and correct in all material respects (except that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date, and that any representation or warranty which is subject to any materiality qualifier shall be required to be true and correct in all respects) and (2) no Default exists, and (ii) legal opinions and documents consistent with those delivered on the Closing Date, to the extent reasonably requested by the Administrative Agent.

(g)          On the effective date of any such increase or addition, (i) any Lender increasing (or, in the case of any newly added Lender, extending) its Commitment shall make available to the Administrative Agent such amounts in immediately available funds as the Administrative Agent shall determine, for the benefit of the other Lenders, as being required in order to cause, after giving effect to such increase or addition and the use of such amounts to make payments to such other Lenders, each Lender’s portion of the outstanding Revolving Loans of all the Lenders to equal its revised Applicable Percentage of such outstanding Revolving Loans, and the Administrative Agent shall make such other adjustments among the Lenders with respect to the Revolving Loans then outstanding and amounts of principal, interest, commitment fees and other amounts paid or payable with respect thereto as shall be necessary, in the opinion of the Administrative Agent, in order to effect such reallocation and (ii) the Borrowers shall be deemed to have repaid and reborrowed all outstanding Revolving Loans as of the date of any increase (or addition) in the Commitments (with such reborrowing to consist of the Types of Revolving Loans, with related Interest Periods if applicable, specified in a notice delivered by the Borrower Representative, in accordance with the requirements of Section 2.03). The deemed payments made pursuant to clause (ii) of the immediately preceding sentence shall be accompanied by payment of all accrued interest on the amount prepaid and, in respect of each LIBOR Loan (if applicable), shall be subject to indemnification by the Borrowers pursuant to the provisions of Section 2.16 if the deemed payment occurs other than on the last day of the related Interest Periods. Within a reasonable time after the effective date of any increase or addition, the Administrative Agent shall, and is hereby authorized and directed to, revise the Commitment Schedule to reflect such increase or addition and shall distribute such revised Commitment Schedule to each of the Lenders and the Borrower Representative, whereupon such revised Commitment Schedule shall replace the old Commitment Schedule and become part of this Agreement.  Additionally, on the effective date of any such increase or addition, the following dollar floors shall be automatically and proportionately increased (such that the percentage yielded by dividing such existing dollar floor by the aggregate Commitments, in each case as in effect prior to the effectiveness of such increased or additional Commitments, is the same as the percentage yielded by dividing such increased dollar floor by the aggregate Commitments, in each case immediately following the effectiveness of such increased or additional Commitments):  (i) the maximum amounts of Swingline Loans set forth in Section 2.05(a); (ii) the dollar floors set forth in clause (b) of the definition of “Dominion Period”; (iii) the dollar floors set forth in clauses

(i) and (ii) of the definition of “Increased BBC Reporting Period”; (iv) the dollar floors set forth in clause (b) of the definition of “Increased Financial Reporting Period”; (v) the dollar floor set forth in clause (b) of the definition of “Mortgage Triggering Event” and clause (b) of the definition of “Mortgage Release Event”; (vi) the dollar floors set forth in clauses (b)(i) and (b)(ii) of the definition of “Payment Conditions”; (vii) the dollar floors set forth in clauses (b) and (c) of the definition of “Payment Conditions During Deemed BB Period”; (viii) the dollar floors set forth in Sections 5.07(a) and 5.07(b); and (ix) the dollar floor set forth in Section 6.12.

SECTION 2.10    Repayment and Amortization of Loans; Evidence of Debt.

(a)          Subject to Section 9.21, the Borrowers hereby unconditionally promise to pay (i) to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Revolving Loan on the Maturity Date, (ii) to the Administrative Agent the then unpaid amount of each Protective Advance on the earlier of the Maturity Date and demand by the Administrative Agent, and (iii) to the Administrative Agent the then unpaid principal amount of each Overadvance on the earlier of the Maturity Date and the 30th day after such Overadvance is made.

(b)          On each Business Day during any Dominion Period, the Administrative Agent shall apply all funds credited to a Concentration Account of the U.S. Borrowers on such Business Day or the immediately preceding Business Day (at the discretion of the Administrative Agent, whether or not immediately available), first, to prepay any U.S. Protective Advances and U.S. Overadvance that may be outstanding, second, to prepay the U.S. Revolving Loans and U.S. Swingline Loans, third, to prepay any Canadian Protective Advance and Canadian Overadvance that may be outstanding, fourth to prepay any Canadian Revolving Loans and Canadian Swingline Loans, and fifth, as the Borrower Representative may direct. The Administrative Agent shall apply all funds credited to a Concentration Account of the Canadian Loan Parties on such Business Day or the immediately preceding Business Day in the order specified in subclauses third through fifth above.

(c)          Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the Indebtedness of the Borrowers to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(d)          The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrowers to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(e)          The entries made in the accounts maintained pursuant to paragraph (c) or (d) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrowers to repay the Loans in accordance with the terms of this Agreement.

(f)          Any Lender (including the Swingline Lender) may request that Loans made by it be evidenced by a promissory note. In such event, the Borrowers shall execute and deliver to such Lender a promissory note payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04)

be represented by one or more promissory notes in such form payable to the order of the payee named therein (or to such payee and its registered assigns).

SECTION 2.11    Prepayment of Loans.

(a)          The Borrowers shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to prior notice in accordance with paragraph (c) of this Section and, if applicable, payment of any break funding expenses under Section 2.16.

(b)          Except for Overadvances permitted under Section 2.05, in the event and on each occasion that the Borrowers are not in compliance with the Revolving Exposure Limitations, the Canadian Borrowers and the U.S. Borrowers shall, subject to Section 9.21, severally prepay the Revolving Loans and/or Swingline Loans (or, if no such Loans are outstanding, Cash Collateralize outstanding Letters of Credit) of such Borrower(s) in an aggregate amount that, after giving effect to such prepayments or Cash Collateralization the Borrowers shall be in compliance with the Revolving Exposure Limitations.

(c)          The Borrower Representative shall notify the Administrative Agent (and, in the case of prepayment of a Swingline Loan, the Swingline Lender) by telephone (confirmed by facsimile or email) of any prepayment hereunder not later than (i) 1:00 p.m., New York time, (A) in the case of prepayment of a LIBOR Borrowing, three (3) Business Days before the date of prepayment, or (B) in the case of prepayment of an ABR Borrowing, on the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.09, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.09. Promptly following receipt of any such notice relating to a Revolving Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Revolving Borrowing shall be in an amount that would be permitted in the case of an advance of a Revolving Borrowing of the same Type as provided in Section 2.02. Each prepayment of a Revolving Borrowing shall be applied ratably to the Revolving Loans included in the prepaid Borrowing. Prepayments shall be accompanied by (i) accrued interest to the extent required by Section 2.13 and (ii) break funding payments, if any, pursuant to Section 2.16.

SECTION 2.12    Fees.

(a)          The U.S. Borrowers agree to pay to the Administrative Agent, for the account of each Lender in accordance with its Applicable Percentage, a commitment fee equal to the Unused Commitment Fee Rate multiplied by the actual daily amount of the Available Commitment during the period from and including the Closing Date to but excluding the date on which the Commitments terminate. Accrued commitment fees shall be payable in arrears on the first Business Day of each fiscal quarter of the Company and on the date on which the Commitments terminate, commencing on the first such date to occur after the Closing Date. All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed, (including the first day but excluding the last day).

(b)          U.S. Borrowers shall pay (x) to Administrative Agent, for the ratable benefit of Lenders holding Commitments, fees for each Letter of Credit for the period from and excluding the date of issuance of same to and including the date of expiration or termination, equal to (A) with respect to Standby LC Exposure, the same Applicable Rate used to determine the interest rate applicable to LIBOR Loans on the aggregate daily amount of such Lender’s Standby LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements), and (B) with respect to Commercial LC Exposure, the same Applicable Rate used to determine the interest rate applicable to LIBOR Loans on the aggregate daily amount of such Lender’s Commercial LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements), in each case such fees to be calculated on the basis of a 360-day year for the actual number of days elapsed and to be payable quarterly in arrears on the first day of each calendar quarter on the Maturity Date, and (y) to Issuing Bank, a fronting fee of 0.125% per annum times the aggregate daily face amount of each outstanding Letter of Credit for the period from and excluding the date of issuance of same to and including the date of expiration or termination, to be payable quarterly in arrears on the first day of each calendar quarter and on the Maturity Date (all of the foregoing fees, the “Letter of Credit Fees”).  In addition, the U.S. Borrowers shall pay to Issuing Bank, for the benefit of such Issuing Bank customary fees and administrative expenses payable with respect to the Letters of Credit as such Issuing Bank may generally charge or incur from time to time in connection with the issuance, maintenance, amendment (if any), assignment or transfer (if any), negotiation, and administration of Letters of Credit, to be payable on demand.  All such charges shall be deemed earned in full on the date when the same are due and payable hereunder and shall not be subject to rebate or pro-ration upon the termination of this Agreement for any reason.  Any such charge in effect at the time of a particular transaction shall be the charge for that transaction, notwithstanding any subsequent change in Issuing Bank’s prevailing charges for that type of transaction.  Upon and after the occurrence of an Event of Default, and during the continuation thereof, at the option of the Administrative Agent or at the direction of Required Lenders (or, in the case of any Event of Default under clause (e) of Article VII, immediately and automatically upon the occurrence of any such Event of Default without the requirement of any affirmative action by any party), the Letter of Credit Fees described in clause (x) of this Section 2.12(b) shall be increased by an additional two percent (2.0%) per annum; provided that all such fees shall be payable on the date on which the Commitments terminate and any such fees accruing after the date on which the Commitments terminate shall be payable on demand. Any other fees payable to the Issuing Bank pursuant to this paragraph shall be payable within 30 days after demand.

(c)          The Borrowers agree to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrowers and the Administrative Agent.

(d)          All fees payable hereunder shall be paid on the dates due and shall be paid in U.S. Dollars, in immediately available funds, to the Administrative Agent (or to an Issuing Bank, in the case of fees payable to it) for distribution, in the case of commitment fees and participation fees, to the Lenders.

(e)          Upon payment, such fees in this Section 2.12 shall not be refundable under any circumstances, absent manifest error in calculation.

SECTION 2.13    Interest.

(a)          The Loans comprising each ABR Borrowing (including each Swingline Loan denominated in U.S. Dollars) shall bear interest at the Alternate Base Rate plus the Applicable Rate.

(b)          The Revolving Loans comprising each LIBOR Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(c)          Each Protective Advance and each Overadvance shall bear interest at the Alternate Base Rate plus the Applicable Rate.

(d)          Notwithstanding the foregoing, upon the occurrence and during the continuance of an Event of Default, the Administrative Agent or the Required Lenders may, at their option, by notice to the Borrower Representative, declare that (i) all Loans shall bear interest at 2% plus the rate otherwise applicable to such Loans as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount outstanding hereunder, such amount shall accrue at 2% plus the rate applicable to such fee or other obligation as provided hereunder, in each case, from the date such Event of Default occurred until the date such Event of Default is cured or waived in writing in accordance herewith; provided, that (x) the default rate of interest set forth in this clause (d) shall apply automatically and without notice to the Borrower Representative upon the occurrence and during the continuance of any Event of Default under clauses (a) and (e) of Article VII and (y) application of the default rate of interest pursuant to this clause (d) may be revoked at the option of the Required Lenders notwithstanding any provision of Section 9.02 requiring the consent of “each Lender affected thereby” for reductions in interest rates.

(e)          Accrued interest on each Loan (for ABR Loans, accrued through the last day of the prior calendar month) shall be payable in arrears on each Interest Payment Date for such Loan and upon termination of the Commitments; provided that (i) interest accrued pursuant to paragraph (d) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any LIBOR Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(f)          All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Adjusted LIBO Rate, LIBO Rate or Alternate Base Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error. For the purposes of the Interest Act (Canada), the yearly rate of interest to which any rate calculated on the basis of a period of time different from the actual number of days in the year (360 days, for example) is equivalent is the stated rate multiplied by the actual number of days in the year (365 or 366, as applicable) and divided by the number of days in the shorter period (360 days, in the example).

SECTION 2.14    Alternate Rate of Interest; Successor LIBOR Rate Index.

(a)          Alternative Rate of Interest.

(i)           If prior to the commencement of any Interest Period for a LIBOR Borrowing:

(A)         the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that adequate and reasonable means do not exist for ascertaining the LIBO Rate for an applicable Interest Period; or

(B)         the Administrative Agent is advised by the Required Lenders that the LIBO Rate for an applicable Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining the Loans included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower Representative and the Lenders by electronic communication as provided in Section 9.01 as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower Representative and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, an affected LIBOR Borrowing, as the case may be, shall be ineffective, (ii) any affected LIBOR Borrowing that is requested to be continued shall be continued as an ABR Borrowing on the last day of the then current Interest Period applicable thereto, and (iii) any Borrowing Request for an affected LIBOR Borrowing shall be deemed a request for an ABR Borrowing.

(b)          Successor LIBOR Rate Index.

(i)          Notwithstanding anything to the contrary herein or in any other Loan Document, upon the occurrence of a Benchmark Transition Event or if an Early Opt-in Event has occurred with respect to the LIBO Rate, the Administrative Agent and the Borrower Representative may amend this Agreement to replace the LIBO Rate with a Benchmark Replacement; and any such amendment will become effective at 5:00 p.m. New York City time on the fifth (5th) Business Day after the Administrative Agent has provided such proposed amendment to all Lenders, so long as the Administrative Agent has not received, by such time, written notice of objection to such amendment from Lenders comprising the Required Lenders. Until the Benchmark Replacement with respect to the LIBO Rate is effective, each advance, conversion and renewal of a Loan bearing interest at the LIBO Rate will continue to bear interest with reference to the LIBO Rate; provided however, during a Benchmark Unavailability Period (i) any pending selection of, conversion to or renewal of a Loan bearing interest at the LIBO Rate that has not yet gone into effect shall be deemed to be a selection of, conversion to or renewal of the Alternate Base Rate in the amount of such Loan, (ii) all outstanding Loans bearing interest at the LIBO Rate shall automatically be converted to ABR Loans at the expiration of the existing Interest Period (or sooner, if Administrative Agent cannot continue to lawfully maintain such affected LIBOR Loan) and (iii) the component of the Alternate Base Rate based upon the LIBO Rate will not be used in any determination of the Alternate Base Rate.

(ii)         In connection with the implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement.

(iii)        The Administrative Agent will promptly notify the Company and the Lenders of (i) the implementation of any Benchmark Replacement, (ii) the effectiveness of any Benchmark Replacement Conforming Changes and (iii) the commencement of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or the Lenders pursuant to this Section 2.14(b) including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party hereto, except, in each case, as expressly required pursuant to this Section 2.14(b).

SECTION 2.15    Increased Costs.

(a)          If any Change in Law shall:

(i)          impose, modify or deem applicable any reserve, special deposit, or similar requirement (including any compulsory loan requirement, insurance charge or other assessment) against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate) or the Issuing Bank;

(ii)          impose on any Lender or the Issuing Bank or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender or any Letter of Credit or participation therein; or

(iii)        subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (e) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, continuing, converting into or maintaining any Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender, the Issuing Bank or such other Recipient of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender, the Issuing Bank or such other Recipient hereunder (whether of principal, interest or otherwise), then, upon request of such Lender, the Issuing Bank or such other Recipient, the applicable Borrowers will pay to such Lender, the Issuing Bank or such other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender, the Issuing Bank or such other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

(b)          If any Lender or the Issuing Bank determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Bank’s capital or on the capital of such Lender’s or the Issuing Bank’s holding company, if any, as a consequence of this Agreement, the Commitment of, or the Loans made by, or participations in Letters of Credit or Swingline Loans held by, such Lender, or the Letters of Credit issued by the Issuing Bank, to a level below that which such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Bank’s policies and the policies of such Lender’s or the Issuing Bank’s holding company with respect to capital adequacy and liquidity), then from time to time the Borrowers will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company for any such reduction suffered.

(c)          A certificate of a Lender or the Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or the Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower Representative accompanied by a certificate setting forth in reasonable detail any amount or amounts and upon such delivery of such items, shall be conclusive absent manifest error. The Borrowers shall pay such Lender or the Issuing Bank, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d)          Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or the Issuing Bank’s right to demand such compensation; provided that the Borrowers shall not be required to compensate a Lender or the Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than nine (9) months prior to the date that such Lender or the Issuing Bank, as the case may be, notifies the Borrower Representative of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 9-month period referred to above shall be extended to include the period of retroactive effect thereof.

(e)          Without duplication of any such reserves which have been compensated as a result of the Statutory Reserve Rate, the Borrowers shall pay to each Lender (i) as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including eurocurrency funds or deposits, additional interest on the unpaid principal amount of each LIBOR Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive absent manifest error), and (ii) as long as such Lender shall be required to comply with any reserve ratio requirement under Regulation D or under any similar, successor or analogous requirement of the Board of Governors of the Federal Reserve System (or any successor) or any other central banking or financial regulatory authority imposed in respect of the maintenance of the Commitments or the funding of the LIBOR Loans, such additional costs (expressed as a percentage per annum and rounded upwards, if necessary, to the nearest five decimal places) equal to the actual costs allocated to such Commitment or Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive absent manifest error), which in each case shall be due and payable on each date on which interest is payable on such Loan; provided that in each case the Borrower Representative shall have received at least ten days’ prior notice (with a copy to the Administrative Agent) of such additional interest or costs from such Lender.

SECTION 2.16    Break Funding Payments.  In the event of (a) the payment of any principal of any LIBOR Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default or as a result of any prepayment pursuant to Section 2.11), (b) the conversion of any LIBOR Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any LIBOR Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.09(d) and is revoked in accordance therewith), or (d) the assignment of any LIBOR Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower Representative pursuant to Section 2.19 or 9.02(d), then, in any such event, the Borrowers shall compensate each Lender for the loss, cost and expense (excluding any loss of margin or profit therefrom) attributable to such event which in the reasonable judgment of such Lender, such Lender incurred. Such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) with respect to a LIBOR Loan, the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan (but not including the Applicable Rate, margin or profit applicable thereto), for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest that would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for deposits in the applicable currency of a comparable amount and period from other banks in the London, European or Canadian interbank market. A certificate of any Lender setting forth in reasonable detail any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower Representative and upon delivery of such items shall be conclusive absent manifest error. The Borrowers shall pay such Lender the amount shown as due on any such certificate within 30 days after receipt thereof.

SECTION 2.17    Withholding of Taxes; Gross-Up.

(a)          Payments Free of Taxes. Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable withholding agent) requires the deduction or withholding of any Tax from any such payment by a withholding agent, then the applicable withholding agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this

Section 2.17) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b)          Payment of Other Taxes by the Loan Parties. The Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(c)          Evidence of Payment. As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 2.17, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(d)          Indemnification by the Loan Parties. Subject in all cases to Section 9.21, the Loan Parties shall jointly and severally indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate setting forth in reasonable detail the calculation of the amount of such payment or liability delivered to the Borrower Representative by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e)          Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.04(c) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate setting forth in reasonable detail the calculation of the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to such Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).

(f)          Status of Lenders. (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower Representative and the Administrative Agent, at the time or times reasonably requested by the Borrower Representative or the Administrative Agent and at the time or times prescribed by applicable law, such properly completed and executed documentation reasonably requested by the Borrower Representative or the Administrative Agent or prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower Representative or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower Representative or the Administrative Agent as will enable the Borrowers or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.17(f)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)         Without limiting the generality of the foregoing, in the event that any Borrower is a U.S. Person,

(A)       any Lender that is a U.S. Person shall deliver to the Borrower Representative and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower Representative or the Administrative Agent), executed copies of IRS Form W-9 (or successor form) certifying that such Lender is exempt from U.S. Federal backup withholding tax;

(B)        any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower Representative and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower Representative or the Administrative Agent), whichever of the following is applicable:

(1)        in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or W-8BEN-E, as applicable (or successor form), establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or W-8BEN-E, as applicable (or successor form), establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2)          in the case of a Foreign Lender claiming that its extension of credit will generate U.S. effectively connected income, executed copies of IRS Form W-8ECI (or successor form);

(3)         in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit G-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of a Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W- 8BEN or W-8BEN-E, as applicable (or successor form); or

(4)         to the extent a Foreign Lender is not the Beneficial Owner, executed copies of IRS Form W-8IMY (or successor form), accompanied by IRS Form W-8ECI (or successor form), IRS Form W- 8BEN or W-8BEN-E, as applicable (or successor form), a U.S. Tax Compliance Certificate substantially in the form of Exhibit G-2 or Exhibit G-3, IRS Form W-9 (or successor form), and/or other certification documents from each Beneficial Owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit G-4 on behalf of each such direct and indirect partner;

(C)        any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower Representative and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower Representative or the Administrative Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. Federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrowers or the Administrative Agent to determine the withholding or deduction required to be made; and

(D)        if a payment made to a Lender under any Loan Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower Representative and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower Representative or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower Representative or the Administrative Agent as may be necessary for the Borrowers and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower Representative and the Administrative Agent in writing of its legal inability to do so.

(g)          Treatment of Certain Refunds. If any party determines in its sole discretion exercised in good faith that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.17 (including by the payment of additional amounts pursuant to this Section 2.17), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.17 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts giving rise to such refund had never been paid. This paragraph (g) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(h)          Survival. Each party’s obligations under this Section 2.17 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

(i)          Defined Terms. For purposes of this Section 2.17, the term “Lender” includes any Issuing Bank and the term “applicable law” includes FATCA.

SECTION 2.18    Payments Generally; Allocation of Proceeds; Sharing of Set-offs. (a) The Borrowers shall make each payment required to be made by them hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Sections 2.15, 2.16 or 2.17, or otherwise) prior to 3:00 p.m., New York time, on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at the Administrative Agent’s Payment Office, or as otherwise directed by the Administrative Agent, except payments to be made directly to an Issuing Bank or Swingline Lender as expressly provided herein and except that payments pursuant to Sections 2.15, 2.16, 2.17 and 9.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder of principal or interest in respect of any Loan, and all payments in respect of LC Disbursements and all other payments hereunder and under each other Loan Document, shall be made in U.S. Dollars.

(b)          Any proceeds of Collateral received by the Administrative Agent (i) not constituting either (A) a specific payment of principal, interest, fees or other sum payable under the Loan Documents (which shall be applied as specified by the Borrowers) or (B) amounts to be applied from a Concentration Account during a Dominion Period (which shall be applied in accordance with Section 2.10(b)) or (ii) after an Event of Default has occurred and is continuing and the Administrative Agent so elects or the Required Lenders so direct, shall be applied ratably first, to pay any fees, indemnities, or expense reimbursements including amounts then due to the Administrative Agent and the Issuing Banks from the Borrowers (other than in connection with Banking Services Obligations or Swap Agreement Obligations), second, to pay any fees or expense reimbursements then due to the Lenders from the Borrowers (other than in connection with Banking Services Obligations or Swap Agreement Obligations), third, to pay interest due in respect of the Overadvances and Protective Advances, fourth, to pay the principal of the Overadvances and Protective Advances, fifth, to pay interest then due and payable on the Loans (other than the Overadvances and Protective Advances) ratably, sixth, to prepay principal on the Loans (other than the Overadvances and Protective Advances) and unreimbursed LC Disbursements ratably, seventh, to Cash Collateralize all outstanding Letters of Credit, eighth, ratably to the payment of any amounts owing with respect to (x) Banking Services Obligations arising from Banking Services described in clauses (ii), (iii) and (iv) of the definition of Banking Services and (y) Banking Services Obligations arising from Banking Services (other than those described in clauses (ii), (iii) and (iv) of the definition of Banking Services) and Swap Agreement Obligations, in each case under this sub-clause (y), for which Banking Services/Swap Reserves have been established but only up to the amount of such Banking Services/Swap Reserves, ninth, to payment of any amounts owing with respect to Banking Services Obligations and Swap Agreement Obligations not paid pursuant to clause eighth above up to and including the amount most recently provided to the

Administrative Agent pursuant to Section 2.22, and tenth, to the payment of any other Secured Obligation provided that (i) any amounts received from any U.S. Collateral or any U.S. Loan Party shall be applied, first, in the order provided above in clauses first through seventh to all amounts constituting U.S. Secured Obligations, second, in the order provided above in clauses first through seventh to the Canadian Secured Obligations, third, in the order provided above in clauses eighth through tenth to all amounts constituting U.S. Secured Obligations and fourth in the order provided above in clauses eighth through tenth to the Canadian Secured Obligations and (ii) any such application of proceeds from any Canadian Collateral or any Canadian Loan Party shall be made solely in respect of Canadian Secured Obligations. Notwithstanding the foregoing, amounts received from any Loan Party shall not be applied to any Excluded Swap Obligation of such Loan Party. Notwithstanding anything to the contrary contained in this Agreement, unless so directed by the Borrower Representative, or unless an Event of Default is in existence, neither the Administrative Agent nor any Lender shall apply any payment which it receives to any LIBOR Loan of a Class, except (a) on the expiration date of the Interest Period applicable thereto or (b) in the event, and only to the extent, that there are no outstanding ABR Loans and, in any such event, the Borrowers shall pay the break funding payment required in accordance with Section 2.16. The Administrative Agent and the Lenders shall have the continuing and exclusive right to apply and reverse and reapply any and all such proceeds and payments to any portion of the Secured Obligations.

(c)          At the election of the Administrative Agent, all payments of principal, interest, LC Disbursements, fees, premiums, reasonable and documented reimbursable expenses (including, without limitation, all reimbursement for fees, costs and expenses pursuant to Section 9.03), and other sums payable under the Loan Documents, may be paid from the proceeds of Borrowings made hereunder whether made following a request by the Borrower Representative pursuant to Section 2.03 or a deemed request as provided in this Section, provided that, in the case of any deemed request (other than a payment of principal, interest, LC Disbursements, and fees due under this Agreement), the Administrative Agent shall have provided the Borrower Representative prior written notice that such sums are due and payable, the amount thereof and the date payment is requested to be made, and provided further that no amount from any Canadian Loan Party shall be applied to pay any U.S. Secured Obligations. Each Borrower hereby irrevocably authorizes the Administrative Agent to make a Borrowing for the purpose of paying each payment referred to in the preceding sentence on or after the date any of the same becomes due and payable and agrees that all such amounts charged shall constitute Loans (including Swingline Loans and Overadvances, but such a Borrowing may only constitute a Protective Advance if it is to reimburse costs, fees and expenses as described in Section 2.04 and Section 9.03) and that all such Borrowings shall be deemed to have been requested pursuant to Section 2.03, 2.04 or 2.05, as applicable.

(d)          If, except as otherwise expressly provided herein, any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in LC Disbursements resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and participations in LC Disbursements and Swingline Loans and accrued interest thereon than its applicable proportion as provided herein, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans and participations in LC Disbursements and Swingline Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by all such Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and participations in LC Disbursements and Swingline Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrowers pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender or a Disqualified Institution), or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC

Disbursements or Swingline Loans to any assignee or participant, other than to the Borrowers or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may, subject to Section 9.08, exercise against such Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Borrower in the amount of such participation.

(e)          Unless the Administrative Agent shall have received notice from the Borrower Representative prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Bank hereunder that the Borrowers will not make such payment, the Administrative Agent may assume that the Borrowers have made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Bank, as the case may be, the amount due. In such event, if the Borrowers have not in fact made such payment, then each of the Lenders or the Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(f)          If any Lender shall fail to make any payment required to be made by it hereunder, then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), (i) apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations hereunder until all such unsatisfied obligations are fully paid and/or (ii) hold any such amounts in a segregated account as cash collateral for, and application to, any future funding obligations of such Lender hereunder. Application of amounts pursuant to (i) and (ii) above shall be made in any order determined by the Administrative Agent in its discretion.

(g)          The Administrative Agent may from time to time provide the Borrowers with billing statements or invoices with respect to any of the Secured Obligations (the “Billing Statements”). The Administrative Agent is under no duty or obligation to provide Billing Statements, which, if provided, will be solely for the Borrowers’ convenience. The Billing Statements may contain estimates of the amounts owed during the relevant billing period, whether of principal, interest, fees or other Secured Obligations. If the Borrowers pay the full amount indicated on a Billing Statement on or before the due date indicated on such Billing Statement, the Borrowers shall not be in default; provided, that acceptance by the Administrative Agent, on behalf of the Lenders, of any payment that is less than the payment due at that time shall not constitute a waiver of the Administrative Agent’s or the Lenders’ right to receive payment in full at another time.

SECTION 2.19    Mitigation Obligations; Replacement of Lenders.

(a)          If any Lender requests compensation under Section 2.15, or if the Borrowers are required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or 2.17, as the case may be, in the future and (ii) would not subject such Lender to any material unreimbursed cost or expense and would not otherwise be materially disadvantageous to such Lender.

(b)          If any Lender requests compensation under Section 2.15, or if the Borrowers are required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with paragraph (a) of this Section, or if any Lender becomes a Defaulting Lender, then the Borrowers may, at their sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights (other than its existing rights to payments pursuant to Section 2.15 or 2.17) and obligations under this Agreement and other Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) if the assignee is not already a Lender, an Affiliate of a Lender or an Approved Fund, the Borrowers shall have received the prior written consent of the Administrative Agent (and in circumstances where its consent would be required under Section 9.04, the Issuing Bank and the Swingline Lender), which consent shall not unreasonably be withheld or delayed, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and funded participations in LC Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrowers to require such assignment and delegation cease to apply.

SECTION 2.20  Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a)          fees shall cease to accrue on the unfunded portion of the Commitment of such Defaulting Lender pursuant to Section 2.12(a);

(b)          such Defaulting Lender shall not have the right to vote on any issue on which voting is required (other than to the extent expressly provided in Section 9.02(b)) and the Commitment and Revolving Exposure of such Defaulting Lender shall not be included in determining whether the Required Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 9.02) or under any other Loan Document; provided, that, except as otherwise provided in Section 9.02, this clause (b) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification requiring the consent of such Lender or each Lender directly affected thereby;

(c)          if any Swingline Exposure or LC Exposure exists at the time a Lender becomes a Defaulting Lender then:

(i)          all or any part of the Swingline Exposure and LC Exposure of such Defaulting Lender shall be reallocated among the non-Defaulting Lenders in accordance with their respective Applicable Percentages (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that (x) the conditions set forth in Section 4.02 are satisfied at the time of such reallocation and (y) the sum of all non-Defaulting Lenders’ Revolving Exposures plus such Defaulting Lender’s Swingline Exposure and LC Exposure does not exceed the total of all non-Defaulting Lenders’ Commitments;

(ii)         if the reallocation described in clause (i) above cannot, or can only partially, be effected, then within one (1) Business Day following notice by the Administrative Agent (x) first, the U.S. Borrowers or Canadian Borrowers, as applicable, shall prepay such U.S. Swingline

Exposure and Canadian Exposure, respectively, and (y) second, the U.S. Borrowers shall Cash Collateralize, for the benefit of the Issuing Bank, the U.S. Borrowers’ obligations corresponding to such Defaulting Lender’s LC Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) for so long as such LC Exposure is outstanding;

(iii)        if the U.S. Borrowers Cash Collateralize any portion of such Defaulting Lender’s LC Exposure pursuant to clause (ii) above, the Borrowers shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.12(b) with respect to such Defaulting Lender’s LC Exposure during the period such Defaulting Lender’s LC Exposure is Cash Collateralized;

(iv)        if the LC Exposure of the non-Defaulting Lenders is reallocated pursuant to clause (i) above, then the fees payable to the Lenders pursuant to Sections 2.12(a) and 2.12(b) shall be adjusted in accordance with such non-Defaulting Lenders’ Applicable Percentages; and

(v)          if all or any portion of such Defaulting Lender’s LC Exposure is neither reallocated nor Cash Collateralized pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of the Issuing Bank or any other Lender hereunder, all letter of credit fees payable under Section 2.12(b) with respect to such Defaulting Lender’s LC Exposure shall be payable to the Issuing Bank until and to the extent that such LC Exposure is reallocated and/or Cash Collateralized; and

(d)          so long as such Lender is a Defaulting Lender, the Swingline Lender shall not be required to fund any Swingline Loan and no Issuing Bank shall be required to issue, amend, renew, extend or increase any Letter of Credit, unless it is satisfied that the related exposure and such Defaulting Lender’s then outstanding LC Exposure will be 100% covered by the Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the Borrowers in accordance with Section 2.20(c), and participating interests in any such newly made Swingline Loan or newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.20(c)(i) (and such Defaulting Lender shall not participate therein).

(e)          Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of any Defaulting Lender or received by the Administrative Agent from a Defaulting Lender pursuant to Section 9.08 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the Issuing Bank or Swingline Lender hereunder; third, to Cash Collateralize the Issuing Bank’s LC Exposure with respect to such Defaulting Lender in accordance with Section 2.20(c), fourth, as the Borrower Representative may request (so long as no Default or Event of Default exists), to the funding of any Revolving Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize the Issuing Banks’ future LC Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement; sixth, to the payment of any amounts owing to the Lenders, the Issuing Bank or Swingline Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the Issuing Bank or Swingline Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower Representative as a result of any judgment of a court of competent jurisdiction obtained by the Borrower Representative or any other Loan Party against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Revolving Loans or LC Disbursements in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Revolving Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and LC Disbursements owed to, all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Revolving Loans of, or LC Disbursements owed to, such Defaulting Lender until such time as all Revolving Loans and funded and unfunded participations in LC Disbursements and Swingline Loans are held by the Lenders pro rata in accordance with the Commitments without giving effect to sub-section (c) above. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.20(e) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

In the event that each of the Administrative Agent, the Borrowers, the Issuing Bank and the Swingline Lender agrees in writing that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Swingline Exposure and LC Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Commitment and on the date of such readjustment such Lender shall purchase at par such of the Loans of the other Lenders (other than Swingline Loans) as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Applicable Percentage; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of any Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

SECTION 2.21    Returned Payments. If after receipt of any payment which is applied to the payment of all or any part of the Obligations (including a payment effected through exercise of a right of setoff), the Administrative Agent or any Lender is for any reason compelled to surrender such payment or proceeds to any Person because such payment or application of proceeds is invalidated, declared fraudulent, set aside, determined to be void or voidable as a preference, impermissible setoff, or a diversion of trust funds, or for any other reason (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion), then the Obligations or part thereof intended to be satisfied shall be revived and continued and this Agreement shall continue in full force as if such payment or proceeds had not been received by the Administrative Agent or such Lender. The provisions of this Section 2.21 shall be and remain effective notwithstanding any contrary action which may have been taken by the Administrative Agent or any Lender in reliance upon such payment or application of proceeds. The provisions of this Section 2.21 shall survive the termination of this Agreement.

SECTION 2.22   Banking Services and Swap Agreements. Each Lender or Affiliate (other than Lenders that are Affiliates of the Administrative Agent) thereof providing Banking Services for, or having Swap Agreements with, any Loan Party or any Restricted Subsidiary shall deliver to the Administrative Agent, promptly after entering into such Banking Services or Swap Agreements, written notice setting forth the aggregate amount (to the extent quantifiable) of all Banking Services Obligations and the notional amount and the current mark-to-market value of the Swap Agreement Obligations of such Loan Party or Restricted Subsidiary to such Lender or Affiliate (whether matured or unmatured, absolute or contingent). In addition, each such Lender or Affiliate thereof shall deliver to the Administrative Agent, from time to time after a significant change therein or upon a request therefor, a summary of the amounts due or to become due (to the extent quantifiable) in respect of such Banking Services Obligations and Swap Agreement Obligations. The most recent information provided to the Administrative Agent shall be used in determining the amounts to be applied in respect of such Banking Services Obligations and/or Swap Agreement Obligations pursuant to Section 2.18(b).

ARTICLE III.

REPRESENTATIONS AND WARRANTIES

Each Loan Party represents and warrants to the Lenders that:

SECTION 3.01    Organization and Qualification; Power and Authority; Compliance With Laws; Event of Default.  Each Loan Party and each Restricted Subsidiary of each Loan Party (i) is a corporation, partnership, limited liability company or unlimited liability company duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, (ii) has the lawful power to own or lease its properties and to engage in the business it presently conducts or proposes to conduct, (iii) is duly licensed or qualified and in good standing in each jurisdiction where the property owned or leased by it or the nature of the business transacted by it or both makes such licensing or qualification necessary, except where the failure to be so licensed or qualified and in good standing would not constitute a Material Adverse Effect, (iv) has full power to enter into, execute, deliver and carry out this Agreement and the other Loan Documents to which it is a party, to incur the Indebtedness contemplated by the Loan Documents and to perform its Obligations under the Loan Documents to which it is a party, and all such actions have been duly authorized by all necessary proceedings on its part, and (v) is in compliance with all applicable Requirements of Law (other than Environmental Laws which are specifically addressed in Section 3.13 and Anti-Terrorism Laws which are specifically addressed in Section 3.16) in all jurisdictions in which any Loan Party or Restricted Subsidiary of any Loan Party is presently or will be doing business except where the failure to do so would not constitute a Material Adverse Effect.  No Event of Default or Default exists or is continuing.  No Loan Party is a Covered Entity.

SECTION 3.02    Capitalization; Subsidiaries and Joint Ventures; Investment Companies.  Schedule 3.02 states (i) the name of each of the Company’s Subsidiaries, its jurisdiction of organization and the amount, percentage and type of equity interests in such Subsidiary (the “Subsidiary Equity Interests”), (ii) all Joint Ventures in which the Company or any Restricted Subsidiary owns any Equity Interests (the “Joint Venture Equity Interests”) and (iii) any options, warrants or other rights outstanding to purchase any such Subsidiary Equity Interests or Joint Venture Equity Interests.  The Company and each Restricted Subsidiary of the Company has good and marketable title to all of the Subsidiary Equity Interests and Joint Venture Equity Interests it purports to own, free and clear in each case of any Lien (other than Permitted Liens) and all such Subsidiary Equity Interests and Joint Venture Equity Interests have been validly issued and fully paid and are nonassessable (if applicable).  None of the Loan Parties or Subsidiaries of any Loan Party is an “investment company” registered or required to be registered under the Investment Company Act of 1940 or under the “control” of an “investment company” as such terms are defined in the Investment Company Act of 1940 and shall not become such an “investment company” or under such “control.”

SECTION 3.03    Validity and Binding Effect.  This Agreement and each of the other Loan Documents (i) has been duly and validly executed and delivered by each Loan Party that is a party thereto and (ii) constitutes, or will constitute, legal, valid and binding obligations of each Loan Party that is a party thereto, enforceable against such Loan Party in accordance with its terms, except to the extent that enforceability of this Agreement or any other Loan Document may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforceability of creditors’ rights generally or limiting the right of specific performance or by general principles of equity.

SECTION 3.04    No Conflict; Material Agreements; Consents.  Neither the execution and delivery of this Agreement or the other Loan Documents by any Loan Party nor the consummation of the transactions herein or therein contemplated or compliance with the terms and provisions hereof or thereof by any of them will conflict with, constitute a default under or result in any breach of (i) the terms and conditions of the articles or certificate of incorporation, code of regulations, bylaws, certificate of limited partnership, partnership agreement, certificate of formation, operating agreement, limited liability company agreement or other organizational documents of any Loan Party, (ii) any Requirement of Law or any agreement or instrument or order, writ, judgment, injunction or decree to which any Loan Party or any of its Restricted Subsidiaries is a party or by which it or any of its Restricted Subsidiaries is bound or to which it is subject, in each case under clause (ii), except as would not result in a Material Adverse Effect, or (iii) result in the creation or enforcement of any Lien, charge or encumbrance whatsoever upon any property (now or hereafter acquired) of any Loan Party or any of its Restricted Subsidiaries (except Liens created pursuant to the Loan Documents).  None of the Loan Parties or their Restricted Subsidiaries is bound by any contractual obligation, or subject to any restriction in any organization document, or any Requirement of Law which results in a Material Adverse Effect.  No consent, approval, exemption, order or authorization of, or a registration or filing with, any Governmental Authority or any other Person is required by any Requirement of Law or any agreement in connection with the execution, delivery and carrying out of this Agreement and the other Loan Documents other than those which have been obtained or made and are in full force and effect and except for filings necessary to perfect Liens created pursuant to the Loan Documents.

SECTION 3.05    Litigation.  There are no actions, suits, proceedings or investigations pending or, to the knowledge of any Loan Party, threatened against such Loan Party or any Restricted Subsidiary of such Loan Party at law or in equity before any arbitrator or any Governmental Authority which (i) involve any Loan Document or the Transactions or (ii) individually or in the aggregate would reasonably be expected to result in a Material Adverse Effect.  None of the Loan Parties or any Restricted Subsidiaries of any Loan Party is in violation of any order, writ, injunction or any decree of any Governmental Authority which constitutes a Material Adverse Effect.

SECTION 3.06    Financial Statements; No Material Adverse Effect; Beneficial Ownership Certification.

(a)          Historical Statements.  The Loan Parties have delivered or caused to be delivered to the Administrative Agent copies of the (i) audited consolidated year-end financial statements of the Company and its Subsidiaries for and as of the end of the fiscal year ended February 1, 2020 and (ii) unaudited consolidated interim financial statements of the Company and its Subsidiaries for and as of the fiscal quarter ended on May 2, 2020 (such annual and interim statements being collectively referred to as the “Statements”).  The Statements were compiled from the books and records maintained by the Loan Parties’ management, are correct and complete in all material respects and fairly represent in all material respects the consolidated financial condition of the Company and its Subsidiaries as of the respective dates thereof and the results of operations for the fiscal periods then ended and have been prepared in accordance with GAAP consistently applied, subject (in the case of the interim statements) to normal year-end audit adjustments.

(b)          Financial Projections.  The Loan Parties have delivered to the Administrative Agent summary projected financial statements (including, without limitation, statements of operations and cash flow together with a detailed explanation of the assumptions used in preparing such projected financial statements) of the Company and its Subsidiaries on a monthly basis for fiscal year 2021 and on an annual basis thereafter through fiscal year 2024 derived from various assumptions of the Loan Parties’ management (the “Projections”).  The Projections have been prepared in good faith based on assumptions believed by the Company to be reasonable at the time such Projections were prepared and information believed by the Company to have been accurate based upon the information available to the Company at the time such Projections were furnished to the Lenders, and the Company is not be aware of any facts or information that would lead it to believe that such Projections are incorrect or misleading in any material respect; it being understood that (a) the Projections represent a reasonable range of possible results in light of the history of the business, present and foreseeable conditions and the intentions of the Loan Parties’ management, it being understood that such Projections (i) are as to future events and not to be viewed as facts, (ii) are subject to significant uncertainties and contingencies, many of which are beyond the control of the Loan Parties and their Subsidiaries, and (iii) no assurance can be given that the Projections will be realized, (b) actual results may significantly vary from the Projections and such variations may be adverse and material and (c) the Projections should not be regarded as a representation by the Loan Parties or its management that the projected results or financial condition of the Loan Parties will be achieved.

(c)        Accuracy of Financial Statements; No Material Adverse Effect.  As of the respective dates of the Statements, no Loan Party nor any Subsidiary thereof has any liabilities, contingent or otherwise, or forward or long-term commitments that are not disclosed in the Statements or in the notes thereto, and except as disclosed therein there are no unrealized or anticipated losses from any commitments of any Loan Party or any Subsidiary thereof and, in each case, which constitutes a Material Adverse Effect.  Since February 1, 2020, no Material Adverse Effect has occurred.

(d)          Beneficial Ownership.  As of the date hereof, the information included in the Beneficial Ownership Certification is true and correct in all material respects.

SECTION 3.07    Margin Stock.  None of the Loan Parties or any Subsidiaries of any Loan Party engages or intends to engage principally, or as one of its important activities, in the business of extending credit for the purpose, immediately, incidentally or ultimately, of purchasing or carrying margin stock (within the meaning of Regulation U, T or X as promulgated by the Board of Governors of the Federal Reserve System).  No part of the proceeds of any Loan or Letter of Credit has been or will be used, immediately, incidentally or ultimately, to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock or which is inconsistent with the provisions of the regulations of the Board of Governors of the Federal Reserve System.  None of the Loan Parties or any Subsidiary of any Loan Party holds or intends to hold or, after giving effect to the use of proceeds of any Loan or drawing of any Letter of Credit, will hold, margin stock in such amounts that more than twenty-five (25%) of the reasonable value of the assets of any Loan Party or Subsidiary of any Loan Party are or will be represented by margin stock.  As of the Closing Date, none of the Loan Parties holds any margin stock.

SECTION 3.08    Full Disclosure.  Neither this Agreement nor any other Loan Document, nor any certificate, statement, agreement or other documents furnished to the Administrative Agent or any Lender in connection herewith or therewith, taken as a whole, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein and therein, in light of the circumstances under which they were made, not misleading.  There is no fact known to any Loan Party which would reasonably be expected to constitute a Material Adverse Effect which has not been set forth in this Agreement or in the certificates, statements, agreements or other documents furnished in writing to the Administrative Agent and the Lenders prior to or at the date hereof in connection with the transactions contemplated hereby.

SECTION 3.09    Taxes.  All federal and other material Tax returns required to have been filed with respect to each Loan Party and each Restricted Subsidiary of each Loan Party have been filed, and payment or adequate provision has been made for the payment of all Taxes, fees, assessments and other governmental charges which have or may become due pursuant to said returns or to assessments received, except to the extent that (a) the amount thereof is not individually or in the aggregate material or (b) such Taxes, fees, assessments and other charges are being contested in good faith by appropriate proceedings diligently conducted and for which such reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made.  Each Loan Party and each of its respective Restricted Subsidiaries has withheld all employee withholdings and has made all employer contributions to be withheld and made by it pursuant to applicable law on account of the Canadian Pension Plans, employment insurance and employee income Taxes, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.10    Properties, Patents, Trademarks, Copyrights, Licenses, Etc.

(a)         As of the date hereof, Schedule 3.10(a) hereto sets forth the address of each parcel of real property that is owned or leased by any Loan Party. Except as set forth on Schedule 3.10(a), (i) each of such leases and subleases of each Loan Party is valid and enforceable in accordance with its terms and is in full force and effect, except to the extent that enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforceability of creditors’ rights generally or limiting the right of specific performance or by general principles of equity, (ii) no default by any party to any such lease or sublease exists, and (iii) each of the Loan Parties and each of its Restricted Subsidiaries has good and indefeasible title to, or valid leasehold interests in, all of its material real and personal property, free of all Liens other than Permitted Liens except, in the case of (i), (ii) or (iii), to the extent that the failure of the foregoing to be true would result in a Material Adverse Effect.

(b)         Each Loan Party and each Restricted Subsidiary of each Loan Party owns or possesses all the material patents, trademarks, service marks, trade names, copyrights, licenses, registrations, franchises, permits and rights necessary to own and operate its properties and to carry on its business as presently conducted and planned to be conducted by such Loan Party or Restricted Subsidiary, without known possible, alleged or actual conflict with the rights of others, except with respect to any conflict that does not, individually or in the aggregate, result in a Material Adverse Effect.  Except as set forth on Schedule 3.10(b), each Loan Party’s and each Restricted Subsidiary’s rights with respect to such material patents, trademarks, service marks, trade names, copyrights, and other Intellectual Property necessary to own and operate its properties and to carry on its business as presently conducted and planned to be conducted are not subject to any licensing agreement or similar arrangement (other than (A) restrictions relating to software licenses that may limit such Loan Party’s ability to transfer or assign any such agreement to a third party and (B) licensing agreements or similar agreements that do not materially impair the ability of the Administrative Agent or the Lenders to avail themselves of their rights of disposal and other rights granted under the Collateral Documents in respect of Inventory).

SECTION 3.11    Insurance.  Schedule 3.11 hereto sets forth a description of all insurance maintained by or on behalf of the Loan Parties as of the date hereof. As of the date hereof, no premiums in respect of such insurance are overdue.  The properties of each Loan Party and each of its Restricted Subsidiaries are insured pursuant to policies and other bonds which are valid and in full force and effect and which provide adequate coverage from reputable and financially sound insurers in amounts sufficient to insure the assets and risks of each such Loan Party and Restricted Subsidiary in accordance with prudent business practice in the industry of such Loan Parties and Restricted Subsidiaries.

SECTION 3.12     ERISA Compliance; Canadian Pension Plans.

(i)          Each Plan is in compliance in all respects with the applicable provisions of ERISA, the Code and other federal or state law, except where the failure to comply does not result in a Material Adverse Effect.  Each Plan that is intended to qualify under Section 401(a) of the Code has received from the IRS a favorable determination or opinion letter, which has not by its terms expired, that such Plan is so qualified, or such Plan is entitled to rely on an IRS advisory or opinion letter with respect to an IRS-approved master and prototype or volume submitter plan, or a timely application for such a determination or opinion letter is currently being processed by the IRS with respect thereto; and, to the best knowledge of the Company, nothing has occurred which would prevent, or cause the loss of, such qualification.  Except as would not result in a Material Adverse Effect, (a) the Company and each ERISA Affiliate have made all required contributions to each Plan subject to Sections 412 or 430 of the Code, and (b) no application for a funding waiver or an extension of any amortization period pursuant to Sections 412 or 430 of the Code has been made with respect to any Plan.

(ii)          Except as would not, either individually or in the aggregate, result in a Material Adverse Effect, (a) no ERISA Event has occurred or is reasonably expected to occur; (b) no Plan has any unfunded pension liability (i.e., excess of benefit liabilities over the current value of that Plan’s assets, determined pursuant to the assumptions used for funding the Plan for the applicable plan year in accordance with Section 430 of the Code); (c) neither the Company nor any of its ERISA Affiliates has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (d) neither the Company nor any of its ERISA Affiliates has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 of ERISA, with respect to a Multiemployer Plan; (e) neither the Company nor any of its ERISA Affiliates has received notice that a Multiemployer Plan is insolvent or in critical or endangered status and that additional contributions are due to the Multiemployer Plan; and (f) neither the Company nor any of its ERISA Affiliates has engaged in a transaction that could be subject to Sections 4069 or 4212(c) of ERISA.

(iii)        Each Foreign Plan is duly registered under all applicable Requirements of Law which require registration and, as applicable, is approved for tax purposes by the relevant tax authorities in the jurisdiction in which such Foreign Plans are registered. Each Loan Party and any Restricted Subsidiary thereof have complied with and performed in all material respects all of its obligations under and in respect of the Foreign Plans under the terms thereof, any funding agreements and all applicable Requirements of Law (including any fiduciary, funding, investment and administration obligations).

(iv)         No Foreign Benefit Event has occurred and no Borrower, no Restricted Subsidiary of a Borrower or any Loan Party is aware of any fact, event or circumstance existing as of the date hereof that would reasonably be expected to constitute or result in a Foreign Benefit Event.

(v)         Schedule 3.12 lists as of the Closing Date all Canadian Pension Plans currently maintained or contributed to by the Loan Parties. Except as would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, as of the Closing Date, the Canadian Pension Plans are duly registered under the ITA and all other applicable laws which require registration. Except as would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, (i) each Loan Party has complied with and performed all of its obligations under and in respect of the Canadian Pension Plans under the terms thereof, any funding agreements and all applicable laws (including any fiduciary, funding, investment and administration obligations), (ii) all employer and employee payments, contributions or premiums to be remitted, paid to or in respect of each Canadian Pension Plan have been paid in a timely fashion in accordance with the terms thereof, any funding agreement and all applicable laws, and (iii) there have been no improper withdrawals or applications of the assets of the Canadian Pension Plans. As at the date of this Agreement, no promises of benefit improvements under the Canadian Pension Plans have been made except where such improvement would not be reasonably expected to have a Material Adverse Effect, and, in any event, no such improvements will result in any additional solvency deficiency or going concern unfunded liability under any Canadian Defined Benefit Plan which would be reasonably expected to have a Material Adverse Effect. There are no outstanding disputes concerning the assets of the Canadian Pension Plans which would be reasonably expected to have a Material Adverse Effect. No Canadian Pension Event has occurred which has resulted in, or would reasonably be expected to result in, a Material Adverse Effect.  Each of the Canadian Pension Plans is fully funded on both a going concern and on a solvency basis (using actuarial methods and assumptions which are consistent with the valuations last filed with the applicable Governmental Authorities and which are consistent with generally accepted actuarial principles) and no Canadian Pension Event has occurred.

SECTION 3.13   Environmental Matters.  Each Loan Party and each Restricted Subsidiary of each Loan Party is and has been in compliance with applicable Environmental Laws except to the extent that any non-compliance would not in the aggregate constitute a Material Adverse Effect.  No Loan Party or any Restricted Subsidiary (i) has incurred an Environmental Liability, (ii) has received notice of any claim with respect to any Environmental Liability or (iii) has knowledge of any Environmental Liability except, in any case of (i), (ii) or (iii), where such failure or liability, as the case may be, would not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.14    Labor Matters.  Except as would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, (i) there are no strikes, lockouts, slowdowns or any other labor disputes against Company or any Restricted Subsidiary pending or, to the knowledge of Company, threatened, (ii) the hours worked by and payments made to employees of Company and the Restricted Subsidiaries have not been in violation of the Fair Labor Standards Act of 1938, the Employee Standards Act (Ontario) or any other applicable federal, state, provincial, territorial, local or foreign law dealing with such matters and (iii) all payments due from Company or any Restricted Subsidiary, or for which any claim may be made against Company or any Restricted Subsidiary, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of Company or such Restricted Subsidiary to the extent required by GAAP. The consummation of the Transactions do not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which Company or any Restricted Subsidiary is bound.

SECTION 3.15    Solvency.  Before and after giving effect to the transactions contemplated by this Agreement and the other Loan Documents, including all Indebtedness incurred thereby and the payment of all fees related thereto, the Loan Parties, taken as a whole are Solvent.

SECTION 3.16   Anti-Terrorism Laws and Sanctions. Each Loan Party has implemented and maintains in effect policies and procedures designed to ensure compliance by such Loan Party, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Terrorism Laws and applicable Sanctions, and such Loan Party, its Subsidiaries and their respective officers and directors and, to the knowledge of such Loan Party, its employees and agents, are in compliance with Anti-Terrorism Laws and applicable Sanctions in all material respects and are not knowingly engaged in any activity that would reasonably be expected to result in any Loan Party being designated as a Sanctioned Person. None of (a) any Loan Party, any Subsidiary or any of their respective directors, officers or, to the knowledge of any such Loan Party or Subsidiary, employees, or (b) to the knowledge of any such Loan Party or Subsidiary, any agent of such Loan Party or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person.  No Borrowing or Letter of Credit, use of proceeds, Transaction or other transaction contemplated by this Agreement or the other Loan Documents will violate Anti-Terrorism Laws or applicable Sanctions.Notwithstanding the foregoing, the representations made in this Section 3.16 shall not be made by nor apply to any Person that qualifies as a corporation that is registered or incorporated under the laws of Canada or any province thereof and that carries on business in whole or in part in Canada within the meaning of Section 2 of the Foreign

Extraterritorial Measures (United States) Order, 1992 passed under the Foreign Extraterritorial Measures Act (Canada) in so far as such representations would result in a violation of or conflict with the Foreign Extraterritorial Measures Act (Canada) or any similar law.

SECTION 3.17     EEA Financial Institutions. No Loan Party is an EEA Financial Institution.

SECTION 3.18     Security Interest in Collateral.

(a)         The provisions of the Security Agreements create legal, valid and enforceable (except to the extent that enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforceability of creditors’ rights generally or limiting the right of specific performance or by general principles of equity) Liens on the Collateral granted by (a) the U.S. Loan Parties in favor of the Administrative Agent (for the benefit of the Secured Parties), securing the Secured Obligations and (b) the Canadian Loan Parties in favor of the Administrative Agent (for the benefit of the Secured Parties), securing the Canadian Secured Obligations.

(b)         To the extent applicable, each of the Mortgages, if any, entered into pursuant to Section 5.15 is effective to create in favor of the Administrative Agent (for the benefit of the Secured Parties) securing the Secured Obligations, a legal, valid and enforceable (except to the extent that enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforceability of creditors’ rights generally or limiting the right of specific performance or by general principles of equity) Lien on the property described therein, and when the Mortgages are filed in the appropriate offices, each such Mortgage shall constitute a Lien on, and security interest in, all right, title and interest of the Loan Parties in the subject property, in each case prior and superior in right to any other Person (except Liens in favor of Term Agent and other Permitted Liens).

SECTION 3.19    Credit Card Agreements.  All Credit Card Agreements relating to Eligible Credit Card Accounts are in full force and effect, currently binding upon each Loan Party that is a party thereto and, to the knowledge of the Loan Parties, binding upon other parties thereto in accordance with their terms (except to the extent that enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforceability of creditors’ rights generally or limiting the right of specific performance or by general principles of equity). The Loan Parties are in compliance in all material respects with each such Credit Card Agreement.  Annexed hereto as Schedule 3.19 is a list describing all arrangements as of the date hereof to which any Loan Party is a party with respect to the processing and/or payment to such Loan Party of the proceeds of any credit card charges, debit card charges, and other e-commerce charges contemplated by the definition of “Credit Card Accounts” for sales made by such Loan Party.

SECTION 3.20    Plan Assets; Prohibited Transactions. No Loan Party or any of its Subsidiaries is an entity deemed to hold “plan assets” (within the meaning of the Plan Asset Regulations), and neither the execution, delivery or performance of the transactions contemplated under this Agreement, including the making of any Loan and the issuance of any Letter of Credit hereunder, will give rise to a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code.

Should any of the information or disclosures provided on any of the Schedules attached hereto become outdated or incorrect in any material respect, the Company shall promptly provide the Administrative Agent in writing with such revisions or updates to such Schedule as may be necessary or appropriate to update or correct same.  No Schedule shall be deemed to have been amended, modified or superseded by any such correction or update, nor shall any breach of warranty or representation resulting from the inaccuracy or incompleteness of any such Schedule be deemed to have been cured thereby, unless and until the Required Lenders, in their sole and absolute discretion, shall have accepted in writing such revisions or updates to such Schedule; provided however, that the Company may update Schedule 3.02 without any Lender approval in connection with any transaction permitted under Sections 6.04 and Section 6.08.

ARTICLE IV.

CONDITIONS

SECTION 4.01    Closing Date.  This Agreement shall not become effective, and the obligations of the Lenders to make Loans and of the Issuing Bank to issue Letters of Credit hereunder shall not become effective, until the date on which each of the following conditions is satisfied:

(a)          Credit Agreement; Fee Letter. The Administrative Agent (or its counsel) shall have received from each party hereto either (A) a counterpart of this Agreement signed on behalf of such party or (B) written evidence satisfactory to the Administrative Agent (which may include facsimile or other electronic transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.  The Administrative Agent (or its counsel) shall have received from each person party to the Fee Letter either (A) a counterpart of the Fee Letter signed on behalf of such party or (B) written evidence satisfactory to the Administrative Agent (which may include facsimile or other electronic transmission of a signed signature page of this Agreement) that such party has signed a counterpart of the Fee Letter.

(b)          Other Loan Documents. The Administrative Agent (or its counsel) shall have received either (A) a counterpart of each Collateral Document, the Intercompany Subordination Agreement, and any promissory notes request pursuant to Section 2.10(f), in each case, signed on behalf of each party thereto or (B) written evidence satisfactory to the Administrative Agent (which may include facsimile or other electronic transmission of a signed signature page thereof) that each such party has signed a counterpart of each such Collateral Document, the Intercompany Subordination Agreement, and promissory note.

(c)         Lien Searches. The Administrative Agent shall have received the results of a recent lien search (1) in each jurisdiction where the Loan Parties are organized and (2) in respect of (i) DSW Shoe Warehouse, Inc., eTailDirect LLC, Ebuys, Inc., Camuto LLC and CCI Operations LLC, in Ohio, (ii) VCS Group LLC, in Delaware, and (iii) Sole Society Group, Inc. in California, and such searches shall reveal no Liens on any of the assets of the Loan Parties except for Permitted Liens or subject to satisfactory estoppel letters discharged on or prior to the Closing Date pursuant to a pay-off letter or other documentation satisfactory to the Administrative Agent.

(d)          Corporate Structure. The corporate structure, capital structure and other material debt instruments, material accounts and governing documents of the Borrowers and their Subsidiaries shall be reasonably acceptable to the Administrative Agent in its Permitted Discretion.

(e)          Tax Withholding. The Administrative Agent shall have received a properly completed and signed IRS Form W-8 or W-9, as applicable, for each Loan Party.

(f)           Legal Due Diligence. The Administrative Agent and its counsel shall have completed all legal due diligence, the results of which shall be satisfactory to Administrative Agent in its Permitted Discretion.

(g)        USA PATRIOT Act, Etc. The Administrative Agent and the Lenders shall have received (i) all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act and Proceeds of Crime Act, for each Loan Party, and (ii) to the extent requested by any Lender or the

Administrative Agent from the Borrower Representative directly at least five (5) Business Days prior to the date hereof, each Borrower, to the extent qualifying as a “legal entity customer” under the Beneficial Ownership Regulation, shall deliver to each such Lender or Administrative Agent a Beneficial Ownership Certification at least three (3) Business Days prior to the date hereof.

(h)          Opinions. The Administrative Agent shall have received a written opinion of (i) Vorys, Sater, Seymour and Pease LLP, counsel to the Loan Parties, (ii) Shipman & Goodwin, local counsel for the Loan Parties formed under the laws of the state of Connecticut, (iii) Evans & Dixon, L.L.C., local counsel for the Loan Party formed under the laws of the state of Missouri, and (iv) Osler, Hoskin & Harcourt LLP, local counsel for the Loan Party formed under the laws of the Province of Ontario, Canada, in each case addressed to the Administrative Agent, the Issuing Bank and the Lenders and in form and substance reasonably satisfactory to the Administrative Agent and its counsel.

(i)           Financial Statements and Projections. The Lenders shall have received the Statements and the Projections.

(j)          Closing Certificates; Certified Certificate of Incorporation; Good Standing Certificates. The Administrative Agent shall have received (i) a certificate of each Loan Party, dated as of the Closing Date and executed by its Secretary or Assistant Secretary, which shall (A) certify the resolutions of its Board of Directors, members or other body authorizing the execution, delivery and performance of the Loan Documents to which it is a party, (B) identify by name and title and bear the signatures of the Responsible Officers of such Loan Party authorized to sign the Loan Documents to which it is a party, and (C) contain appropriate attachments, including the certificate or articles of incorporation or organization of each Loan Party certified by the relevant authority of the jurisdiction of organization of such Loan Party and a true and correct copy of its by-laws or operating, management or partnership agreement, and (ii) a good standing certificate for each Loan Party from its jurisdiction of organization or the substantive equivalent available in the jurisdiction of organization for each Loan Party from the appropriate governmental officer in such jurisdiction.

(k)          Collateral and Guaranty Requirement; Perfection Certificate. Subject to Section 5.17, the Collateral and Guaranty Requirement shall have been satisfied with respect to all Loan Parties as of the Closing Date and the Administrative Agent shall have received a completed perfection certificate, in form and substance reasonably satisfactory to the Administrative Agent, dated as of the Closing Date and signed by a Responsible Officer of the Borrower, together with all attachments contemplated thereby.

(l)           Officer’s Certificate. The Administrative Agent shall have received a certificate, signed by a Responsible Officer of the Borrower Representative, dated as of the Closing Date (i) stating that no Default has occurred and is continuing, (ii) stating that the representations and warranties contained in the Loan Documents are true and correct in all material respects as of such date (it being understood and agreed that any representation or warranty which is subject to any materiality qualifier shall be required to be true and correct in all respects), and (iii) certifying any other factual matters as may be reasonably requested by the Administrative Agent.

(m)         Fees and Expenses. The Lenders and the Administrative Agent shall have received all fees required to be paid, and all expenses for which invoices have been presented at least one (1) Business Day prior to the Closing Date (including the reasonable and documented fees and expenses of legal counsel), on or before the Closing Date.

(n)         Payoff. The Administrative Agent shall have received a payoff letter from PNC Bank, National Association, as administrative agent under the Existing Credit Agreement, reasonably satisfactory in form and substance to the Administrative Agent evidencing that the Existing Credit Agreement has been or concurrently with the Closing Date is being terminated, all obligations thereunder are being paid in full (other than the Existing Letters of Credit), and all Liens securing obligations under the Existing Credit Agreement have been or concurrently with the Closing Date are being released.

(o)         Control Agreements. Subject to Section 5.17, the Administrative Agent shall have received each deposit account control agreement and securities account control agreement, in form and substance reasonably satisfactory to the Administrative Agent, required to be provided pursuant to the Security Agreements.

(p)          Credit Card Notifications. Subject to Section 5.17, the Administrative Agent shall have received copies of the Credit Card Notifications duly executed by the applicable Loan Parties with respect to all Eligible Credit Card Accounts.

(q)          Solvency. The Administrative Agent shall have received a solvency certificate from a Financial Officer of the Company.

(r)          Borrowing Base Certificate. The Administrative Agent shall have received a Borrowing Base Certificate which calculates the U.S. Borrowing Base and the Canadian Borrowing Base as of July 4, 2020.

(s)          Closing Availability and Minimum Liquidity. After giving effect to all Borrowings to be made on the Closing Date, the issuance (or deemed issuance) of any Letters of Credit on the Closing Date and the payment of all fees and expenses due hereunder, the Administrative Agent shall be reasonably satisfied that (i) Availability shall not be less than $80,000,000 (“Excess Availability”) and (ii) the sum of (x) Excess Availability plus (y) unrestricted cash on the balance sheet of the Loan Parties is not less than $250,000,000.

(t)           Filings, Registrations and Recordings. Each document (including any UCC or PPSA financing statement) required by the Collateral Documents or under law or reasonably requested by the Administrative Agent to be filed, registered or recorded in order to create in favor of the Administrative Agent, for the benefit of itself, the Lenders and the other Secured Parties, a perfected Lien on the Collateral described therein, prior and superior in right to any other Person (other than with respect to Permitted Liens), shall be in proper form for filing, registration or recordation.

(u)          Insurance. The Administrative Agent shall have received evidence of insurance coverage in form, scope, and substance reasonably satisfactory to the Administrative Agent and otherwise in compliance with the terms of Section 5.11 hereof.

(v)         Term Loans; ABL Intercreditor Agreement.  The Administrative Agent shall have received certified copies of, and shall have been reasonably satisfied with the terms of, the Term Loan Agreement, and the guaranties and security agreement entered into by the Loan Parties in respect thereof, and the Term Loans in a principal amount not less than $250,000,000 shall be extended to the Company substantially concurrently with the effectiveness of the Commitments hereunder.  The Administrative Agent shall have received the ABL Intercreditor Agreement, duly executed by the Administrative Agent, the ABL Agent and the Loan Parties.

(w)        No Proceedings.  There shall not be any action, suit, investigation or proceeding pending or, to the knowledge of the Loan Parties, threatened in any court or before any arbitrator or Governmental Authority that is reasonably likely to be adversely determined, and if, adversely determined would reasonably be expected to have a Material Adverse Effect.

(x)          Material Adverse Effect. No Material Adverse Effect shall have occurred since February 1, 2020.

(y)          IPCo JV.  The Administrative Agent shall have received the IPCo JV Consent and Pledge, duly executed by the parties thereto.

For purposes of determining compliance with the conditions specified in this Section 4.01, each Lender and Issuing Bank that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender or Issuing Bank, as applicable, unless the Administrative Agent shall have received notice from such Lender or Issuing Bank prior to the proposed Closing Date specifying its objection thereto.  The Administrative Agent shall notify the Borrowers, the Lenders and the Issuing Bank of the Closing Date, and such notice shall be conclusive and binding.

SECTION 4.02    Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing, and of the Issuing Bank to issue, amend, renew or extend any Letter of Credit, is subject to the satisfaction of the following conditions:

(a)          The representations and warranties of the Loan Parties set forth in the Loan Documents shall be true and correct in all material respects with the same effect as though made on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date, and that any representation or warranty which is subject to any materiality qualifier shall be required to be true and correct in all respects);

(b)          At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default or Event of Default shall have occurred and be continuing; and

(c)          After giving effect to any Borrowing or the issuance, amendment, renewal or extension of any Letter of Credit, the Borrowers shall be in compliance with the Revolving Exposure Limitations.

Each Borrowing and each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrowers on the date thereof as to the matters specified in paragraphs (a), (b), and (c) of this Section.

Notwithstanding the failure to satisfy the conditions precedent set forth in paragraphs (a) or (b) of this Section, unless otherwise directed by the Required Lenders, the Administrative Agent may, but shall have no obligation to, continue to make Loans, and an Issuing Bank may, but shall have no obligation to, issue, amend, renew or extend, or cause to be issued, amended, renewed or extended, any Letter of Credit for the ratable account and risk of the Lenders from time to time if the Administrative Agent believes that making such Loans or issuing, amending, renewing or extending, or causing the issuance, amendment, renewal or extension of, any such Letter of Credit is in the best interests of the Lenders.

ARTICLE V.

AFFIRMATIVE COVENANTS

Until the Commitments shall have expired or been terminated and the principal of and interest on each Loan and all fees, expenses and other amounts payable under any Loan Document (other than contingent or indemnity obligations for which no claim has been made by the Person entitled thereto) shall have been paid in full and all Letters of Credit shall have expired or have been Cash Collateralized pursuant to the terms hereof, or terminated, in each case without any pending draw, and all LC Disbursements shall have been reimbursed, each Loan Party executing this Agreement covenants and agrees, jointly and severally with all of the other Loan Parties, with the Lenders that:

SECTION 5.01    Financial Statements; Borrowing Base and Other Information. The Borrower Representative will furnish to the Administrative Agent, for distribution to each Lender:

(a)          Within ninety (90) calendar days after the end of each fiscal year (or, if the Company notifies the Administrative Agent that the SEC has extended the applicable deadline for the Company to file its annual report on Form 10-K, then such later date as so extended by the SEC (but not to exceed one hundred thirty-five (135) days after the end of the applicable fiscal year)), financial statements of the Company and its Subsidiaries consisting of an audited consolidated balance sheet as of the end of such fiscal year, and related consolidated statements of income, shareholders’ equity and cash flows for the fiscal year then ended, all in reasonable detail and setting forth in comparative form the financial statements as of the end of and for the preceding fiscal year, and certified by independent certified public accountants of nationally recognized standing reasonably satisfactory to the Administrative Agent.  The certificate or report of accountants shall be free of qualifications (other than any consistency qualification that may result from a change in the method used to prepare the financial statements as to which such accountants concur) and shall not indicate the occurrence or existence of any event, condition or contingency which would materially impair the prospect of payment or performance of any covenant, agreement or duty of any Loan Party under any of the Loan Documents.

(b)          For each of the first three fiscal quarters of each fiscal year of the Company, within forty-five (45) calendar days after the end of any such fiscal quarter (or (i) with respect to the fiscal quarters ending May 2, 2020 and August 1, 2020, no later the date by which the Company is required to file its quarterly report on Form 10-Q with the SEC after the close of such fiscal quarter and (ii) with respect to any other fiscal quarter, if the Company notifies the Administrative Agent that the SEC has extended the applicable deadline for the Company to file its quarterly report on Form 10-Q, such later date as so extended by the SEC (but not to exceed one hundred (100) days after the end of the applicable fiscal quarter)), financial statements of the Company and its Subsidiaries, consisting of a consolidated balance sheet as of the end of such fiscal quarter and related consolidated statements of income, shareholders’ equity and cash flows for the fiscal quarter then ended and the fiscal year through that date, all in reasonable detail and certified (subject to normal year-end audit adjustments and the absence of footnotes) by a Financial Officer of the Company as presenting fairly in all material respects the financial condition and results of operations of the Company and its Subsidiaries on a consolidated basis in accordance with GAAP, consistently applied, and setting forth in comparative form the respective financial statements for the corresponding date and period in the previous fiscal year.

(c)          During any Increased Financial Reporting Period, within thirty (30) days after the end of each fiscal month of the Company, monthly financial statements of the Company and its Subsidiaries, consisting of a consolidated balance sheet and related statements of operations and cash flows as of the end of and for such fiscal month and the then elapsed portion of the fiscal year, all in reasonable detail and certified (subject to normal year-end audit adjustments and the absence of footnotes) by a Financial Officer of the Company as presenting fairly in all material respects the financial condition and results of operations of the Company and its Subsidiaries on a consolidated basis in accordance with GAAP, consistently applied, and setting forth in comparative form the respective financial statements for the corresponding date and period (or periods) in (or, in the case of the balance sheet, as of the end of) the previous fiscal year.

(d)         Concurrently with any delivery of financial statements under clause (a), (b) or (c) above, a Compliance Certificate, which shall (i) when delivered concurrently with the delivery of the financial statements delivered under clause (b) or (c), certify that such financial statements present fairly in all material respects the financial condition and results of operations of the Company and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes, (ii) certify as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (iii) state whether any change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in Section 3.06 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate, (iv) describe whether, since the later of the date hereof and the date of the last Compliance Certificate, any Loan Party shall have (A) changed its name as it appears in official filings in the state or province of incorporation or organization, (B) changed its chief executive office, (C) changed the type of entity that it is, (D) changed its organization identification number, if any, issued by its state or province of incorporation or other organization, (E) changed its state or province of incorporation or organization, or (F) acquired, registered or issued any new patents, trademarks or copyrights and whether any material intent-to-use trademarks are no longer “intent-to-use” trademarks, and (v) certifying a list of names of all Immaterial Subsidiaries, that each Subsidiary set forth on such list individually qualifies as an Immaterial Subsidiary and that all such Subsidiaries in the aggregate do not exceed the limitation set forth in clause (b) of the definition of the term “Immaterial Subsidiary”.

(e)          On or before each Borrowing Base Reporting Date, a Borrowing Base Certificate setting forth a computation of the Borrowing Base as of the most recently ended fiscal month or week, as applicable, to which such Borrowing Base Reporting Date relates, together with supporting information and any additional reports with respect to the Borrowing Base that the Administrative Agent may reasonably request.

(f)          On or before each Borrowing Base Reporting Date, the following information as of the most recently ended fiscal month or week, as applicable, to which such Borrowing Base Reporting Date relates, all delivered electronically in a text formatted file in form reasonably acceptable to the Administrative Agent:

(i)           a reasonably detailed aging of the Loan Parties’ Credit Card Accounts;

(ii)          a schedule detailing the Loan Parties’ Inventory;

(iii)        a worksheet of calculations prepared by the Loan Parties to determine Eligible Credit Card Accounts, Eligible Inventory, Eligible Consigned Inventory, and Eligible In-Transit Inventory, such worksheets detailing the Credit Card Accounts and Inventory excluded from Eligible Credit Card Accounts, Eligible Inventory, Eligible Consigned Inventory, and Eligible In-Transit Inventory and the reason for such exclusion;

(iv)        a reconciliation of the Loan Parties’ Credit Card Accounts and Inventory between (A) the amounts shown in the Loan Parties’ general ledger and financial statements and the reports delivered pursuant to clauses (i) and (ii) above and (B) the amounts and dates shown in the reports delivered pursuant to clauses (i) and (ii) above and the Borrowing Base Certificate delivered pursuant to clause (e) above as of such date; and

(v)          such other information regarding the Collateral or Loan Parties as the Administrative Agent may from time to time reasonably request.

(g)          Concurrent with any field exam permitted under Section 5.07 (or at such other times as agreed upon by the Administrative Agent and the Company), the Borrower Representative shall provide notice to the Administrative Agent of any removal or addition of any credit card issuer or credit card processor to the extent that (i) in the case of a removal, Credit Card Accounts of such credit card issuer or credit card processor were included in any previous Borrowing Base or (ii) in the case of an addition, the Borrower Representative desires to include the Credit Card Accounts of such credit card issuer or credit card processor in the Borrowing Base, and concurrently with any such notice of an addition, the Company shall provide to the Administrative Agent (A) evidence reasonably satisfactory to the Administrative Agent that a Credit Card Notification shall have been delivered to such credit card issuer or credit card processor, (B) a true and complete copy of each Credit Card Agreement with respect thereto, together with all material amendments, waivers and other modifications thereto, and (C) such other information with respect thereto as may be reasonably requested by the Administrative Agent; for the avoidance of doubt, unless otherwise agreed by the Administrative Agent, no Credit Card Accounts of an added credit card issuer or credit card processor may be included in the Borrowing Base until a field exam with respect thereto has been completed.

(h)         Concurrent with delivery thereof to the Term Agent or Other Secured Debt Agent, any additional (or more frequent) information or reports provided to the Term Agent or Other Secured Debt Agent pursuant to the Term Loan Agreement or Other Secured Debt Loan Agreement, as applicable (without duplication of reports delivered under this Agreement).

The Borrower Representative shall be deemed to have furnished to the Administrative Agent the financial statements and certificates required to be delivered pursuant to Sections 5.01(a) and (b) and the reports and other material required by Section 5.02(p)(iv) upon the filing of such financial statements or material by the Company through the SEC’s EDGAR system (or any successor electronic gathering system) or the publication by the Company of such financial statements on its website, so long as such system or website is publicly available; provided that, the Borrower Representative shall, at the reasonable request of the Administrative Agent or any Lender, promptly deliver electronic or paper copies of such filings together all accompanying exhibits, attachments, calculations, or other supporting documentation included with such filing.

SECTION 5.02    Notices of Material Events and Delivery of Other Reports. The Borrower Representative will furnish to the Administrative Agent prompt (but in any event within any time period after such Responsible Officer has such knowledge that may be specified below) written notice of the following:

(a)          Promptly after any Responsible Officer of any Loan Party has learned of the occurrence of an Event of Default or a Default (and in any event within five (5) Business Days after knowledge thereof), a certificate signed by an Responsible Officer setting forth the details of such Event of Default or Default and the action which such Loan Party proposes to take with respect thereto.

(b)         Promptly after the commencement thereof (and in any event within five (5) Business Days after knowledge by a Responsible Officer of the Borrower Representative thereof), notice of all actions, suits, proceedings or investigations before or by any Governmental Authority or any other Person against any Loan Party or any Restricted Subsidiary which involve a claim or series of claims that, individually or in the aggregate would reasonably be expected to have a Material Adverse Effect.

(c)          Promptly in the event that any Loan Party or its accountants conclude or advise that any previously issued financial statement, audit report or interim review should no longer be relied upon or that disclosure should be made or action should be taken to prevent future reliance.

(d)          Promptly upon the occurrence of any ERISA Event or Foreign Benefit Event.

(e)         (1) Promptly upon filing thereof, a copy of the most recent actuarial valuation report prepared in respect of any Canadian Defined Benefit Plan that has been filed with the applicable pension regulator in Canada, and (2) promptly after any request therefor by the Administrative Agent or any Lender, copies of (i) any documents described in Section 101(k)(1) of ERISA that any Loan Party or any ERISA Affiliate may request with respect to any Multiemployer Plan and (ii) any notices described in Section 101(l)(1) of ERISA that any Loan Party or any ERISA Affiliate may request with respect to any Multiemployer Plan; provided that if a Loan Party or any ERISA Affiliate has not requested such documents or notices from the administrator or sponsor of the applicable Multiemployer Plan and is eligible to request such documents or notices, the applicable Loan Party or the applicable ERISA Affiliate shall promptly make a request for such documents and notices from such administrator or sponsor and shall provide copies of such documents and notices promptly after receipt thereof.

(f)          Within five (5) Business Days after knowledge by a Responsible Officer of the Borrower Representative of the occurrence of (i) any Casualty with respect to Collateral having a value in the amount of $10,000,000 or more, whether or not covered by insurance, and (ii) any Material Event with respect to Mortgaged Property (if any), whether or not covered by insurance.

(g)          Within ten (10) Business Days after knowledge by a Responsible Officer of the Borrower Representative of the receipt by any Loan Party or any Restricted Subsidiary thereof, any default notice received under or with respect to any leased location or public warehouse where Collateral in the amount of $10,000,000 or more is located.

(h)          After knowledge by a Responsible Officer of the Borrower Representative of (i) any action or inaction of a plan sponsor or administrator that would reasonably be expected to result in a Canadian Pension Event; the existence of any Unfunded Pension Liability in an amount in excess of $5,000,000; and (iii) receipt of any notice from, or any action of, any Governmental Authority that that would reasonably be expected to result in a Canadian Pension Event; which, for each of clause (i)-(iii), results, or would reasonably be expected to result in, a Material Adverse Effect.

(i)          Within five (5) Business Days after knowledge by a Responsible Officer of the Borrower Representative of the occurrence of any default or event of default under the Term Loan Agreement or the Other Secured Debt Loan Agreement (if any), or receipt of any notice asserting a default or event of default thereunder (together with a copy of such notice), as well as copies of any amendments to the documents related to the Term Loan Agreement or the documents related to the Other Secured Debt Loan Agreement, as applicable.

(j)          (A) Within five (5) Business Days after knowledge by a Responsible Officer of the Borrower Representative (1) of the occurrence of any default or event of default by any Person under any Credit Card Agreement relating to Credit Cards Accounts contained in the Borrowing Base, (2) the establishment of, or receipt by any Loan Party of a notice of any proposed establishment of, a reserve or reserve account (or similar concept), whether in the form of an actual deposit account, book entry or otherwise, in connection with any Credit Card Agreement for the purposes of securing all or any portion of any Loan Party’s existing or potential obligations to the applicable credit card issuer or processor under such Credit Card Agreement, or (3) that any credit card issuer, credit card processor or debit card issuer or provider with respect to Credit Card Accounts ceases to meet the requirements of clause (f) of the definition of “Eligible Credit Card Accounts” and (B) on and at the time of submission to the Administrative Agent of the Borrowing Base Certificate after a Responsible Officer of the Borrower Representative has knowledge that any Loan Party has entered into a material amendment, waiver or other modification of a Credit Card Agreement applicable to any Credit Card Account included in the Borrowing Base.

(k)          Within five (5) Business Days after knowledge by a Responsible Officer of the Borrower Representative of the filing of any Lien with respect to any delinquent Taxes in excess of $2,000,000.

(l)          Within five (5) Business Days after knowledge by a Responsible Officer of the Borrower Representative of any change in the information provided in the Beneficial Ownership Certification that would result in a change to the list of the beneficial owners identified in parts (c) or (d) of such certification.

(m)         Promptly after knowledge by a Responsible Officer of the Borrower Representative of any other development that results, or would reasonably be expected to result in, a Material Adverse Effect.

(n)         Promptly upon learning thereof, report to Administrative Agent all matters materially affecting the value, enforceability or collectability of any portion of the Collateral, including any Loan Parties’ reclamation or repossession of, or the return to any Loan Party of, a material amount of goods or claims or disputes asserted by any customer or other obligor.

(o)         Promptly (a) copies of all environmental audits and reviews in respect of Mortgaged Real Property (if any), (b) at least thirty (30) days prior thereto, notice of any Loan Party’s opening of any new office or place of business or any Loan Party’s closing of any existing office or place of business (but excluding, other than with respect to stores in Canada located in a province in respect of which the Administrative Agent has not made a PPSA registration, any new store location), and (c) promptly upon any Loan Party’s learning thereof, notice of any labor dispute to which any Loan Party may become a party, any strikes or walkouts relating to any of its plants or other facilities, and the expiration of any labor contract to which any Loan Party is a party or by which any Loan Party is bound.

(p)          Promptly upon their becoming available to the Loan Parties:

(i)          The annual budget and a copy of the plan and forecast (including monthly projected consolidated balance sheets, income statements and cash flow statements) of the Company and its Subsidiaries for each quarter of such fiscal year, to be supplied no later than the earlier of (a) five (5) Business Days following the approval thereof by the Company’s board of directors or (b) March 31 of each year;

(ii)         Within five (5) Business Days after a Responsible Officer of the Borrower Representative has knowledge of the production or the receipt by a Loan Party thereof, copies of any material environmental reports relating to the Mortgaged Real Property (if any) produced by or on behalf of any Loan Party or Restricted Subsidiary;

(iii)         Any reports including management letters submitted to any Loan Party by independent accountants in connection with any annual or interim audit of financial statements; and

(iv)        Reports, including Forms 10-K, 10-Q and 8-K, registration statements and prospectuses and other shareholder communications, filed by any Loan Party with the SEC or any Canadian federal or provincial securities commission, or with any national securities exchange, or distributed by the Company to its shareholders generally, as the case may be.

(q)          Promptly following any request therefor, information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act, Proceeds of Crime Act and the Beneficial Ownership Regulation.

(r)           Promptly upon entering into such agreements, copies of the primary transaction documents (and any material amendments thereto) governing any Permitted Consigned Inventory Financing.

(s)           Promptly upon entering into such agreements, copies of the primary transaction documents (and any material amendments thereto) governing any Permitted Wholesale A/R Financing.

(t)           Promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of any Loan Party or any Restricted Subsidiary, or compliance with the terms of this Agreement, as the Administrative Agent or any Lender may reasonably request.

SECTION 5.03    Preservation of Existence, Etc. Each Loan Party shall, and shall cause each of its Restricted Subsidiaries to, maintain its legal existence as a corporation, limited partnership, limited liability company or unlimited liability company, as applicable, and its license or qualification and good standing (a) in its jurisdiction of incorporation or organization, and (b) in each jurisdiction in which its ownership or lease of property or the nature of its business makes such license or qualification necessary, except with respect to clause (b), except where the failure to so maintain any license or qualification would not reasonably be expected to result in a Material Adverse Effect; provided that the foregoing shall not prohibit any merger, amalgamation, consolidation, liquidation, dissolution, disposition or other transaction permitted under Section 6.04 or Section 6.08.

SECTION 5.04    Payment of Liabilities, Including Taxes, Etc. Each Loan Party shall, and shall cause each of its Restricted Subsidiaries to, duly pay and discharge all liabilities to which it is subject or which are asserted against it, promptly as and when the same shall become due and payable, including all Taxes and governmental charges upon it or any of its properties, assets, income or profits, prior to the date on which penalties attach thereto, unless such liabilities, including Taxes or similar charges, are being contested in good faith and by appropriate and lawful proceedings diligently conducted and for which such reserve or other appropriate provisions, if any, as shall be required by GAAP shall have been made, except to the extent that the failure to pay or discharge any such liabilities would not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.05    Maintenance of Insurance.

(a)         Each Loan Party shall, and shall cause each of its Restricted Subsidiaries to, insure its properties and assets against loss or damage by fire and such other insurable hazards as such assets are commonly insured (including fire, extended coverage, property damage, workers’ compensation, public liability and business interruption insurance) and against other risks (including errors and omissions) in such amounts as similar properties and assets are insured by prudent companies in similar circumstances carrying on similar businesses, and with reputable and financially sound insurers having a financial strength rating of at least A- by A.M. Best Company (or otherwise reasonably satisfactory to the Administrative Agent) and including self-insurance to the extent customary (but not with respect to insurance on the ABL Priority Collateral), all as reasonably acceptable by the Administrative Agent and as may be required pursuant to the terms of the Collateral Documents.  At the request of the Administrative Agent, the Loan Parties shall deliver to the Administrative Agent (x) annually a certificate of insurance signed by the Loan Parties’ independent insurance broker describing and certifying as to the existence of the insurance on the Collateral required to be maintained by this Agreement and the other Loan Documents, (y) copies of the endorsements described in the next two (2) sentences attached to such certificate, and (z) from time to time a summary schedule indicating all insurance then in force with respect to each of the Loan Parties.  All insurance policies required in this clause shall name the Administrative Agent (for the benefit of the Administrative Agent and the Secured Parties) as an additional insured, as applicable, and with respect to casualty policies covering Collateral, as mortgagee or as lender loss payee, as applicable, and shall contain lender loss payable clauses or mortgagee clauses, as applicable, through endorsements in form and substance reasonably satisfactory to the Administrative Agent.  Additionally, such policies of insurance shall provide that it shall not be canceled, modified or not renewed (i) by reason of nonpayment of premium except upon not less than ten (10) days’ prior written notice thereof by the insurer to the Administrative Agent or (ii) for any other reason except upon not less than thirty (30) days’ prior written notice thereof by the insurer to the Administrative Agent.  The applicable Loan Parties shall notify the Administrative Agent promptly of any occurrence causing a material loss or decline in value of the Collateral and the estimated (or actual, if available) amount of such loss or decline.  Subject in all cases to the provisions of this Agreement (including, without limitation, Section 5.12), any monies received by the Administrative Agent constituting insurance proceeds may, at the option of the Administrative Agent, be applied by the Administrative Agent to the payment of the Obligations in accordance with the terms of this Agreement.

(b)         In the event any Real Estate that is subject to a Mortgage is located in any area that has been designated by the Federal Emergency Management Agency as a “Special Flood Hazard Area,” the applicable Loan Party shall (a) shall obtain and maintain with financially sound and reputable insurance companies, such flood insurance in such reasonable total amount as the Administrative Agent and the Lenders may from time to time reasonably require and otherwise sufficient to comply with all applicable rules and regulations promulgated under the Flood Laws and (b) promptly upon request of the Administrative Agent or any Lender, shall deliver to the Administrative Agent or such Lender as applicable, evidence of such compliance in form and substance reasonably acceptable to the Administrative Agent or such Lender, including, without limitation, evidence of annual renewals of such flood insurance.

SECTION 5.06    Maintenance of Properties. Each Loan Party shall, and shall cause each of its Restricted Subsidiaries to, maintain in good repair, working order and condition (ordinary wear and tear excepted) in accordance with the general practice of other businesses of similar character and size, all of those properties useful or necessary to its business, and from time to time, such Loan Party will make or cause to be made all appropriate repairs, renewals or replacements thereof, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect

SECTION 5.07    Inspection Rights; Appraisals.

(a)          Each Loan Party shall, and shall cause each of its Restricted Subsidiaries to, permit any of the officers or authorized employees or representatives of the Administrative Agent (including any consultants, accountants, and agents retained by the Administrative Agent), as and when determined by the Administrative Agent, upon reasonable prior notice and during normal business hours, to visit and inspect its properties, to conduct at such Loan Party’s premises field examinations of such Loan Party’s assets, liabilities, books and records, including examining and making extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested.  The initial field examination (the “Initial Field Examination”), in form and substance satisfactory to the Administrative Agent in its Permitted Discretion, shall be completed at the expense of the Loan Parties and delivered to the Administrative Agent within ninety (90) days after the Closing Date (which period of time may be extended (i) an additional ninety (90) days in the Permitted Discretion of the Administrative Agent and (ii) thereafter, an additional period of time with the consent of the Required Lenders).  The examinations contemplated by this Section 5.07(a) shall be limited to one per calendar year (excluding the Initial Field Examination) unless (1) an Event of Default has occurred and is continuing (during which time there shall be no limit on the number of field examinations) or (2) Availability is at any time during such calendar year less than the greater of (a) $70,000,000 and (b) 20% of the Maximum Credit Amount, in which case of clause (2), one additional field examination per calendar year may, and at the written direction of the Required Lenders shall, be done at the expense of the Loan Parties. For the avoidance of doubt, all such examinations and evaluations conducted during an Event of Default shall be at the expense of the Loan Parties. Each Loan Party acknowledges that the Administrative Agent, after exercising its rights of inspection, may prepare and distribute to the Lenders certain Reports pertaining to such Loan Party’s assets for internal use by the Administrative Agent and the Lenders.

(b)          On an annual basis, at the Administrative Agent’s request, the Borrower Representative will provide the Administrative Agent with appraisals or updates thereof of the Loan Parties’ Inventory from an appraiser engaged by and reasonably acceptable to the Administrative Agent, and prepared on a basis reasonably satisfactory to the Administrative Agent, such appraisals and updates to include, without limitation, information required by any applicable Requirement of Law.  The initial appraisal of the Loan Parties’ Inventory (the “Initial Appraisal”), in form and substance satisfactory to the Administrative Agent in its Permitted Discretion, shall be completed at the expense of the Loan Parties and delivered to the Administrative Agent within ninety (90) days after the Closing Date (which period of time may be extended (i) an additional ninety (90) days in the Permitted Discretion of the Administrative Agent and (ii) thereafter, an additional period of time with the consent of the Required Lenders).  The appraisals contemplated by this Section 5.07(b) shall be limited to one per calendar year (excluding the Initial Appraisal) unless (1) an Event of Default has occurred and is continuing (during which time there shall be no limit on the number of appraisals) or (2) Availability is at any time during such calendar year less than the greater of (a) $70,000,000 and (b) 20% of the Maximum Credit Amount, in which case of clause (2), one additional field examination per calendar year may, and at the written direction of the Required Lenders shall, be done at the expense of the Loan Parties.  For the avoidance of doubt, all such appraisals commenced during the existence of an Event of Default shall be at the expense of the Loan Parties.

SECTION 5.08    Keeping of Records and Books of Account.  Each Loan Party shall, and shall cause each Restricted Subsidiary of such Loan Party to, maintain and keep proper books of record and account which enable such Loan Party and its Restricted Subsidiaries to issue financial statements in accordance with GAAP and as otherwise required by applicable Laws of any Governmental Authority having jurisdiction over such Loan Party or any Restricted Subsidiary of such Loan Party, and in which full, true and correct entries shall be made in all material respects of all its dealings and business and financial affairs.

SECTION 5.09   Compliance with Laws and Material Contractual Obligations. Each Loan Party shall, and shall cause each of its Restricted Subsidiaries to, comply with all applicable Requirements of Law, including all Environmental Laws, in all respects, except, where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect (except in the case of Anti-Terrorism Laws and Sanctions, with respect to which compliance shall be governed by Section 5.11).Each Loan Party will, and will cause each Restricted Subsidiary to perform in all material respects its obligations under material agreements to which it is a party, except (A) where the validity or amount thereof is being contested in good faith by appropriate proceedings, or (B) where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.  The Company will maintain in effect and enforce policies and procedures designed to ensure compliance by the Company, its Restricted Subsidiaries and their respective directors, officers, employees and agents with Anti-Terrorism Laws and applicable Sanctions.

SECTION 5.10    Use of Proceeds.  The Loan Parties will use the Letters of Credit and the proceeds of the Loans to (a) refinance existing Indebtedness on the Closing Date and to pay fees and expenses incurred in connection with the Transactions, (b) provide working capital to the Borrowers, and (c) for general corporate purposes of the Borrowers, in each case to the extent not prohibited under the terms of this Agreement or any other Loan Document.  No part of the proceeds of any Loan and no Letter of Credit will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X.

SECTION 5.11    Anti-Terrorism Laws; International Trade Law Compliance.  (a) No Relevant Entity will become a Sanctioned Person, (b) no Relevant Entity, either in its own right or through any third party, will (i) have any of its assets in a Sanctioned Country or in the possession, custody or control of a Sanctioned Person in violation of any Anti-Terrorism Law; (ii) do business in or with, or directly derive any of its income from investments in or transactions with, any Sanctioned Country or Sanctioned Person in violation of any Anti-Terrorism Law; (iii) engage in any dealings or transactions prohibited by any Anti-Terrorism Law; or (iv) use the Loans or Letters of Credit or any proceeds therefrom to fund any operations in, finance any investments or activities in, or, make any payments to, a Sanctioned Country or Sanctioned Person in violation of any Anti-Terrorism Law or would otherwise result in any violation of any Anti-Terrorism Laws or Sanctions; (c) the funds used to repay the Obligations will not be derived from any unlawful activity or in any manner that would cause a party to this Agreement to be in breach of any Anti-Terrorism Laws or Sanctions, (d) each Relevant Entity shall comply with all Anti-Terrorism Laws, and (e) the Company shall promptly notify the Administrative Agent in writing upon the occurrence of a Reportable Compliance Event.

SECTION 5.12    Casualty.  In respect of any loss or damage to the Collateral resulting from fire, vandalism, malicious mischief or any other casualty or physical harm (a “Casualty”) which affects a material portion of the Inventory included in the Borrowing Base, the Borrower Representative will and will cause each applicable Loan Party to comply in all respects with the provisions of this Section 5.12.  The Borrower Representative shall comply with its notice obligations in respect of Casualties relating to Inventory pursuant to Section 5.02(f).  Except during the existence of an Event of Default, the Company or such Loan Party may adjust, settle and compromise any such insurance claim or any proposed condemnation award and shall collect the Net Proceeds thereof and have the right to repair, refurbish, restore, replace or rebuild any asset affected by such Casualty (for the avoidance of doubt, without the obligation to make any mandatory prepayment of the Revolving Loans under Section 2.11(b) as a result thereof during the period beginning on the day of such Casualty and ending on the date that any such repair, refurbishment, restoration, replacement or rebuilding is complete). The Company and such Loan Party will in good faith file and prosecute all claims necessary to obtain any such Net Proceeds. If an Event of Default exists and is continuing, then the Administrative Agent may appear in any such proceedings and negotiations and effect such settlement and such collection of any Net Proceeds, and the Borrower Representative and the applicable Loan Party each hereby authorizes the Administrative Agent, at its option, to adjust, settle, compromise and collect any Net Proceeds under any insurance with respect to such Collateral and any Net Proceeds pursuant to any Casualty with respect to such Collateral, and, until such time as such Event of Default no longer exists, each such Loan Party hereby irrevocably appoints the Administrative Agent as its attorney-in-fact, coupled with an interest, for such purposes.

SECTION 5.13    [Reserved].

SECTION 5.14    Additional Collateral; Further Assurances.

(a)          Subject to applicable law, each Loan Party will cause each Restricted Subsidiary that is formed or acquired after the date of this Agreement (and is not an Excluded Subsidiary), that becomes a Restricted Subsidiary after the date hereof (and is not an Excluded Subsidiary) or that ceases to be an Excluded Subsidiary after the date hereof in accordance with the terms of this Agreement within sixty (60) days (in each case, as such time may be extended in the Administrative Agent’s sole discretion) to become a Borrower or a Guarantor pursuant to a Joinder Agreement and take all such further actions (including authorizing the filing and recording of financing statements, fixture filings, and other documents) that are required under the Collateral Documents or this Agreement to cause the Collateral and Guaranty Requirement to be satisfied with respect to such Subsidiary. Upon execution and delivery thereof, each such Person (i) shall automatically become a Borrower or Guarantor, as applicable hereunder and thereupon shall have all of the rights, benefits, duties, and obligations in such capacity under the Loan Documents and (ii) will grant Liens to the Administrative Agent, for the benefit of the Administrative Agent and the applicable Secured Parties, in any property of such Loan Party which constitutes Collateral, under the applicable Security Agreement.  With respect to any Excluded Subsidiary formed or acquired after the date of this Agreement and the Equity Interests of which are directly owned by a Loan Party and required to be pledged to the Administrative Agent pursuant to the applicable Security Agreement, the applicable Loan Party shall, within sixty (60) days (in each case, as such time may be extended in the Administrative Agent’s sole discretion) of the formation or acquisition of such Excluded Subsidiary (A) notify the Administrative Agent thereof and (B) deliver to the Administrative Agent an updated schedule of the pledged Equity Interests to the applicable Security Agreement if reasonably requested by the Administrative Agent and confirmation that the original certificates evidencing such pledged Equity Interests (if any) have been delivered to the Term Agent or Other Secured Debt Agent, if applicable, together with appropriate powers executed in blank, or if the Term Loan Obligations and Other Secured Debt Obligations have been repaid in full, the Administrative Agent.

(b)        The Loan Parties will execute any and all further documents, agreements and instruments, and take all such further actions (including authorizing the filing and recording of financing statements, fixture filings, and other documents) which may be required by any Requirement of Law or which the Administrative Agent may, from time to time, reasonably request, to cause the Collateral and Guaranty Requirement to be and remain satisfied at all times.

(c)          If a Mortgage Triggering Event occurs and is continuing, then upon the request of the Administrative Agent, the applicable Loan Party owning any Material Real Property shall promptly and in any event within ninety (90) days after the Administrative Agent’s request (or such later time as is reasonably practicable under the circumstances and as the Administrative Agent may agree in its reasonable discretion exercised in good faith), each in form and substance reasonably acceptable to the Administrative Agent and customary for syndicated loan transactions of this type, (i) execute and deliver a Mortgage, in favor of the Administrative Agent, for the benefit of the Secured Parties, covering such real property, creating a Lien on such real property prior and superior in right to all other Liens on such real property (except Liens in favor of the Term Agent and Other Secured Debt Agent, and other Permitted Liens, and with respect to the Liens in favor of the Term Agent and Other Secured Debt Agent, subject in all events to the ABL Intercreditor Agreement and, if applicable, Other Secured Debt Intercreditor Agreement) and an Environmental Indemnity with respect thereto, (ii) if requested by the Administrative Agent, provide the Administrative Agent, for the benefit of the Secured Parties, with (1) title searches in respect of such real property as well as a current map or plat of an as-built survey thereof, together with a surveyor’s certificate, or any existing survey as to which a “no change” affidavit which is satisfactory to the title insurance company insuring the Mortgage, (2) title insurance policies (limited in the maximum amount secured to the fair market value of the property in those jurisdictions in which a mortgage recording tax may be imposed), (3) recently prepared environmental site assessment reports or updates to existing environmental reports, which reports or updates are not more than six (6) months old, in each case together with letters executed by the environmental firms preparing such environmental reports authorizing the Administrative Agent and the Lenders to rely on such reports, and (4) any consents required to permit the delivery of the Mortgage (if any) or estoppels reasonably deemed necessary by the Administrative Agent in connection with such Mortgage provided that the Loan Parties shall only be required to use commercially reasonable efforts to request the delivery of any requested estoppels, (iii) deliver a completed flood hazard determination from a third party vendor and related documents required pursuant to the immediately following sentence and (iv) if requested by the Administrative Agent, deliver to the Administrative Agent customary legal opinions relating to the matters described above, which opinions shall be from counsel reasonably satisfactory to the Administrative Agent (it being agreed that any legal counsel and their form of opinion previously or concurrently delivered to the Term Agent and/or Other Secured Debt Agent, as applicable, shall be deemed reasonably satisfactory to the Administrative Agent).  The Administrative Agent shall not enter into any Mortgage in respect of any Real Estate acquired by any Loan Party after the date hereof until (1) the date that occurs forty-five (45) days after the Administrative Agent has delivered to the Lenders (which may be delivered electronically) the following documents in respect of such Real Estate: (i) a completed flood hazard determination from a third party vendor, (ii) if such Real Estate is located in a “special flood hazard area,” (A) a notification to the applicable Loan Party of that fact and (if applicable) notification to the applicable Loan Party that flood insurance is not available and (B) evidence of receipt by the applicable Loan Party of such notice, and (iii) if such notice is required to be provided to the applicable Loan Party and flood insurance is available in the community in which such Real Estate is located, evidence of flood insurance, and (2) the Administrative Agent shall have received written confirmation from the Lenders that flood insurance due diligence and flood insurance compliance has been completed by the Lenders (such written confirmation not to be unreasonably conditioned, withheld or delayed).  Upon the request of the Borrower Representative at any time following any Mortgage Release Event (provided that no subsequent Mortgage Triggering Event shall have occurred), the Administrative Agent shall, at the cost and expense of the Loan Parties, execute and deliver mortgage or deed of trust releases relating to any Material Real Property upon which the Administrative Agent has filed a Mortgage and any other documents reasonably requested by the Borrower Representatives in connection therewith, in form and substance sufficient in accordance with local law to remove and discharge the Mortgage of record and as reasonably requested by any title insurer.  Additionally, during the continuation of a Mortgage Triggering Event, if any of the Loan Parties acquire any interest in any Material Real Property, such Loan Party shall promptly so notify the Administrative Agent, setting forth with specificity a description of the interest acquired, the location of the Material Real Property, any structures or improvements thereon and either an appraisal or such Loan Party’s good-faith estimate of the current value of such Material Real Property.

SECTION 5.15    Environmental Laws.  Except where the failure to do so would not reasonably be expected to have Material Adverse Effect, the Company and each Restricted Subsidiary shall (i) conduct its operations and keep and maintain all of its real property in compliance with all Environmental Laws; (ii) obtain and renew all environmental permits necessary for its operations and properties; and (iii) implement any and all investigation, remediation, removal and response actions that are necessary to maintain the value and marketability of the Mortgaged Property (if any) or to otherwise comply with Environmental Laws pertaining to the presence, generation, treatment, storage, use, disposal, transportation or Release of any Hazardous Materials into, on, at, under, above or from any of its Real Estate, provided, however, that neither a Loan Party nor any of its Restricted Subsidiaries shall be required to undertake any such cleanup, removal, remedial or other action to the extent that its obligation to do so is being contested in good faith and by proper proceedings and adequate reserves have been set aside and are being maintained by the Loan Parties with respect to such circumstances in accordance with GAAP.

SECTION 5.16    Canadian Pension Plans.

(a)          For each existing, or hereafter adopted, Canadian Pension Plan, each Loan Party will, in a timely fashion comply with and perform in all material respects all of its obligations under and in respect of such Canadian Pension Plan, including under any funding agreements and all applicable laws (including any fiduciary, funding, investment and administration obligations), unless any failure to so comply or perform would not reasonably be expected to have a Material Adverse Effect.

(b)          All employer or employee payments, contributions or premiums required to be remitted, paid to or in respect of each Canadian Pension Plan shall be paid or remitted by each Loan Party in a timely fashion in accordance with the terms thereof, any funding agreements and all applicable laws, unless any failure to so would not reasonably be expected to have a Material Adverse Effect.

SECTION 5.17    Post-Closing Covenants. The Loan Parties will execute and deliver the documents and complete the tasks set forth on Schedule 5.17, in each case within the time limits specified on such schedule (or such longer period as the Administrative Agent may agree in its sole discretion).

ARTICLE VI.

NEGATIVE COVENANTS

Until the Commitments shall have expired or been terminated and the principal of and interest on each Loan and all fees, expenses and other amounts payable under any Loan Document (other than contingent or indemnity obligations for which no claim has been made by the Person entitled thereto) shall have been paid in full and all Letters of Credit shall have expired or have been Cash Collateralized pursuant to the terms hereof, or terminated, in each case without any pending draw, and all LC Disbursements shall have been reimbursed, each Loan Party executing this Agreement covenants and agrees, jointly and severally with all of the other Loan Parties, with the Lenders that:

SECTION 6.01   Indebtedness. No Loan Party will, nor will it permit any Restricted Subsidiary to, directly or indirectly, Incur any Indebtedness (including Acquired Indebtedness) or issue any shares of Disqualified Stock; and Company shall not permit any of the Restricted Subsidiaries (other than any Loan Party) to issue any shares of Preferred Stock, except:

(a)          the Incurrence by the Company or any Restricted Subsidiary of Indebtedness pursuant to any Loan Document;

(b)         Indebtedness under the (i) Term Loan Agreement and (ii) any other secured loan agreement (“Other Secured Debt Loan Agreement”) and related documentation, in each case, reasonably acceptable to the Administrative Agent (the documents under this clause (ii) and solely to the extent the applicable Indebtedness thereunder is incurred in reliance on this clause (b), collectively, the “Other Secured Debt Documents”), in an aggregate original principal amount under this clause (b) not to exceed $350,000,000; provided that, in the case of the Other Secured Debt, any Lien on the ABL Priority Collateral shall be junior to the Liens on the ABL Priority Collateral securing the Obligations pursuant to the ABL Intercreditor Agreement, an Other Secured Debt Intercreditor Agreement and/or a junior lien intercreditor agreement or collateral trust agreement reasonably satisfactory to the Administrative Agent and the Required Lenders reflecting the junior-lien status of the Liens securing such Indebtedness as it relates to ABL Priority Collateral;

(c)          Indebtedness, Preferred Stock and Disqualified Stock existing on the date hereof (other than Indebtedness described in clauses (a) and (b) above) and, if such Indebtedness is for borrowed money and is in excess of $10,000,000, individually or in the aggregate, in such amounts outstanding on the date hereof and set forth in Schedule 6.01;

(d)          Indebtedness (including Finance Lease Obligations) Incurred by any Loan Party or any Restricted Subsidiary, Disqualified Stock issued by any Loan Party or any Restricted Subsidiary and Preferred Stock issued by any Restricted Subsidiary to finance (whether prior to or within 180 days after) the acquisition, lease, construction, repair, replacement or improvement of property (real or personal) or equipment (whether through the direct purchase of assets or the Equity Interests of any Person owning such assets); provided that, (x) the principal amount of such Indebtedness does not exceed the cost of acquiring, constructing or improving such property (real or personal) or equipment and (y) the principal amount of such Indebtedness, Disqualified Stock and Preferred Stock, when aggregated with the principal amount or liquidation preference of all other Indebtedness, Disqualified Stock and Preferred Stock then outstanding and Incurred or issued pursuant to this clause (d), together with any Refinancing Indebtedness in respect thereof Incurred pursuant to clause (n) below, does not exceed at any one time outstanding the greater of $35,000,000 and 14% of Consolidated EBITDA, calculated on a pro forma basis giving effect to such Indebtedness, Disqualified Stock, or Preferred Stock, as applicable, and based on the most recently completed Test Period (plus, in the case of any Refinancing Indebtedness, the Additional Refinancing Amount);

(e)         Indebtedness Incurred by any Loan Party or any Restricted Subsidiary constituting reimbursement obligations with respect to letters of credit and bank guarantees issued in the ordinary course of business, including, without limitation, letters of credit in respect of workers’ compensation claims, health, disability or other benefits to employees or former employees or their families or property, casualty or liability insurance or self-insurance and letters of credit in connection with the maintenance of, or pursuant to the requirements of, Environmental Law, and other Indebtedness with respect to reimbursement type obligations regarding workers’ compensation claims;

(f)          unsecured Indebtedness arising from agreements of a Loan Party or any Restricted Subsidiary providing for indemnification, adjustment of acquisition or purchase price or similar obligations (including earn-outs), in each case, Incurred or assumed in connection with the any Investments or any acquisition or disposition of any business, assets or a Subsidiary not prohibited by this Agreement, other than guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such business, assets or Subsidiary for the purpose of financing such acquisition;

(g)          shares of Preferred Stock of a Restricted Subsidiary issued to the Company or another Restricted Subsidiary; provided that any subsequent issuance or transfer of any Equity Interests or any other event which results in any Restricted Subsidiary that holds such shares of Preferred Stock of another Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such shares of Preferred Stock (except to the Company or another Restricted Subsidiary) shall be deemed, in each case, to be an issuance of shares of Preferred Stock not permitted by this clause (g);

(h)          without in any way limiting the applicability of Section 6.02, Indebtedness of the Company or a Restricted Subsidiary to the Company or a Restricted Subsidiary; provided that if a Loan Party incurs such Indebtedness to a Restricted Subsidiary that is not a Loan Party (except in respect of intercompany current liabilities incurred in the ordinary course of business in connection with the cash management, tax and accounting operations of the Company and its Subsidiaries), such Indebtedness is subordinated in right of payment to the Obligations pursuant to the Intercompany Subordination Agreement; provided that if a U.S. Loan Party incurs such Indebtedness to a Canadian Loan Party (except in respect of intercompany current liabilities incurred in the ordinary course of business in connection with the cash management, tax and accounting operations of the Company and its Subsidiaries), such Indebtedness is subordinated in right of payment to the Obligations pursuant to the Intercompany Subordination Agreement; provided, further, that any subsequent issuance or transfer of any Equity Interests or any other event which results in any Restricted Subsidiary holding such Indebtedness ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to the Company or another Restricted Subsidiary or any pledge of such Indebtedness constituting a Permitted Lien but not the transfer thereof upon foreclosure) shall be deemed, in each case, to be an Incurrence of such Indebtedness not permitted by this clause (h);

(i)           Indebtedness incurred pursuant to a Permitted Consigned Inventory Financing;

(j)          Swap Agreement Obligations that are not incurred for speculative purposes but (A) for the purpose of fixing or hedging interest rate risk with respect to any Indebtedness that is permitted by the terms of this Agreement to be outstanding; (B) for the purpose of fixing or hedging currency exchange rate risk with respect to any currency exchanges; or (C) for the purpose of fixing or hedging commodity price risk with respect to any commodity purchases or sales and, in each case, extensions or replacements thereof;

(k)          obligations (including reimbursement obligations with respect to letters of credit, bank guarantees, warehouse receipts and similar instruments) in respect of indemnities, warranties, statutory obligations, performance, bid, appeal and surety bonds, completion guarantees and similar obligations provided by a Loan Party or any Restricted Subsidiary, in each case incurred in the ordinary course of business or consistent with past practice or industry practice;

(l)         Indebtedness or Disqualified Stock of the Company or Indebtedness, Disqualified Stock or Preferred Stock of any Restricted Subsidiary in an aggregate principal amount or liquidation preference, which when aggregated with the principal amount and liquidation preference of all other Indebtedness, Disqualified Stock and Preferred Stock then outstanding and Incurred pursuant to this clause (l), together with any Refinancing Indebtedness in respect thereof incurred pursuant to clause (n) below, does not exceed at any one time outstanding the greater of $100,000,000 and 40% of Consolidated EBITDA, calculated on a pro forma basis giving effect to such Indebtedness, Disqualified Stock or Preferred Stock, as applicable, and based on the most recently completed Test Period (plus, in the case of any Refinancing Indebtedness, the Additional Refinancing Amount);

(m)         any guarantee by a Loan Party or any Restricted Subsidiary of Indebtedness or other obligations of a Loan Party or any Restricted Subsidiary so long as the Incurrence of such Indebtedness Incurred by such Loan Party or such Restricted Subsidiary is not prohibited under the terms of this Agreement; provided that (A) if such Indebtedness is by its express terms subordinated in right of payment to the Obligations by such Restricted Subsidiary, as applicable, any such guarantee with respect to such Indebtedness shall be subordinated in right of payment to the Obligations, substantially to the same extent as such Indebtedness is subordinated to the Obligations, (B) the aggregate principal amount of Indebtedness or other obligations of a Canadian Loan Party guaranteed by a U.S. Loan Party in reliance on this clause (m) shall not exceed at any one time outstanding the greater of $25,000,000 and 10% of Consolidated EBITDA, calculated on a pro forma basis giving effect to such Indebtedness and based on the most recently completed Test Period; and (C) the aggregate principal amount of Indebtedness or other obligations of a Restricted Subsidiary that is not a Loan Party guaranteed by a Loan Party in reliance on this clause (m) shall not exceed at any one time outstanding the greater of $25,000,000 and 10% of Consolidated EBITDA, calculated on a pro forma basis giving effect to such Indebtedness and based on the most recently completed Test Period;

(n)          the Incurrence by a Loan Party or any Restricted Subsidiary of Indebtedness or Disqualified Stock, or by any Restricted Subsidiary of Preferred Stock, that serves to refund, refinance or defease any Indebtedness Incurred or Disqualified Stock or Preferred Stock issued as permitted under clauses (b), (c), (d), (l) and (n) of this Section 6.01 up to the outstanding principal amount (or, if applicable, the liquidation preference, face amount, or the like) or, if greater, committed amount (only to the extent the committed amount could have been Incurred on the date of initial Incurrence and was deemed Incurred at such time for the purposes of this Section 6.01) of such Indebtedness, Disqualified Stock or Preferred Stock, in each case at the time such Indebtedness was Incurred or Disqualified Stock or Preferred Stock was issued pursuant to clauses (b), (c), (d), (l) and (n) of this Section 6.01, or any Indebtedness, Disqualified Stock or Preferred Stock Incurred or issued to so refund or refinance such Indebtedness, Disqualified Stock or Preferred Stock plus any additional Indebtedness, Disqualified Stock or Preferred Stock Incurred or issued to pay premiums (including tender premiums), accrued and unpaid interest, expenses, defeasance costs and fees in connection therewith (subject to the following proviso, “Refinancing Indebtedness”) prior to its respective maturity; provided, however, that:

(i)          such Refinancing Indebtedness has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is Incurred which is not less than the shorter of (x) the remaining Weighted Average Life to Maturity of the Indebtedness, Disqualified Stock or Preferred Stock being refunded, refinanced or defeased and (y) the Weighted Average Life to Maturity that would result if all payments of principal on the Indebtedness, Disqualified Stock or Preferred Stock

being refunded or refinanced that were due on or after the date that is one year following the Maturity Date were instead due on such date;

(ii)         to the extent such Refinancing Indebtedness refinances (a) Indebtedness junior in right of payment to the Obligations, such Refinancing Indebtedness is junior in right of payment to the Obligations, (b) Disqualified Stock or Preferred Stock, such Refinancing Indebtedness is Disqualified Stock or Preferred Stock, (c) Indebtedness secured by a Lien on the Collateral that is pari passu with or junior to the Lien on the Collateral securing the Obligations, such Refinancing Indebtedness (if secured) is secured by a Lien on the Collateral that is, as applicable, pari passu with or junior to the Lien on the Collateral securing the Obligations to the same extent as such Indebtedness being refinanced (or that is junior thereto), and a Senior Representative of such Refinancing Indebtedness acting on behalf of the holders of such Indebtedness shall have become party to or otherwise subject to the provisions of the ABL Intercreditor Agreement and/or a junior lien intercreditor agreement or collateral trust agreement reasonably satisfactory to the Administrative Agent and the Required Lenders reflecting the junior-lien status of the Liens securing such Indebtedness as it relates to Collateral, (d) obligations under the Term Loan Agreement, the Lien on the Collateral securing such Indebtedness shall have the priorities contemplated by the ABL Intercreditor Agreement (or priorities junior thereto), and a Senior Representative of such Refinancing Indebtedness acting on behalf of the holders of such Indebtedness shall have become party to or otherwise subject to the provisions of the ABL Intercreditor Agreement, or (e) obligations under the Other Secured Debt Loan Agreement (if any), the Lien on the Collateral securing such Indebtedness shall have the priorities contemplated by, as applicable, the ABL Intercreditor Agreement or Other Secured Debt Intercreditor Agreement (or priorities junior thereto), and a Senior Representative of such Refinancing Indebtedness acting on behalf of the holders of such Indebtedness shall have become party to or otherwise subject to the provisions of the ABL Intercreditor Agreement or Other Secured Debt Intercreditor Agreement, as applicable; and

(iii)        such Refinancing Indebtedness shall not include Indebtedness of a Restricted Subsidiary that is not a Loan Party that refinances Indebtedness of the Company or another Loan Party or (y) Indebtedness of the Company or a Restricted Subsidiary that refinances Indebtedness of an Unrestricted Subsidiary;

(o)          unsecured Indebtedness of the Company that is equity-linked (including, without limitation, Indebtedness that is convertible into Equity Interests of the Company) and not guaranteed by any Subsidiary of the Company in an amount not to exceed $100,000,000 at any time outstanding;

(p)          [Reserved];

(q)         Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided that such Indebtedness is extinguished within five Business Days of its Incurrence;

(r)           Indebtedness of a Loan Party or any Restricted Subsidiary supported by a Letter of Credit, in a principal amount not in excess of the stated amount of such Letter of Credit;

(s)          [Reserved];

(t)           Indebtedness of any Loan Party or any Restricted Subsidiary consisting of (A) the financing of insurance premiums or (B) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business;

(u)         Indebtedness consisting of Indebtedness of the Company or a Restricted Subsidiary to current or former officers, directors and employees thereof or any direct or indirect parent thereof, their respective estates, spouses or former spouses, in each case to finance the purchase or redemption of Equity Interests of the Company or any direct or indirect parent of the Company to the extent described in Section 6.02(b)(iv);

(v)          Indebtedness in respect of Obligations of the Company or any Restricted Subsidiary to pay the deferred purchase price of goods or services or progress payments in connection with such goods and services; provided that such obligations are incurred in connection with open accounts extended by suppliers on customary trade terms in the ordinary course of business and not in connection with the borrowing of money or any Swap Agreement Obligations;

(w)         [Reserved];

(x)          [Reserved];

(y)          Indebtedness of any Person that becomes a Restricted Subsidiary after the date hereof; provided that such Indebtedness exists at the time such Person becomes a Restricted Subsidiary and is not created in contemplation of or in connection with such Person becoming a Restricted Subsidiary;

(z)          Indebtedness in respect of the financing of insurance premiums in the ordinary course of business or consistent with past practice or industry practice;

(aa)          Indebtedness to customs brokers, freight forwarders, common carriers, landlords and similar Persons, in each case incurred in the ordinary course of business or consistent with past practice; provided, however, for purposes of this clause (aa), it is understood and agreed that any deferred rent arrangements entered into, or to be entered into, with landlords, such deferred rent arrangements shall only be considered to be in the ordinary course of business or consistent with past practice to the extent such deferred rent arrangements are entered into as a result of the impacts on the Loan Parties business from COVID-19;

(bb)        Indebtedness in an aggregate amount not to exceed $100,000,000 at any time outstanding incurred pursuant to a Permitted Wholesale A/R Financing;

(cc)       Indebtedness owed on a short-term basis to banks and other financial institutions incurred in the ordinary course of business of the Company and its Restricted Subsidiaries with such banks or financial institutions that arises in connection with ordinary banking arrangements, including cash management, cash pooling arrangements and related activities to manage cash balances of the Company and its Subsidiaries, including treasury, depository, overdraft, credit, purchasing or debit card, electronic funds transfer and other cash management arrangements and Indebtedness in respect of netting services, overdraft protection, credit card programs, automatic clearinghouse arrangements and similar arrangements.

For purposes of determining compliance with this Section 6.01, at the time of incurrence, the Company will be entitled to divide and classify an item of Indebtedness in more than one of the categories of Indebtedness described above (or any portion thereof) (other than clause (b) with respect to Term Loan Obligations and Other Secured Debt Obligations) without giving pro forma effect to the Indebtedness Incurred pursuant to any other clause or paragraph of this Section (or any portion thereof) when calculating the amount of Indebtedness that may be Incurred pursuant to any such clause or paragraph (or any portion thereof).

Accrual of interest, the accretion of accreted value, the payment of interest or dividends in the form of additional Indebtedness, Disqualified Stock or Preferred Stock, as applicable, amortization of original issue discount, the accretion of liquidation preference and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies will not be deemed to be an Incurrence of Indebtedness, Disqualified Stock or Preferred Stock for purposes of this Section 6.01.  In addition, Guaranties of, or obligations in respect of letters of credit relating to, Indebtedness which is otherwise included in the determination of a particular amount of Indebtedness shall not be included in the determination of such amount of Indebtedness; provided that the Incurrence of the Indebtedness represented by such guarantee or letter of credit, as the case may be, was in compliance with this Section 6.01.

For purposes of determining compliance with any U.S. Dollar-denominated restriction on the Incurrence of Indebtedness, the Dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was Incurred, in the case of term debt, or first committed or first Incurred (whichever yields the lower U.S. Dollar equivalent), in the case of revolving credit debt.  However, if the Indebtedness is Incurred to refinance other Indebtedness denominated in a foreign currency, and the refinancing would cause the applicable U.S. Dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of the refinancing, the U.S. Dollar-denominated restriction will be deemed not to have been exceeded so long as the principal amount of the refinancing Indebtedness does not exceed the principal amount of the Indebtedness being refinanced.

Notwithstanding any other provision of this Section 6.01, the maximum amount of Indebtedness that the Loan Parties and Restricted Subsidiaries may Incur pursuant to this Section 6.01 shall not be deemed to be exceeded, with respect to any outstanding Indebtedness, solely as a result of fluctuations in the exchange rate of currencies.  The principal amount of any Indebtedness Incurred to refinance other Indebtedness, if Incurred in a different currency from the Indebtedness being refinanced, will be calculated based on the currency exchange rate applicable to the currencies in which the respective Indebtedness is denominated that is in effect on the date of the refinancing.

SECTION 6.02    Restricted Payments.

(a)           No Loan Party shall, and no Loan Party shall permit any of the Restricted Subsidiaries to, directly or indirectly:

(i)          declare or pay any dividend or make any distribution on account of any Loan Party’s or any of the Restricted Subsidiaries’ Equity Interests, including any payment made in connection with any merger, amalgamation or consolidation involving the Company (other than (A) dividends or distributions payable solely in Equity Interests (other than Disqualified Stock) of the Company; or (B) dividends or distributions by a Restricted Subsidiary so long as, in the case of any dividend or distribution payable on or in respect of any class or series of securities issued by a Restricted Subsidiary that is not a Wholly Owned Subsidiary, a Loan Party or the Restricted Subsidiary which owns the equity interests of such non-Wholly Owned Subsidiary receives at least its pro rata share of such dividend or distribution in accordance with its Equity Interests in such class or series of securities));

(ii)          purchase or otherwise acquire or retire for value any Equity Interests of the Company or any direct or indirect parent of the Company;

(iii)        (x) make any principal payment on, or redeem, repurchase, defease or otherwise acquire or retire for value, in each case prior to any scheduled repayment or scheduled maturity, any Junior Indebtedness of the Company or any Loan Party (other than the payment, redemption, repurchase, defeasance, acquisition or retirement of (A) Junior Indebtedness in anticipation of satisfying a sinking fund obligation or principal installment to the extent not prohibited by the terms of any applicable subordination provisions and (B) Indebtedness permitted under clause (h) of Section 6.01) or (y) in the case of Junior Indebtedness of the type described in clause (c) of the definition of Junior Indebtedness, make any payment on such Indebtedness;

(iv)         make any payment on, or redeem, repurchase, defease or otherwise acquire or retire for value any Term Loan Obligations or any Other Secured Debt Obligations; or

(v)          make any Restricted Investment;

(all such payments and other actions set forth in subclauses (i) through (v) above being collectively referred to as “Restricted Payments”).

(b)          The provisions of Section 6.02(a) shall not prohibit:

(i)          the payment of any dividend or distribution or the consummation of any irrevocable redemption within 60 days after the date of declaration thereof, if at the date of declaration or the giving of notice of such irrevocable redemption, as applicable, such payment would have complied with the provisions of this Agreement; provided that if such dividend, distribution or redemption is being made pursuant to Section 6.02(b)(xx), a Reserve shall be established by the Administrative Agent in an amount equal to the Restricted Payment so declared;

(ii)          (A) after the Deemed Borrowing Base Period, the redemption, repurchase, retirement or other acquisition of any Equity Interests (“Retired Capital Stock”), Term Loan Obligations, Other Secured Debt Obligations, or Junior Indebtedness of the Company or any Loan Party solely in exchange for, or solely out of the proceeds of, the substantially concurrent sale of, Equity Interests of the Company or contributions to the equity capital of the Company (other than any Disqualified Stock or any Equity Interests sold to a Subsidiary of the Company) (collectively, including any such contributions, “Refunding Capital Stock”); and

(B) the declaration and payment of dividends on the Retired Capital Stock solely out of the proceeds of the substantially concurrent sale (other than to a Subsidiary of the Company) of Refunding Capital Stock;

(iii)        after the Deemed Borrowing Base Period, the redemption, repurchase, defeasance, or other acquisition or retirement of the Term Loan Obligations, Other Secured Debt Obligations, or any Junior Indebtedness of any Loan Party made by exchange for, or out of the proceeds of the substantially concurrent sale of, new Indebtedness of a Loan Party, which is Incurred in accordance with Section 6.01 so long as:

(A)         the principal amount (or accreted value, if applicable) of such new Indebtedness does not exceed the principal amount (or accreted value, if applicable), plus any accrued and unpaid interest, of the Term Loan Obligations, Other Secured Debt Obligations, or Junior Indebtedness being so redeemed, repurchased, defeased, acquired or retired for value (plus the amount of any premium required to be paid under the terms of the instrument governing the Term Loan Obligations, Other Secured Debt Obligations, or Junior Indebtedness being so redeemed, repurchased, acquired or retired, plus any tender premiums, plus any defeasance or other costs, fees and expenses incurred in connection therewith);

(B)         such Indebtedness is subordinated as to right of payment and lien priority to the Obligations or the related Guarantee of such Loan Party, as the case may be, at least to the same extent as the applicable Term Loan Obligations, Other Secured Debt Obligations, or Junior Indebtedness so purchased, exchanged, redeemed, repurchased, defeased, acquired or retired for value (it being understood that if the Junior Indebtedness so purchased, exchanged, redeemed, repurchased, defeased, acquired or retired for value is unsecured, such Indebtedness shall be unsecured);

(C)        such Indebtedness has a final scheduled maturity date equal to or later than the earlier of (x) the final scheduled maturity date of the applicable Term Loan Obligations, Other Secured Debt Obligations, or Junior Indebtedness being so redeemed, repurchased, acquired or retired and (y) 91 days following the Maturity Date; and

(D)         such Indebtedness has a Weighted Average Life to Maturity at the time Incurred which is not less than the shorter of (x) the remaining Weighted Average Life to Maturity of the applicable Term Loan Obligations, Other Secured Debt Obligations, or Junior Indebtedness being so redeemed, repurchased, defeased, acquired or retired and (y) the Weighted Average Life to Maturity that would result if all payments of principal on the applicable Term Loan Obligations, Other Secured Debt Obligations, or Junior Indebtedness being redeemed, repurchased, defeased, acquired or retired that were due on or after the date that is one year following the Maturity Date;

(iv)        after the Deemed Borrowing Base Period and so long as no Dominion Period is continuing immediately before or after the making of such Restricted Payment and so long as no Event of Default is continuing immediately before or after the making of such Restricted Payment, a Restricted Payment to pay for the repurchase, retirement or other acquisition for value of Equity Interests of the Company or any direct or indirect parent of the Company held by any future, present or former employee, director, officer or consultant of the Company or any Restricted Subsidiary of the Company or any direct or indirect parent of the Company pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or other agreement or arrangement; provided, however, that the aggregate Restricted Payments made under this clause (iv) do not exceed in any calendar year an amount equal to (x) $5,000,000 plus (y) the value of any shares surrendered by any such employee, director, officer or consultant, or otherwise withheld by the Company, in connection with any tax obligation of such employee, director, officer or consultant (or the payment thereof by the Company or any Restricted Subsidiary) in an amount not to exceed $2,000,000, with unused amounts in any calendar year being permitted to be carried over to the next succeeding calendar year; provided further, however, that such amount in any calendar year may be increased by an amount not to exceed:

(A)         the cash proceeds received by the Company or any of the Restricted Subsidiaries from the sale of Equity Interests (other than Disqualified Stock) of the Company or any direct or indirect parent of the Company (to the extent contributed to the Company) to employees, directors, officers or consultants of the Company and the Restricted Subsidiaries or any direct or indirect parent of the Company that occurs after the date hereof and during such calendar year; plus

(B)          the cash proceeds of key man life insurance policies received by the Company or any direct or indirect parent of the Company (to the extent contributed to the Company) or the Restricted Subsidiaries after the date hereof and during such calendar year;

(v)          [Reserved];

(vi)         [Reserved];

(vii)        [Reserved];

(viii)      at all times following the Deemed Borrowing Base Period, other Restricted Payments that, when taken together with all other Restricted Payments made pursuant to this clause (viii), would not exceed $20,000,000 after the date hereof; provided, that no Dominion Period exists, in each case, after giving pro forma effect to such Restricted Payment;

(ix)          the distribution, as a dividend or otherwise, of shares of Equity Interests of Unrestricted Subsidiaries;

(x)          with respect to the Term Loan Obligations:

(A)          the making of regularly scheduled payments of interest in accordance with the terms of the Term Loan Agreement at a rate not prohibited by the terms of the ABL Intercreditor Agreement;

(B)          the making of regularly scheduled amortization payments, mandatory prepayments and other mandatory payments in accordance with the terms of the Term Loan Agreement to the extent not prohibited by the terms of the ABL Intercreditor Agreement; or

(C)         the making of voluntary prepayments or voluntary redemptions of Indebtedness under the Term Loan Agreement (including, without limitation, pursuant to any loan buyback or repurchase mechanisms) so long as the Payment Conditions have been satisfied at the time of such prepayment or redemption;

(xi)         with respect to the Other Secured Debt Obligations (if any):

(A)         the making of regularly scheduled payments of interest in accordance with the terms of the Other Secured Loan Agreement at a rate not prohibited by the terms of the ABL Intercreditor Agreement or Other Secured Debt Intercreditor Agreement, as applicable;

(B)        the making of regularly scheduled amortization payments, mandatory prepayments and other mandatory payments in accordance with the terms of the Other Secured Debt Loan Agreement to the extent not prohibited by the terms of the ABL Intercreditor Agreement or Other Secured Debt Intercreditor Agreement, as applicable; or

(C)          the making of voluntary prepayments or voluntary redemptions of Indebtedness under the Other Secured Debt Loan Agreement (including, without limitation, pursuant to any loan buyback or repurchase mechanisms) so long as the Payment Conditions have been satisfied at the time of such prepayment or redemption;

(xii)        payment of Indebtedness created under the Loan Documents;

(xiii)      payment of regularly scheduled interest and principal payments or reimbursement obligations under letters of credit, in each case, as and when due in respect of any Indebtedness permitted by this Agreement, other than payments in respect of the Subordinated Indebtedness prohibited by the subordination provisions thereof;

(xiv)       payments constituting the refinancings of Indebtedness to the extent such refinanced Indebtedness is permitted by Section 6.01;

(xv)       payment of secured Indebtedness (other than Term Loan Obligations and Other Secured Debt Obligations) that becomes due as a result of (A) any voluntary sale or transfer of any assets (other than assets included in any Borrowing Base) securing such Indebtedness or (B) any casualty or condemnation proceeding (including a disposition in lieu thereof) of any assets (other than assets included in any Borrowing Base) securing such Indebtedness;

(xvi)       subject to the terms of the Intercompany Subordination Agreement, payments of intercompany Indebtedness permitted under Section 6.01 and owed to any Loan Party;

(xvii)      repurchases of Equity Interests that occur or are deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants;

(xviii)     Restricted Payments by the Company or any Restricted Subsidiary to allow the payment of cash in lieu of the issuance of fractional shares upon the exercise of options or warrants or upon the conversion or exchange of Equity Interests of any such Person;

(xix)       payments or distributions to dissenting stockholders pursuant to applicable law, pursuant to or in connection with a consolidation, amalgamation, merger or transfer of all or substantially all of the assets of the Company and the Restricted Subsidiaries, taken as a whole, that complies with Section 6.08; provided that if such consolidation, amalgamation, merger or transfer of assets constitutes a Change in Control, all Obligations shall have been repaid in full (or the Event of Default specified in Section 7.01(g) shall have been waived); and

(xx)       any Loan Party or their Restricted Subsidiaries may make Restricted Payments so long as the Borrowers are in Pro Forma Compliance with the Payment Conditions (or, prior to the expiration of the Deemed Borrowing Base Period, the Payment Conditions During Deemed BB Period).

Notwithstanding anything herein to the contrary, nothing in this Agreement shall prohibit the Loan Parties from paying the indebtedness and obligations under the Existing Credit Agreement on the Closing Date.

Notwithstanding anything else set forth in this Section 6.02 or the definition of “Permitted Investments” to the contrary, no Restricted Payment or Investment (other than an Investment in another Loan Party) of any Material Intellectual Property owned by the Company or another Loan Party shall be permitted under this Agreement unless such Material Intellectual Property is subject to a non-exclusive, irrevocable (until the Obligations (other than contingent or indemnity obligations for which no claim has been made by the Person entitled thereof) have been paid in full and all Commitments have terminated), royalty-free license of such Material Intellectual Property in favor of the Administrative Agent for use in connection with the exercise of rights and remedies of the Secured Parties under the Loan Documents with respect to the ABL Priority Collateral, which license shall be substantially similar to the license described in Section 8(c) of the U.S. Security Agreement and Section 8(c) of the Canadian Security Agreement (or otherwise reasonably satisfactory to the Administrative Agent).

As of the date hereof, all of the Subsidiaries of the Company will be Restricted Subsidiaries.  For purposes of designating any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding Investments by the Company and the Restricted Subsidiaries (except to the extent repaid) in the Subsidiary so designated will be deemed to be Investments in an amount determined as set forth in the last sentence of the definition of “Investments.” Such designation will only be permitted if a Restricted Payment or Permitted Investment in such amount would be permitted at such time and if such Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

SECTION 6.03 Limitations on Restrictive Agreements.  No Loan Party shall, or shall permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist any consensual encumbrance or consensual restriction which prohibits or limits the ability of:

(a)          any Loan Party or Restricted Subsidiary to pay dividends or make any other distributions to the Company or any Restricted Subsidiary (1) on its Equity Interests; or (2) with respect to any other interest or participation in, or measured by, its profits;

(b)          any Loan Party or Restricted Subsidiary to make loans or advances to the Company or any Restricted Subsidiary that is a direct or indirect parent of such Subsidiary;

(c)          any Loan Party to create, incur or permit to exist any Lien in favor of the Administrative Agent upon the Collateral;

except in each case for such encumbrances or restrictions existing under or by reason of:

(i)         (A) contractual encumbrances or restrictions in effect on the date hereof and, with respect to any such encumbrances in described in Section 6.03(c) which are in a Material Agreement, as set forth on Schedule 6.03 and (B) contractual encumbrances or restrictions pursuant to this Agreement, the other Loan Documents, and, in each case, similar contractual encumbrances effected by any amendments, modifications, restatements, renewals, supplements, refundings, replacements or refinancings of such agreements or instruments;

(ii)        (A) this Agreement, (B) the Term Loan Agreement and the other relevant Term Loan Documents, (C) the ABL Intercreditor Agreement, (D) if applicable, the documents governing a Permitted Consigned Inventory Financing or Permitted Wholesale A/R Financing, and (E) if applicable, the Other Secured Debt Loan Agreement and the other relevant Other Secured Debt Documents;

(iii)         applicable law or any applicable rule, regulation or order;

(iv)        any agreement or other instrument of a Person acquired by a Loan Party or any Restricted Subsidiary which was in existence at the time of such acquisition (but not created in contemplation thereof or to provide all or any portion of the funds or credit support utilized to consummate such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person and its Subsidiaries, or the property or assets of the Person and its Subsidiaries, so acquired;

(v)         contracts or agreements for the sale of assets to the extent such sale is not prohibited pursuant to the terms hereof, including any restriction with respect to a Restricted Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of the Equity Interests or assets of such Restricted Subsidiary;

(vi)         (A) secured Indebtedness otherwise permitted to be Incurred pursuant to Section 6.01 and Section 6.07 that limits the right of the debtor to dispose of or grant Liens on the assets securing such Indebtedness and (B) contractual encumbrances or restrictions under any agreement governing any Indebtedness existing as of the Closing Date;

(vii)        customary net worth provisions contained in real property leases entered into by any Loan Party or Restricted Subsidiary, so long as the Company has determined in good faith that such net worth provisions would not reasonably be expected to impair the ability of the Company and its Restricted Subsidiaries to meet their ongoing obligations;

(viii)       customary provisions in joint venture agreements and other similar agreements entered into in the ordinary course of business and relating solely to the applicable Joint Venture;

(ix)         purchase money obligations to the extent not prohibited hereunder for property acquired and Finance Lease Obligations in the ordinary course of business;

(x)          customary provisions contained in leases, licenses and other similar agreements entered into in the ordinary course of business;

(xi)        any encumbrance or restriction that restricts in a customary manner the subletting, assignment or transfer of any property or asset that is subject to a lease, license or similar contract, or the assignment or transfer of any such lease, license (including without limitation, licenses of intellectual property) or other contracts;

(xii)       other Indebtedness, Disqualified Stock or Preferred Stock of the Company or any Restricted Subsidiary, in each case, so long as such encumbrances and restrictions contained in any agreement or instrument will not materially affect any Loan Party’s ability to make anticipated principal or interest payments on the Loans (as determined in good faith by the Company), provided that such Indebtedness, Disqualified Stock or Preferred Stock is permitted pursuant to Section 6.01;

(xiii)       any Investment not prohibited by Section 6.02;

(xiv)       customary restrictions and conditions contained in the document relating to any Lien, so long as (1) such Lien is a Permitted Lien and such restrictions or conditions relate only to the specific asset subject to such Lien, and (2) such restrictions and conditions are not created for the purpose of avoiding the restrictions imposed by this Section 6.03;

(xv)        [Reserved];

(xvi)      any encumbrances or restrictions of the type referred to in Section 6.03(a), (b), or (c) above imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (i) through (xiv) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Company, no more restrictive with respect to such dividend and other payment restrictions than those contained in the dividend or other payment restrictions prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

For purposes of determining compliance with this Section 6.03, (i) the priority of any Preferred Stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on common stock shall not be deemed a restriction on the ability to make distributions on Equity Interests and (ii) the subordination of loans or advances made to the Company or a Restricted Subsidiary to other Indebtedness Incurred by the Company or any such Restricted Subsidiary shall not be deemed a restriction on the ability to make loans or advances.

SECTION 6.04  Sale of Equity Interests and Assets.  Except as set forth herein, no Loan Party shall, or shall permit any of its Restricted Subsidiaries to, sell, transfer, convey, assign or otherwise Dispose of any of its properties or other assets, including the Equity Interests of any of its Subsidiaries (whether in a public or a private offering or otherwise), other than:

(a)        (x) the Disposition of obsolete, no longer used or useful, surplus, uneconomic, negligible or worn out machinery, equipment or other fixed assets; and (y) the Disposition of Intellectual Property (including the abandonment thereof or surrender or transfer for no consideration), in each case under this clause (y): (i) in the ordinary course of business, including pursuant to non-exclusive licenses of Intellectual Property or otherwise as may be required pursuant to the terms of any lease, sublease, license or sublicense, or (ii) which, in the reasonable judgment of the Company or any Subsidiary, are determined to be no longer used or useful, surplus, uneconomical, negligible or obsolete in the conduct of business;

(b)          (x) the sale of inventory and other assets in the ordinary course of business and (y) in addition to sales of Inventory under the preceding clause (x), the sale of slow moving inventory outside of the ordinary course (including in respect of a liquidation thereof); provided that the amount of inventory Disposed of pursuant to this clause (y) shall be capped in an amount not to exceed $50,000,000 during the fiscal year ending January 30, 2021 and $25,000,000 during any fiscal year ending thereafter; provided, further that, with respect to any such sale pursuant to this clause (y) which (in a single transaction or a series of related transactions) decreases the Borrowing Base by $2,500,000 or more (after giving effect thereto), the Borrower Representative shall have first delivered an updated Borrowing Base Certificate to the Administrative Agent giving pro forma effect to such sale and demonstrating pro forma compliance with Section 6.12;

(c)          Dispositions permitted by Sections 6.02, 6.07 (solely to the extent such Liens constitute “Dispositions” as a result of the applicable security interest), and 6.08;

(d)          (1) the sale or issuance of any Subsidiary’s Equity Interests to the Company or any Restricted Subsidiary; provided, however, with respect to any such sale, such Investment shall not be prohibited by Section 6.02 and (2) the sale or issuance of Equity Interests of the Company to any employee (and, where required by law, to any officer or director) under any employment or compensation plans or to qualify such officers and directors;

(e)          the sale of assets that do not constitute Eligible Inventory, Eligible In-Transit Inventory, Eligible LC Inventory, Eligible Consigned Inventory or Eligible Credit Card Accounts subsequent to the date hereof, so long as (1) no Default or Event of Default then exists or would result therefrom, (2) each such sale or other disposition is in an arm’s-length transaction and the respective Borrower or Restricted Subsidiary receives at least fair market value, and (3) the consideration received by such Borrower or such Restricted Subsidiary consists of at least 75% cash and is paid at the time of the closing of such sale; provided, however, that the following shall be deemed to be cash in respect of assets that are not ABL Priority Collateral: (A) the assumption by the transferee of Indebtedness or other liabilities contingent or otherwise of the Company or any of its Restricted Subsidiaries (other than Junior Indebtedness, Term Loan Obligations, and Other Secured Debt Obligations) and the valid release of the Company or such Restricted Subsidiary, by all applicable creditors in writing, from all liability on such Indebtedness or other liability in connection with such Disposition, (B) Indebtedness (other than Junior Indebtedness, Term Loan Obligations, and Other Secured Debt Obligations) of any Restricted Subsidiary that is no longer a Restricted

Subsidiary as a result of such Disposition, to the extent that the Company and each other Restricted Subsidiary are released from any guarantee of payment of such Indebtedness in connection with such Disposition, and (C) any Designated Non-cash Consideration received by the Company or any Restricted Subsidiary in such asset sale having an aggregate Fair Market Value (as determined in good faith by the Company), taken together with all other Designated Non-cash Consideration received pursuant to this clause (e) that is at that time outstanding, not to exceed the greater of $25,000,000 and 10% of Consolidated EBITDA, calculated on a pro forma basis giving effect to such asset disposition and Designated Non-cash Consideration and based on the most recently completed Test Period (with the Fair Market Value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value); provided, however, with respect a Disposition (in a single transaction or a series of related transactions) consisting of assets constituting ABL Priority Collateral of the type eligible to be included in the Borrowing Base that decreases the Borrowing Base by $2,500,000 or more (after giving effect thereto), the Borrower Representative shall have first delivered an updated Borrowing Base Certificate to the Administrative Agent giving pro forma effect to such Disposition and demonstrating pro forma compliance with Section 6.12;

(f)          subject to compliance with Payment Conditions, the sale of assets that constitute Eligible Inventory, Eligible In-Transit Inventory, Eligible LC Inventory, Eligible Consigned Inventory or Eligible Credit Card Accounts subsequent to the date hereof, so long as (1) each such sale or other disposition is in an arm’s-length transaction and the respective Borrower or Restricted Subsidiary receives at least fair market value, and (2) the consideration received by the Company and its Restricted Subsidiaries in connection with such sale consists of at least 75% cash and is paid at the time of the closing of such sale; provided that, with respect to any such sale (in a single transaction or a series of related transactions) consisting of assets constituting ABL Priority Collateral of the type eligible to be included in the Borrowing Base that decreases the Borrowing Base by $2,500,000 or more (after giving effect thereto), the Borrower Representative shall have first delivered an updated Borrowing Base Certificate to the Administrative Agent giving pro forma effect to such sale and demonstrating pro forma compliance with Section 6.12;

(g)          the Disposition of cash and Cash Equivalents in connection with the Company’s and its Restricted Subsidiaries’ business needs, as determined in the reasonable business judgment of the Company or the applicable Restricted Subsidiary;

(h)         Dispositions of Accounts in connection with compromise, write down or collection thereof in the ordinary course of business and consistent with past practice (it being understood and agreed that for this purpose, “ordinary course of business” shall give effect to the Company’s business needs, as determined in its reasonable business judgment, to respond to the impacts on the business, properties, assets or financial condition of the Loan Parties as a result of the coronavirus disease known as COVID-19);

(i)          leases, subleases, licenses or sublicenses of property which do not materially interfere with the business of Borrowers and their Restricted Subsidiaries and the termination of such leases, subleases, licenses or sublicenses in the ordinary course of business (it being understood and agreed that for this purpose, “ordinary course of business” shall give effect to the Company’s business needs, as determined in its reasonable business judgment, to respond to the impacts on the business, properties, assets or financial condition of the Loan Parties as a result of the coronavirus disease known as COVID-19);

(j)           Dispositions of Equity Interests to directors where required by applicable Requirements of Law or to satisfy other requirements of applicable Requirements of Law with respect to the ownership of Equity Interests of Foreign Subsidiaries;

(k)          Dispositions of Equity Interests of any Joint Venture to the extent required by the terms of customary buy/sell type arrangements entered into in connection with the formation of such Joint Venture;

(l)           transfer or disposition of property subject to or as a result of a casualty or condemnation (or agreement in lieu of condemnation) (1) upon receipt of net cash proceeds of such casualty or (2) to a Governmental Authority as a result of condemnation (or agreement in lieu of condemnation);

(m)         bulk sales or other Dispositions of inventory of a Restricted Subsidiary not in the ordinary course of business in connection with store closings, at arm’s length; provided, that (1) the Loan Parties and their Restricted Subsidiaries shall not close in the aggregate more than 100 stores during the term of this Agreement, (2) all sales of inventory in connection with store closings pursuant to this clause (m) shall be in accordance with liquidation agreements and with professional liquidators reasonably acceptable to the Administrative Agent and (3) in connection with any Disposition pursuant to this clause (m) involving greater than $2,500,000 of inventory included in the Borrowing Base, the Company shall have delivered an updated Borrowing Base Certificate after giving effect to such bulk sales and demonstrating pro forma compliance with Section 6.12;

(n)          (1) any U.S. Loan Party may Dispose of its property to another U.S. Loan Party, (2) any Canadian Loan Party may Dispose of its property to another Canadian Loan Party, (3) any Canadian Loan Party may Dispose of its property to a U.S. Loan Party, (4) any U.S. Loan Party may Dispose of its property to a Canadian Loan Party; provided that any Disposition in reliance on this clause (4) for less than Fair Market Value (as determined in good faith by the Company) shall be deemed an Investment and must be made in compliance with clause (1) of the definition of Permitted Investments, (5) any U.S. Loan Party may Dispose of its property to a Canadian Loan Party in the ordinary course of business, and (6) any Restricted Subsidiary that is not a Loan Party may Dispose of its property to the Company or any other Restricted Subsidiary, (7) any Loan Party may Dispose of its property to a Restricted Subsidiary that is not a Loan Party; provided that any Disposition in reliance on this clause (7) for less than Fair Market Value (as determined in good faith by the Company) shall be deemed an Investment and must be made in compliance with clause (1) of the definition of Permitted Investments and (8) any Loan Party may Dispose of its property to a Restricted Subsidiary that is not a Loan Party in the ordinary course of business; provided, however, with respect a Disposition (in a single transaction or a series of related transactions) consisting of assets constituting ABL Priority Collateral of the type eligible to be included in the Borrowing Base that decreases the Borrowing Base by $2,500,000 or more (after giving effect thereto), the Borrower Representative shall have first delivered an updated Borrowing Base Certificate to the Administrative Agent giving pro forma effect to such Disposition and demonstrating pro forma compliance with Section 6.12;

(o)          Dispositions of any property to the extent that (1) (x) such property is exchanged for credit against the purchase price of similar replacement property or (y) such Disposition represents an exchange of assets (including a combination of Cash Equivalents and assets) for assets related to a Similar Business of comparable or greater market value or usefulness to the business of the Company and the Restricted Subsidiaries as a whole, as determined in good faith by the Company or (z) such Disposition represents a swap of assets or lease, assignment or sublease of any real of personal property in exchange for services (including in connection with any outsourcing arrangements) or comparable or greater value or usefulness to the business of the Company and its Restricted Subsidiaries as a whole, as determined in good faith by the Company, or (2) the proceeds of such Disposition are reasonably promptly applied to the purchase price of such replacement property;

(p)          Dispositions of assets which constitute Investments or Restricted Payments, in each case, not prohibited by Section 6.02;

(q)          Dispositions of property (other than ABL Priority Collateral) in connection with (i) Sale/Leaseback Transactions for fair value (as determined at the time of the consummation thereof in good faith by the applicable Loan Party or Restricted Subsidiary) so long as (x) 75% of the consideration received by such Loan Party or Restricted Subsidiary from such Sale/Leaseback Transaction is in the form of cash and (ii) any Sale/Leaseback Transactions between Excluded Subsidiaries;

(r)          Dispositions pursuant to any Permitted Wholesale A/R Financing of wholesale Accounts, proceeds of such accounts receivable and other assets which are customarily transferred in connection with the financing or securitization of accounts receivable, in each case, either for Fair Market Value (as determined in good faith by the Company) or for another price consistent with customary or market practice for the sale of accounts receivable in connection with the financing or securitization of accounts receivable (as determined in good faith by the Company);

(s)          Dispositions of assets or issuances of the Company or any Restricted Subsidiary or sale of Equity Interests of the Company or any Restricted Subsidiary which assets or Equity Interests so Disposed or issued, in any single transaction or related series of transactions, have a fair market value (as determined in good faith by the Company) of less than $5,000,000 per fiscal year;

(t)          Dispositions arising from foreclosure or any similar action with respect to any property or other asset of the Company or any of its Restricted Subsidiaries;

(u)          any Disposition of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary;

(v)        any Disposition of Equity Interests of a Restricted Subsidiary pursuant to an agreement or other obligation with or to a Person (other than the Company or a Restricted Subsidiary) from whom such Restricted Subsidiary was acquired or from whom such Restricted Subsidiary acquired its business and assets (having been newly formed in connection with such acquisition), in each case following the date hereof, made as part of such acquisition and in each case comprising all or a portion of the consideration in respect of such sale or acquisition;

(w)          Dispositions of receivables in connection with the compromise, settlement or collection thereof in the ordinary course of business or in bankruptcy or similar proceedings (it being understood and agreed that for this purpose, “ordinary course of business” shall give effect to the Company’s business needs, as determined in its reasonable business judgment, to respond to the impacts on the business, properties, assets or financial condition of the Loan Parties as a result of the coronavirus disease known as COVID-19) and exclusive of factoring or similar arrangements;

(x)          to the extent constituting a Disposition, any surrender, expiration or waiver of contract rights or the settlement, release, recovery on or surrender of contract, tort or other claims of any kind;

(y)          Dispositions of real property (x) for the purpose of resolving minor title disputes or defects, including encroachments and lot line adjustments, (y) for the purpose of granting easements, rights of way or access and egress agreements; or (z) to any Governmental Authority in consideration of the grant, issuance, consent or approval of or to any development agreement, change of zoning or zoning variance, permit or authorization in connection with the conduct of any Loan Party’s business, in each case which does not materially interfere with the business conducted on such real property;

(z)          any Disposition of assets (other than Eligible Inventory, Eligible In-Transit Inventory, Eligible LC Inventory, Eligible Consigned Inventory or Eligible Credit Card Accounts) in the ordinary course of business to the extent replaced by substitute assets (it being understood and agreed that for this purpose, “ordinary course of business” shall give effect to the Company’s business needs, as determined in its reasonable business judgment, to respond to the impacts on the business, properties, assets or financial condition of the Loan Parties as a result of the coronavirus disease known as COVID-19);

provided, that any Disposition of Material Intellectual Property of the Loan Parties to any Person that is not a Loan Party shall be made expressly subject to a non-exclusive, irrevocable (until the Obligations (other than contingent or indemnity obligations for which no claim has been made by the Person entitled thereto) have been paid in full and all Commitments have terminated), royalty-free license of such Material Intellectual Property in favor of the Administrative Agent for use in connection with the exercise of rights and remedies of the Secured Parties under the Loan Documents with respect to the ABL Priority Collateral, which license shall be substantially similar to the license described in Section 8(c) of the U.S. Security Agreement and Section 8(c) of the Canadian Security Agreement (or otherwise reasonably satisfactory to the Administrative Agent).

SECTION 6.05 Affiliate Transactions.  No Loan Party shall, and no Loan Party shall permit any of the Restricted Subsidiaries to, directly or indirectly, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction or series of transactions, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Company (each of the foregoing, an “Affiliate Transaction”) involving aggregate consideration in excess of $5,000,000 or services and goods with a market value (as determined in good faith by the Company) in excess of $5,000,000, provided that, the foregoing shall not apply to the following:

(a)          Affiliate Transactions on terms that are not materially less favorable to the relevant Loan Party or the Restricted Subsidiary than those that could have been obtained in a comparable transaction by the relevant Loan Party or such Restricted Subsidiary with an unrelated Person;

(b)          transactions between or among the Company and/or any of the Restricted Subsidiaries (or any entity that becomes a Restricted Subsidiary as a result of such transaction);

(c)          Restricted Payments permitted by Section 6.02 and Permitted Investments;

(d)         the payment of reasonable and customary fees and reimbursement of out-of-pocket expenses paid to, and indemnity provided on behalf of, officers, directors, employees or consultants of the Company, any Restricted Subsidiary, or any direct or indirect parent of the Company;

(e)          transactions in which the Company or any Restricted Subsidiary, as the case may be, delivers to the Administrative Agent a letter from an Independent Financial Advisor stating that such transaction is fair to the Company or such Restricted Subsidiary from a financial point of view or meets the requirements of clause (a) of this Section 6.05;

(f)           payments or loans (or cancellation of loans) to officers, directors, employees or consultants which are approved by a majority of the Board of Directors of the Company in good faith;

(g)          any agreements or transactions disclosed on Schedule 6.05 hereto and any amendment thereto (so long as any such agreement together with all amendments thereto, taken as a whole, is not more disadvantageous to the Lenders in any material respect than the original agreement as in effect on the date hereof) or any transaction contemplated thereby as determined in good faith by the Company;

(h)          the issuance of Equity Interests (other than Disqualified Stock) of the Company to any Person;

(i)          (A) transactions with customers, clients, suppliers or purchasers or sellers of goods or services, or transactions otherwise relating to the purchase or sale of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of this Agreement, which are fair to Company and the Restricted Subsidiaries in the reasonable determination of the Board of Directors or the senior management of Company, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party or (B) transactions with Joint Ventures or Unrestricted Subsidiaries entered into in the ordinary course of business and consistent with past practice; provided, however, with respect to any consideration made to a Loan Party or its Restricted Subsidiaries by Joint Ventures, the applicable Loan Party or Restricted Subsidiary shall receive at least Fair Market Value for the goods or services of such transaction;

(j)          the issuances of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, management equity plans, stock option and stock ownership plans or similar employee benefit plans approved by the Board of Directors of the Company, or the Board of Directors of a Restricted Subsidiary, as applicable, in good faith;

(k)          any contribution to the capital of the Company;

(l)           transactions permitted by, and complying with, Section 6.08;

(m)         transactions between the Company or any Restricted Subsidiary and any Person, a director of which is also a director of the Company or any direct or indirect parent of Company; provided, however, that such director abstains from voting as a director of the Company or such direct or indirect parent of the Company, as the case may be, on any matter involving such other Person;

(n)          pledges of Equity Interests of Unrestricted Subsidiaries;

(o)          the formation and maintenance of any consolidated group or subgroup for tax, accounting or cash pooling or management purposes in the ordinary course of business and not for the purpose of circumventing any covenant set forth in this Agreement;

(p)          any employment agreements entered into by the Company or any Restricted Subsidiary and their respective officers and employees in the ordinary course of business;

(q)          transactions undertaken in good faith (as certified by a responsible financial or accounting officer of the Company in an Officer’s Certificate) for the purpose of improving the consolidated tax efficiency of the Company and its Subsidiaries and not for the purpose of circumventing any covenant set forth in this Agreement;

(r)           non-exclusive licenses of Intellectual Property to or among Borrowers, their respective Subsidiaries and their Affiliates;

(s)           advances for commissions, travel and similar purposes in the ordinary course of business to directors, officers and employees; and

(t)           the transfer by a Loan Party or a Restricted Subsidiary to a Special Purpose Receivables Subsidiary, and the purchase by such Special Purpose Receivables Subsidiary, of wholesale accounts receivable, proceeds of such accounts receivable and other property customarily transferred in connection with the financing or securitization of accounts receivable for Fair Market Value (as determined in good faith by the Company) or for another price consistent with customary or market practice for the sale of accounts receivable in connection with the financing or securitization of accounts receivable (as determined in good faith by the Company).

SECTION 6.06   Amendments of Certain Documents; Line of Business.  No Loan Party shall amend its charter, bylaws or other organizational documents in any manner materially adverse to the interest of the Lenders or such Loan Party’s duty or ability to repay the Obligations.  No Loan Party shall amend its any of the Term Loan Documents or Other Secured Debt Documents (if applicable) in a manner prohibited by the ABL Intercreditor Agreement or Other Secured Debt Intercreditor Agreement, as applicable.  No Loan Party shall engage in any business other than the (i) operation of designer and name brand shoe stores and related accessories or operation of licensed shoe departments substantially as conducted and operated by such Loan Party or Subsidiary during the fiscal year in existence as of the date hereof, (ii) marketing, designing, sourcing and distributing footwear, handbags, accessories and apparel and licensing related intellectual property and (iii) any other business reasonably related, incidental, ancillary or complementary thereto or that is a reasonable extension, development or expansion thereof (“Similar Business”).

SECTION 6.07    Liens.  No Loan Party shall, and no Loan Party shall permit any of its Restricted Subsidiaries to, directly or indirectly, create, Incur or suffer to exist any Lien securing Indebtedness of such Loan Party or any Restricted Subsidiary, other than Permitted Liens, on any asset or property of such Loan Party or Restricted Subsidiary.

With respect to any Lien securing Indebtedness that was permitted to secure such Indebtedness at the time of the Incurrence of such Indebtedness, such Lien shall also be permitted to secure any Increased Amount of such Indebtedness.  The “Increased Amount” of any Indebtedness shall mean any increase in the amount of such Indebtedness in connection with any accrual of interest, the accretion of accreted value, the amortization of original issue discount, the payment of interest in the form of additional Indebtedness with the same terms or in the form of common stock of the Company, the payment of dividends on Preferred Stock in the form of additional shares of Preferred Stock of the same class, accretion of original issue discount or liquidation preference and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies or increases in the value of property securing Indebtedness described in clause (3) of the definition of “Indebtedness.”

SECTION 6.08    Mergers, Amalgamations, Fundamental Changes, Etc.

(a)          No Loan Party shall, or shall permit any of its Restricted Subsidiaries to, directly or indirectly, by operation of law or otherwise, enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or Dispose of all or substantially all of its property or business, except that:

(i)          (x) any U.S. Loan Party may consolidate, amalgamate or merge into another U.S. Loan Party or another Person that becomes a U.S. Loan Party (provided, however, with respect to any such consolidation, amalgamation or merger involving the Company, the Company shall be the surviving person) and (y) any Canadian Loan Party may consolidate, amalgamate or merge into another Canadian Loan Party or another Person that becomes a Canadian Loan Party (provided, however, with respect to any such consolidation, amalgamation or merger involving a Canadian Borrower, a Canadian Borrower shall be a surviving person);

(ii)          (x) any Domestic Subsidiary or Canadian Subsidiary may be merged, amalgamated or consolidated with or into a U.S. Borrower (provided that a U.S. Borrower shall be the continuing or surviving entity) or with or into any U.S. Guarantor (provided that a U.S. Borrower or U.S. Guarantor shall be the continuing or surviving entity) and (y) any Canadian Subsidiary may be merged, amalgamated or consolidated with or into a Canadian Borrower (provided that a Canadian Borrower shall be the continuing or surviving entity) or with or into any Canadian Guarantor (provided that a Canadian Borrower or Canadian Guarantor shall be the continuing or surviving entity);

(iii)        any Subsidiary that is not a Loan Party may be merged, amalgamated or consolidated with or into any other Subsidiary that is not a Loan Party; provided that if one Subsidiary to such merger, amalgamation or consolidation is a Wholly Owned Subsidiary, the Wholly Owned Subsidiary shall be the continuing or surviving entity;

(iv)         (x) any U.S. Loan Party may Dispose of any or all of its assets to another U.S. Loan Party, (y) any Canadian Loan Party (other than a Canadian Borrower) may Dispose of any or all of its assets to another Canadian Loan Party or any U.S. Loan Party, and (z) any Subsidiary which is not a Loan Party may Dispose of any or all of its assets to, or enter into any merger, amalgamation or consolidation with, (1) a Borrower or any Guarantor (upon voluntary liquidation or otherwise), or (2) a Subsidiary that is not a Guarantor if the Subsidiary making the Disposition is not a Guarantor; provided that any such Disposition by a Wholly Owned Subsidiary must be to a Wholly Owned Subsidiary;

(v)          any Investment not prohibited by Section 6.02 may be structured as a merger, consolidation or amalgamation;

(vi)         any Subsidiary may be dissolved or liquidated so long the Dispositions of assets of such Person in connection with such liquidation or dissolution are to Persons entitled to receive such assets in accordance with Section 6.04;

(vii)        any Subsidiary may enter into any merger, amalgamation or consolidation in connection with, or to effectuate, a Disposition not otherwise prohibited by Section 6.04; and

(viii)       any Restricted Subsidiary may Dispose of any or all of its assets in connection with, or to effectuate, a Disposition not otherwise prohibited by Section 6.04.

(b)          No Loan Party shall (a) change its name as it appears in official filings in the state or province of incorporation or organization, (b) change its chief executive office, (c) change the type of entity that it is, (d) change its organization identification number, if any, issued by its state or province of incorporation or other organization, or (e) change its state or province of incorporation or organization, in each case, unless the Administrative Agent shall have received written notice of such change within 10 days (or such longer period as the Administrative Agent may agree in its sole discretion) following such change  and any reasonable action requested by the Administrative Agent in connection with such change to continue at all times following such change for the Administrative Agent to have a valid, legal and perfected security interest in all the Collateral in which a security interest may be perfected by a filing under the Uniform Commercial Code (or its equivalent in any applicable jurisdiction), for the benefit of the Secured Parties have been made or will have been made within 10 days (or such longer period as the Administrative Agent may agree in its sole discretion) following such change.

(c)           No Loan Party shall change its fiscal year from the basis in effect on the date hereof without having first provided to the Administrative Agent thirty (30) days’ prior written notice thereof.

(d)         No Loan Party will change the basis of accounting upon which its financial statements are prepared for purposes of this Agreement, other than changes to comply with changes in GAAP, without providing to the Administrative Agent prompt notice thereof; it being acknowledged that with respect to calculations of the applicable Borrowing Base pursuant to this Agreement (but not for any other purpose, including any financial reporting pursuant to any Requirement of Law) such change must be approved in writing by the Administrative Agent, not to be unreasonably withheld.

SECTION 6.09    Sanctions; Anti-Terrorism Laws.  No Loan Party shall, directly or indirectly, nor shall any Loan Party permit any Subsidiary to directly or indirectly, use the proceeds of any Loans or Letters of Credit, or lend, contribute or otherwise make available such proceeds to any Subsidiary, (i) to fund, finance or facilitate any activities of or business with any individual or entity, or in any Sanctioned Country, that, at the time of such funding, is the subject of Sanctions except (A) as otherwise permitted pursuant to a license granted by the Office of Foreign Assets Control of the U.S. Department of the Treasury or (B) otherwise to the extent permissible for a Person required to comply with Sanctions, or (ii) in any other manner that will result in a violation of Sanctions by any party hereto.  No Loan Party shall, directly or indirectly, nor shall any Loan Party permit any Subsidiary to directly or indirectly, use the proceeds of any Loans or Letters of Credit for any purpose which would breach any Anti-Terrorism Laws applicable to any Loan Party or Subsidiary, including the United States Foreign Corrupt Practices Act of 1977, the Corruption of Foreign Public Officials Act (Canada), the UK Bribery Act 2010, and other similar anti-corruption legislation in any jurisdiction in which any Loan Party or any of its Subsidiaries is located or is doing material business.  Notwithstanding the foregoing, the representations and covenants made in this Section 6.09 shall not be made by nor apply to any Person that qualifies as a corporation that is registered or incorporated under the laws of Canada or any province thereof and that carries on business in whole or in part in Canada within the meaning of Section 2 of the Foreign Extraterritorial Measures (United States) Order, 1992 passed under the Foreign Extraterritorial Measures Act (Canada) in so far as such representations would result in a violation of or conflict with the Foreign Extraterritorial Measures Act (Canada) or any similar law.

SECTION 6.10     Restrictions on Certain Subsidiaries.  Each of Ebuys, Article II JV and BC/VC shall not own, acquire, lease, possess or otherwise maintain any material assets except those held by such entities on the date hereof.

SECTION 6.11   Canadian Pension Plans. The Loan Parties shall not (a) contribute to or assume an obligation to contribute to any Canadian Defined Benefit Plan, without the prior written consent of the Administrative Agent (consent not to be unreasonably withheld), or (b) acquire an interest in any Person (other than pursuant to a Permitted Acquisition) if such Person sponsors, maintains or contributes to, or at any time in the five-year period preceding such acquisition has sponsored, maintained, or contributed to a Canadian Defined Benefit Plan, without the prior written consent of the Administrative Agent (consent not to be unreasonably withheld).

SECTION 6.12    Minimum Availability. The Company will not permit Availability at any time to be less than the greater of (a) $30,000,000 and (b) 10% of the Maximum Credit Amount.

ARTICLE VII.

EVENTS OF DEFAULT

If any of the following events shall occur and shall not have been waived in accordance with Section 9.02, it shall constitute an “Event of Default” (it being understood and agreed that such events shall give effect to the grace period, if any, explicitly provided for such event as set forth below):

(a)          any Loan Party (i) shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, and in the currency required hereunder or (ii) shall fail to pay any interest on any Loan, fees or any other amounts hereunder or under any other Loan Document within three (3) Business Days after the same become due and payable by it; or

(b)          any representation or warranty made or deemed made by or on behalf of any Loan Party in any Loan Document (whether made on behalf of itself or otherwise) or by any Loan Party (or any of its officers) in connection with any Loan Document, or in any certificate, other instrument or statement furnished pursuant to the provisions hereof or thereof (including, without limitation, any representation made in any Borrowing Base Certificate), shall prove to have been incorrect in any material respect when made or deemed made (other than a representation, warranty, certification or statement qualified by materiality or reference to the absence of a Material Adverse Effect, in which event such representation, warranty, certification or statement shall prove to have been false or misleading in any respect); or

(c)          (i) any Loan Party shall fail to perform or observe any covenant contained in Section 5.01, 5.02(a), 5.03 (solely as to the existence of each Borrower), 5.07, 5.10, 5.11, 5.17, Article VI, Section 6(j) of the U.S. Security Agreement or Section 6(j) of the Canadian Security Agreement, (ii) any Loan Party shall fail to perform or observe any covenant contained in Section 5.02 (other than 5.02(a)), 5.05 or 5.15 if the failure to perform or observe such covenant shall continue unremedied for five (5) Business Days; and (iii) any Loan Party shall fail to perform or observe such other term, covenant or agreement contained in any other Section of this Agreement or any Loan Document on its part to be performed or observed if the failure to perform or observe such other term, covenant or agreement shall remain unremedied for 30 days after the earlier to occur of (x) the Administrative Agent’s (given at the request of any Lender) notifying a Responsible Officer of the Borrower Representative of such default, or (y) the obtaining of knowledge of such default by any Responsible Officer of any Loan Party; or

(d)          a default or breach shall occur under any (i) Term Loan Document, (ii) Other Secured Debt Document, or (iii) other agreement, document or instrument to which any Loan Party is a party that is not cured within any applicable grace period therefor, and such default or breach (A) involves the failure to make any payment when due in respect of any Indebtedness (other than the Obligations) of any Loan Party in an aggregate amount of not less than $30,000,000, or (B) causes or permits any holder of such Indebtedness or a trustee thereof, with the giving of notice, if required, to cause such Indebtedness or a portion thereof in excess of $30,000,000 in the aggregate outstanding principal amount to become due prior to its stated maturity, or cash collateral in respect thereof (in excess of $30,000,000) is demanded as a result of any such breach or default, in each case, regardless of whether such right is exercised, by such holder or trustee; provided that this clause (d)(iii)(B) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness, if such sale or transfer is permitted hereunder and under the documents providing for such Indebtedness; or as a result of damage destruction or taking by fire, casualty or eminent domain or agreement in lieu thereof; or

(e)          any Loan Party shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against any Loan Party seeking to adjudicate it bankrupt or insolvent, or seeking receivership, interim receivership, liquidation, winding up, reorganization, arrangement, adjustment, rescheduling, protection, relief, or composition, of it or its debts under any Insolvency Laws, or seeking the entry of an order for relief or the appointment of a receiver, interim receiver, monitor, trustee, custodian, sequestrator, conservator or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it), either such proceeding shall remain undismissed or unstayed for a period of sixty (60) days, or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, interim receiver, monitor, trustee, custodian or other similar official for, it or for any substantial part of its property) shall occur; or any Loan Party shall take any corporate action to authorize any of the actions set forth above in this subsection (e); or

(f)           one or more judgments or orders for the payment of money in excess of $30,000,000 in the aggregate shall be rendered against any Loan Party and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be any period of forty-five (45) consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; provided, however, that any such judgment or order shall not give rise to an Event of Default under this subsection (f) if and so long as (A) the amount of such judgment or order which remains unsatisfied is covered by a valid and binding policy of insurance between the respective Loan Party and a third-party insurer covering full payment of such unsatisfied amount and (B) such insurer has been notified, and has not disputed the claim made for payment, of the amount of such judgment or order; or

(g)          a Change in Control shall have occurred; or

(h)          any of the following events or conditions shall have occurred and such event or condition, when aggregated with any and all other such events or conditions set forth in this subsection (h), has resulted or is reasonably expected to result in liabilities of the Loan Parties and/or the ERISA Affiliates in an aggregate amount that would have a Material Adverse Effect:

(i)           any ERISA Event shall have occurred with respect to a Plan; or

(ii)          any of the Loan Parties or any of the ERISA Affiliates shall have been notified by the sponsor of a Multiemployer Plan that it has incurred Withdrawal Liability to such Multiemployer Plan; or

(iii)        any of the Loan Parties or any of the ERISA Affiliates shall have been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is insolvent or is being terminated, within the meaning of Title IV of ERISA, or has been determined to be in “endangered” or “critical” status within the meaning of Section 432 of the Code or Section 305 of ERISA and, as a result of such insolvency, termination or determination, the aggregate annual contributions of the Loan Parties and the ERISA Affiliates to all of the Multiemployer Plans that are insolvent, being terminated or in endangered or critical status at such time have been or will be increased over the amounts contributed to such Multiemployer Plans for the plan years of such Multiemployer Plans immediately preceding the plan year in which such reorganization, insolvency or termination occurs; or

(iv)          any failure to satisfy the applicable minimum funding standards under Section 412(a) of the Code or Section 302(a) of ERISA, whether or not waived, shall exist with respect to one or more of the Plans; or

(v)          any Lien shall exist on the property and assets of any of the Loan Parties or any of the ERISA Affiliates in favor of the PBGC;

(vi)         a Canadian Pension Event shall have occurred; or

(vii)        any Lien arises (save for contribution amounts not yet due) in connection with any Canadian Pension Plans; or

(i)          (i) any provision of any Loan Document, at any time after its execution and delivery and for any reason, ceases to be in full force and effect (other than as a result of the gross negligence or willful misconduct of the Administrative Agent); or any Loan Party or any Affiliate thereof contests in writing the validity or enforceability of any provision of any Loan Document; or any Loan Party denies in writing that it has any or further liability or obligation under any provision of any Loan Document, or purports to revoke, terminate or rescind in writing any provision of any Loan Document or seeks to avoid or limit any Lien purported to be created under any Collateral Document; or (ii) any Lien purported to be created under any Collateral Document shall cease to be, or shall be asserted by any Loan Party or any Affiliate thereof not to be, a valid and perfected Lien on a material portion of the Collateral, with the priority required by the applicable Collateral Document (other than as a result of the gross negligence or willful misconduct of the Administrative Agent); or

(j)           there shall occur any material uninsured damage (for the avoidance of doubt, for purposes hereof, any loss insured by self-insurance or subject to a deductible or combination of deductibles not in excess of $2,500,000 with respect to any otherwise insured occurrence shall not constitute uninsured damage) to or loss, theft or destruction of any of the Collateral with a book value (determined in accordance with GAAP) in excess of $10,000,000.00 in the aggregate, as to which the Loan Parties do not repair, restore or replace the damaged or destroyed property within 180 days after the occurrence of such damaged or destruction, or any of the Loan Parties’ assets with a book value (determined in accordance with GAAP) in excess of $10,000,000.00 in the aggregate are attached, seized, levied upon or subjected to a writ or distress warrant; or such come within the possession of any receiver, manager, receiver and manager, trustee, custodian or assignee for the benefit of creditors and the same is not cured within forty-five (45) days thereafter;

then, and in every such Event of Default (other than an Event of Default with respect to the Loan Parties described in clause (e) of this Article), and at any time thereafter during the continuance of such Event of Default, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower Representative, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, whereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, but ratably as among the Classes of Loans and the Loans of each Class at the time outstanding, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), whereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Loan Parties accrued hereunder, shall become due and payable immediately, in each case without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Loan Parties; and in the case of any event with respect to the Loan Parties described in clause (e) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Loan Parties accrued hereunder, shall automatically become due and payable, in each case without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Loan Parties. Upon the occurrence and during the continuance of an Event of Default, the Administrative Agent may, and at the request of the Required Lenders shall, increase the rate of interest applicable to the Loans and other Obligations to the extent set forth in this Agreement and exercise any rights and remedies provided to the Administrative Agent under the Loan Documents or at law or equity, including all remedies provided under the UCC or the PPSA, as applicable.

ARTICLE VIII.

THE ADMINISTRATIVE AGENT

SECTION 8.01    Appointment. Each of the Lenders, on behalf of itself and any of its Affiliates that are Secured Parties and the Issuing Bank hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf, including execution of the other Loan Documents, and to exercise such powers as are delegated to the Administrative Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto. In addition, to the extent required under the laws of any jurisdiction other than the U.S., each of the Lenders and the Issuing Bank hereby grants to the Administrative Agent any required powers of attorney to execute any Collateral Document governed by the laws of such jurisdiction on such Lender’s or Issuing Bank’s behalf. The provisions of this Article are solely for the benefit of the Administrative Agent and the Lenders (including the Swingline Lender and the Issuing Bank), and the Loan Parties shall not have rights as a third party beneficiary of any of such provisions.  It is understood and agreed that the use of the term “agent” as used herein or in any other Loan Documents (or any similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

The Lenders and the other Secured Parties hereby irrevocably authorize and instruct the Administrative Agent to, without any further consent of any Lender or any other Secured Party, enter into the ABL Intercreditor Agreement, any Other Secured Debt Intercreditor Agreement and any other intercreditor agreement with the collateral agent or other representatives of the holders of Indebtedness that is permitted to be secured by a Lien on the Collateral that is permitted (including with respect to priority) under this Agreement and to subject the Liens on the Collateral securing the Obligations to the provisions thereof (any of the foregoing, an “Intercreditor Agreement”).  The Lenders and the other Secured Parties irrevocably agree that (x) the Administrative Agent may rely exclusively on a certificate of a Responsible Officer of the Borrower Representative as to whether any such other Liens are permitted and (y) the ABL Intercreditor Agreement, Other Secured Debt Intercreditor Agreement or any other Intercreditor Agreement referred to in the foregoing sentence, entered into by the Administrative Agent, shall be binding on the Secured Parties, and each Lender and other Secured Party hereby agrees that it will take no actions contrary to the provisions of the ABL Intercreditor Agreement or, if entered into and if applicable, any Other Secured Debt Intercreditor Agreement or other Intercreditor Agreement.

For the purposes of the grant of security by any Borrower or any other Loan Party pursuant to the laws of the Province of Quebec, each of the Lenders, on behalf of itself and any of its Affiliates that are Secured Parties and the Issuing Banks hereby irrevocably appoints and authorizes the Administrative Agent to act as the hypothecary representative (in such capacity, the “Attorney”) of the Secured Parties, as contemplated under Article 2692 of the Civil Code of Québec, and to enter into, to take and to hold on their behalf, and for their benefit, any hypothec granted by any Loan Party in favour of the Attorney, and to exercise such powers and duties that are conferred upon the Attorney under any applicable deed of hypothec. The Attorney shall: (a) have the sole and exclusive right and authority to exercise, except as may be otherwise specifically restricted by the terms hereof, all rights and remedies given to the Attorney pursuant to any deed of hypothec, applicable laws or otherwise, (b) benefit from and be subject to all provisions hereof with respect to the Administrative Agent mutatis mutandis, including, without limitation, all such provisions with respect to the liability or responsibility to and indemnification by the Lenders, and (c) be entitled to delegate from time to time any of its powers or duties under any deed of hypothec on such terms and conditions as it may determine from time to time. Any person who becomes a Lender or an Issuing Bank hereunder shall, by its execution of an Assignment and Assumption, be deemed to have consented to and confirmed the appointment of the Attorney as aforesaid and to have ratified, as of the date it becomes a Lender or an Issuing Bank hereunder, all actions taken by the Attorney in such capacity. The substitution of the Administrative Agent pursuant to the provisions of this Article VIII shall also constitute the substitution of the Attorney and any successor Administrative Agent shall automatically (and without any further act or formality) become the successor Attorney for the purposes of each deed of hypothec referred to above.

SECTION 8.02    Rights as a Lender. The bank serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with any Loan Party or any Subsidiary or any Affiliate thereof as if it were not the Administrative Agent hereunder.

SECTION 8.03    Duties and Obligations. The Administrative Agent shall not have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02), and (c) except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Loan Party or any Subsidiary that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02) or in the absence of its own gross negligence or willful misconduct as determined by a final nonappealable judgment of a court of competent jurisdiction. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Borrower Representative or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or in connection with any Loan Document, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, (v) the creation, perfection or priority of Liens on the Collateral or the existence of the Collateral, or (vi) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.  The Administrative Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Disqualified Institutions.  Without limiting the generality of the foregoing, the Administrative Agent shall not (x) be obligated to ascertain, monitor or inquire as to whether any Lender or Participant or prospective Lender or Participant is a Disqualified Institution or (y) have any liability with respect to or arising out of any assignment or participation of Loans, or disclosure of confidential information, to any Disqualified Institution.

SECTION 8.04    Reliance. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrowers), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

SECTION 8.05    Actions through Sub-Agents. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Documents by or through any one or more sub-agents appointed by the Administrative Agent.  The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers through their respective Related Parties, including, with respect to the Canadian Borrowers, through its Toronto branch. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as the Administrative Agent.

SECTION 8.06   Resignation. Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time by notifying the Lenders, the Issuing Bank and the Borrower Representative. Upon receipt of any such resignation, the Required Lenders shall have the right, in consultation with the Borrower Representative and with the consent of the Borrower Representative (unless an Event of Default shall have occurred and be continuing), to appoint a successor; provided, however, in no event shall any successor Administrative Agent be a Disqualified Institution without the prior written consent of the Borrower Representative. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Bank, appoint a successor Administrative Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank. Upon the acceptance of its appointment as Administrative Agent hereunder by its successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents. The fees payable by the Borrowers to a successor Administrative Agent shall be the same as those payable to its predecessor, unless otherwise agreed by the Borrowers and such successor. Notwithstanding the foregoing, in the event no successor Administrative Agent shall have been so appointed and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its intent to resign, the retiring Administrative Agent may give notice of the effectiveness of its resignation to the Lenders, the Issuing Banks and the Borrowers, whereupon, on the date of effectiveness of such resignation stated in such notice, (a) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents, provided that, solely for purposes of maintaining any security interest granted to the Administrative Agent under any Collateral Document for the benefit of the Secured Parties, the retiring Administrative Agent shall continue to be vested with such security interest as collateral agent for the benefit of the Secured Parties and, in the case of any Collateral in the possession of the Administrative Agent, shall continue to hold such Collateral, in each case until such time as a successor Administrative Agent is appointed and accepts such appointment in accordance with this paragraph (it being understood and agreed that the retiring Administrative Agent shall have no duty or obligation to take any further action under any Collateral Document, including any action required to maintain the perfection of any such security interest) and (b) the Required Lenders shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, provided that until the time the Required Lenders appoint a successor Administrative Agent as provided herein, (i) all payments required to be made hereunder or under any other Loan Document to the Administrative Agent for the account of any Person other than the Administrative Agent shall be made directly to such Person and (ii) all notices and other communications required or contemplated to be given or made to the Administrative Agent shall also directly be given or made to each Lender and each Issuing Bank. Following the effectiveness of the Administrative Agent’s resignation from its capacity as such, the provisions of this Article, Section 2.17(d) and Section 9.03, as well as any exculpatory, reimbursement and indemnification provisions set forth in any other Loan Document, shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent and in respect of the matters referred to in the proviso under clause (a) above.

SECTION 8.07    Non-Reliance.

(a)          Each Lender acknowledges and agrees that the extensions of credit made hereunder are commercial loans and letters of credit and not investments in a business enterprise or securities. Each Lender further represents that it is engaged in making, acquiring or holding commercial loans in the ordinary course of its business and has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement as a Lender, and to make, acquire or hold Loans hereunder. Each Lender shall, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information (which may contain material, non-public information within the meaning of the United States securities laws concerning the Borrowers and their Affiliates) as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document, any related agreement or any document furnished hereunder or thereunder and in deciding whether or to the extent to which it will continue as a Lender or assign or otherwise transfer its rights, interests and obligations hereunder.

(b)          Each Lender hereby agrees that (i) it has requested a copy of each Report prepared by or on behalf of the Administrative Agent; (ii) the Administrative Agent (A) makes no representation or warranty, express or implied, as to the completeness or accuracy of any Report or any of the information contained therein or any inaccuracy or omission contained in or relating to a Report and (B) shall not be liable for any information contained in any Report; (iii) the Reports are not comprehensive audits or examinations, and that any Person performing any field examination will inspect only specific information regarding the Loan Parties and will rely significantly upon the Loan Parties’ books and records, as well as on representations of the Loan Parties’ personnel and that the Administrative Agent undertakes no obligation to update, correct or supplement the Reports; (iv) it will keep all Reports confidential and strictly for its internal use and it will not share the Report with any Loan Party or any other Person except as otherwise permitted pursuant to this Agreement; and (v) without limiting the generality of any other indemnification provision contained in this Agreement, (A) it will hold the Administrative Agent and any such other Person preparing a Report harmless from any action the indemnifying Lender may take or conclusion the indemnifying Lender may reach or draw from any Report in connection with any extension of credit that the indemnifying Lender has made or may make to the Borrower, or the indemnifying Lender’s participation in, or the indemnifying Lender’s purchase of, a Loan or Loans; and (B) it will pay and protect, and indemnify, defend, and hold the Administrative Agent and any such other Person preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including reasonable attorneys’ fees) incurred by the Administrative Agent or any such other Person as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender.

SECTION 8.08    Other Agency Titles. The joint bookrunners and joint lead arrangers, syndication agent(s), and co-documentation agents shall not have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such. Without limiting the foregoing, none of such Lenders shall have or be deemed to have a fiduciary relationship with any Lender. Each Lender hereby makes the same acknowledgments with respect to the relevant Lenders in their respective capacities as joint bookrunners and joint lead arrangers, syndication agent(s), and co-documentation agents, as applicable, as it makes with respect to the Administrative Agent in the preceding paragraph.

SECTION 8.09    Not Partners or Co-Venturers; Administrative Agent as Representative of the Secured Parties.

(a)          The Lenders are not partners or co-venturers, and no Lender shall be liable for the acts or omissions of, or (except as otherwise set forth herein in case of the Administrative Agent) authorized to act for, any other Lender. The Administrative Agent shall have the exclusive right on behalf of the Lenders to enforce the payment of the principal of and interest on any Loan after the date such principal or interest has become due and payable pursuant to the terms of this Agreement.

(b)          In its capacity, the Administrative Agent is a “representative” of the Secured Parties within the meaning of the term “secured party” as defined in the New York Uniform Commercial Code. Each

Lender authorizes the Administrative Agent to enter into each of the Collateral Documents to which it is a party and to take all action contemplated by such documents. Each Lender agrees that no Secured Party (other than the Administrative Agent) shall have the right individually to seek to realize upon the security granted by any Collateral Document, it being understood and agreed that such rights and remedies may be exercised solely by the Administrative Agent for the benefit of the Secured Parties upon the terms of the Collateral Documents. In the event that any Collateral is hereafter pledged by any Person as collateral security for the Secured Obligations, the Administrative Agent is hereby authorized, and hereby granted a power of attorney, to execute and deliver on behalf of the Secured Parties any Loan Documents necessary or appropriate to grant and perfect a Lien on such Collateral in favor of the Administrative Agent on behalf of the Secured Parties.

SECTION 8.10    Flood Laws. PNC has adopted internal policies and procedures that address requirements placed on federally regulated lenders under (i) the National Flood Insurance Reform Act of 1994 (which comprehensively revised the National Flood Insurance Act of 1968 and the Flood Disaster Protection Act of 1973) as now or hereafter in effect or any successor statute thereto, (ii) the Flood Disaster Reform Act of 2004 as now or hereafter in effect or any successor statute thereto, (iii) the Biggert-Waters Flood Insurance Reform Act of 2012 as now or hereafter in effect or any successor statute thereto, and (iv) related legislation (collectively, the “Flood Laws”). PNC, as administrative agent or collateral agent on a syndicated facility, will post on the applicable electronic platform (or otherwise distribute to each Lender in the syndicate) documents that it receives in connection with the Flood Laws. However, PNC reminds each Lender and Participant in the facility that, pursuant to the Flood Laws, each federally regulated Lender (whether acting as a Lender or Participant in the facility) is responsible for assuring its own compliance with the flood insurance requirements.

SECTION 8.11    No Reliance on Administrative Agent’s Customer Identification Program. Each Lender acknowledges and agrees that neither such Lender, nor any of its Affiliates, participants or assignees, may rely on Administrative Agent to carry out such Lender’s, Affiliate’s, participant’s or assignee’s customer identification program, or other obligations required or imposed under or pursuant to the USA PATRIOT Act or the regulations thereunder, including the regulations contained in 31 CFR 103.121 (as hereafter amended or replaced, the “CIP Regulations”), or any Sanctions or other Anti-Terrorism Law, including any programs involving any of the following items relating to or in connection with any of their Borrowers, their Affiliates or their agents, the other Loan Documents or the transactions hereunder or contemplated hereby: (i) any identity verification procedures, (ii) any recordkeeping, (iii) comparisons with government lists, (iv) customer notices or (v) other procedures required under the CIP Regulations or such Sanctions or Anti-Terrorism Laws.

ARTICLE IX.

MISCELLANEOUS

SECTION 9.01    Notices.

(a)          Except in the case of notices and other communications expressly permitted to be given by telephone or otherwise, all notices and other communications provided for herein shall be in writing and shall be delivered by Electronic Systems (and subject in each case to paragraph (b) below) or by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile, as follows:

(i)           if to any Loan Party, to the Borrower Representative at:

Designer Brands Inc.
810 DSW Drive

Columbus, Ohio 43219
Attention: Jared Poff, CFO
Email: jaredpoff@designerbrands.com

and

Designer Brands Inc.
810 DSW Drive
Columbus, Ohio 43219
Attention: Michelle Krall, Esq., General Counsel
Email: michellekrall@dswinc.com

with a copy to (which shall not constitute notice):

Vorys, Sater, Seymour and Pease LLP
52 E. Gay Street
Columbus, Ohio 43215
Attention: Nici Workman, Esq.
Email: nnworkman@vorys.com

(ii)          if to the Administrative Agent, the Swingline Lender, or PNC Bank, National Association as Issuing Bank, at:

For Borrowing Requests,
Interest Election Requests:
and Notices to Issuing Bank :          PNC Bank, National Association
PNC Business Credit
1600 Market Street
Philadelphia, PA 19103
Attention: Michele Ranieri
Email: michele.ranieri@pnc.com

For All Other Notices:                      PNC Bank, National Association
PNC Business Credit
1600 Market Street
Philadelphia, PA 19103
Attention: Michele Ranieri
Email: michele.ranieri@pnc.com

with a copy to (which shall not constitute notice):

Choate, Hall & Stewart LLP
Two International Place, 34th Floor
Boston, MA 02110
Attention: John F. Ventola
Office No: 617-248-5085
Facsimile: 617-502-5085
Email: jventola@choate.com

(iii)         if to Bank of America, N.A., as Issuing Bank, at:

Bank of America, N.A.
Mail Code: NC1-025-04-69
800 W. Trade Street
Charlotte, NC 28255
Attention: Joann Regina
Email: joann.regina@bofa.com
Facsimile: 904-312-5688

(iv)         if to Wells Fargo Bank, National Association, as Issuing Bank, at:

Wells Fargo Bank, National Association
125 High Street, 11th Floor
Boston, MA, 02110
Attention: Maggie Townsend
Email: Maggie.Townsend@wellsfargo.com
Facsimile: 877-497-8640

(v)          if to any other Lender, to it at its address or facsimile number set forth in its Administrative Questionnaire.

All such notices and other communications (i) sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received, (ii) sent by facsimile shall be deemed to have been given when sent, provided that if not given during normal business hours of the recipient, such notice or communication shall be deemed to have been given at the opening of business on the next Business Day of the recipient, or (iii) delivered through Electronic Systems to the extent provided in paragraph (b) below shall be effective as provided in such paragraph.

(b)          Notices and other communications to the Lenders hereunder may be delivered or furnished by Electronic Systems pursuant to procedures approved by the Administrative Agent. Each of the Administrative Agent and the Borrower Representative (on behalf of the Loan Parties) may, in its discretion, agree to accept notices and other communications to it hereunder by Electronic Systems pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. In the case of notices from the Borrower Representative to the Administrative Agent, such acceptable and approved Electronic Systems include email to the Administrative Agent at the email addresses identified above or as otherwise designated in writing pursuant to Section 9.01(c) below. All such notices and other communications (i) sent to an email address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return email or other written acknowledgement), and (ii) posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its email address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day of the recipient.

(c)          Any party hereto may change its address, facsimile number or email address for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

(d)          Electronic Systems.

(i)          Each Loan Party agrees that the Administrative Agent may, but shall not be obligated to, make Communications (as defined below) available to the Issuing Bank and the other Lenders by posting the Communications on Debt Domain, Intralinks, Syndtrak, ClearPar or a substantially similar Electronic System.

(ii)        Any Electronic System used by the Administrative Agent is provided “as is” and “as available.” The Agent Parties (as defined below) do not warrant the adequacy of such Electronic Systems and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third- party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or any Electronic System. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrowers or the other Loan Parties, any Lender, the Issuing Bank or any other Person or entity for damages of any kind, including direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of any Borrower’s, any Loan Party’s or the Administrative Agent’s transmission of communications through an Electronic System (other than for direct or actual damages resulting from the gross negligence, bad faith or willful misconduct of, or the material breach of the Loan Documents by, such Person, in each case, as determined by a final and non-appealable judgment of a court of competent jurisdiction).  “Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Loan Party pursuant to any Loan Document or the transactions contemplated therein which is distributed by the Administrative Agent, any Lender or the Issuing Bank by means of electronic communications pursuant to this Section, including through an Electronic System.

SECTION 9.02    Waivers; Amendments.

(a)          No failure or delay by the Administrative Agent, the Issuing Bank or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Issuing Bank and the Lenders hereunder and under any other Loan Document are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or the Issuing Bank may have had notice or knowledge of such Default at the time.

(b)         Except as provided in the first sentence of Section 2.09(f) (with respect to any commitment increase), neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except (x) in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrowers and the Required Lenders (or the Administrative Agent acting at the direction of the Required Lenders) or (y) in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent and the Loan Party or Loan Parties that are parties thereto, with the consent of the Required Lenders; provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender (including any such Lender that is a Defaulting Lender), (ii) reduce or forgive the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce or forgive any interest or fees payable hereunder, without the written consent of each Lender (including any such Lender that is a Defaulting Lender) directly affected thereby (except (1) in connection with the waiver of applicability of any post-default increase in interest rates, which waiver shall be effective with the consent of the Required Lenders and (2) that any amendment or modification of defined terms used in the determination of the Borrowing Base shall not constitute a reduction in the rate of interest or fees for purposes of this clause (ii)), (iii) postpone any scheduled date of payment of the principal amount of any Loan or LC Disbursement, or any date for the payment of any interest, fees or other Obligations payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender (including any such Lender that is a Defaulting Lender) directly affected thereby (except (1) in connection with the waiver of applicability of any post-default increase in interest rates, which waiver shall be effective with the consent of the Required Lenders and (2) that any amendment or modification of defined terms used in the determination of the Borrowing Base shall not constitute a reduction in the rate of interest or fees for purposes of this clause (iii)), (iv) change Section 2.10(b), 2.18(b) or 2.18(d) in a manner that would alter the manner in which payments are shared, without the written consent of each Lender (other than any Defaulting Lender), (v) increase the advance rates set forth in the definition of either Borrowing Base or change the definition of the term “U.S. Borrowing Base”, “Canadian Borrowing Base” or “Borrowing Base” or any component definition thereof if as a result thereof the amounts available to be borrowed by the Borrowers would be increased without the written consent of each of the Lenders, provided that the foregoing shall not limit the discretion of the Adminsitrative Agent to change, establish or eliminate any Reserves, (vi) change any of the provisions of this Section or the definition of “Required Lenders” or any other provision of any Loan Document specifying the number or percentage of Lenders required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender (other than any Defaulting Lender) directly affected thereby, (vii) change Section 2.20, without the consent of each Lender (other than any Defaulting Lender), (viii) release any Borrower from the Obligations or Loan Party from its obligation under its Loan Guaranty (except as otherwise permitted herein or in the other Loan Documents), without the written consent of each Lender (other than any Defaulting Lender), or (ix) except as provided in clause (c) of this Section or in any Collateral Document, release all or substantially all of the Collateral, without the written consent of each Lender (other than any Defaulting Lender); provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, any Issuing Bank or the Swingline Lender hereunder without the prior written consent of the Administrative Agent, such Issuing Bank or the Swingline Lender, as the case may be (it being understood that any amendment to Section 2.20 shall require the consent of the Administrative Agent, the Issuing Banks and the Swingline Lender). The Administrative Agent may also amend the Commitment Schedule to reflect assignments entered into pursuant to Section 9.04, and this Agreement may be amended without any additional consents to provide for increased or additional Commitments in the manner contemplated by Section 2.09 and in connection with a successor LIBO Rate in the manner contemplated by Section 2.14(b).  Additionally, without the consent of any Lender or any Issuing Bank, the Loan Parties and the Administrative Agent may (in their respective sole discretion, or shall, to the extent required by any Loan Document) enter into any amendment, modification or waiver of any Loan Document, or enter into any new agreement or instrument, to effect the granting, perfection, protection, expansion or enhancement of any security interest in any Collateral or additional property to become Collateral for the benefit of the Secured Parties, or as required by local law to give effect to, or protect any security interest for the benefit of the Secured Parties, in any property or so that the security interests therein comply with applicable law or this Agreement or in each case to otherwise enhance the rights or benefits of any Lender under any Loan Document.  Notwithstanding the foregoing, the Fee Letter and any other fee letters entered into after the date hereof may be amended in accordance with the terms thereof.

(c)         The Secured Parties hereby irrevocably authorize the Administrative Agent, without any further consent of the Secured Parties, (i) to release any Liens granted to the Administrative Agent by the Loan Parties on any Collateral (A) upon the termination of all the Commitments, payment and satisfaction in full in cash of all Obligations (other than Unliquidated Obligations) and the Cash Collateralization (or, at the discretion of the Administrative Agent, the providing of a backup standby letter of credit satisfactory to the Administrative Agent and the Issuing Banks) of all outstanding Letters of Credit, (B) constituting property being sold or disposed of to a Person that is not (and is not required to become) a Loan Party in a transaction permitted by this Agreement (and the Administrative Agent may rely conclusively on any certificate to that effect, without further inquiry), and, to the extent that the property being sold or disposed of constitutes 100% of the Equity Interest of a Subsidiary, the Administrative Agent is authorized to release any Loan Guaranty provided by such Subsidiary, (C) constituting property leased to a Loan Party under a lease which has expired or been terminated in a transaction not prohibited under this Agreement, (D) as required to effect any sale or other disposition of such Collateral in connection with any exercise of remedies of the Administrative Agent and the Lenders pursuant to Article VII, (E) constituting property of a Loan Party that is being released as a Loan Party as provided below, (F) constituting property which is or becomes an Excluded Asset, and (G) with respect to any Material Real Property subject to a Mortgage, upon a Mortgage Release Event to the extent the Borrower Representative has requested a release thereof in accordance with Section 5.14(c), and (ii) to release any Loan Guaranty provided by any U.S. Loan Party or Canadian Loan Party (A) that is dissolved as permitted under Section 6.08 in connection with a voluntary liquidation or dissolution thereof permitted by such Section, (B) upon the disposition of all of the outstanding Equity Interests of a Subsidiary of the Company (other than a Canadian Borrower) to a Person other than a Borrower or a Subsidiary in a transaction permitted by Section 6.05 (and the Administrative Agent may rely conclusively on any such certificate to that effect provided by any Loan Party without further inquiry), or (C) that becomes an Excluded Subsidiary (and the Administrative Agent may rely conclusively on any such certificate to that effect provided by any Loan Party without further inquiry). Any such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those expressly being released) upon (or obligations of the Loan Parties in respect of) all interests retained by the Loan Parties, including the proceeds of any sale, all of which shall continue to constitute part of the Collateral.  In connection with the foregoing, the Lenders, the Issuing Banks and the other Secured Parties hereby authorize the Administrative Agent to execute and deliver any instruments, documents, and agreements necessary or desirable to evidence and confirm the release of any Loan Party or Collateral pursuant to the foregoing provisions of this Section 9.02(c), all without the further consent or joinder of any Lender, any Issuing Bank or any other Secured Party.  In connection with any release hereunder, the Administrative Agent shall promptly (and the Lenders, the Issuing Banks and the Secured Parties hereby authorize the Administrative Agent to) take such action and execute any such documents as may be reasonably requested by the Loan Parties and at the Loan Parties’ expense in connection with the release of any Liens created by any Loan Document in respect of such Subsidiary, property or asset, as applicable; provided, that the Administrative Agent shall have received a certificate of a Responsible Officer of the Borrower Representative containing such certifications as the Administrative Agent shall reasonably request

(d)          If, in connection with any proposed amendment, waiver or consent requiring the consent of “each Lender” or “each Lender affected thereby,” the consent of the Required Lenders is obtained, but the consent of other necessary Lenders is not obtained (any such Lender whose consent is necessary but has not been obtained being referred to herein as a “Non-Consenting Lender”), then the Borrowers may elect to replace a Non-Consenting Lender as a Lender party to this Agreement, provided that, concurrently with such replacement, (i) another bank or other entity which is reasonably satisfactory to the Borrowers, the Administrative Agent and the Issuing Bank shall agree, as of such date, to purchase for cash the Loans and other Obligations due to the Non-Consenting Lender pursuant to an Assignment and Assumption and to become a Lender for all purposes under this Agreement and to assume all obligations of the Non-Consenting Lender to be terminated as of such date and to comply with the requirements of clause (b) of Section 9.04, and (ii) the Borrowers shall pay to such Non-Consenting Lender in same day funds on the day of such replacement (1) all interest, fees and other amounts then accrued but unpaid to such Non-Consenting Lender by the Borrowers hereunder to and including the date of termination, including without limitation payments due to such Non-Consenting Lender under Sections 2.15 and 2.17, and (2) an amount, if any, equal to the payment which would have been due to such Lender on the day of such replacement under Section 2.16 had the Loans of such Non-Consenting Lender been prepaid on such date rather than sold to the replacement Lender.

(e)          Notwithstanding anything to the contrary herein the Administrative Agent may, with the consent of the Borrower Representative only, amend, modify or supplement this Agreement or any of the other Loan Documents to cure any ambiguity, omission, mistake, defect or inconsistency.

(f)          Each of the parties hereto acknowledges and agrees that, if there is any Real Estate subject to a Mortgage, any increase, extension or renewal of any of the Commitments or Loans or any other incremental or additional credit facilities hereunder, but excluding (i) any continuation or conversion of borrowings, (ii) the making of any Revolving Loans, or (iii) the issuance, renewal or extension of Letters of Credit shall be subject to and conditioned upon: (1) the prior delivery of all flood hazard determination certifications, acknowledgements and evidence of flood insurance and other flood-related documentation with respect to such Real Estate subject to a Mortgage as required by the Flood Laws and as otherwise reasonably required by the Administrative Agent and (2) the Administrative Agent shall have received written confirmation from the Lenders that flood insurance due diligence and flood insurance compliance have been completed by the Lenders (such written confirmation not to be unreasonably conditioned, withheld or delayed).

SECTION 9.03    Expenses; Indemnity; Damage Waiver.

(a)          Except as otherwise provided in this Agreement, the Loan Parties shall, jointly and severally, pay all (i) reasonable and documented out-of-pocket expenses incurred by the Administrative Agent and its Affiliates, including the reasonable and documented fees, charges and disbursements of counsel (in each case limited to one primary law firm in the U.S., one primary law firm in Canada, and one law firm in any other relevant jurisdiction, except in the case of actual or perceived conflicts of interest, in which case, such additional counsel for the affected persons) for the Administrative Agent, in connection with the syndication and distribution (including, without limitation, via the internet or through an Electronic System) of the credit facilities provided for herein, the preparation and administration of the Loan Documents and any amendments, modifications or waivers of the provisions of the Loan Documents (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) reasonable and documented out-of-pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) reasonable and documented out-of-pocket expenses incurred by the Administrative Agent, the Issuing Bank or any Lender, including the reasonable fees, charges and disbursements of any counsel (in each case limited to one primary law firm in the U.S., one primary law firm in Canada, and one law firm in any other relevant jurisdiction, except in the case of actual or perceived conflicts of interest, in which case, such additional counsel for the affected persons) for the Administrative Agent, the Issuing Bank or any Lender, in connection with the enforcement, collection or protection of its rights in connection with the Loan Documents, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such reasonable and documented out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit (in each case limited to one primary law firm in the U.S., one primary law firm in Canada, and one law firm in any other relevant jurisdiction, except in the case of actual or perceived conflicts of interest, in which case, such additional counsel for the affected persons). Subject to Section 5.07, such reasonable and documented out-of-pocket expenses being reimbursed by the Loan Parties under this Section may include, without limiting the generality of the foregoing, fees, costs and expenses incurred in connection with:

(i)          appraisals and insurance reviews;

(ii)          field examinations and the preparation of Reports based on the fees charged by a third party retained by the Administrative Agent or the reasonable and documented internally allocated fees for each Person employed by the Administrative Agent with respect to each field examination;

(iii)         fees and other charges for (A) lien and title searches and title insurance and (B) recording Mortgages (if applicable), filing financing statements and continuations, and other actions to perfect, protect, and continue the Administrative Agent’s Liens;

(iv)         sums paid or incurred to take any action required of any Loan Party under the Loan Documents that such Loan Party fails to pay or take; and

(v)          forwarding loan proceeds, collecting checks and other items of payment, and establishing and maintaining the accounts and lock boxes, and costs and expenses of preserving and protecting the Collateral.

All of the foregoing fees, costs and expenses may be charged to the Borrowers as Revolving Loans or to another deposit account, all as described in Section 2.18(c).

(b)          The Loan Parties, subject to Section 9.21, shall, jointly and severally, indemnify the Administrative Agent, the Issuing Bank and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the reasonable and documented fees, charges and disbursements of any outside counsel for any Indemnitee (in each case limited to one primary law firm in the U.S., one primary law firm in Canada, and one law firm in any other relevant jurisdiction, except in the case of actual or perceived conflicts of interest, in which case, such additional counsel for the affected persons), incurred by any Indemnitee or asserted against any Indemnitee by any Person arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement and the other Loan Documents or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the Transactions or any other transactions contemplated hereby or thereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by the Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or Release of Hazardous Materials on or from any property owned or operated by a Loan Party or a Subsidiary, or any Environmental Liability related in any way to a Loan Party or a Subsidiary, or (iv)  any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not such claim, litigation, investigation or proceeding is brought by the Loan Parties or their respective equity holders, Affiliates, creditors or any other third Person and whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence, bad faith, or willful misconduct of such Indemnitee or (y) arise from any claim, litigation, investigation, arbitration or proceeding (a “Proceeding”) that does not directly or primarily involve an act or omission of the Company or any of its Affiliates and that is brought by an Indemnitee against any other Indemnitee (other than any Proceeding against any Indemnitee solely in its capacity or in fulfilling its role as the Administrative Agent, Swingline Lender, Issuing Bank, bookrunner, arranger or any similar role hereunder). This Section 9.03(b) shall not apply with respect to Taxes other than any Taxes that represent losses or damages arising from any non-Tax claim.

(c)          To the extent that any Loan Party fails to pay any amount required to be paid by it to the Administrative Agent (or any sub-agent thereof), the Swingline Lender or the Issuing Bank (or any Related Party of any of the foregoing) under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent, the Swingline Lender or the Issuing Bank (or any Related Party of any of the foregoing), as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount (it being understood that the Loan Parties’ failure to pay any such unpaid amount shall not relieve any Loan Party of any default in the payment thereof); provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, the Swingline Lender or the Issuing Bank in its capacity as such or against any Related Party of any of the foregoing acting for the Administrative Agent, the Swingline Lender or the Issuing Bank in connection with such capacity.

(d)          To the extent permitted by applicable law, no Loan Party shall assert, and each Loan Party hereby waives, any claim against any Indemnitee (i) for any damages arising from the use by others of information or other materials obtained through telecommunications, electronic or other information transmission systems (including the Internet) (other than for direct or actual damages resulting from the gross negligence, bad faith or willful misconduct of, or the material breach of the Loan Documents by, such Indemnitee, in each case, as determined by a final and non-appealable judgment of a court of competent jurisdiction) or (ii) on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof; provided that, nothing in this paragraph (d) shall relieve any Loan Party of any obligation it may have to indemnify an Indemnitee against special, indirect, consequential or punitive damages asserted against such Indemnitee by a third party.

(e)          All amounts due under this Section shall be payable not later than 10 days after written demand therefor.

(f)          Notwithstanding the foregoing, no Canadian Loan Party shall have any liability under this Section 9.03 for any expenses or indemnities that do not arise from the commitments or extensions of credit to the Canadian Loan Parties, the conduct or alleged conduct of any Canadian Loan Party, the assets of any Canadian Loan Party, any Default or Event of Default relating to any Canadian Loan Party, any services provided to any Canadian Loan Party or any enforcement action against any Canadian Loan Party.

SECTION 9.04    Successors and Assigns.

(a)          The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), except that (i) no Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by any Loan Party without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Bank and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)          (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more Persons (other than an Ineligible Institution) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (in each case, such consent not to be unreasonably withheld or delayed) of:

(A)           the Borrower Representative, provided that the Borrower Representative shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within 10 Business Days after having received notice thereof, and provided further that no consent of the Borrower Representative shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default has occurred and is continuing, any other assignee;

(B)            the Administrative Agent shall be required for assignments in respect of the Revolving Loan if such assignment is to a Person that is not a Lender with a Commitment in respect of such Revolving Loan, an Affiliate of such Lender or an Approved Fund with respect to such Lender;

(C)             each Issuing Bank; and

(D)             the Swingline Lender.

(ii)          Assignments shall be subject to the following additional conditions:

(A)            except in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless each of the Borrower Representative and the Administrative Agent otherwise consent, provided that no such consent of the Borrower Representative shall be required if an Event of Default has occurred and is continuing;

(B)             each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement (including its obligations to fund the Loans and other products under the Canadian Sublimit);

(C)             the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 and the tax forms required by Section 2.17(f);

(D)           the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Company, the other Loan Parties and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws; and

(E)             each assignee Lender shall acquire and equal proportionate share (as determined by the assigned Commitments in relation to all other Commitments of other Lenders), either directly, or through an Affiliate or a branch, of the Canadian Sublimit.

For the purposes of this Section 9.04(b), the terms “Approved Fund” and “Ineligible Institution” have the following meanings:

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Ineligible Institution” means a (a) natural person, (b) Defaulting Lender, (c) holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person or relative(s) thereof; provided that, such holding company, investment vehicle or trust shall not constitute an Ineligible Institution if it (x) has not been established for the primary purpose of acquiring any Loans or Commitments, (y) is managed by a professional advisor, who is not such natural person or a relative thereof, having significant experience in the business of making or purchasing commercial loans, and (z) has assets greater than $25,000,000 and a significant part of its activities consist of making or purchasing commercial loans and similar extensions of credit in the ordinary course of its business, (d) a Permitted Holder, Loan Party or a Subsidiary or other Affiliate of a Loan Party, or (e) subject to Section 9.04(e) below, a Disqualified Institution.

(iii)        Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 9.03 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any part hereunder arising from that Lender’s having been a Defaulting Lender). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv)         The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrowers, shall maintain at one of its U.S. offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of and stated interest on the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrowers, the Administrative Agent, the Issuing Bank and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrowers, the Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v)          Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.05, 2.06(d) or (e), 2.07(b), 2.18(d) or 9.03(c), the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c)          Any Lender may, without the consent of the Borrowers, the Administrative Agent, the Issuing Bank or the Swingline Lender, sell participations to one or more banks or other entities (a “Participant”) other than an Ineligible Institution in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged; (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations; and (C) the Borrowers, the Administrative Agent, the Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant. The Borrowers agree that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 (subject to the requirements and limitations therein, including the requirements under Section 2.17(f) and (g) (it being understood that the documentation required under Section 2.17(f) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Sections 2.18 and 2.19 as if it were an assignee under paragraph (b) of this Section; and (B) shall not be entitled to receive any greater payment under Section 2.15 or 2.17, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation.

Each Lender that sells a participation agrees, at the Borrowers’ request and expense, to use reasonable efforts to cooperate with the Borrowers to effectuate the provisions of Section 2.19(b) with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.18(c) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts of (and stated interest on) each Participant’s interest in the Loans or other obligations under this Agreement or any other Loan Document (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, Letters of Credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such

Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(d)          Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(e)          Without limiting the foregoing, with respect to Disqualified Institutions:

(i)          No assignment or participation shall be made to any Person that was a Disqualified Institution as of the date (the “Trade Date”) on which the assigning Lender entered into a binding agreement to sell and assign all or a portion of its rights and obligations under this Agreement to such Person (unless the Company has consented to such assignment in writing in its sole and absolute discretion, in which case such Person will not be considered a Disqualified Institution for the purpose of such assignment or participation).  For the avoidance of doubt, with respect to any assignee that becomes a Disqualified Institution after the applicable Trade Date (including as a result of the delivery of a notice pursuant to, and/or the expiration of the notice period referred to in, the definition of “Disqualified Institution”), (x) such assignee shall not retroactively be disqualified from becoming a Lender and (y) the execution by the Borrowers of an Assignment and Assumption with respect to such assignee will not by itself result in such assignee no longer being considered a Disqualified Institution. Any assignment in violation of this Section 9.04(e) shall not be void, but the other provisions of this Section 9.04(e) shall apply.

(ii)          If any assignment or participation is made to any Disqualified Institution without the Company’s prior written consent in violation of clause (i) above, or if any Person becomes a Disqualified Institution after the applicable Trade Date, the Borrowers may, at their sole expense and effort, upon notice to the applicable Disqualified Institution and the Administrative Agent, (A) terminate any Commitment of such Disqualified Institution and repay all obligations of the Borrowers owing to such Disqualified Institution in connection with such Commitment, and/or (B) require such Disqualified Institution to assign, without recourse (in accordance with and subject to the restrictions contained in this Section 9.04), all of its interest, rights and obligations under this Agreement to one or more assignees permitted under this Section 9.04 at the lesser of (x) the principal amount thereof and (y) the amount that such Disqualified Institution paid to acquire such interests, rights and obligations, in each case plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder.

(iii)        Notwithstanding anything to the contrary contained in this Agreement, Disqualified Institutions (A) will not (x) have the right to receive information, reports or other materials provided to the Lenders by the Borrowers, the Administrative Agent or any other Lender, (y) attend or participate in meetings attended by the Lenders and the Administrative Agent, or (z) access any electronic site established for the Lenders or confidential communications from counsel to or financial advisors of the Administrative Agent or the Lenders and (B) (x) for purposes of any consent to any amendment, waiver or modification of, or any action under, and for the purpose of any direction to the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) under this Agreement or any other Loan Document, each Disqualified Institution will be deemed to have consented in the same proportion as the Lenders that are not Disqualified Institutions consented to such matter, and (y) for purposes of voting any plan of reorganization or plan of liquidation pursuant to any Insolvency Laws (a “Relevant Plan”), each Disqualified Institution party hereto hereby agrees (1) not to vote on such Relevant Plan, (2) if such Disqualified Institution does vote on such Relevant Plan notwithstanding the restriction in the foregoing clause (1), such vote will be deemed not to be in good faith and shall be “designated” pursuant to Section 1126(e) of the U.S. Bankruptcy Code (or any similar provision in any other Insolvency Laws), and such vote shall not be counted in determining whether the applicable class has accepted or rejected such Relevant Plan in accordance with Section 1126(c) of the U.S. Bankruptcy Code (or any similar provision in any other Insolvency Laws) and (3) not to contest any request by any party for a determination by the applicable bankruptcy court (or other applicable court of competent jurisdiction) effectuating the foregoing clause (2).

(iv)        The Administrative Agent shall have the right, and the Company hereby expressly authorizes the Administrative Agent, to (A) post the list of Disqualified Institutions provided by the Company and any updates thereto from time to time (collectively, the “DQ List”) on Syndtrak or a substantially similar electronic transmission system, including that portion of such electronic transmission system that is designated for “public side” Lenders and/or (B) provide the DQ List to each Lender requesting the same.

SECTION 9.05          Survival. All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, the Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 2.15, 2.16, 2.17 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any other Loan Document or any provision hereof or thereof.

SECTION 9.06    Counterparts; Integration; Effectiveness; Electronic Execution.

(a)          This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

(b)          Delivery of an executed counterpart of a signature page of this Agreement by telecopy, emailed pdf or any other electronic means that reproduces an image of the actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to any document to be signed in connection with this Agreement and the transactions contemplated hereby or thereby shall be deemed to include Electronic Signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

SECTION 9.07    Severability. Any provision of any Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 9.08    Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of any Loan Party against any of and all the Secured Obligations held by such Lender, irrespective of whether or not such Lender shall have made any demand under the Loan Documents and although such obligations may be unmatured; provided that the foregoing authorization shall not entitle any Lender to apply any deposits (i) of any Canadian Loan Party to the satisfaction of any of the U.S. Secured Obligations or (ii) to the extent that such deposit constitutes an Excluded Asset. The applicable Lender shall notify the Borrower Representative and the Administrative Agent promptly after any such set-off or application, provided that any failure to give or any delay in giving such notice shall not affect the validity of any such set-off or application under this Section. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have. In the event that any Defaulting Lender shall exercise any right of setoff under this Section, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions in Section 2.20 and pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Issuing Bank, and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent and Borrower Representative a statement describing in reasonable detail the Secured Obligations owing to such Defaulting Lender as to which it exercised such right of setoff.  NOTWITHSTANDING THE FOREGOING, NO LENDER, NO ISSUING BANK AND NO PARTICIPANT SHALL EXERCISE ANY RIGHT OF SETOFF, BANKER’S LIEN, OR THE LIKE AGAINST ANY DEPOSIT ACCOUNT OR PROPERTY OF ANY LOAN PARTY HELD OR MAINTAINED BY SUCH LENDER WITHOUT THE WRITTEN CONSENT OF THE ADMINISTRATIVE AGENT.

SECTION 9.09    Governing Law; Jurisdiction; Consent to Service of Process.

(a)          The Loan Documents (other than those containing a contrary express choice of law provision) shall be governed by and construed in accordance with the internal laws (and not the law of conflicts) of the State of New York, but giving effect to federal laws applicable to national banks; provided, however, that if the laws of any jurisdiction other than New York shall govern in regard to the validity, perfection or effect of perfection of any lien or in regard to procedural matters affecting enforcement of any liens in collateral, such laws of such other jurisdictions shall continue to apply to that extent.

(b)         Each Loan Party hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any U.S. Federal or New York State court sitting in New York, New York in any action or proceeding arising out of or relating to any Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent, the Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Loan Party or its properties in the courts of any jurisdiction.

(c)          Each Loan Party hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)          Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 9.10   WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, OTHER AGENT (INCLUDING ANY ATTORNEY) OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 9.11    Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 9.12    Confidentiality. Each of the Administrative Agent, the Issuing Bank and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over such Person (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by any Requirement of Law or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies under this Agreement or any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Loan Parties and their obligations, (g) with the consent of the Borrower Representative or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, the Issuing Bank or any Lender on a non-confidential basis from a source other than any Loan Party and, as far as such recipient is aware, has not been made available as a result of a breach of any obligation of confidentiality of such source with respect to such information; provided that, in the case of clause (c), the party disclosing such information shall provide to the Borrower Representative prior written notice (except where prohibited by applicable law or where not reasonably commercially practicable, in which case, prompt written notice shall be provided) of such disclosure to the extent permitted by applicable law and, in the case of a subpoena, the applicable Governmental Authority has not otherwise requested that the disclosing party refrain from disclosing to the Borrower Representative the existence of such subpoena, and, in each case if requested by the Borrower Representative in writing, such disclosing party shall cooperate with the Borrower Representative to the extent commercially reasonable with respect to a protective order for, or other confidential treatment of, such disclosure.  For the purposes of this Section, “Information” means all information received from the Loan Parties relating to the Loan Parties or their business, other than any such information that is available to the Administrative Agent, the Issuing Bank or any Lender on a non-confidential basis prior to disclosure by the Loan Parties under circumstances in which, as far as such recipient is aware, such information has not been made available as a result of a breach of any obligation of confidentiality of such source with respect to such information. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

EACH LENDER ACKNOWLEDGES THAT INFORMATION AS DEFINED IN SECTION 9.12 FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE COMPANY, AND ITS AFFILIATES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY THE LOAN PARTIES OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT THE COMPANY, THE LOAN PARTIES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES. ACCORDINGLY, EACH LENDER REPRESENTS TO THE LOAN PARTIES AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

SECTION 9.13    Several Obligations; Nonreliance; Violation of Law. The respective obligations of the Lenders hereunder are several and not joint and the failure of any Lender to make any Loan or perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder. Each Lender hereby represents that it is not relying on or looking to any margin stock (as defined in Regulation U of the Board) for the repayment of the Borrowings provided for herein. Anything contained in this Agreement to the contrary notwithstanding, neither the Issuing Bank nor any Lender shall be obligated to extend credit to the Borrowers in violation of any Requirement of Law.

SECTION 9.14     USA PATRIOT Act. Each Lender that is subject to the requirements of the USA PATRIOT Act hereby notifies each Loan Party that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies such Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender to identify such Loan Party in accordance with the USA PATRIOT Act.

SECTION 9.15     Canadian Anti-Money Laundering Legislation.

(a)          Each Loan Party acknowledges that, pursuant to the Proceeds of Crime Act and other applicable anti-money laundering, anti-terrorist financing, government sanction and “know your client” laws, in each case in other jurisdictions in any jurisdiction in which any Loan Party or any of its Subsidiaries is located or is doing material business (collectively, including any guidelines or orders thereunder, “AML Legislation”), the Lenders may be required to obtain, verify and record information regarding the Loan Parties and their respective directors, authorized signing officers, direct or indirect shareholders or other Persons in control of the Loan Parties, and the transactions contemplated hereby. Each Loan Party shall promptly provide all such information, including supporting documentation and other evidence, as may be reasonably requested by any Lender or any prospective assignee or participant of a Lender, the Administrative Agent or any Issuing Bank, in order to comply with any applicable AML Legislation, whether now or hereafter in existence.

(b)          If the Administrative Agent has ascertained the identity of any Loan Party or any authorized signatories of the Loan Parties for the purposes of applicable AML Legislation, then the Administrative Agent:

(i)          shall be deemed to have done so as an agent for each Lender, and this Agreement shall constitute a “written agreement” in such regard between each Lender and the Administrative Agent within the meaning of the applicable AML Legislation; and

(ii)          shall provide to each Lender copies of all information obtained in such regard without any representation or warranty as to its accuracy or completeness.

Notwithstanding the preceding sentence and except as may otherwise be agreed in writing, each of the Lenders agrees that neither the Administrative Agent nor any other Agent has any obligation to ascertain the identity of the Loan Parties or any authorized signatories of the Loan Parties on behalf of any Lender, or to confirm the completeness or accuracy of any information it obtains from any Loan Party or any such authorized signatory in doing so.

SECTION 9.16    Disclosure. Each Loan Party, each Lender and the Issuing Bank hereby acknowledges and agrees that the Administrative Agent and/or its Affiliates from time to time may hold investments in, make other loans to or have other relationships with any of the Loan Parties and their respective Affiliates.

SECTION 9.17    Appointment for Perfection. Each Lender hereby appoints each other Lender as its agent for the purpose of perfecting Liens, for the benefit of the Administrative Agent and the other Secured Parties, in assets which, in accordance with Article 9 of the UCC, the PPSA or any other applicable law can be perfected only by possession or control. Should any Lender (other than the Administrative Agent) obtain possession or control of any such Collateral, such Lender shall notify the Administrative Agent thereof, and, promptly upon the Administrative Agent’s request therefor shall deliver such Collateral to the Administrative Agent or otherwise deal with such Collateral in accordance with the Administrative Agent’s instructions.

SECTION 9.18    Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

SECTION 9.19    No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each Loan Party acknowledges and agrees that: (i) (A) the arranging and other services regarding this Agreement provided by the Lenders are arm’s-length commercial transactions between such Borrower and its Affiliates, on the one hand, and the Lenders and their Affiliates, on the other hand, (B) such Loan Party has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) such Loan Party is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) each of the Lenders and their Affiliates is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for such Loan Party or any of its Affiliates, or any other Person and (B) no Lender or any of its Affiliates has any obligation to such Loan Party or any of its Affiliates with respect to the transactions contemplated hereby except, in the case of a Lender, those obligations expressly set forth herein and in the other Loan Documents; and (iii) each of the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of such Loan Party and its Affiliates, and no Lender or any of its Affiliates has any obligation to disclose any of such interests to such Loan Party or its Affiliates. To the fullest extent permitted by law, each Loan Party hereby waives and releases any claims that it may have against each of the Lenders and their Affiliates with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

SECTION 9.20   Authorization to Distribute Certain Materials to Public-Siders.  The Borrowers hereby acknowledge that (a) the Administrative Agent will make available to the Lenders and each Issuing Bank materials and/or information provided by or on behalf of the Borrowers hereunder (collectively, “Borrower Materials”) and (b) Public-Siders may have personnel who do not wish to receive material non-public information with respect to the Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities.  The Loan Parties shall be deemed to have authorized the Administrative Agent and its Affiliates and the Lenders to treat Borrower Materials marked by an authorized representative of the Borrower Representative as “PUBLIC” or otherwise at any time filed with the SEC as not containing any material non-public information with respect to the Loan Parties or their securities for purposes of United States federal and state securities laws.  All Borrower Materials marked “PUBLIC” are permitted to be made available by the Administrative Agent or its Affiliates on Syndtrak or a substantially similar electronic transmission system, including that portion of such electronic transmission system that is designated for Public-Siders.  The Administrative Agent and its Affiliates and the Lenders shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” or that are not at any time filed with the SEC as being suitable only for posting on a portion of Syndtrak or a substantially similar electronic transmission system which is not marked as being available for “Public Investors” or “Public-Siders” (or such other similar terms). Notwithstanding the foregoing, the Borrower shall be under no obligation to mark any Borrower Materials “PUBLIC.”

SECTION 9.21    Obligations of Foreign Subsidiaries. Notwithstanding anything in this Agreement or any other Loan Document to the contrary, none of the Canadian Loan Parties, any Excluded Domestic Subsidiary, nor any Foreign Subsidiary of the Company shall be liable or in any manner responsible for, or be deemed to have guaranteed, directly or indirectly, whether as a primary obligor, guarantor, indemnitor, or otherwise, and none of their assets shall secure, directly or indirectly, any obligations (including principal, interest, fees, penalties, premiums, expenses, charges, reimbursements, indemnities or any other U.S. Obligations) in respect of any U.S. Loan Party under this Agreement, any other Loan Document, any document with respect to Banking Services Obligations or Swap Agreement Obligations or any other agreement executed and/or delivered in connection with any of the foregoing (provided that, for the avoidance of doubt, the U.S. Loan Parties shall be jointly and severally liable for the U.S. Obligations and the Canadian Obligations).

SECTION 9.22    Judgment Currency. If for the purpose of obtaining judgment in any court it is necessary to convert an amount due hereunder in the currency in which it is due (the “Original Currency”) into another currency (the “Second Currency”), the rate of exchange applied shall be that at which, in accordance with normal banking procedures, the Administrative Agent could purchase the Original Currency with the Second Currency at the Spot Rate on the date two Business Days preceding that on which judgment is given. Each Loan Party agrees that its obligation in respect of any Original Currency due from it hereunder shall, notwithstanding any judgment or payment in such other currency, be discharged only to the extent that, on the Business Day following the date the Administrative Agent receives payment of any sum so adjudged to be due hereunder in the Second Currency, the Administrative Agent may, in accordance with normal banking procedures, purchase, in the New York foreign exchange market, the Original Currency with the amount of the Second Currency so paid; and if the amount of the Original Currency so purchased or could have been so purchased is less than the amount originally due in the Original Currency as a result of such judgment, each Loan Party agrees as a separate obligation and notwithstanding any such payment or judgment to indemnify the Administrative Agent against such loss. The term “rate of exchange” in this Section means the Spot Rate at which the Administrative Agent, in accordance with normal practices, is able on the relevant date to purchase the Original Currency with the Second Currency, and includes any premium and costs of exchange payable in connection with such purchase.

SECTION 9.23   Waiver of Immunity. To the extent that any Loan Party has, or hereafter may be entitled to claim or may acquire, for itself, any Collateral or other assets of the Loan Parties, any immunity (whether sovereign or otherwise) from suit, jurisdiction of any court or from any legal process (whether through service of notice, attachment prior to judgment, attachment in aid of execution or otherwise) with respect to itself, any Collateral or any other assets of the Loan Parties, such Loan Party hereby waives such immunity in respect of its obligations hereunder and under any promissory notes evidencing the Loans hereunder and any other Loan Document to the fullest extent permitted by applicable law and, without limiting the generality of the foregoing, agrees that the waivers set forth in this Section shall be effective to the fullest extent now or hereafter permitted under the Foreign Sovereign Immunities Act of 1976 (as amended, and together with any successor legislation) and are, and are intended to be, irrevocable for purposes thereof.

SECTION 9.24    Process Agent. Each Canadian Loan Party hereby irrevocably designates and appoints the Borrower Representative, in the case of any suit, action or proceeding brought in the United States as its designee, appointee and agent to receive, accept and acknowledge for and on its behalf, and in respect of its property, service of any and all legal process, summons, notices and documents that may be served in any action or proceeding arising out of or in connection with this Agreement or any other Loan Document. Such service may be made by mailing (by registered or certified mail, postage prepaid) or delivering a copy of such process to such Canadian Loan Party in care of the Borrower Representative at the Borrower Representative’s address set forth in Section 9.01, and each such Canadian Loan Party hereby irrevocably authorizes and directs the Borrower Representative to accept such service on its behalf. As an alternative method of service, each Canadian Loan Party irrevocably consents to the service of any and all process in any such action or proceeding by the mailing (by registered or certified mail, postage prepaid) of copies of such process to the Borrower Representative or such Canadian Loan Party at its address specified in Section 9.01. Each Canadian Loan Party agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

SECTION 9.25    Termination and Release of Collateral.

(a)          Liens in Collateral will be released, and applicable Loan Parties shall be released of their obligations under the Loan Documents, in accordance with the terms of Section 9.02(c) hereof.

(b)          In connection with the termination of all Commitments, payment and satisfaction in full in cash of all Obligations (other than Unliquidated Obligations) and the Cash Collateralization (or, at the discretion of the Administrative Agent, the providing of a backup standby letter of credit satisfactory to the Administrative Agent and the Issuing Banks) of all outstanding Letters of Credit, the Administrative Agent, on behalf of the Lenders, agrees to negotiate in good faith with the Borrower Representative, and to execute and deliver, a customary payoff letter in form and substance reasonably satisfactory to the Administrative Agent and the Borrower Representative, which payoff letter shall provide for, among other things, (i) an acknowledgment of the termination of all Loan Documents, other than any terms thereunder that expressly survive termination, (ii) delivery to the Borrower Representative or its designee of all property pledged to the Administrative Agent or any Lender (including without limitation stock or other certificates, notes receivable, certificates of title, change of address forms and other instruments) or, if applicable, lost collateral affidavits with respect thereto, (iii) delivery to the Borrower Representative of the original promissory notes executed in connection with the Obligations marked “CANCELLED”, (iv) delivery to the Borrower Representative or its designee of mortgage or deed of trust releases against any real property of any Loan Party or property subject to any title laws and other like releases, revocations of direct pay notices to account debtors, Credit Card Notifications, releases of deposit account control agreements, Collateral Access Agreements and similar instruments or documents, (v) delivery to the Borrower Representative or its designee of UCC-3 termination statements with respect to the UCC and PPSA discharge filings made by the Administrative Agent in respect of each Loan Party, as applicable, and (vi) a release of liability from the Loan Parties in favor of the Secured Parties.

SECTION 9.26    Publicity.  Each Loan Party and each Lender hereby authorizes the Administrative Agent, at its sole expense, after providing prior notice thereof to the Borrower Representative, to reference this Agreement and the syndication and arrangement of the loan facility contemplated herein (but not the individual Lenders, bookrunners or arrangers) in connection with marketing, press release or other transactional announcements or updates; provided that the content of any such marketing, press release or other transactional announcements or updates shall be reasonably acceptable to the Borrower Representative (it being understood that tombstones used in pitchbooks by Administrative Agent (as opposed to public announcements) referencing the syndication and arrangement of this Agreement and the loan facility contemplated herein, or inclusion of same on lists or in other formats (other than public announcements), in each case providing the same information as is typically included on tombstones, shall not require prior notice thereof to, or acceptance by, the Borrower Representative).

SECTION 9.27    Acknowledgement and Consent to Bail-In of Affected Financial Institutions.  Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected

Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an Affected Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)          the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b)          the effects of any Bail-In Action on any such liability, including, if applicable (i) a reduction in full or in part or cancellation of any such liability, (ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document or (iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of the applicable Resolution Authority.

SECTION 9.28    Certain ERISA Matters.  Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, to and for the benefit of the Administrative Agent and its Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:

(i)           such Lender is not using “plan assets” (within the meaning of the Plan Asset Regulations) of one or more U.S. Benefit Plans in connection with the Loans, the Letters of Credit or the Commitments,

(ii)          the transaction exemption set forth in one or more prohibited transaction exceptions (or “PTEs”), such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, and the conditions for exemptive relief thereunder are and will continue to be satisfied in connection therewith,

(iii)        (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or

(iv)         such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

SECTION 9.29    Acknowledgement Regarding Any Supported QFCs.  To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Swap Agreement Obligations or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(a)          In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

(b)          As used in this Section 9.29, the following terms have the following meanings:

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Covered Entity” means any of the following:

a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. §252.82(b);

a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. §47.3(b); or

a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. §382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§252.81, 47.2 or 382.1, as applicable.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

ARTICLE X.

U.S. LOAN GUARANTY

SECTION 10.01  Guaranty. Each U.S. Loan Party hereby agrees that it is jointly and severally liable for, and, as a primary obligor and not merely as surety, absolutely, unconditionally and irrevocably guarantees to the Secured Parties, the prompt payment and performance when due, whether at stated maturity, upon acceleration or otherwise, and at all times thereafter, of the Secured Obligations and all reasonable and documented costs and expenses, including, without limitation, all court costs and attorneys’ and paralegals’ fees (subject to the limitations set forth in Section 9.03) and expenses paid or incurred by the Administrative Agent, the Issuing Bank and the Lenders in endeavoring to collect all or any part of the Secured Obligations from, or in prosecuting any action against, any Borrower, any Loan Party or any other guarantor of all or any part of the Secured Obligations (such costs and expenses, together with the Secured Obligations, collectively the “U.S. Guaranteed Obligations”; provided, however, that the definition of “U.S. Guaranteed Obligations” shall not create any guarantee by any U.S. Loan Party of (or grant of security interest by any U.S. Loan Party to support, as applicable) any Excluded Swap Obligations of such U.S. Loan Party for purposes of determining any obligations of any U.S. Loan Party). Each U.S. Loan Party further agrees that the U.S. Guaranteed Obligations may be extended or renewed in whole or in part without notice to or further assent from it, and that it remains bound upon its guarantee notwithstanding any such extension or renewal. All terms of this U.S. Guaranty apply to and may be enforced by or on behalf of any domestic or foreign branch or Affiliate of any Lender or Issuing Bank that extended any portion of the U.S. Guaranteed Obligations.

SECTION 10.02  Guaranty of Payment. This U.S. Guaranty is a guaranty of payment and not of collection. Each U.S. Loan Party waives any right to require the Administrative Agent, the Issuing Bank or any Lender to sue any other Loan Party, any other guarantor of, or any other Person obligated for, all or any part of the U.S. Guaranteed Obligations (each, a “U.S. Obligated Party”), or to enforce its rights against any collateral securing all or any part of the U.S. Guaranteed Obligations.

SECTION 10.03  No Discharge or Diminishment of Loan Guaranty. (a) Except as otherwise provided for herein, the obligations of each U.S. Loan Party hereunder are unconditional and absolute and not subject to any reduction, limitation, impairment or termination for any reason (other than the indefeasible payment in full in cash of the U.S. Guaranteed Obligations), including: (i) any claim of waiver, release, extension, renewal, settlement, surrender, alteration or compromise of any of the U.S. Guaranteed Obligations, by operation of law or otherwise; (ii) any change in the corporate existence, structure or ownership of any Loan Party or any other Obligated Party liable for any of the U.S. Guaranteed Obligations; (iii) any insolvency, bankruptcy, reorganization or other similar proceeding affecting any U.S. Obligated Party or their assets or any resulting release or discharge of any obligation of any U.S. Obligated Party; or (iv) the existence of any claim, setoff or other rights which any U.S. Loan Party may have at any time against any U.S. Obligated Party, the Administrative Agent, the Issuing Bank, any Lender or any other Person, whether in connection herewith or in any unrelated transaction.

(b)         The obligations of each U.S. Loan Party hereunder are not subject to any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of any of the U.S. Guaranteed Obligations or otherwise, or any provision of applicable law or regulation purporting to prohibit payment by any U.S. Obligated Party, of the U.S. Guaranteed Obligations or any part thereof.

(c)          Further, the obligations of any U.S. Loan Party hereunder are not discharged or impaired or otherwise affected by: (i) the failure of the Administrative Agent, the Issuing Bank or any Lender to assert any claim or demand or to enforce any remedy with respect to all or any part of the U.S. Guaranteed

Obligations; (ii) any waiver or modification of or supplement to any provision of any agreement relating to the U.S. Guaranteed Obligations; (iii) any release, non- perfection or invalidity of any indirect or direct security for the obligations of any Loan Party for all or any part of the U.S. Guaranteed Obligations or any obligations of any other U.S. Obligated Party liable for any of the U.S. Guaranteed Obligations; (iv) any action or failure to act by the Administrative Agent, the Issuing Bank or any Lender with respect to any collateral securing any part of the U.S. Guaranteed Obligations; or (v) any default, failure or delay, willful or otherwise, in the payment or performance of any of the U.S. Guaranteed Obligations, or any other circumstance, act, omission or delay that might in any manner or to any extent vary the risk of such U.S. Loan Party or that would otherwise operate as a discharge of any U.S. Loan Party as a matter of law or equity (other than the indefeasible payment in full in cash of the U.S. Guaranteed Obligations).

SECTION 10.04  Defenses Waived. To the fullest extent permitted by applicable law, each U.S. Loan Party hereby waives any defense based on or arising out of any defense of any U.S. Loan Party or the unenforceability of all or any part of the U.S. Guaranteed Obligations from any cause, or the cessation from any cause of the liability of any U.S. Loan Party or any other U.S. Obligated Party, other than the indefeasible payment in full in cash of the Guaranteed Obligations. Without limiting the generality of the foregoing, each U.S. Loan Party irrevocably waives acceptance hereof, presentment, demand, protest and, to the fullest extent permitted by law, any notice not provided for herein, as well as any requirement that at any time any action be taken by any Person against any U.S. Obligated Party or any other Person. Each U.S. Loan Party confirms that it is not a surety under any state law and shall not raise any such law as a defense to its obligations hereunder. The Administrative Agent may, at its election, foreclose on any Collateral securing all or a part of the U.S. Guaranteed Obligations and held by it by one or more judicial or nonjudicial sales, accept an assignment of any such Collateral in lieu of foreclosure or otherwise act or fail to act with respect to any such Collateral, compromise or adjust any part of the U.S. Guaranteed Obligations, make any other accommodation with any U.S. Obligated Party or exercise any other right or remedy available to it against any U.S. Obligated Party, without affecting or impairing in any way the liability of such U.S. Loan Party under this U.S. Guaranty except to the extent the U.S. Guaranteed Obligations have been fully and indefeasibly paid in cash. To the fullest extent permitted by applicable law, each U.S. Loan Party waives any defense arising out of any such election even though that election may operate, pursuant to applicable law, to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any U.S. Loan Party against any U.S. Obligated Party or any security.

SECTION 10.05  Rights of Subrogation. No U.S. Loan Party will assert any right, claim or cause of action, including, without limitation, a claim of subrogation, contribution or indemnification, that it has against any U.S. Obligated Party or any Collateral, until the Loan Parties have fully performed all their obligations to the Administrative Agent, the Issuing Bank, the Lenders, and the other Secured Parties.

SECTION 10.06  Reinstatement; Stay of Acceleration. If at any time any payment of any portion of the U.S. Guaranteed Obligations (including a payment effected through exercise of a right of setoff) is rescinded, or must otherwise be restored or returned upon the insolvency, bankruptcy or reorganization of any Loan Party or otherwise (including pursuant to any settlement entered into by a Secured Party in its discretion), each U.S. Loan Party’s obligations under this U.S. Guaranty with respect to that payment shall be reinstated at such time as though the payment had not been made and whether or not the Administrative Agent, the Issuing Bank, the Lenders, or the other Secured Parties are in possession of this U.S. Guaranty. If acceleration of the time for payment of any of the U.S. Guaranteed Obligations is stayed upon the insolvency, bankruptcy or reorganization of any Loan Party, all such amounts otherwise subject to acceleration under the terms of any agreement relating to the U.S. Guaranteed Obligations shall nonetheless be payable by the U.S. Loan Parties forthwith on demand by the Administrative Agent.

SECTION 10.07  Information. Each U.S. Loan Party assumes all responsibility for being and keeping itself informed of each Loan Party’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the U.S. Guaranteed Obligations and the nature, scope and extent of the risks that each U.S. Loan Party assumes and incurs under this U.S. Guaranty, and agrees that none of the Administrative Agent, the Issuing Bank or any Lender shall have any duty to advise any U.S. Loan Party of information known to it regarding those circumstances or risks.

SECTION 10.08  [Reserved.]

SECTION 10.09  [Reserved.]

SECTION 10.10 Maximum Liability. The provisions of this U.S. Guaranty are severable, and in any action or proceeding involving any state corporate law, or any state, federal or foreign bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of any U.S. Loan Party under this U.S. Guaranty would otherwise be held or determined to be avoidable, invalid or unenforceable on account of the amount of such U.S. Loan Party’s liability under this U.S. Guaranty, then, notwithstanding any other provision of this U.S. Guaranty to the contrary, the amount of such liability shall, without any further action by the U.S. Loan Party or the Lenders, be automatically limited and reduced to the highest amount that is valid and enforceable as determined in such action or proceeding (such highest amount determined hereunder being the relevant U.S. Loan Party’s “Maximum U.S. Liability”). This Section with respect to the Maximum U.S. Liability of each U.S. Loan Party is intended solely to preserve the rights of the Lenders to the maximum extent not subject to avoidance under applicable law, and no U.S. Loan Party nor any other Person or entity shall have any right or claim under this Section with respect to such Maximum U.S. Liability, except to the extent necessary so that the obligations of any U.S. Loan Party hereunder shall not be rendered voidable under applicable law. Each U.S. Loan Party agrees that the U.S. Guaranteed Obligations may at any time and from time to time exceed the Maximum U.S. Liability of each U.S. Loan Party without impairing this U.S. Guaranty or affecting the rights and remedies of the Lenders hereunder; provided that nothing in this sentence shall be construed to increase any U.S. Loan Party’s obligations hereunder beyond its Maximum U.S. Liability.

SECTION 10.11  Contribution. In the event any U.S. Loan Party (a “Paying U.S. Loan Party”) shall make any payment or payments under this U.S. Guaranty or shall suffer any loss as a result of any realization upon any collateral granted by it to secure its obligations under this U.S. Guaranty, each other U.S. Loan Party (each a “Non-Paying U.S. Loan Party”) shall contribute to such Paying U.S. Loan Party an amount equal to such Non-Paying U.S. Loan Party’s Applicable Share of such payment or payments made, or losses suffered, by such Paying U.S. Loan Party. For purposes of this Section, each Non-Paying U.S. Loan Party’s “Applicable Share” with respect to any such payment or loss by a Paying U.S. Loan Party shall be determined as of the date on which such payment or loss was made by reference to the ratio of (a) such Non-Paying U.S. Loan Party’s Maximum U.S. Liability as of such date (without giving effect to any right to receive, or obligation to make, any contribution hereunder) or, if such Non-Paying U.S. Loan Party’s Maximum U.S. Liability has not been determined, the aggregate amount of all monies received by such Non-Paying U.S. Loan Party from the other U.S. Loan Parties after the date hereof (whether by loan, capital infusion or by other means) to (b) the aggregate Maximum U.S. Liability of all U.S. Loan Party hereunder (including such Paying U.S. Loan Party) as of such date (without giving effect to any right to receive, or obligation to make, any contribution hereunder), or to the extent that a Maximum U.S. Liability has not been determined for any U.S. Loan Party, the aggregate amount of all monies received by such U.S. Loan Parties from the other Loan Parties after the date hereof (whether by loan, capital infusion or by other means). Nothing in this provision shall affect any U.S. Loan Party’s several liability for the entire amount of the U.S. Guaranteed Obligations (up to such U.S. Loan Party’s Maximum U.S. Liability). Each of the U.S. Loan Parties covenants and agrees that its right to receive any contribution under this U.S. Guaranty from a Non-Paying U.S. Loan Party shall be subordinate and junior in right of payment to the payment in full in cash of the U.S. Guaranteed Obligations. This provision is for the benefit of both the

Administrative Agent, the Issuing Banks, the Lenders and the U.S. Loan Parties and may be enforced by any one, or more, or all of them in accordance with the terms hereof.

SECTION 10.12  Liability Cumulative. The liability of each Loan Party as a U.S. Loan Party under this Article X is in addition to and shall be cumulative with all liabilities of each Loan Party to the Administrative Agent, the Issuing Bank and the Lenders under this Agreement and the other Loan Documents to which such Loan Party is a party or in respect of any obligations or liabilities of the other Loan Parties, without any limitation as to amount, unless the instrument or agreement evidencing or creating such other liability specifically provides to the contrary.

SECTION 10.13  Keepwell. Each Qualified ECP Guarantor that is a U.S. Loan Party hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Loan Party to honor all of its obligations under this U.S. Guaranty in respect of a Swap Obligation (provided, however, that each such Qualified ECP Guarantor shall only be liable under this Section 10.13 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 10.13 or otherwise under this U.S. Guaranty voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). Except as otherwise provided herein, the obligations of each such Qualified ECP Guarantor under this Section 10.13 shall remain in full force and effect until the termination of all Swap Obligations. Each such Qualified ECP Guarantor intends that this Section 10.13 constitute, and this Section 10.13 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Loan Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

SECTION 10.14  Common Enterprise.  Each U.S. Loan Party represents and warrants that the successful operation and condition of each of the Loan Parties is dependent on the continued successful performance of the functions of the group of the Loan Parties as a whole and the successful operation of each of the Loan Parties is dependent on the successful performance and operation of each other Loan Party. Each U.S. Loan Party expects to derive benefit (and its board of directors or other governing body has determined that it may reasonably be expected to derive benefit), directly and indirectly, from (i) successful operations of each of the other Loan Parties and (ii) the credit extended by the Lenders to the Borrowers hereunder, both in their separate capacities and as members of the group of companies. Each U.S. Loan Party has determined that execution, delivery, and performance of this Agreement and any other Loan Documents to be executed by such Loan Party is within its purpose, in furtherance of its direct and/or indirect business interests, will be of direct and/or indirect benefit to such Loan Party, and is in its best interest.

ARTICLE XI.

CANADIAN LOAN GUARANTY

SECTION 11.01  Guaranty.  Each Canadian Loan Party hereby agrees that it is jointly and severally liable for, and absolutely and unconditionally guarantees to the Secured Parties, the prompt payment and performance when due, whether at stated maturity, upon acceleration or otherwise, and at all times thereafter, of the Canadian Secured Obligations and all reasonable costs and expenses, including, without limitation, all reasonable and documented court costs and attorneys’ fees and expenses paid or incurred by the Administrative Agent, any Issuing Bank and any Lender in endeavoring to collect all or any part of the Canadian Secured Obligations from, or in prosecuting any action against, the Canadian Borrower, any Canadian Guarantor or any other guarantor of all or any part of the Canadian Secured Obligations (such costs and expenses, together with the Canadian Secured Obligations, collectively the “Canadian Guaranteed Obligations”). Each Canadian Loan Party further agrees that the Canadian Guaranteed Obligations may be extended or renewed in whole or in part without notice to or further assent from it, and that it remains bound upon its guarantee notwithstanding any such extension or renewal. All terms of this Canadian Guaranty apply to and may be enforced by or on behalf of any domestic or foreign branch or Affiliate of any Lender or Issuing Bank that extended any portion of the Canadian Guaranteed Obligations.

SECTION 11.02  Guarantee of Payment. This Canadian Guaranty is a Guarantee of payment and not of collection. Each Canadian Loan Party waives any right to require the Administrative Agent, any Issuing Bank or any Lender or any other Secured Party to sue any other Loan Party, any other guarantor, or any other Person obligated for all or any part of the Canadian Guaranteed Obligations (each, a “Canadian Obligated Party”), or otherwise to enforce its payment against any collateral securing all or any part of the Canadian Guaranteed Obligations. In addition, as an original and independent obligation under this Canadian Guaranty, each Canadian Loan Party shall:

(a)          indemnify each Canadian Obligated Party and its successors, endorsees, transferees and assigns and keep the Canadian Obligated Parties indemnified against all costs, losses, expenses and liabilities of whatever kind resulting from the failure by the Loan Parties or any of them, to make due and punctual payment of any of the Canadian Secured Obligations or resulting from any of the Canadian Secured Obligations being or becoming void, voidable, unenforceable or ineffective against any Loan Party (including, but without limitation, all legal and other costs, charges and expenses incurred by each Canadian Obligated Party, or any of them, in connection with preserving or enforcing, or attempting to preserve or enforce, its rights under this Canadian Guaranty); and

(b)          pay on demand the amount of such costs, losses, expenses and liabilities whether or not any of the Canadian Obligated Parties has attempted to enforce any rights against any Loan Party or any other Person or otherwise.

SECTION 11.03  No Discharge or Diminishment of Canadian Guaranty.

(a)          Except as otherwise provided for herein, the obligations of each Canadian Loan Party hereunder are unconditional and absolute and not subject to any reduction, limitation, impairment or termination for any reason (other than the payment in full in cash of the Canadian Guaranteed Obligations), including: (i) any claim of waiver, release, extension, renewal, settlement, surrender, alteration or compromise of any of the Canadian Guaranteed Obligations, by operation of law or otherwise; (ii) any change in the corporate existence, structure or ownership of the Canadian Loan Party or any other Canadian Obligated Party liable for any of the Canadian Guaranteed Obligations; (iii) any insolvency, bankruptcy, winding-up, liquidation, reorganization or other similar proceeding affecting any Canadian Obligated Party or their assets or any resulting release or discharge of any obligation of any Canadian Obligated Party; or (iv) the existence of any claim, setoff or other rights which any Canadian Loan Party may have at any time against any Canadian Obligated Party, the Administrative Agent, each Issuing Bank, any Lender or any other person, whether in connection herewith or in any unrelated transactions.

(b)          The obligations of each Canadian Loan Party hereunder are not subject to any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of any of the Canadian Guaranteed Obligations or otherwise, or any provision of applicable law or regulation purporting to prohibit payment by any Canadian Obligated Party, of the Canadian Guaranteed Obligations or any part thereof.

(c)          Further, the obligations of any Canadian Loan Party hereunder are not discharged or impaired or otherwise affected by: (i) the failure of the Administrative Agent, any Issuing Bank or any Lender or any other Secured Party to assert any claim or demand or to enforce any remedy with respect to all or any part of the Canadian Guaranteed Obligations; (ii) any waiver or modification of or supplement to any provision of any agreement relating to the Canadian Guaranteed Obligations; (iii) any release, non-perfection or invalidity of any indirect or direct security for the obligations of any Canadian Loan Party for all or any part of the Canadian Guaranteed Obligations or any obligations of any other Canadian Obligated Party liable for any of the Canadian Guaranteed Obligations; (iv) any action or failure to act by the Administrative Agent, any Issuing Bank or any Lender or any other Secured Party with respect to any collateral securing any part of the Canadian Guaranteed Obligations; or (v) any default, failure or delay, willful or otherwise, in the payment or performance of any of the Canadian Guaranteed Obligations, or any other circumstance, act, omission or delay that might in any manner or to any extent vary the risk of such Canadian Loan Party or that would otherwise operate as a discharge of any Canadian Loan Party as a matter of law or equity (other than the payment in full in cash of the Canadian Guaranteed Obligations).

SECTION 11.04  Defenses Waived. To the fullest extent permitted by applicable law, each Canadian Loan Party hereby waives any defense based on or arising out of any defense of any Canadian Loan Party or the unenforceability of all or any part of the Canadian Guaranteed Obligations from any cause, or the cessation from any cause of the liability of any Canadian Loan Party, other than the payment in full in cash of the Canadian Guaranteed Obligations. Without limiting the generality of the foregoing, each Canadian Loan Party irrevocably waives acceptance hereof, presentment, demand, protest and, to the fullest extent permitted by law, any notice not provided for herein, as well as any requirement that at any time any action be taken by any Person against any Canadian Obligated Party, or any other Person. Each Canadian Loan Party confirms that it is not a surety under any state law and shall not raise any such law as a defense to its obligations hereunder. The Administrative Agent may, at its election, foreclose on, or otherwise enforce against, any securing all or a part of the Canadian Guaranteed Obligations and held by it by one or more judicial or nonjudicial sales, accept an assignment of any such Collateral in lieu of foreclosure or otherwise act or fail to act with respect to any such Collateral, compromise or adjust any part of the Canadian Guaranteed Obligations, make any other accommodation with any Canadian Obligated Party or exercise any other right or remedy available to it against any Canadian Obligated Party, without affecting or impairing in any way the liability of such Canadian Loan Party under this Canadian Guaranty except to the extent the Canadian Guaranteed Obligations have been fully paid in cash. To the fullest extent permitted by applicable law, each Canadian Loan Party waives any defense arising out of any such election even though that election may operate, pursuant to applicable law, to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any Canadian Loan Party against any Canadian Obligated Party or any security.

SECTION 11.05  Rights of Subrogation. No Canadian Loan Party will assert any right, claim or cause of action, including, without limitation, a claim of subrogation, contribution or indemnification, that it has against any Canadian Obligated Party, or any Collateral, until the Loan Parties have fully performed all their obligations to the Administrative Agent, the Issuing Banks and the Lenders.

SECTION 11.06  Reinstatement; Stay of Acceleration. If at any time any payment of any portion of the Canadian Guaranteed Obligations is rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy or reorganization of any Canadian Loan Party or otherwise, each Canadian Loan Party’s obligations under this Canadian Guaranty with respect to that payment shall be reinstated at such time as though the payment had not been made and whether or not the Administrative Agent, any Issuing Bank and the Lenders or other Secured Parties are in possession of this Canadian Guaranty. If acceleration of the time for payment of any of the Canadian Guaranteed Obligations is stayed upon the insolvency, bankruptcy or reorganization of any Canadian Loan Party, all such amounts otherwise subject to acceleration under the terms of any agreement relating to the Canadian Guaranteed Obligations shall nonetheless be payable by the Canadian Loan Parties promptly on demand by the Administrative Agent.

SECTION 11.07 Information. Each Canadian Loan Party assumes all responsibility for being and keeping itself informed of the other Canadian Loan Party’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Canadian Guaranteed Obligations and the nature, scope and extent of the risks that each Canadian Loan Party assumes and incurs under this Canadian Guaranty, and agrees that neither the Administrative Agent, any Issuing Bank nor any Lender shall have any duty to advise any Canadian Loan Party of information known to it regarding those circumstances or risks.

SECTION 11.08 Maximum Canadian Liability. In any action or proceeding involving any corporate law, or any provincial, territorial, state, federal or foreign bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of any Canadian Loan Party under this Canadian Guaranty would otherwise be held or determined to be void, voidable, avoidable, invalid or unenforceable on account of the amount of such Canadian Loan Party’s liability under this Canadian Guaranty, then, notwithstanding any other provision of this Canadian Guaranty to the contrary, the amount of such liability shall, without any further action by the Canadian Loan Parties or the Administrative Agent, any Issuing Bank or any Lender, be automatically limited and reduced to the highest amount that is valid and enforceable as determined in such action or proceeding (such highest amount determined hereunder being the relevant Canadian Loan Party’s “Maximum Canadian Liability”). This Section with respect to the Maximum Canadian Liability of each Canadian Loan Party is intended solely to preserve the rights of the Administrative Agent, the Issuing Banks and the Lenders to the maximum extent not subject to avoidance under applicable law, and no Canadian Loan Party nor any other Person shall have any right or claim under this Section with respect to such Maximum Canadian Liability, except to the extent necessary so that the obligations of any Canadian Loan Party hereunder shall not be rendered voidable under applicable law. Each Canadian Loan Party agrees that the Canadian Guaranteed Obligations may at any time and from time to time exceed the Maximum Canadian Liability of each Canadian Loan Party without impairing this Canadian Guaranty or affecting the rights and remedies of the Administrative Agent, the Issuing Banks or the Lenders hereunder, provided that, nothing in this sentence shall be construed to increase any Canadian Loan Party’s obligations hereunder beyond its Maximum Canadian Liability.

SECTION 11.09 Contribution. In the event any Canadian Loan Party (a “Paying Canadian Loan Party”) shall make any payment or payments under this Canadian Guaranty or shall suffer any loss as a result of any realization upon any collateral granted by it to secure its obligations under this Canadian Guaranty, each other Canadian Loan Party (each a “Non-Paying Canadian Loan Party”) shall contribute to such Paying Canadian Loan Party an amount equal to such Non-Paying Canadian Loan Party’s “Applicable Percentage” of such payment or payments made, or losses suffered, by such Paying Canadian Loan Party. For purposes of this Article XI, each Non-Paying Canadian Loan Party’s “Applicable Percentage” with respect to any such payment or loss by a Paying Canadian Loan Party shall be determined as of the date on which such payment or loss was made by reference to the ratio of (i) such Non-Paying Canadian Loan Party’s Maximum Canadian Liability as of such date (without giving effect to any right to receive, or obligation to make, any contribution hereunder) or, if such Non-Paying Canadian Loan Party’s Maximum Canadian Liability has not been determined, the aggregate amount of all monies received by such Non-Paying Canadian Loan Party from the other Canadian Loan Parties after the date hereof (whether by loan, capital infusion or by other means) to (ii) the aggregate Maximum Canadian Liability of all Canadian Loan Parties hereunder (including such Paying Canadian Loan Party) as of such date (without giving effect to any right to receive, or obligation to make, any contribution hereunder), or to the extent that a Maximum Canadian Liability has not been determined for any Canadian Loan Party, the aggregate amount of all monies received by such Canadian Loan Parties from the other Canadian Loan Parties after the date hereof (whether by loan, capital infusion or by other means). Nothing in this provision shall affect any Canadian Loan Party’s several liability for the entire amount of the Canadian Guaranteed Obligations (up to such Canadian Loan Party’s Maximum Canadian Liability). Each of the Canadian Loan Parties covenants and agrees that its right to receive any contribution under this Canadian Guaranty from a Non-Paying Canadian Loan Party shall be subordinate and junior in right of payment to the payment in full in cash of the Canadian Guaranteed Obligations. This provision is for the benefit of all of the Administrative Agent, the Issuing

Banks, the Lenders and the Canadian Loan Parties and may be enforced by any one, or more, or all of them in accordance with the terms hereof.

SECTION 11.10  Liability Cumulative. The liability of each Canadian Loan Party under this Article XI is in addition to and shall be cumulative with all liabilities of each Canadian Loan Party to the Administrative Agent, the Issuing Banks and the Lenders under this Agreement and the other Loan Documents to which such Canadian Loan Party is a party or in respect of any obligations or liabilities of the other Canadian Loan Parties, without any limitation as to amount, unless the instrument or agreement evidencing or creating such other liability specifically provides to the contrary.

SECTION 11.11 Common Enterprise.  Each Canadian Loan Party represents and warrants that the successful operation and condition of each of the Loan Parties is dependent on the continued successful performance of the functions of the group of the Loan Parties as a whole and the successful operation of each of the Loan Parties is dependent on the successful performance and operation of each other Loan Party. Each Canadian Loan Party expects to derive benefit (and its board of directors or other governing body has determined that it may reasonably be expected to derive benefit), directly and indirectly, from (i) successful operations of each of the other Loan Parties and (ii) the credit extended by the Lenders to the Borrowers hereunder, both in their separate capacities and as members of the group of companies. Each Canadian Loan Party has determined that execution, delivery, and performance of this Agreement and any other Loan Documents to be executed by such Loan Party is within its purpose, in furtherance of its direct and/or indirect business interests, will be of direct and/or indirect benefit to such Loan Party, and is in its best interest.

ARTICLE XII.

THE BORROWER REPRESENTATIVE

SECTION 12.01  Appointment; Nature of Relationship. The Company is hereby appointed by each of the Borrowers as its contractual representative (herein referred to as the “Borrower Representative”) hereunder and under each other Loan Document, and each of the Borrowers irrevocably authorizes the Borrower Representative to act as the contractual representative of such Borrower with the rights and duties expressly set forth herein and in the other Loan Documents. The Borrower Representative agrees to act as such contractual representative upon the express conditions contained in this Article XII. Additionally, the Borrowers hereby appoint the Borrower Representative as their agent to receive all of the proceeds of the Loans in the Funding Account(s), at which time the Borrower Representative shall promptly disburse such Loans to the appropriate Borrower(s), provided that, in the case of a Revolving Loan, such amount shall not result in a violation of the Revolving Exposure Limitations. The Administrative Agent and the Lenders, and their respective officers, directors, agents or employees, shall not be liable to the Borrower Representative or any Borrower for any action taken or omitted to be taken by the Borrower Representative or the Borrowers pursuant to this Section 12.01.

SECTION 12.02  Powers. The Borrower Representative shall have and may exercise such powers under the Loan Documents as are specifically delegated to the Borrower Representative by the terms of each thereof, together with such powers as are reasonably incidental thereto. The Borrower Representative shall have no implied duties to the Borrowers, or any obligation to the Lenders to take any action thereunder except any action specifically provided by the Loan Documents to be taken by the Borrower Representative.

SECTION 12.03 Employment of Agents. The Borrower Representative may execute any of its duties as the Borrower Representative hereunder and under any other Loan Document by or through Responsible Officers.

SECTION 12.04 Notices. Each Loan Party shall promptly notify the Borrower Representative of the occurrence of any Default or Event of Default hereunder referring to this Agreement describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Borrower Representative receives such a notice, the Borrower Representative shall give notice thereof to the Administrative Agent and the Lenders pursuant to Section 5.02.

SECTION 12.05 Successor Borrower Representative.  Upon the prior written consent of the Administrative Agent, the Borrower Representative may resign at any time, such resignation to be effective upon the appointment of a successor Borrower Representative (it being understood that such successor must be a Borrower). The Administrative Agent shall give prompt written notice of such resignation to the Lenders.

SECTION 12.06  Execution of Loan Documents; Borrowing Base Certificate. The Borrowers hereby empower and authorize the Borrower Representative, on behalf of the Borrowers, to execute and deliver to the Administrative Agent and the Lenders the Loan Documents and all related agreements, certificates, documents, or instruments as shall be necessary or appropriate to effect the purposes of the Loan Documents, including, without limitation, the Borrowing Base Certificates and the Compliance Certificates. Each Borrower agrees that any action taken by the Borrower Representative or the Borrowers in accordance with the terms of this Agreement or the other Loan Documents, and the exercise by the Borrower Representative of its powers set forth therein or herein, together with such other powers that are reasonably incidental thereto, shall be binding upon all of the Borrowers.

SECTION 12.07 Reporting. Each Borrower hereby agrees that such Borrower shall furnish promptly after each fiscal month to the Borrower Representative a copy of its Borrowing Base Certificate and any other certificate or report required hereunder or requested by the Borrower Representative on which the Borrower Representative shall rely to prepare the Borrowing Base Certificates and Compliance Certificate required pursuant to the provisions of this Agreement.

(Signature Pages Follow)

Signature Pages on File with the Company